As filed with the Securities and Exchange Commission on January 24, 2022
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

CBTX, Inc.
(Exact name of Registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation or organization)	6021 (Primary Standard Industrial Classification Code Number)	20-8339782 (I.R.S. Employer Identification No.)
9 Greenway Plaza, Suite 110
Houston, Texas 77046
(713) 210-7600
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Mr. Robert R. Franklin, Jr.
Chairman, Chief Executive Officer and President
CBTX, Inc.
9 Greenway Plaza, Suite 110
Houston, Texas 77046
Phone: (713) 210-7600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Justin M. Long, Esq. Senior Executive Vice President, General Counsel and Corporate Secretary CBTX, Inc. 9 Greenway Plaza, Suite 110 Houston, Texas 77046 (713) 308-5782	Michael G. Keeley, Esq. Blake H. Redwine, Esq. Norton Rose Fulbright US, LLP 2200 Ross Avenue, Suite 3600 Dallas, Texas 75201 (214) 855-3906	Shanna Kuzdzal, Esq. Executive Vice President, General Counsel and Secretary Allegiance Bancshares, Inc. 8847 West Sam Houston Parkway, N., Suite 200 Houston, Texas 77040 (281) 894-3200	Troy L. Harder, Esq. Jason M. Jean, Esq. Josh T. McNulty, Esq. Bracewell LLP 711 Louisiana St., Suite 2300 Houston, Texas 77002 (713) 221-1456
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and upon completion of the merger described herein.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(3)
Common Stock, par value $0.01 per share	29,463,306(1)	N/A	$920,001,269.48(2)	$85,284.12

(1)
The number of shares of common stock, par value $0.01 per share, of CBTX, Inc. (“CBTX” and such shares, the “CBTX common stock”) being registered is based upon an estimate of (x) the maximum number of shares of common stock, par value $1.00 per share, of Allegiance Bancshares, Inc. (“Allegiance” and such shares, the “Allegiance common stock”) outstanding as of January 14, 2022 or issuable or expected to be exchanged in connection with the merger of Allegiance with and into CBTX, collectively equal to 20,772,212, multiplied by (y) the exchange ratio of 1.4184 shares of CBTX common stock for each share of Allegiance common stock.

(2)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”) and calculated in accordance with Rules 457(c) and 457(f)(1) promulgated thereunder. The aggregate offering price is (x) the average of the high and low prices of Allegiance common stock as reported on the Nasdaq Global Select Market on January 20, 2022 ($44.29) multiplied by (y) the maximum number of shares of Allegiance common stock to be converted in the merger (20,772,212).

(3)
Calculated by multiplying the estimated aggregate offering price of securities to be registered by $0.0000927.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

The information in this joint proxy statement/prospectus is not complete and may be changed. A registration statement relating to the securities described in this joint proxy statement/prospectus has been filed with the U.S. Securities and Exchange Commission. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This joint proxy statement/prospectus does not constitute an offer to sell or the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY — SUBJECT TO COMPLETION — DATED JANUARY 24, 2022

To the shareholders of CBTX, Inc. and Allegiance Bancshares, Inc.
MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
On behalf of the boards of directors of CBTX, Inc. (“CBTX”) and Allegiance Bancshares, Inc. (“Allegiance”), we are pleased to enclose the accompanying joint proxy statement/prospectus relating to the proposed merger of equals between CBTX and Allegiance. We are requesting that you take certain actions as a holder of CBTX common stock or a holder of Allegiance common stock.
The boards of directors of CBTX and Allegiance have each approved an agreement to merge our two companies. Pursuant to the Agreement and Plan of Merger, dated as of November 5, 2021, by and between CBTX and Allegiance (as amended from time to time, the “merger agreement”), Allegiance will merge with and into CBTX (the “merger”), with CBTX as the surviving entity (the “combined company”, or “CBTX”, as the case may be) in a merger of equals.
The proposed merger will create the largest bank by Houston region deposits headquartered in Houston, Texas and will provide a strong foundation for the combined company to serve our customers and communities. The combined company, as reported at September 30, 2021, would have had approximately $11.1 billion in assets and $9.2 billion in deposits on a pro forma basis, with a strong presence in Houston and a significant growth opportunity in Dallas, which are two of the top ten fastest growing metropolitan statistical areas in the United States. We believe the scale resulting from the merger will position the combined company to be a premier, Texas-based community bank franchise, with the ability to better leverage technology, our combined infrastructure and strongly aligned cultures to drive efficiencies, better manage risk, further enhance shareholder value and better serve our customers and communities.
In the merger, holders of Allegiance common stock will receive 1.4184 shares (the “exchange ratio” and such shares, the “merger consideration”) of CBTX common stock for each share of Allegiance common stock they own. Holders of CBTX common stock will continue to own their existing shares of CBTX common stock. Based on the closing price of CBTX common stock on the Nasdaq Global Select Market (the “Nasdaq”) on November 5, 2021, the last trading day before public announcement of the merger, the exchange ratio represented approximately $41.76 in value for each share of Allegiance common stock. Based on the closing price of CBTX common stock on the Nasdaq on [•], the last practicable trading day before the date of the accompanying joint proxy statement/prospectus, of $[•], the exchange ratio represented approximately $[•] in value for each share of Allegiance common stock. The value of the CBTX common stock at the time of completion of the merger could be greater than, less than or the same as the value of CBTX common stock on the date of the accompanying joint proxy statement/prospectus. We urge you to obtain current market quotations of CBTX common stock (trading symbol “CBTX”) and Allegiance common stock (trading symbol “ABTX”).
We expect the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) for U.S. for federal income tax purposes. Accordingly, holders of Allegiance common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of Allegiance common stock for CBTX common stock in the merger, except with respect to any cash received instead of fractional shares of common stock of the combined company.
Based on the current number of shares of Allegiance common stock outstanding and reserved for issuance, CBTX expects to issue approximately 29,463,306 shares of CBTX common stock to holders of Allegiance common stock in the aggregate in the merger. Following the completion of the merger, we estimate that former holders of Allegiance common stock will own approximately fifty-four percent (54%) and former holders of CBTX common stock will own approximately forty-six percent (46%) of the common stock of the combined company.
The special meeting of holders of Allegiance common stock will be held on [•], 2022 at [•], at [•] local time. The special meeting of holders of CBTX common stock will be held on [•], 2022 at [•], at [•] local time. At our respective special meetings, in addition to other business, we will each ask our holders of common stock to approve the merger and related matters. Information about these meetings and the merger is contained in this joint proxy statement/prospectus. We urge you to read this joint proxy statement/prospectus carefully and in its entirety. In particular, see “Risk Factors” beginning on page 37.
Whether or not you plan to attend your special meeting, please vote as soon as possible to make sure that your shares are represented at the meeting. If you do not vote, it will have the same effect as voting “AGAINST” the merger.
Each of our boards of directors recommends that holders of common stock vote “FOR” each of the proposals to be considered at the respective meetings. We strongly support this combination of our companies and join our boards in their recommendations.
Robert R. Franklin, Jr. Chairman of the Board, President and Chief Executive Officer CBTX, Inc.	Steven F. Retzloff Chief Executive Officer Allegiance Bancshares, Inc.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this document is accurate or complete. Any representation to the contrary is a criminal offense.
The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either CBTX or Allegiance, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The accompanying joint proxy statement/prospectus is dated [•], and is first being mailed to holders of CBTX common stock and holders of Allegiance common stock on or about [•].

ADDITIONAL INFORMATION
The accompanying joint proxy statement/prospectus incorporates important business and financial information about CBTX and Allegiance from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this document through the Securities and Exchange Commission website at http://www.sec.gov or by requesting them in writing or by telephone at the appropriate address or telephone number below:

if you are a CBTX shareholder:
CBTX, Inc.
9 Greenway Plaza, Suite 110
Houston, Texas 77046
(713) 210-7600
Attn:
Justin M. Long, Esq.
Senior Executive Vice President, General Counsel and Corporate Secretary

if you are an Allegiance shareholder:
Allegiance Bancshares, Inc.
8847 West Sam Houston Parkway, N., Suite 200
Houston, Texas 77040
(281) 894-3200
Attn:
Shanna Kuzdzal, Esq.
Executive Vice President, General Counsel and Secretary

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five (5) business days before the date of the applicable special meeting. This means that holders of CBTX common stock requesting documents must do so by [•], in order to receive them before the CBTX special meeting, and holders of Allegiance common stock requesting documents must do so by [•], in order to receive them before the Allegiance special meeting.
No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [•], and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate only as of the date of such incorporated document. Neither the mailing of this joint proxy statement/prospectus to holders of CBTX common stock or holders of Allegiance common stock nor the issuance by CBTX of shares of CBTX common stock in connection with the merger will create any implication to the contrary.
This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in, or incorporated by reference into, this document regarding Allegiance has been provided by Allegiance and information contained in, or incorporated by reference into, this document regarding CBTX has been provided by CBTX.
See the section entitled “Where You Can Find More Information” beginning on page 156 of the accompanying joint proxy statement/prospectus for further information.

CBTX, Inc
9 Greenway Plaza, Suite 110
Houston, Texas 77046
Notice of Special Meeting of Shareholders
To the Shareholders of CBTX, Inc.:
On November 5, 2021, CBTX, Inc. (“CBTX”) and Allegiance Bancshares, Inc. (“Allegiance”) entered into an Agreement and Plan of Merger (as amended from time to time, the “merger agreement”), a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus.
NOTICE IS HEREBY GIVEN that a special meeting of holders of CBTX common stock (the “CBTX special meeting”) will be held on [•], 2022 at [•], local time at [•]. We are pleased to notify you of and invite you to the CBTX special meeting.
At the CBTX special meeting you will be asked to vote on the following matters:
•
Proposal to approve the merger agreement, including the issuance of CBTX common stock pursuant to the merger agreement (the “CBTX merger proposal”);

•
Proposals to approve an amendment and restatement of the certificate of formation of CBTX to, among other things, (i) increase the number of authorized shares of CBTX common stock from ninety million (90,000,000) shares to one hundred forty million (140,000,000) shares (the “CBTX authorized shares proposal”), (ii) include provisions governing the terms and classification of, and names of the initial, directors of the combined company (the “CBTX staggered board proposal”), and (iii) provide for certain other changes in connection with the amendment and restatement of CBTX’s certificate of formation (the “CBTX additional amendments proposal”), effective immediately prior to, and subject to, the completion of the merger (such amendment and restatement, the “CBTX certificate restatement” and the CBTX authorized shares proposal, the CBTX staggered board proposal, and the CBTX additional amendments proposal, collectively, the “CBTX certificate restatement proposals”), a copy of the form of amended and restated certificate of formation is attached as Annex D to the accompanying joint proxy statement/prospectus;

•
Proposal to approve the CBTX, Inc. 2022 Omnibus Incentive Plan (the “Incentive Plan”), subject to completion of the merger (the “CBTX incentive plan proposal”), a copy of the form of such Incentive Plan is attached as Annex E to the accompanying joint proxy statement/prospectus; and

•
Proposal to adjourn the CBTX special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the CBTX merger proposal or the proposals comprising the CBTX certificate restatement proposals or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to holders of CBTX common stock (the “CBTX adjournment proposal”).

The board of directors of CBTX has fixed the close of business on [•], 2022 as the record date for the CBTX special meeting. Only holders of record of CBTX common stock as of the close of business on the record date for the CBTX special meeting are entitled to notice of, and to vote at, the CBTX special meeting or any adjournment or postponement thereof.
The CBTX board of directors recommends that holders of CBTX common stock vote “FOR” the CBTX merger proposal, “FOR” each of the proposals comprising the CBTX certificate restatement proposals, “FOR” the CBTX incentive plan proposal and “FOR” the CBTX adjournment proposal.
CBTX has determined that holders of CBTX common stock are not entitled to appraisal or dissenters’ rights with respect to the proposed merger under Section 10.354 of the Texas Business Organizations Code.

Your vote is important.   We cannot complete the transactions contemplated by the merger agreement unless holders of CBTX common stock approve the CBTX merger proposal. The affirmative vote of the holders of at least two-thirds of the outstanding shares of CBTX common stock entitled to vote on such proposals is required to approve the CBTX merger proposal and the CBTX certificate restatement proposals.
Each copy of the joint proxy statement/prospectus mailed to holders of CBTX common stock is accompanied by a form of proxy card with instructions for voting.
Whether or not you plan to attend the CBTX special meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by using the Internet or by calling the toll-free telephone number as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker, trustee or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker, trustee or other nominee.
By Order of the Board of Directors

Robert R. Franklin, Jr.
Chairman, Chief Executive Officer and President
CBTX, Inc.
[•], 2022

Allegiance Bancshares, Inc.
8847 West Sam Houston Parkway, N., Suite 200
Houston, Texas 77040
Notice of Special Meeting of Shareholders
To the Shareholders of Allegiance Bancshares, Inc.:
On November 5, 2021, CBTX, Inc. (“CBTX”) and Allegiance Bancshares, Inc. (“Allegiance”) entered into an Agreement and Plan of Merger (as amended from time to time, the “merger agreement”), a copy of which is attached as Annex A to the accompanying joint proxy statement/prospectus.
NOTICE IS HEREBY GIVEN that a special meeting of holders of Allegiance common stock (the “Allegiance special meeting”) will be held on [•], 2022 at [•], local time at [•]. We are pleased to notify you of and invite you to the Allegiance special meeting.
At the Allegiance special meeting you will be asked to vote on the following matters:
•
Proposal to approve the merger agreement (the “Allegiance merger proposal”); and

•
Proposal to adjourn the Allegiance special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the Allegiance merger proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to holders of Allegiance common stock (the “Allegiance adjournment proposal”).

The board of directors of Allegiance has fixed the close of business on [•], 2022 as the record date for the Allegiance special meeting. Only holders of record of Allegiance common stock as of the close of business on the record date for the Allegiance special meeting are entitled to notice of, and to vote at, the Allegiance special meeting or any adjournment or postponement thereof.
The Allegiance board of directors unanimously recommends that holders of Allegiance common stock vote “FOR” the Allegiance merger proposal and “FOR” the Allegiance adjournment proposal.
Allegiance has determined that holders of Allegiance common stock are not entitled to appraisal or dissenters’ rights with respect to the proposed merger under Section 10.354 of the Texas Business Organizations Code.
Your vote is important.   We cannot complete the transactions contemplated by the merger agreement unless holders of Allegiance common stock approve the Allegiance merger proposal. The affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Allegiance common stock entitled to vote on the Allegiance merger proposal is required to approve the Allegiance merger proposal.
Each copy of the joint proxy statement/prospectus mailed to holders of Allegiance common stock is accompanied by a form of proxy card with instructions for voting.
Whether or not you plan to attend the Allegiance special meeting, we urge you to please promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by using the Internet or by calling the toll-free telephone number as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker, trustee or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker, trustee or other nominee.
By Order of the Board of Directors
George Martinez
Chairman of the Board
Allegiance Bancshares, Inc.
[•], 2022

i

QUESTIONS AND ANSWERS
The following are some questions that you may have about the merger and the CBTX special meeting or the Allegiance special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger and the CBTX special meeting or the Allegiance special meeting. Additional important information is also contained in the documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 156.
In this joint proxy statement/prospectus, unless the context otherwise requires:
•
“Allegiance” refers to Allegiance Bancshares, Inc.;

•
“Allegiance Bank” refers to Allegiance Bank, a Texas state banking association and wholly owned subsidiary of Allegiance;

•
“Allegiance common stock” refers to the common stock, par value $1.00 per share, of Allegiance;

•
“CBTX” refers to CBTX, Inc.;

•
“CBTX common stock” refers to the common stock, par value $0.01 per share, of CBTX; and

•
“CommunityBank of Texas” refers to CommunityBank of Texas, N.A., a national banking association and wholly owned subsidiary of CBTX.

Q:
Why am I receiving this joint proxy statement/prospectus?

A:
You are receiving this joint proxy statement/prospectus because CBTX and Allegiance have agreed to combine their companies in a merger of equals structured through the merger of Allegiance with and into CBTX (the “merger”), with CBTX as the surviving entity (the “combined company”, or “CBTX”, as the case may be). A copy of the Agreement and Plan of Merger, dated as of November 5, 2021, by and between CBTX and Allegiance (as amended from time to time, the “merger agreement”), which provides the terms and conditions of the merger, is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein. Following the completion of the merger, CommunityBank of Texas will merge (the “bank merger”) with and into Allegiance Bank, with Allegiance Bank as the surviving bank (the “combined bank”).

Completion of the merger is subject to the satisfaction or in certain cases waiver of the closing conditions, including, among others:
•
holders of CBTX common stock must approve:

(i)
the merger agreement, including the issuance of CBTX common stock pursuant to the merger agreement (the “CBTX merger proposal”); and

(ii)
the amendment and restatement of CBTX’s certificate of formation, effective immediately prior to, and subject to, the completion of the merger (such amendment and restatement, the “CBTX certificate restatement”), which in accordance with the requirements of the Securities and Exchange Commission (the “SEC”) is being presented separately as four separate proposals, to:

(A)
increase the number of authorized shares of CBTX common stock from ninety million (90,000,000) shares to one hundred forty million (140,000,000) shares (the “CBTX authorized shares proposal”);

(B)
include provisions governing the terms and classification of, and the names of the initial, directors of the combined company (the “CBTX staggered board proposal”); and

(C)
provide for certain other changes in connection with the amendment and restatement of CBTX’s certificate of formation (the “CBTX additional amendments proposal” and the

CBTX authorized shares proposal, the CBTX staggered board proposal, and the CBTX additional amendments proposal, collectively, the “CBTX certificate restatement proposals”); and
•
holders of Allegiance common stock must approve the merger agreement (the “Allegiance merger proposal”).

CBTX is holding a special meeting of holders of CBTX common stock (the “CBTX special meeting”) to obtain approval of (i) the CBTX merger proposal, (ii) each of the proposals comprising the CBTX certificate restatement proposals; (iii) the CBTX, Inc. 2022 Omnibus Incentive Plan (the “Incentive Plan”), subject to completion of the merger (the “CBTX incentive plan proposal”); and (iv) the proposal to adjourn the CBTX special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes at the time of the CBTX special meeting to approve the CBTX merger proposal or each of the proposals comprising the CBTX certificate restatement proposals or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to holders of CBTX common stock (the “CBTX adjournment proposal”). A copy of the form of amended and restated certificate of formation is attached as Annex D to this joint proxy statement/prospectus and is incorporated by reference herein and a copy of the form of the Incentive Plan is attached in its entirety to this joint proxy statement/prospectus as Annex E.
Holders of CBTX common stock are not entitled to appraisal or dissenters’ rights with respect to the proposed merger.
Allegiance is holding a special meeting of holders of Allegiance common stock (the “Allegiance special meeting”) to obtain approval of the Allegiance merger proposal. Holders of Allegiance common stock will also be asked to approve the proposal to adjourn the Allegiance special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes at the time of the Allegiance special meeting to approve the Allegiance merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to holders of Allegiance common stock (the “Allegiance adjournment proposal”).
This document is also a prospectus that is being delivered to holders of Allegiance common stock because, in connection with the merger, CBTX is offering shares of CBTX common stock to holders of Allegiance common stock.
Holders of Allegiance common stock are not entitled to appraisal or dissenters’ rights with respect to the proposed merger.
This joint proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the CBTX and Allegiance special meetings. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of common stock voted by proxy without attending your meeting. Your vote is important and we encourage you to submit your proxy as soon as possible.
Q:
What will happen in the merger?

A:
In the merger, Allegiance will merge with and into CBTX. Each share of Allegiance common stock issued and outstanding immediately prior to the effective time of the merger (the “effective time”) (other than certain shares held by CBTX or Allegiance) will be converted into the right to receive 1.4184 shares (the “exchange ratio” and such shares, the “merger consideration”) of CBTX common stock. After completion of the merger, Allegiance will cease to exist, will no longer be a public company, and Allegiance common stock will be delisted from the Nasdaq Global Market, will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and will cease to be publicly traded. Holders of CBTX common stock will continue to own their existing shares of CBTX common stock, which will continue to be listed on the Nasdaq Global Select Market under the symbol “CBTX.” See the information provided in the section entitled “The Merger Agreement — Structure of the Merger” beginning on page 112 and the merger agreement for more information about the merger.

Q:
When and where will each of the special meetings take place?

A:
The CBTX special meeting will be held at [•], on [•] at [•] local time.

The Allegiance special meeting will be held at [•], on [•] at [•] local time.
Even if you plan to attend your respective company’s special meeting, CBTX and Allegiance recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the applicable special meeting. Shares held in “street name” may be voted in person by you only if you obtain a signed legal proxy from your bank, broker, trustee or other nominee giving you the right to vote the shares.
Q:
What matters will be considered at each of the special meetings?

A:
At the CBTX special meeting, holders of CBTX common stock will be asked to consider and vote on the following proposals:

•
CBTX Proposal 1:    The CBTX merger proposal;

•
CBTX Proposal 2:    The CBTX certificate restatement proposals:

•
CBTX Proposal 2.A:    The CBTX authorized shares proposal;

•
CBTX Proposal 2.B:    The CBTX staggered board proposal; and

•
CBTX Proposal 2.C:    The CBTX additional amendments proposal;

•
CBTX Proposal 3:    The CBTX incentive plan proposal; and

•
CBTX Proposal 4:    The CBTX adjournment proposal, if necessary or appropriate.

At the Allegiance special meeting, holders of Allegiance common stock will be asked to consider and vote on the following proposals:
•
Allegiance Proposal 1:    The Allegiance merger proposal; and

•
Allegiance Proposal 2:    The Allegiance adjournment proposal, if necessary or appropriate.

In order to complete the merger, among other things, holders of CBTX common stock must approve the CBTX merger proposal and each of the CBTX certificate restatement proposals, and holders of Allegiance common stock must approve the Allegiance merger proposal. Approval of the CBTX certificate restatement proposals is a condition to the completion of the merger, unless CBTX and Allegiance waive such condition. None of the approvals of the CBTX incentive plan proposal, the CBTX adjournment proposal or the Allegiance adjournment proposal are conditions to the obligations of CBTX or Allegiance to complete the merger.
Q:
What will holders of Allegiance common stock receive in the merger?

A:
In the merger, holders of Allegiance common stock will receive 1.4184 shares of CBTX common stock for each share of Allegiance common stock held immediately prior to the completion of the merger (other than certain shares held by CBTX or Allegiance). CBTX will not issue any fractional shares of CBTX common stock in the merger. Holders of Allegiance common stock who would otherwise be entitled to a fractional share of CBTX common stock in the merger will instead receive an amount in cash (rounded to the nearest cent) determined by multiplying the average of the closing-sale prices per share of CBTX common stock on the Nasdaq Global Select Market for the consecutive period of five (5) full trading days immediately preceding (but not including) the day on which the merger is completed by the fraction of a share (rounded to the nearest thousandth when expressed in decimal) of CBTX common stock that such shareholder would otherwise be entitled to receive.

Q:
What will holders of CBTX common stock receive in the merger?

A:
In the merger, holders of CBTX common stock will not receive any consideration, and their shares of CBTX common stock will remain outstanding and will constitute shares of the combined company. Following the merger, shares of CBTX common stock will continue to be listed on the Nasdaq Global Select Market.

Q:
Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the time the merger is completed?

A:
Yes. Although the number of shares of CBTX common stock that holders of Allegiance common stock will receive is fixed, the value of the merger consideration will fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger based upon the market value of CBTX common stock. Any fluctuation in the market price of CBTX common stock after the date of this joint proxy statement/prospectus will change the value of the shares of CBTX common stock that holders of Allegiance common stock will receive. Neither CBTX nor Allegiance is permitted to terminate the merger agreement as a result, in and of itself, of any increase or decrease in the market price of CBTX common stock or Allegiance common stock.

Q:
How will the merger affect Allegiance equity awards?

A:
At the effective time:

•
each option, whether vested or unvested, to purchase a number of shares of Allegiance common stock that is outstanding as of immediately prior to the effective time will fully vest, to the extent not previously vested, cease to represent a right to purchase shares of Allegiance common stock and be converted automatically into an option to purchase a number of shares of CBTX common stock (each an “adjusted stock option”) equal to the product obtained by multiplying (i) the total number of shares of Allegiance common stock subject to such Allegiance stock option immediately prior to the effective time by (ii) the exchange ratio, with any fractional shares rounded down to the next lower whole number of shares. Each such adjusted stock option will have an exercise price per share of CBTX common stock (rounded up to the nearest whole cent) equal to (i) the per share exercise price for the shares of Allegiance common stock subject to such Allegiance stock option divided by (ii) the exchange ratio. In the case of any Allegiance stock option that is intended to qualify as an incentive stock option under Section 421 of the Internal Revenue Code (the “Code”), on a share-by-share comparison, the ratio of the purchase price to the fair market value of the shares subject to the adjusted stock option immediately after the merger shall not be more favorable to the optionee than the ratio of the purchase price to the fair market value of the shares subject to the Allegiance stock option immediately prior to the merger. Except as specifically provided above, following the effective time, each adjusted stock option will otherwise be subject to the same terms and conditions applicable to the converted Allegiance stock option under the applicable Allegiance equity plan and the agreements evidencing grants thereunder, other than with respect to vesting;

•
each Allegiance restricted stock award that is outstanding immediately prior to the effective time will, automatically and without any required action on the part of the holder thereof, immediately and fully vest and be converted into the right to receive the merger consideration, less applicable tax withholding, which will be delivered as soon as reasonably practicable following the closing date and in no event later than ten (10) business days following the closing date; and

•
each Allegiance performance share unit award in respect of shares of Allegiance common stock (“Allegiance PSU”) that is outstanding immediately prior to the effective time will, subject to the terms of the governing award agreement, (i) with respect to unvested Allegiance PSUs granted less than one year prior to the closing date of the merger, automatically be forfeited, (ii) with respect to unvested Allegiance PSUs granted at least one year but not more than 18 months prior to the closing date of the merger, vest to the extent applicable performance goals have been achieved on a pro rata basis as of the effective time based on such audited and unaudited financial information then available, provided that no more than the target number of such Allegiance PSUs may vest, (iii) with respect to unvested Allegiance PSUs granted at least 18 months prior to closing date of the merger but for which the performance period would not otherwise end until after the closing date of the merger, vest to the extent applicable performance goals have been achieved on a pro rata basis as of the effective time based on such audited and unaudited financial information then available, and (iv) with respect to unvested Allegiance PSUs for which the performance period has ended vest to the extent earned based on applicable performance goals that have been achieved. At the effective time, all vested Allegiance PSUs will be converted into the right to receive the merger consideration in respect of the applicable number of shares of Allegiance common stock as determined pursuant to the immediately preceding sentence, less applicable tax withholding, which will be delivered as soon as reasonably practicable following the closing date of the merger and in no event later than ten (10) business days following the closing date of the merger; provided, that with respect to any Allegiance PSU that constitutes “deferred compensation” subject to Section 409A of the Code, settlement of such award will be made on the earliest permissible date that such delivery would not trigger a tax or penalty under Section 409A of the Code. Any Allegiance PSUs that are unvested as of the effective time (after giving effect to the foregoing) will automatically be forfeited at the effective time for no consideration.
Q:
How will the merger affect CBTX equity awards?

A:
At the effective time (i) any vesting conditions applicable to each outstanding option to purchase a number of shares of CBTX common stock, whether vested or unvested, will automatically be deemed satisfied and accelerated in full, and (ii) any vesting conditions applicable to each outstanding CBTX restricted stock award will automatically be deemed satisfied and accelerated in full. Any CBTX dividend equivalent rights associated with any CBTX restricted stock award will either be paid in cash or treated in the same manner as the CBTX restricted stock award to which such dividend equivalent rights relate in accordance with the foregoing, in each case, pursuant to the terms of the relevant CBTX employee benefit plan immediately prior to the effective time.

Q:
How will the merger affect Allegiance’s employee stock purchase plan?

A:
The Allegiance board of directors (or appropriate committee thereof) will take all necessary actions to ensure that (i) the “offering period” commencing on January 1, 2022, under and as defined in the Allegiance Employee Stock Purchase Plan, as amended (the “Allegiance ESPP”), shall be terminated prior to the effective time; (ii) at the time of termination of such offering period, accumulated payroll deductions shall, in the Allegiance board of directors’ discretion, either be refunded to participants or used to purchase shares of Allegiance common stock, with the date of such termination being the date of purchase (as defined in the Allegiance ESPP), (iii) all participation in, and any actions taken under, the Allegiance ESPP shall be in accordance with the terms of the Allegiance ESPP; and (iv) effective as of the effective time, the Allegiance ESPP shall be suspended.

Q:
How does the CBTX board of directors recommend that I vote at the CBTX special meeting?

A:
The CBTX board of directors recommends that you vote “FOR” the CBTX merger proposal, “FOR” each of the proposals comprising the CBTX certificate restatement proposals, “FOR” the CBTX incentive plan proposal and “FOR” the CBTX adjournment proposal.

In considering the recommendations of the CBTX board of directors, holders of CBTX common stock should be aware that CBTX directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of holders of CBTX common stock generally. For a more complete description of these interests, see the information provided in the section entitled “The Merger — Interests of CBTX’s Directors and Executive Officers in the Merger” beginning on page 99.
Q:
How does the Allegiance board of directors recommend that I vote at the Allegiance special meeting?

A:
The Allegiance board of directors unanimously recommends that you vote “FOR” the Allegiance merger proposal and “FOR” the Allegiance adjournment proposal.

In considering the recommendations of the Allegiance board of directors, holders of Allegiance common stock should be aware that Allegiance directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of holders of Allegiance common stock generally. For a more complete description of these interests, see the information provided in the section entitled “The Merger — Interests of Allegiance’s Directors and Executive Officers in the Merger” beginning on page 101.
Q:
Who is entitled to vote at the CBTX special meeting?

A:
The record date for the CBTX special meeting is [•], 2022. All holders of CBTX common stock who held shares at the close of business on the record date for the CBTX special meeting are entitled to receive notice of, and to vote at, the CBTX special meeting.

Each holder of CBTX common stock is entitled to cast one (1) vote on each matter properly brought before the CBTX special meeting for each share of CBTX common stock that such holder owned of record as of the record date. As of the close of business on the record date for the CBTX special meeting, there were [•] outstanding shares of CBTX common stock. Physical attendance at the special meeting is not required to vote. See below and the section entitled “The CBTX Special Meeting — Proxies” beginning on page 46 for instructions on how to vote your shares without attending the CBTX special meeting.
Q:
Who is entitled to vote at the Allegiance special meeting?

A:
The record date for the Allegiance special meeting is [•], 2022. All holders of Allegiance common stock who held shares at the close of business on the record date for the Allegiance special meeting are entitled to receive notice of, and to vote at, the Allegiance special meeting.

Each holder of Allegiance common stock is entitled to cast one (1) vote on each matter properly brought before the Allegiance special meeting for each share of Allegiance common stock that such holder owned of record as of the record date. As of the close of business on the record date for the Allegiance special meeting, there were [•] outstanding shares of Allegiance common stock. Physical attendance at the special meeting is not required to vote. See below and the section entitled “The Allegiance Special Meeting — Proxies” beginning on page 62 for instructions on how to vote your shares without attending the Allegiance special meeting.
Q:
What constitutes a quorum for the CBTX special meeting?

A:
Holders of a majority of the CBTX common stock issued and outstanding and entitled to vote at the CBTX special meeting, present in person or represented by proxy, will be necessary to constitute a quorum for the transaction of business at the CBTX special meeting. If you fail to submit a proxy or to vote in person at the CBTX special meeting, or fail to instruct your bank, broker, trustee or other nominee how to vote, your shares of CBTX common stock will not be counted towards a quorum. Abstentions are considered present for purposes of establishing a quorum.

Q:
What constitutes a quorum for the Allegiance special meeting?

A:
Holders of a majority of the Allegiance common stock issued and outstanding and entitled to vote at the Allegiance special meeting, present in person or represented by proxy, will be necessary to constitute a quorum for the transaction of business at the Allegiance special meeting. If you fail to submit a proxy or to vote in person at the Allegiance special meeting, or fail to instruct your bank, broker, trustee or other nominee how to vote, your shares of Allegiance common stock will not be counted towards a quorum. Abstentions are considered present for purposes of establishing a quorum.

Q:
What vote is required for the approval of each proposal at the CBTX special meeting?

A:
CBTX Proposal 1: CBTX merger proposal.   Approval of the CBTX merger proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of CBTX common stock entitled to vote on the CBTX merger proposal. Shares of CBTX common stock not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have the same effect as votes cast “AGAINST” the CBTX merger proposal.

CBTX Proposal 2: CBTX certificate restatement proposals.   Approval of the CBTX certificate restatement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of CBTX common stock entitled to vote on each of the proposals comprising the CBTX certificate restatement proposals. Shares of CBTX common stock not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have the same effect as votes cast “AGAINST” each of the proposals comprising the CBTX certificate restatement proposals.
CBTX Proposal 3: CBTX incentive plan proposal.   Approval of the CBTX incentive plan proposal requires the affirmative vote of a majority of the votes cast by the holders of CBTX common stock entitled to vote, present in person or represented by proxy, at the CBTX special meeting. Accordingly, an abstention or a broker non-vote or other failure to vote or be present will have no effect on the outcome of the CBTX incentive plan proposal.

CBTX Proposal 4: CBTX adjournment proposal.   Approval of the CBTX adjournment proposal requires the affirmative vote of a majority of the votes cast by the holders of CBTX common stock entitled to vote, present in person or represented by proxy, at the CBTX special meeting. Accordingly, an abstention or a broker non-vote or other failure to vote or be present will have no effect on the outcome of the CBTX adjournment proposal.
Q:
What vote is required for the approval of each proposal at the Allegiance special meeting?

A:
Allegiance Proposal 1: Allegiance merger proposal.   Approval of the Allegiance merger proposal requires the affirmative vote of at least two-thirds of the outstanding shares of Allegiance common stock entitled to vote on the Allegiance merger proposal. Shares of Allegiance common stock not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have the same effect as votes cast “AGAINST” the Allegiance merger proposal.

Allegiance Proposal 2: Allegiance adjournment proposal.   Approval of the Allegiance adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Allegiance common stock entitled to vote who are represented in person or by proxy at the Allegiance special meeting. Accordingly, an abstention will have the same effect as a vote “AGAINST” the Allegiance adjournment proposal, while a failure to be present or instruct your bank, broker, trustee or other nominee how to vote will have no effect on the outcome of the Allegiance adjournment proposal.
Q:
Why am I being asked to consider and vote on the CBTX incentive plan proposal?

A:
Shareholder approval of the CBTX incentive plan proposal is required by the rules of The Nasdaq Stock Market LLC and certain tax rules and regulations. The purpose of the Incentive Plan is to provide an additional incentive to selected officers, employees, non-employee directors and consultants of the combined company and its subsidiaries whose contributions are essential to the growth and success of the combined company’s business, and to attract and retain competent and dedicated persons whose efforts will contribute to and promote the long-term growth and profitability of the combined company. The CBTX board of directors believes that equity awards are necessary for the combined company to remain competitive and are essential to recruiting and retaining highly qualified employees.

Q:
What happens if holders of CBTX common stock do not approve the CBTX incentive plan proposal?

A:
Approval of the CBTX incentive plan proposal is not a condition to the obligations of CBTX or Allegiance to complete the merger. If the shareholders of CBTX and Allegiance approve the other proposals that are a condition to the completion of the merger, but the CBTX shareholders do not approve the CBTX incentive plan proposal, CBTX and Allegiance expect to complete the merger, subject to the satisfaction of the other closing conditions, but the combined company will not be permitted to issue awards under the proposed Incentive Plan and may have difficulty attracting and retaining competent and dedicated persons due to its limited ability to offer incentives to officers, employees, non-employee directors and consultants of the combined company and its subsidiaries after the completion of the merger.

Q:
What if I hold shares in both CBTX and Allegiance?

A:
If you hold shares of both CBTX common stock and Allegiance common stock, you will receive two (2) separate packages of proxy materials. A vote cast as a holder of CBTX common stock will not count as a vote cast as a holder of Allegiance common stock, and a vote cast as a holder of Allegiance common stock will not count as a vote cast as a holder of CBTX common stock. Therefore, please submit separate proxies for your shares of CBTX common stock and your shares of Allegiance common stock.

Q:
How can I vote my shares in person at my respective special meeting?

A:
Record holders.   Shares held directly in your name as the holder of record of CBTX common stock or Allegiance common stock may be voted in person at the CBTX special meeting or the Allegiance special meeting, as applicable. If you choose to vote your shares in person at the respective special meeting, please bring your enclosed proxy card and proof of identification.

Shares in “street name.”   Shares held in a brokerage or other account in “street name” may be voted in person by you only if you obtain a signed legal proxy from your bank, broker, trustee or other nominee giving you the right to vote the shares. If you choose to vote your shares in street name in person at the CBTX special meeting or the Allegiance special meeting, as applicable, please bring that signed legal proxy along with proof of identification.
Even if you plan to attend the CBTX special meeting or the Allegiance special meeting, as applicable, CBTX and Allegiance recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the respective special meeting.
Additional information on attending the special meetings can be found under the section entitled “The CBTX Special Meeting” on page 44 and under the section entitled “The Allegiance Special Meeting” on page 61.
Q:
How can I vote my shares without attending my respective special meeting?

A:
Whether you hold your shares directly as the holder of record of CBTX common stock or Allegiance common stock or beneficially in “street name,” you may direct your vote by proxy without attending the CBTX special meeting or the Allegiance special meeting, as applicable.

If you are a record holder of CBTX common stock or Allegiance common stock, you can vote by proxy over the Internet, by telephone or by mail by following the instructions provided in the enclosed proxy card. If you hold shares beneficially in “street name,” you should follow the voting instructions provided by your bank, broker, trustee or other nominee.
If you intend to submit your proxy via the Internet or by telephone, you must do so by [•] on the day before your respective company’s special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to your respective company’s special meeting.
Additional information on voting procedures can be found under the section entitled “The CBTX Special Meeting” on page 49 and under the section entitled “The Allegiance Special Meeting” on page 61.
Q:
What do I need to do now?

A:
After carefully reading and considering the information contained in this joint proxy statement/prospectus, please vote as soon as possible. If you hold shares of CBTX common stock or Allegiance common stock, please respond by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-paid envelope, or by submitting your proxy through the Internet or by telephone, as soon as possible so that your shares may be represented at your meeting. If you hold shares beneficially in “street name”, you should follow the voting instructions provided by your bank, broker, trustee or other nominee.

Q:
If my shares are held in “street name” by a broker, bank, trustee or other nominee, will my broker, bank, trustee or other nominee vote my shares for me?

A:
No. Your bank, broker, trustee or other nominee cannot vote your shares on non-routine matters without instructions from you. You should instruct your bank, broker, trustee or other nominee how to vote your shares in accordance with the instructions provided to you, including each company’s respective merger proposals. Please note that you may not vote shares held in street name by returning a proxy card directly to CBTX or Allegiance or by voting in person at either special meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker, trustee or other nominee. Please check the voting form used by your bank, broker, trustee or other nominee.

Q:
Why is my vote important?

A:
If you do not vote, it will be more difficult for CBTX or Allegiance to obtain the necessary quorum to hold its special meeting. In addition, your failure to submit a proxy or vote in person, or failure to instruct your bank, broker, trustee or other nominee how to vote, will have the same effect as a vote “AGAINST” the CBTX merger proposal, the Allegiance merger proposal and each of the proposals comprising the CBTX certificate restatement proposals, as applicable, and an abstention will have the same effect as a vote “AGAINST” the CBTX merger proposal, the Allegiance merger proposal, and each of the proposals comprising the CBTX certificate restatement proposals, as applicable.
Q:
Can I change my vote after I have delivered my proxy or voting instruction card?

A:
Yes. You can change your vote at any time before your proxy is voted at your meeting. You can do this by:

•
submitting a written statement that you would like to revoke your proxy to the corporate secretary of CBTX or Allegiance, as applicable;

•
signing and returning a proxy card with a later date;

•
attending the special meeting in person, notifying the corporate secretary and voting by ballot at the special meeting; or

•
voting by the Internet or telephone at a later time.

If your shares are held by a broker, bank, trustee or other nominee, you should contact your broker, bank, trustee or other nominee to change your vote.
Q:
Will CBTX be required to submit the CBTX merger proposal to its shareholders even if the CBTX board of directors has withdrawn, modified or qualified its recommendation?

A:
Yes. Unless the merger agreement is terminated before the CBTX special meeting, CBTX is required to submit the CBTX merger proposal to its shareholders even if the CBTX board of directors has withdrawn or modified its recommendation.

Q:
Will Allegiance be required to submit the Allegiance merger proposal to its shareholders even if the Allegiance board of directors has withdrawn, modified or qualified its recommendation?

A:
Yes. Unless the merger agreement is terminated before the Allegiance special meeting, Allegiance is required to submit the Allegiance merger proposal to its shareholders even if the Allegiance board of directors has withdrawn or modified its recommendation.

Q:
Are holders of CBTX common stock entitled to appraisal or dissenters’ rights?

A:
No. Holders of CBTX common stock are not entitled to appraisal or dissenters’ rights under the Texas Business Organizations Code (the “TBOC”). For more information, see the section entitled “The Merger — Appraisal or Dissenters’ Rights in the Merger” beginning on page 110.

Q:
Are holders of Allegiance common stock entitled to appraisal or dissenters’ rights?

A:
No. Holders of Allegiance common stock are not entitled to appraisal or dissenters’ rights under the TBOC. For more information, see the section entitled “The Merger — Appraisal or Dissenters’ Rights in the Merger” beginning on page 110.

Q:
Are there any risks that I should consider in deciding whether to vote for the approval of the CBTX merger proposal, the approval of the proposals comprising the CBTX certificate restatement proposals or the approval of the Allegiance merger proposal, or the other proposals to be considered at the CBTX special meeting and the Allegiance special meeting, respectively?

A:
Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 37. You also should read and carefully consider the risk factors of CBTX and Allegiance contained in the documents that are incorporated by reference into this joint proxy statement/prospectus.

Q:
What are the material U.S. federal income tax consequences of the merger to holders of Allegiance common stock?

A:
The merger is expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes, and it is a condition to the obligations of CBTX and

Allegiance to complete the merger that CBTX and Allegiance each receive a legal opinion to the effect that the merger will so qualify. Assuming the merger so qualifies, holders of Allegiance common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their Allegiance common stock for CBTX common stock in the merger, except for any gain or loss that may result from the receipt of cash in lieu of fractional shares of CBTX common stock. You should be aware that the U.S. federal income tax consequences described above may not apply to all holders of Allegiance common stock and the tax consequences to you of the merger will depend upon your own particular circumstances. In addition, you may be subject to state, local or non-U.S. tax laws that are not discussed in this joint proxy statement/prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the merger. For a discussion of certain material U.S. federal income tax consequences of the merger, see the section entitled “Certain Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 131.
Q:
When is the merger expected to be completed?

A:
CBTX and Allegiance expect the merger to close in the second quarter of 2022. However, neither CBTX nor Allegiance can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. CBTX must first obtain the approval of holders of CBTX common stock for the CBTX merger proposal and the CBTX certificate restatement proposals and Allegiance must first obtain the approval of holders of Allegiance common stock for the Allegiance merger proposal, and both parties must obtain necessary regulatory approvals and satisfy certain other closing conditions.

Q:
What are the conditions to completion of the merger?

A:
The obligations of CBTX and Allegiance to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of required regulatory approvals and the expiration of statutory waiting periods without the imposition of any materially burdensome regulatory condition, tax opinions, approval by holders of CBTX common stock of the CBTX merger proposal and approval by holders of Allegiance common stock of the Allegiance merger proposal. For more information, see the section entitled “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 126.

Q:
What happens if the merger is not completed?

A:
If the merger is not completed, holders of Allegiance common stock will not receive any consideration for their shares of Allegiance common stock in connection with the merger. Instead, Allegiance will remain an independent public company, Allegiance common stock will continue to be listed on the Nasdaq Global Market, and CBTX will not complete the issuance of shares of CBTX common stock pursuant to the merger agreement, CBTX will not amend and restate its certificate of formation as proposed herein and CBTX will not adopt the Incentive Plan. In addition, if the merger agreement is terminated in certain circumstances, a termination fee of $32.5 million may be payable by either CBTX or Allegiance to the other party, as applicable. See the section entitled “The Merger Agreement — Termination Fee” beginning on page 128 for a more detailed discussion of the circumstances under which a termination fee will be required to be paid.

Q:
Should I send in my stock certificates now?

A:
No. Please do not send in your stock certificates with your proxy. After the merger is completed, an exchange agent mutually agreed upon by CBTX and Allegiance (the “exchange agent”) will send you instructions for exchanging Allegiance stock certificates for the consideration to be received in the merger. See the section entitled “The Merger Agreement — Conversion of Shares; Exchange of Allegiance Stock Certificates” beginning on page 115.

Q:
What should I do if I receive more than one set of voting materials for the same special meeting?

A:
If you hold shares of CBTX common stock or Allegiance common stock in “street name” and also directly in your name as a holder of record or otherwise or if you hold shares of CBTX common stock or Allegiance common stock in more than one (1) brokerage account, you may receive more than one (1) set of voting materials relating to the same special meeting.

Record holders.   For shares held directly, please complete, sign, date and return each proxy card (or cast your vote via the Internet or by telephone as provided on each proxy card) or otherwise follow the voting instructions provided in this joint proxy statement/prospectus in order to ensure that all of your shares of CBTX common stock or Allegiance common stock are voted.
Shares in “street name”.   For shares held in “street name” through a bank, broker, trustee or other nominee, you should follow the procedures provided by your bank, broker, trustee or other nominee to vote your shares.
Q:
Who can help answer my questions?

A:
CBTX shareholders:    If you have any questions about the merger or how to submit your proxy or voting instruction card, or if you need additional copies of this document or the enclosed proxy card or voting instruction card, you should contact CBTX’s proxy solicitor, Alliance Advisors, by telephone (toll free) at (833) 501-4703 or by email at: CBTX@allianceadvisors.com.

Allegiance shareholders:    If you have any questions about the merger or how to submit your proxy or voting instruction card, or if you need additional copies of this document or the enclosed proxy card or voting instruction card, you should contact Allegiance’s proxy solicitor, Alliance Advisors, by telephone (toll free) at (833) 782-7140 or by email at ABTX@allianceadvisors.com.

SUMMARY
This summary highlights selected information in this joint proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the matters being considered at the special meetings. In addition, we incorporate by reference important business and financial information about CBTX and Allegiance into this joint proxy statement/prospectus. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 156 of this joint proxy statement/prospectus.
The Parties to the Merger (pages 66 and 67)
CBTX, Inc.
CBTX is a Texas corporation and registered bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), headquartered in Houston, Texas. CBTX conducts its business operations through its wholly owned subsidiary, CommunityBank of Texas, N.A., a national banking association. As of September 30, 2021, CBTX had total consolidated assets of $4.2 billion, total loans of $2.6 billion, total deposits of $3.5 billion and shareholders’ equity of $564.6 million.
CBTX’s principal office is located at 9 Greenway Plaza, Suite 110, Houston, Texas 77046, and its telephone number at that location is (713) 210-7600.
CBTX’s common stock is traded on the Nasdaq Global Select Market under the symbol “CBTX”.
Allegiance Bancshares, Inc.
Allegiance is a Texas corporation and registered bank holding company registered under the BHC Act headquartered in Houston, Texas. Allegiance conducts its business operations through its wholly owned subsidiary, Allegiance Bank, a Texas state banking association. As of September 30, 2021, Allegiance had total consolidated assets of approximately $6.8 billion, total loans of approximately $4.3 billion, total deposits of approximately $5.7 billion and shareholders’ equity of approximately $798.6 million.
Allegiance’s principal office is located at 8847 West Sam Houston Parkway, N., Suite 200, Houston, Texas 77040, and its telephone number at that location is (281) 894-3200.
Allegiance’s common stock is traded on the Nasdaq Global Market under the symbol “ABTX”.
The Merger and the Merger Agreement (pages 68 and 112)
The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. You are encouraged to read the merger agreement carefully and in its entirety, as it is the primary legal document that governs the merger.
Subject to the terms and conditions of the merger agreement, at the completion of the merger, Allegiance will merge with and into CBTX, with CBTX as the surviving entity in a merger of equals. Following the completion of the merger, CommunityBank of Texas will merge with and into Allegiance Bank, with Allegiance Bank as the surviving bank. Following the merger, Allegiance common stock will be delisted from the Nasdaq Global Market and deregistered under the Exchange Act and will cease to be publicly traded.
Merger Consideration (page 113)
In the merger, holders of Allegiance common stock will receive 1.4184 shares of CBTX common stock for each share of Allegiance common stock they hold immediately prior to the effective time. CBTX will not issue any fractional shares of CBTX common stock in the merger. Holders of CBTX common stock who would otherwise be entitled to a fraction of a share of CBTX common stock in the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent) determined by multiplying the average of the closing-sale prices per share of CBTX common stock on the Nasdaq Global Select Market for the consecutive period of five (5) full trading days immediately preceding (but not including) the day on which the merger is completed by the fraction of a share (rounded to the nearest thousandth when expressed in decimal) of CBTX common stock that such shareholder would otherwise be entitled to receive.
CBTX common stock is listed on the Nasdaq Global Select Market under the symbol “CBTX,” and Allegiance common stock is listed on the Nasdaq Global Market under the symbol “ABTX.” The following table shows the closing sale prices of CBTX common stock and Allegiance common stock as reported on the Nasdaq Global Select Market on November 5, 2021, the last full trading day before the public announcement of the merger agreement, and on [•], the last practicable trading day before the date of this joint proxy statement/prospectus. This table also shows the implied value of the merger consideration to be issued in exchange for each share of Allegiance common stock, which was calculated by multiplying the closing price of CBTX common stock on those dates by the exchange ratio of 1.4184.
	CBTX Common Stock		Allegiance Common Stock		Implied Value of One Share of Allegiance Common Stock
November 5, 2021		$29.44		$40.25		$41.76
[•]	$	[•]	$	[•]	$	[•]
For more information on the exchange ratio, see the section entitled “The Merger — Terms of the Merger” beginning on page 68 and the section entitled “The Merger Agreement — Merger Consideration” beginning on page 113.
Treatment of Allegiance Equity Awards (page 101)
Allegiance Stock Options
At the effective time, each option, whether vested or unvested, to purchase a number of shares of Allegiance common stock that is outstanding as of immediately prior to the effective time will fully vest, to the extent not previously vested, cease to represent a right to purchase shares of Allegiance common stock and be converted automatically into an option to purchase a number of shares of CBTX common stock (each an “adjusted stock option”) equal to the product obtained by multiplying (i) the total number of shares of Allegiance common stock subject to such Allegiance stock option immediately prior to the effective time by (ii) the exchange ratio, with any fractional shares rounded down to the next lower whole number of shares. Each such adjusted stock option will have an exercise price per share of CBTX common stock (rounded up to the nearest whole cent) equal to (i) the per share exercise price for the shares of Allegiance common stock subject to such Allegiance stock option divided by (ii) the exchange ratio. In the case of any Allegiance stock option that is intended to qualify as an incentive stock option under Section 421 of the Code, on a share-by-share comparison, the ratio of the purchase price to the fair market value of the shares subject to the adjusted stock option immediately after the merger shall not be more favorable to the optionee than the ratio of the purchase price to the fair market value of the shares subject to the Allegiance stock option immediately prior to the merger. Except as specifically provided above, following the effective time, each adjusted stock option will otherwise be subject to the same terms and conditions applicable to the converted Allegiance stock option under the applicable Allegiance equity plan and the agreements evidencing grants thereunder, other than with respect to vesting.
Allegiance Restricted Stock Awards
At the effective time, each Allegiance restricted stock award that is outstanding immediately prior to the effective time will, automatically and without any required action on the part of the holder thereof, immediately and fully vest and be converted into the right to receive the merger consideration, less applicable tax withholding, which will be delivered as soon as reasonably practicable following the closing date and in no event later than ten (10) business days following the closing date.
Allegiance Performance Share Units
At the effective time, each Allegiance PSU that is outstanding immediately prior to the effective time will, subject to the terms of the governing award agreement, (i) with respect to unvested Allegiance PSUs granted less than one year prior to the closing date of the merger, automatically be forfeited, (ii) with respect to unvested Allegiance PSUs granted at least one year but not more than 18 months prior to the closing date of the merger, vest to the extent applicable performance goals have been achieved on a pro rata basis as of the effective time based on such audited and unaudited financial information then available, provided that no more than the target number of such Allegiance PSUs may vest, (iii) with respect to unvested Allegiance PSUs granted at least 18 months prior to closing date of the merger but for which the performance period would not otherwise end until after the closing date of the merger, vest to the extent applicable performance goals have been achieved on a pro rata basis as of the effective time based on such audited and unaudited financial information then available, and (iv) with respect to unvested Allegiance PSUs for which the performance period has ended vest to the extent earned based on applicable performance goals that have been achieved. At the effective time, all vested Allegiance PSUs will be converted into the right to receive the merger consideration in respect of the applicable number of shares of Allegiance common stock as determined pursuant to the immediately preceding sentence, less applicable tax withholding, which will be delivered as soon as reasonably practicable following the closing date of the merger and in no event later than ten (10) business days following the closing date of the merger; provided, that with respect to any Allegiance PSU that constitutes “deferred compensation” subject to Section 409A of the Code, settlement of such award will be made on the earliest permissible date that such delivery would not trigger a tax or penalty under Section 409A of the Code. Any Allegiance PSUs that are unvested as of the effective time (after giving effect to the foregoing) will automatically be forfeited at the effective time for no consideration.
Treatment of CBTX Equity Awards (page 115)
At the effective time (i) any vesting conditions applicable to each outstanding option to purchase a number of shares of CBTX common stock, whether vested or unvested, will automatically be deemed satisfied and accelerated in full, and (ii) any vesting conditions applicable to each outstanding CBTX restricted stock award will automatically be deemed satisfied and accelerated in full. Any CBTX dividend equivalent rights associated with any CBTX restricted stock award will either be paid in cash or treated in the same manner as the CBTX restricted stock award to which such dividend equivalent rights relate in accordance with the foregoing, in each case, pursuant to the terms of the relevant CBTX employee benefit plan immediately prior to the effective time.
Treatment of Allegiance ESPP (page 115)
The Allegiance board of directors (or appropriate committee thereof) will take all necessary actions to ensure that (i) the “offering period” commencing on January 1, 2022, under and as defined in the Allegiance ESPP, shall be terminated prior to the effective time; (ii) at the time of termination of such offering period, accumulated payroll deductions shall, in the Allegiance board of directors’ discretion, either be refunded to participants or used to purchase shares of Allegiance common stock, with the date of such termination being the date of purchase (as defined in the Allegiance ESPP), (iii) all participation in, and any actions taken under, the Allegiance ESPP shall be in accordance with the terms of the Allegiance ESPP; and (iv) effective as of the effective time, the Allegiance ESPP shall be suspended.
Certain Material U.S. Federal Income Tax Consequences of the Merger (page 131)
The merger is expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes, and it is a condition to the obligations of CBTX and Allegiance to complete the merger that CBTX and Allegiance each receive a legal opinion to the effect that the merger will so qualify. Assuming merger so qualifies, holders of Allegiance common stock generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their Allegiance common stock for CBTX common stock in the merger, except for any gain or loss that may result from the receipt of cash in lieu of a fractional share of CBTX common stock.

You should be aware that the U.S. federal income tax consequences described above may not apply to all holders of Allegiance common stock and the tax consequences to you of the merger will depend upon your own particular circumstances. In addition, you may be subject to state, local or non-U.S. tax laws that are not discussed in this joint proxy statement/prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the merger. For a discussion of certain material U.S. federal income tax consequences of the merger, see the section entitled “Certain Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 131.
CBTX’s Reasons for the Merger; Recommendation of CBTX’s Board of Directors (page 87)
The CBTX board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of CBTX and its shareholders and has adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. The CBTX board of directors recommends that holders of CBTX common stock vote “FOR” the approval of the merger agreement and “FOR” the other proposals presented at the CBTX special meeting. For a more detailed discussion of the CBTX board of directors’ recommendation, see the section entitled “The Merger — CBTX’s Reasons for the Merger; Recommendation of CBTX’s Board of Directors” beginning on page 87.
Allegiance’s Reasons for the Merger; Recommendation of Allegiance’s Board of Directors (page 77)
The Allegiance board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Allegiance and its shareholders and has unanimously adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Allegiance board of directors unanimously recommends that holders of Allegiance common stock vote “FOR” the approval of the merger agreement and “FOR” the other proposals presented at the Allegiance special meeting. For a more detailed discussion of the Allegiance board of directors’ recommendation, see the section entitled “The Merger — Allegiance’s Reasons for the Merger; Recommendation of Allegiance’s Board of Directors” beginning on page 77.
Opinion of CBTX’s Financial Advisor (page 89)
In connection with the merger, Stephens Inc. (“Stephens”) delivered a written opinion, dated November 5, 2021, to the CBTX board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to CBTX of the exchange ratio in the proposed merger. The full text of Stephens’ opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Stephens’ in preparing the opinion, is attached as Annex G to this joint proxy statement/prospectus. The opinion was for the information of, and was directed to, the CBTX board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of CBTX to engage in the merger or enter into the merger agreement or constitute a recommendation to the CBTX board of directors in connection with the merger, and it does not constitute a recommendation to any holder of CBTX common stock or any shareholder or stockholder of any other entity as to how to vote in connection with the merger or any other matter.
Opinion of Allegiance’s Financial Advisor (page 80)
At the November 5, 2021 meeting of the Allegiance board of directors, representatives of Raymond James & Associates, Inc. (“Raymond James”) rendered Raymond James’ oral opinion which was subsequently confirmed by delivery of a written opinion to the board, dated November 5, 2021, as to the fairness, as of such date, from a financial point of view, to the holders of Allegiance’s outstanding common stock of the exchange ratio in the merger pursuant to the merger agreement, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion. The full text of the written opinion of Raymond James, dated November 5, 2021, which sets forth, among other things, the various qualifications, assumptions and limitations on the scope of the review undertaken, is attached as Annex H to this joint proxy statement/prospectus. Raymond James provided its opinion for the information and assistance of the Allegiance board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the merger, and Raymond James’ opinion only addresses whether the exchange ratio in the merger pursuant to the merger agreement was fair, from a financial point of view, to the holders of Allegiance common stock. The opinion of Raymond James did not address any other term or aspect of the merger agreement or the merger contemplated thereby. The Raymond James opinion does not constitute a recommendation to the Allegiance board of directors or any holder of Allegiance common stock or CBTX common stock as to how the Allegiance board of directors, such shareholder or any other person should vote or otherwise act with respect to the merger or any other matter.
No Appraisal or Dissenters’ Rights in the Merger (page 110)
Neither the holders of CBTX common stock nor the holders of Allegiance common stock are entitled to appraisal or dissenters’ rights under the TBOC with respect to the merger. For more information, see the section entitled “The Merger — Appraisal or Dissenters’ Rights in the Merger” beginning on page 110.
Interests of CBTX’s Directors and Executive Officers in the Merger (page 99)
In considering the recommendation of the CBTX board of directors to vote for the CBTX merger proposal, holders of CBTX common stock should be aware that the directors and executive officers of CBTX may have interests in the merger that are different from, or in addition to, the interests of holders of CBTX common stock generally and that may create potential conflicts of interest. The CBTX board of directors was aware of these interests and considered them, among other matters, in making its recommendation that CBTX shareholders vote to approve the CBTX merger proposal.
These interests include:
•
Treatment of CBTX Equity Awards

•
The CBTX equity awards held by CBTX’s directors and executive officers immediately prior to the effective time will be generally treated in the same manner as those CBTX equity awards held by other employees of CBTX.

•
The estimated aggregate amount that would be realized by the CBTX executive officers, including its named executive officers in settlement of their CBTX equity awards that are outstanding as of January 14, 2022 if the effective time occurred on January 14, 2022 is $1,383,490. The amounts in this paragraph were determined using a price per share of CBTX common stock of $30.28 (the average closing market price of CBTX common stock over the first five business days following the public announcement of the merger on November 8, 2021).

•
Franklin Salary Continuation Agreement

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Mr. Franklin is party to a 2017 Salary Continuation Agreement, dated as of October 28, 2017 (the “SERP”). The SERP will terminate at the effective time of the merger. The SERP provides for a lump-sum cash benefit (in lieu of any other SERP benefit) payable immediately after a change in control (which includes consummation of the merger), regardless of whether Mr. Franklin’s employment also terminates. The lump-sum benefit is the amount of the SERP accrual balance as of the date of the change in control. If the effective time of the merger occurred on January 14, 2022, Mr. Franklin would receive a payment of $899,830 pursuant to the SERP.

•
Indemnification; Directors’ and Officers’ Insurance

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CBTX is party to indemnification agreements with each of its directors and executive officers that require CBTX, among other things, to indemnify the directors and executive officers against certain liabilities that may arise by reason of their status or service as directors or officers.

•
In addition, the merger agreement provides that CBTX and Allegiance will cooperate to obtain at or prior to the effective time a six (6)-year “tail” policy under CBTX’s existing directors’ and officers’ insurance policy with a substantially comparable insurer providing equivalent coverage and amounts containing terms and conditions that are no less advantageous to the insured as the current policies of directors’ and officers’ liability insurance maintained by CBTX. The obligations of the combined company, Allegiance or CBTX relating to indemnification and directors’ and officers’ insurance may not be terminated or modified after the effective time in a manner so as to adversely affect any CBTX indemnified party without the prior written consent of the affected CBTX indemnified party.
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Director Ownership Interest in Allegiance

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Joseph B. Swinbank is a general partner of a family limited partnership that owns 16,408 shares of Allegiance common stock.

•
Board of Directors and Management of the Combined Company and Combined Bank

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Immediately following the closing of the merger, the board of directors of the combined company will consist of fourteen (14) directors, which will include seven (7) legacy CBTX directors and seven (7) legacy Allegiance directors. The legacy CBTX directors expected to become members of the board of directors of the combined company consist of Robert R. Franklin, Jr., the current Chairman, President and Chief Executive Officer of CBTX, and Michael Havard, Joe Penland, Sr., Reagan A. Reaud, Joseph B. Swinbank, John E. Williams, and William E. Wilson, Jr., each a current director of CBTX. Non-employee members of the combined company’s board of directors will be compensated for such service.

•
The following directors and executive officers of CBTX are expected to be part of the leadership team of the combined company: Robert R. Franklin, Jr., as Chief Executive Officer of the combined company, Joe West, as Chief Credit Officer of the combined bank, and Justin M. Long, as General Counsel of the combined company. The roles of other executive officers of CBTX with the combined company and the combined bank have yet to be finally determined.

The CBTX board of directors was aware of and considered these respective interests when deciding to adopt and approve the merger agreement. For more information, see the section entitled “The Merger — Interests of CBTX’s Directors and Executive Officers in the Merger” beginning on page 99.
Interests of Allegiance’s Directors and Executive Officers in the Merger (page 101)
In considering the recommendation of the Allegiance board of directors to vote for the Allegiance merger proposal, holders of Allegiance common stock should be aware that the directors and executive officers of Allegiance may have interests in the merger that are different from, or in addition to, the interests of holders of Allegiance common stock generally and that may create potential conflicts of interest. The Allegiance board of directors was aware of these interests and considered them, among other matters, in making its recommendation that Allegiance shareholders vote to approve the Allegiance merger proposal.
These interests include:
•
Treatment of Allegiance Equity Awards

•
The Allegiance equity awards held by Allegiance’s directors and executive officers immediately prior to the effective time will be treated in the same manner as those Allegiance equity awards held by other employees of Allegiance.

•
The estimated aggregate amount that would be realized by the Allegiance executive officers in settlement of their Allegiance equity awards that are outstanding as of January 14, 2022 if the effective time occurred on January 14, 2022 is $1.5 million. The estimated aggregate amount that would be realized by Allegiance’s directors who are not also executive officers of Allegiance in settlement of their Allegiance equity awards that are outstanding as of January 14, 2022 if the effective time occurred on January 14, 2022 is $489,000. The amounts in this paragraph were determined using a price per share of Allegiance common stock of $42.45 (the average closing market price of Allegiance common stock over the first five business days following the public announcement of the merger on November 8, 2021).

•
Allegiance Change in Control Arrangements

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The Allegiance Bancshares, Inc. Change in Control Severance Plan provides certain benefits to eligible employees, including Allegiance’s named executive officers, in the event of certain terminations of employment in connection with a change in control.

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The estimated aggregate amount that would be payable to the Allegiance executive officers in connection with a termination of employment without cause, effective as of the effective time of the merger, if the effective time were January 14, 2022 is $8.6 million.

•
Indemnification; Directors’ and Officers’ Insurance

•
Allegiance is party to indemnification agreements with each of its directors and executive officers that require Allegiance, among other things, to indemnify the directors and executive officers against certain liabilities that may arise by reason of their status or service as directors or officers.

•
In addition, the merger agreement provides that CBTX and Allegiance will cooperate to obtain at or prior to the effective time a six (6)-year “tail” policy under Allegiance’s existing directors’ and officers’ insurance policy with a substantially comparable insurer providing equivalent coverage and amounts containing terms and conditions that are no less advantageous to the insured as the current policies of directors’ and officers’ liability insurance maintained by Allegiance.

•
Board of Directors and Management of the Combined Company and the Combined Bank

•
In the merger agreement, CBTX and Allegiance have agreed that the board of directors of the combined company as of the effective time will consist of fourteen (14) directors, which will include seven (7) legacy CBTX directors and seven (7) legacy Allegiance directors. The legacy Allegiance directors expected to become members of the board of directors of the combined company are Steven F. Retzloff, the current Chief Executive Officer of Allegiance, John Beckworth, Jon-Al Duplantier, Frances H. Jeter, George Martinez, William S. Nichols, III and Fred S. Robertson, each a current director of Allegiance. Non-employee members of the combined company’s board of directors will be compensated for such service.

•
The following directors and officers of Allegiance are expected to be part of the leadership team of the combined company: Mr. Retzloff as Executive Chairman, Ramon (Ray) A. Vitulli, III as President and Chief Executive Officer of the combined bank, Paul Egge as Chief Financial Officer, Shanna Kuzdzal as General Counsel and Okan Akin as Chief Risk Officer.

The Allegiance board of directors was aware of and considered these respective interests when deciding to adopt and approve the merger agreement. For more information, see the section entitled “The Merger — Interests of Allegiance’s Directors and Executive Officers in the Merger” beginning on page 101.
Governance of the Combined Company After the Merger (page 104)
Amendment and Restatement of CBTX Certificate of Formation
Subject to approval of the proposals comprising the CBTX certificate restatement proposals, effective immediately prior to, and subject to, the completion of the merger, CBTX’s certificate of formation will be amended and restated to, among other things, (i) increase the number of authorized shares of CBTX common stock from ninety million (90,000,000) shares to one hundred forty million (140,000,000) shares, (ii) include provisions governing the terms and classification of, and names of the initial, directors of the combined company, and (iii) provide for certain other changes in connection with the amendment and restatement of CBTX’s certificate of formation.
A copy of the form of amended and restated certificate of formation is attached as Annex D to this joint proxy statement/prospectus and is incorporated by reference herein. Such amended and restated certificate of formation of CBTX will be the certificate of formation of the combined company, until thereafter amended in accordance with applicable law.
Bylaws
Prior to closing, the CBTX board of directors will take all actions necessary to cause the bylaws of CBTX to be amended as set forth in Annex F (such amendment, the “CBTX bylaw amendment”), and as so amended, effective upon the completion of the merger, the bylaws of CBTX will be the bylaws of the combined company, until thereafter amended as provided therein or in accordance with applicable law. The bylaws of CBTX as amended pursuant to the merger agreement implement certain governance matters for the combined company following completion of the merger.
Board of Directors
In the merger agreement, CBTX and Allegiance have agreed that the board of directors of the combined company as of the effective time will have fourteen (14) members, consisting of:
•
seven (7) legacy CBTX directors, which will include Robert R. Franklin, Jr., the current Chairman, President and Chief Executive Officer of CBTX; and

•
seven (7) legacy Allegiance directors, which will include Steven F. Retzloff, the current Chief Executive Officer of Allegiance.

Immediately following the completion of the merger, the board of directors of the combined company is expected to consist of Robert R. Franklin, Jr., the current Chairman, President and Chief Executive Officer of CBTX; Steven F. Retzloff, the current Chief Executive Officer of Allegiance; Michael A. Havard, Joe E. Penland, Sr., Reagan A. Reaud, Joseph B. Swinbank, John E. Williams, William E. Wilson, Jr., each a current director of CBTX; and John Beckworth, Jon-Al Duplantier, Frances H. Jeter, George Martinez, William S. Nichols, III and Fred S. Robertson, each a current director of Allegiance.
The CBTX bylaw amendment provides that from and after the effective time and until the third anniversary of the effective time, the number of directors that comprises the full board of directors of the combined company will be fourteen (14). Effective as of the effective time, the seven (7) legacy CBTX directors, on the one hand, and the seven (7) legacy Allegiance directors, on the other hand, will be, as nearly evenly as is practicably possible, apportioned among the different classes of the board of directors of the combined company such that each class of the board of directors will consist of at least two (2) legacy CBTX directors and at least two (2) legacy Allegiance directors, provided that Mr. Franklin and Mr. Retzloff will be in the same class of the board of directors of the combined company.
The CBTX bylaw amendment provides that from and after the effective time and until the second anniversary of the effective time no vacancy on the board of directors of the combined company created by the cessation of service of a director will be filled by the board of directors, and the board of directors will not nominate any individual to fill such vacancy unless (i) such individual would be an independent director of the combined company (unless such predecessor director was not an independent director), (ii) in the case of a vacancy created by the cessation of service of a legacy CBTX director, not less than a majority of the legacy CBTX directors then in office have approved the appointment or nomination (as applicable) to fill such vacancy, in which case the legacy Allegiance directors will vote to approve the appointment or nomination (as applicable) of such individual, and (iii) in the case of a vacancy created by the cessation of service of a legacy Allegiance director, not less than a majority of the legacy Allegiance directors then in office have approved the appointment or nomination (as applicable) to fill such vacancy, in which case the legacy CBTX directors will vote to approve the appointment or nomination (as applicable) of such individual; provided that any such appointment or nomination pursuant to (ii) or (iii) will be made in accordance with applicable law and the rules of The Nasdaq Stock Market LLC (or other national securities exchange on which the combined company’s securities are listed). The “legacy CBTX directors” and the “legacy Allegiance directors” means, respectively, the directors of CBTX and Allegiance who were selected to be directors of the combined company by CBTX or Allegiance, as the case may be, as of the effective time, pursuant to the merger agreement, and any directors of the combined company who were subsequently appointed or nominated and elected to fill a vacancy created by the cessation of service of a legacy CBTX director or legacy Allegiance director, respectively, pursuant to the CBTX bylaw amendment as described above.
Under the CBTX bylaw amendment, from and after the effective time and until the second anniversary of the effective time, subject to applicable law, newly created directorships resulting from any increase in the authorized number of directors may be filled only by the affirmative vote of at least seventy-five percent (75%) of the remaining directors.

Committees of the Board of Directors of the Combined Company
The CBTX bylaw amendment provides that from and after the effective time and until the third anniversary of the effective time, (i) the board of directors of the combined company will have four standing committees: an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee and a Risk Committee; (ii) the chairpersons of two such committees shall be designated from among the legacy CBTX directors and the chairpersons of two such committees shall be designated from among the legacy Allegiance directors; and (iii) the membership of the committees will be, as practicably as possible, evenly split between the legacy CBTX directors and the legacy Allegiance directors.
In addition, the CBTX bylaw amendment provides that from and after the effective time and until the third anniversary of the effective time, (i) any removal of a director from a committee of the combined company or as chairperson of a committee, or failure to appoint, re-elect or re-nominate any of them to, any such positions, shall require the affirmative vote of at least seventy-five percent (75%) of the full board of directors, (ii) the board of directors may by the affirmative vote of at least seventy-five percent (75%) of the full board of directors establish any committees not expressly contemplated by the CBTX bylaw amendment composed of directors as they may determine to be necessary or appropriate for the conduct of business of the combined company and may prescribe the composition, duties and procedures of the committees, and (iii) at any time during such period in which an Executive Committee is in existence, each of Robert R. Franklin, Jr. and Steven F. Retzloff shall serve as a member of the Executive Committee.
Chief Executive Officer, Executive Chairman and Lead Independent Director
Effective as of the effective time, Robert R. Franklin, Jr. will serve as the Chief Executive Officer of the combined company and Steven F. Retzloff will serve as the Executive Chairman and a director of the combined company.
From and after the effective time and until the third anniversary of the effective time, (i) the removal of Mr. Franklin from, or the failure to appoint, re-elect or re-nominate Mr. Franklin to, his position as the Chief Executive Officer and a director of the combined company, (ii) the removal of Mr. Retzloff from, or the failure to appoint, re-elect or re-nominate Mr. Retzloff to, his position as the Executive Chairman and a director of the combined company, (iii) any amendment or modification to any employment or similar agreement with Mr. Franklin or Mr. Retzloff to the extent such amendment or modification would materially and adversely affect such individual, or (iv) any termination of employment of Mr. Franklin or Mr. Retzloff by the combined company or any subsidiary of the combined company, shall in each case require the affirmative vote of at least seventy-five percent (75%) of the full board of directors of the combined company.
Under the terms of the CBTX bylaw amendment, within one hundred eighty (180) days following the effective time, the combined company’s board of directors shall, by the affirmative vote of at least seventy-five percent (75%) of the full board of directors, select an independent director from among the legacy CBTX directors and the legacy Allegiance directors as the lead independent director (the “lead director”) of the board of directors of the combined company. From and after the effective time and until the third anniversary of the effective time, any removal of the individual serving in the capacity of the lead director from, or failure to appoint, re-elect or re-nominate such individual to, the position of lead director, shall, in each case, require the affirmative vote of at least seventy-five percent (75%) of the full board of directors.
Headquarters and Name After the Merger
Effective as of and from the effective time, the corporate headquarters of the combined company and the combined bank will be located in Houston, Texas. Allegiance and CBTX also intend to determine the name of the combined bank to be effective as of the effective time of the bank merger.
Regulatory Approvals (page 108)
Subject to the terms of the merger agreement, CBTX and Allegiance have agreed to cooperate with each other and use reasonable best efforts to promptly prepare and file all documentation to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such governmental entities. These approvals include, among others, the approval of the Federal Reserve Board, the Federal Deposit Insurance Corporation (the “FDIC”) and the Texas Department of Banking (the “TDB”).
Although neither CBTX nor Allegiance knows of any reason why it cannot obtain these regulatory approvals in a timely manner, CBTX and Allegiance cannot be certain when or if they will be obtained, or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the merger or the bank merger.
Expected Timing of the Merger
CBTX and Allegiance expect the merger to close in the second quarter of 2022. However, neither CBTX nor Allegiance can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. CBTX and Allegiance must first obtain the approval of holders of CBTX common stock and holders of Allegiance common stock for the merger, as well as obtain necessary regulatory approvals and satisfy certain other closing conditions.
Conditions to Completion of the Merger (page 126)
CBTX’s and Allegiance’s respective obligations to complete the merger are subject to the satisfaction, or in certain cases waiver, at or prior to the effective time, of the following conditions:
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approval of the CBTX merger proposal and the CBTX certificate restatement proposals by the shareholders of CBTX by the requisite CBTX votes;

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approval of the Allegiance merger proposal by the shareholders of Allegiance by the requisite Allegiance vote;

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the authorization for listing on the Nasdaq Global Select Market, subject to official notice of issuance, of the shares of CBTX common stock that will be issuable pursuant to the merger agreement;

•
all requisite regulatory approvals having been obtained and remaining in full force and effect, and all statutory waiting periods in respect thereof having expired or been terminated, without the imposition of any requirement to take or commit to take any action or agree to any condition or restriction that would reasonably be expected to have a material adverse effect on the combined company and its subsidiaries, taken as a whole, after giving effect to the merger;

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the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, and the absence of any stop order suspending the effectiveness of the registration statement or proceedings for such purpose initiated or threatened by the SEC and not withdrawn;

•
no order, injunction, or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement being in effect, and no law, statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement;

•
the accuracy of the representations and warranties of the other party contained in the merger agreement, generally as of the date on which the merger agreement was entered into and as of the closing date, subject to the materiality standards provided in the merger agreement (and the receipt by each party of a certificate dated as of the closing date and signed on behalf of the other party by the chief executive officer or the chief financial officer to such effect);

•
the performance by the other party in all material respects of the obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the closing date (and the receipt by each party of a certificate dated as of the closing date and signed on behalf of the other party by the chief executive officer or the chief financial officer to such effect); and

•
receipt by such party of an opinion of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

In addition, Allegiance’s obligation to complete the merger was subject to the settlement of the investigation of the BSA/AML Program of CommunityBank of Texas with the Financial Crimes Enforcement Network of the U.S. Department of the Treasury (“FinCEN”) and all monetary penalties assessed or issued by FinCEN or the Office of the Comptroller of the Currency (the “OCC”) having been paid or accrued by CommunityBank of Texas. On December 15, 2021, CommunityBank of Texas entered into a consent order with FinCEN, and on December 16, 2021, CommunityBank of Texas entered into a consent order with the OCC (collectively, the “Consent Orders”). CommunityBank of Texas has paid or accrued all monetary penalties in connection with such Consent Orders, and this condition to closing has been satisfied.
Neither CBTX nor Allegiance can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or, in some cases, waived by the appropriate party.
Termination of the Merger Agreement (page 127)
The merger agreement can be terminated at any time prior to completion of the merger, whether before or after the receipt of the requisite CBTX vote or the requisite Allegiance vote, in the following circumstances:
•
by mutual written consent of CBTX and Allegiance;

•
by either CBTX or Allegiance if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger or the bank merger, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements set forth in the merger agreement;

•
by either CBTX or Allegiance if the merger has not been completed on or before a termination date of August 2, 2022, unless the failure of the merger to be completed by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements set forth in the merger agreement; provided, however, that if the conditions in the third and fifth bullets in “— Conditions to Completion of the Merger” above (to the extent related to obtaining all requisite regulatory approvals) have not been satisfied or waived on or prior to such date but all other conditions to closing the merger have been satisfied or waived, such termination date under this bullet point will be automatically extended to October 31, 2022;

•
by either CBTX or Allegiance (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or if any such representation or warranty ceases to be true) set forth in the merger agreement on the part of Allegiance, in the case of a termination by CBTX, or CBTX, in the case of a termination by Allegiance, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the closing date, the failure of an applicable closing condition of the terminating party and which is not cured within forty-five (45) days following written notice to the other party, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date);

•
by Allegiance prior to the time as the requisite CBTX vote is obtained, if (i) CBTX or the board of directors of CBTX has made a recommendation change or (ii) CBTX or the board of directors of CBTX breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to shareholder approval and the CBTX board recommendation; or

•
by CBTX prior to the time as the requisite Allegiance vote is obtained, if (i) Allegiance or the board of directors of Allegiance has made a recommendation change or (ii) Allegiance or the board of directors of Allegiance breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to shareholder approval and the Allegiance board recommendation.

In addition, Allegiance had the right to terminate the merger agreement if the civil money penalties imposed on CommunityBank of Texas by FinCEN and the OCC in the settlement of the investigation of the BSA/AML Program of CommunityBank of Texas, N.A. (the “FinCEN Matter”) exceeded certain thresholds set forth in the merger agreement or if CommunityBank of Texas had not entered into the Consent Orders. As a result of CommunityBank of Texas’s entry into the Consent Orders with FinCEN and the OCC and its payment or accrual of all monetary penalties in connection with such Consent Orders, this termination right is no longer applicable.
Neither CBTX nor Allegiance is permitted to terminate the merger agreement as a result, in and of itself, of any increase or decrease in the market price of CBTX common stock or Allegiance common stock.
Termination Fee (page 128)
If the merger agreement is terminated by either CBTX or Allegiance under certain circumstances, including circumstances involving alternative acquisition proposals and changes in the recommendation by Allegiance or CBTX or their respective boards, Allegiance or CBTX may be required to pay a termination fee to the other party equal to $32.5 million.
Voting Agreement and Director Support Agreements (page 130)
All of the directors and executive officers of Allegiance (holding approximately [•]% of the outstanding Allegiance common stock as of the record date of the Allegiance special meeting) and certain directors and executive officers of CBTX (holding approximately [•]% of the outstanding CBTX common stock as of the record date of the CBTX special meeting) have executed a voting agreement (the “Voting Agreement”) in which they have agreed to vote their shares of Allegiance common stock and CBTX common stock, respectively, in favor of approval of the merger agreement.
In connection with the merger agreement, certain directors of Allegiance and CBTX have entered into Director Support Agreements with CBTX and Allegiance (the “Director Support Agreements”) pursuant to which they have agreed to support the transaction and to certain additional restrictive covenants.
The foregoing descriptions of the Voting Agreement and the Director Support Agreements do not purport to be complete and are qualified in their entirety by reference to the form of the Voting Agreement, which is attached hereto as Annex B and incorporated by reference herein, and the form of the Director Support Agreement, which is attached hereto as Annex C and incorporated by reference herein.
Accounting Treatment (page 107)
CBTX and Allegiance each prepare their respective financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The merger will be accounted for as a reverse acquisition using the acquisition method of accounting, with CBTX treated as the legal acquirer and Allegiance treated as the accounting acquirer for financial reporting purposes.
The Rights of Holders of Allegiance Common Stock Will Change as a Result of the Merger (page 140)
The rights of holders of Allegiance common stock are governed by Texas law and by the certificate of formation and bylaws of Allegiance. In the merger, holders of Allegiance common stock will become holders of common stock of CBTX, and their rights will be governed by Texas law and the certificate of formation of CBTX as amended by the CBTX certificate restatement and the bylaws of CBTX as amended by the CBTX bylaw amendment. Holders of Allegiance common stock will have different rights once they become holders of common stock of CBTX due to the different terms of the governing documents of Allegiance and CBTX.

Listing of CBTX Common Stock; Delisting and Deregistration of Allegiance Common Stock (page 110)
The shares of CBTX common stock to be issued in the merger will be listed for trading on the Nasdaq Global Select Market. Following the merger, shares of CBTX common stock will continue to be listed on the Nasdaq Global Select Market. In addition, following the merger, Allegiance common stock will be delisted from the Nasdaq Global Market and deregistered under the Exchange Act.
The CBTX Special Meeting (page 44)
The CBTX special meeting will be held at [•] on [•], 2022 at [•], local time. At the CBTX special meeting, holders of CBTX common stock will be asked to vote on the following matters:
•
approval of the CBTX merger proposal;

•
approval of the CBTX certificate restatement proposals;

•
approval of the CBTX incentive plan proposal; and

•
approval of the CBTX adjournment proposal, if necessary or appropriate.

You may vote at the CBTX special meeting if you owned shares of CBTX common stock at the close of business on [•], the record date for the special meeting. On that date, there were [•] shares of CBTX common stock outstanding, approximately [•] percent ([•]%) of which were owned and entitled to be voted by CBTX directors and executive officers and their affiliates. In addition, certain directors and executive officers of CBTX (holding approximately [•]% of the outstanding CBTX common stock as of the record date of the CBTX special meeting) have executed a Voting Agreement in which they have agreed to vote their shares of CBTX common stock in favor of approval of the merger agreement.
The CBTX merger proposal and the proposals comprising the CBTX certificate restatement proposals will each be approved if at least two-thirds of the holders of the outstanding shares of CBTX common stock entitled to vote on such proposal are voted in favor of such proposal. The CBTX incentive plan proposal and the CBTX adjournment proposal will each be approved if at least a majority of the votes cast by the holders of CBTX common stock entitled to vote on such proposal, present in person or represented by proxy, at the CBTX special meeting, are voted in favor of such proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the CBTX special meeting or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the CBTX merger proposal or the proposals comprising the CBTX certificate restatement proposals, it will have the same effect as a vote “AGAINST” the CBTX merger proposal or the proposals comprising the CBTX certificate restatement proposals. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the CBTX special meeting or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the CBTX incentive plan proposal or the CBTX adjournment proposal, you will not be deemed to have cast a vote with respect to the CBTX incentive plan proposal or the CBTX adjournment proposal and it will have no effect on the CBTX incentive plan proposal or the CBTX adjournment proposal.
The Allegiance Special Meeting (page 61)
The Allegiance special meeting will be held at [•] on [•], 2022 at [•], local time. At the Allegiance special meeting, holders of Allegiance common stock will be asked to vote on the following matters:
•
approval of the Allegiance merger proposal; and

•
approval of the Allegiance adjournment proposal, if necessary or appropriate.

You may vote at the Allegiance special meeting if you owned shares of Allegiance common stock at the close of business on [•], the record date for the special meeting. On that date, there were [•] shares of Allegiance common stock outstanding, approximately [•] percent ([•]%) of which were owned and entitled to be voted by Allegiance directors and executive officers and their affiliates. All of the directors and executive officers of Allegiance (holding approximately [•]% of the outstanding Allegiance common stock as of the record date of the Allegiance special meeting) have executed a Voting Agreement in which they have agreed to vote their shares of Allegiance common stock in favor of approval of the merger agreement.

The Allegiance merger proposal will be approved if at least two-thirds of the outstanding shares of Allegiance common stock entitled to vote on such proposal are voted in favor of such proposal. The Allegiance adjournment proposal will be approved if the holders of a majority of the issued and outstanding shares of Allegiance common stock, present in person or represented by proxy and entitled to vote, vote in favor of such proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the Allegiance special meeting or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Allegiance merger proposal, it will have the same effect as a vote “AGAINST” the Allegiance merger proposal. If you mark “ABSTAIN” on your proxy with respect to the Allegiance adjournment proposal, it will have the same effect as a vote “AGAINST” the Allegiance adjournment proposal, and if you fail to submit a proxy or vote in person at the Allegiance special meeting or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Allegiance adjournment proposal, your shares will not be deemed to be represented at the Allegiance special meeting and it will have no effect on the Allegiance adjournment proposal.
Risk Factors (page 37)
In evaluating the merger agreement and the merger, including the issuance of shares of CBTX common stock in the merger, you should carefully read this joint proxy statement/prospectus and give special consideration to the factors discussed in the section entitled “Risk Factors” beginning on page 37 and in CBTX’s and Allegiance’s respective Annual Reports on Form 10-K for the year ended December 31, 2020, and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 156 of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

UNAUDITED PRO FORMA COMBINED CONDENSED
CONSOLIDATED FINANCIAL INFORMATION
The following tables present unaudited condensed consolidated financial information for each of CBTX and Allegiance, as well as unaudited pro forma combined condensed consolidated financial information for CBTX and Allegiance reflecting the merger and pro forma adjustments described in the accompanying notes. CBTX and Allegiance have prepared the unaudited pro forma combined condensed consolidated statements of income to give pro forma effect to the merger as if it had been consummated on January 1, 2020, and the unaudited pro forma combined condensed consolidated statement of financial condition to give pro forma to the merger as if it had been consummated on September 30, 2021.
The unaudited pro forma combined condensed consolidated financial information appearing below assumes that the merger is accounted for as a reverse acquisition using the acquisition method of accounting, pursuant to FASB Topic 805-10, Business Combinations, with CBTX treated as the legal acquirer and Allegiance treated as the accounting acquirer. In identifying Allegiance as the acquiring entity for accounting purposes, CBTX and Allegiance took into account a number of factors as of the date of this joint proxy statement/prospectus, including the relative size of CBTX and Allegiance prior to the consummation of the merger and the relative voting rights of all equity instruments in the combined company. No single factor was the sole determinant in the overall conclusion that Allegiance is the acquirer for accounting purposes; rather all factors were considered in arriving at such conclusion. See the section entitled “The Merger — Accounting Treatment” beginning on page 107. Under the acquisition method of accounting, the assets and liabilities of CBTX, as the accounting acquiree, will be recorded at their respective fair values as of the date the merger is completed.
The unaudited pro forma adjustments, including the allocations of the purchase price, are preliminary and have been made solely for the purpose of providing unaudited pro forma combined condensed consolidated financial information with materially relevant estimated adjustments. Certain reclassifications have been made to the historical financial statements of CBTX to conform to the presentation in Allegiance’s financial statements. Accordingly, the unaudited pro forma combined condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the results that might have occurred had the merger taken place on January 1, 2020, for statement of income purposes and on September 30, 2021, for statement of financial condition purposes, and is not intended to be a projection of future results. Historical results for any prior period are not necessarily indicative of results to be expected in any future period, and historical results for the nine months ended September 30, 2021, are not necessarily indicative of results to be expected for all of 2021. A final determination of the acquisition consideration and fair values of CBTX’s assets and liabilities, which cannot be made prior to the completion of the merger, will be based on the actual net tangible and intangible assets of CBTX that exist as of the date of completion of the merger. Consequently, amounts preliminarily allocated to goodwill and identifiable intangibles could change significantly from those allocations used in the unaudited pro forma combined condensed consolidated financial information presented below and could result in a material change in amortization of acquired intangible assets.
The unaudited pro forma combined condensed consolidated financial information includes nonrecurring estimated after-tax merger costs, but does not include the benefits of expected cost savings or opportunities to earn additional revenue, as these are nonrecurring in nature and not factually supportable. Estimated after-tax merger costs are subject to change.
In addition, future results may differ materially from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 37 and appearing under the caption “Risk Factors” in CBTX’s and Allegiance’s most recently filed Annual Reports on Form 10-K and in any subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference in this joint proxy statement/prospectus, and the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 35. Among other factors, the actual amounts recorded as of the completion of the merger may differ materially from the information presented in these unaudited pro forma combined financial statements as a result of:
•
changes in the trading price for Allegiance’s common stock;

•
net cash used or generated in CBTX’s or Allegiance’s operations between the signing of the merger agreement and the completion of the merger;

•
the timing of the completion of the merger, changes in total merger-related expenses, and integration costs, including costs associated with systems implementation, severance, and other costs related to exit or disposal activities;

•
other changes in CBTX’s or Allegiance’s net assets that occur prior to the completion of the merger, which could cause material differences in the information presented below; and

•
changes in the financial results of the combined company.

The unaudited pro forma combined condensed consolidated financial information is provided for illustrative information purposes only. The unaudited pro forma combined condensed consolidated financial information is not necessarily, and should not be assumed to be, an indication of the actual results that would have been achieved had the merger been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma combined financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma combined condensed consolidated financial statements should be read together with:
•
the accompanying notes to the unaudited pro forma combined condensed consolidated financial statements;

•
CBTX’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2020, included in CBTX’s Annual Report on Form 10-K for the year ended December 31, 2020;

•
CBTX’s separate unaudited historical consolidated financial statements and accompanying notes as of and for the nine months ended September 30, 2021, included in CBTX’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021;

•
Allegiance’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2020, included in Allegiance’s Annual Report on Form 10-K for the year ended December 31, 2020;

•
Allegiance’s separate unaudited historical consolidated financial statements and accompanying notes as of and for the nine months ended September 30, 2021, included in Allegiance’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021; and

•
other information pertaining to CBTX and Allegiance contained in or incorporated by reference into this joint proxy statement/prospectus.

Pro Forma Combined Condensed Consolidated Statement of Financial Condition
As of September 30, 2021
(Unaudited)
(Dollars in thousands, except share data)
	CBTX	Allegiance	Pro Forma Adjustments (See Note 4 on page 33)		Pro Forma Combined
ASSETS
Cash and cash equivalents	$998,785	$903,761	$—		$1,902,546
Total investment securities	359,539	1,211,476	—		1,571,015
Loans held for sale	327	—	—		327
Loans held for investment	2,608,402	4,289,469	(15,132)	(1)	6,882,739
Allowance for credit losses on loans	(32,208)	(50,491)	6,092	(2)	(76,607)
Loans, net	2,576,194	4,238,978	(9,040)		6,806,132
Premises and equipment, net	70,762	65,140	—		135,902
Others real estate owned	—	1,397	—		1,397
Goodwill	80,950	223,642	116,961	(3)	421,553
Core deposit intangibles, net	261	15,482	16,680	(4)	32,423
Other intangibles, net	3,441	—	—		3,441
Other assets	118,860	99,885	8,115	(5)	226,860
TOTAL ASSETS	$4,209,119	$6,759,761	$132,716		$11,101,596
LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Noninterest-bearing	$1,628,144	$2,086,683	$—		$3,714,827
Interest bearing	1,903,491	3,580,195	1,284	(6)	5,484,970
Total deposits	3,531,635	5,666,878	1,284		9,199,797
Subordinated debt	—	108,715	—		108,715
Other borrowings	50,000	139,954	—		189,954
Other liabilities	62,891	45,622	45,000	(7)	153,513
Total liabilities	3,644,526	5,961,169	46,284		9,651,979
SHAREHOLDERS’ EQUITY:
Common stock	253	20,218	(19,931)	(8)	540
Common stock surplus	335,226	507,948	398,492	(9)	1,241,666
Retained earnings	241,012	247,966	(289,693)	(10)	199,285
Treasury stock, at cost, 843,956 shares held	(14,334)	—	—		(14,334)
Accumulated other comprehensive income	2,436	22,460	(2,436)	(11)	22,460
Total shareholders’ equity	564,593	798,592	86,432		1,449,617
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,209,119	$6,759,761	$132,716		$11,101,596
See accompanying notes to unaudited pro forma combined condensed consolidated financial statements.

Pro Forma Combined Condensed Consolidated Statement of Income
For The Nine Month Period Ended September 30, 2021
(Unaudited)
(Dollars and shares in thousands, except share data)
	CBTX	Allegiance	Pro Forma Adjustments (See Note 4 on page 33)		Pro Forma Combined
Interest income:
Loans, including fees	$94,723	$173,858	$3,749	(12)	$272,330
Securities	3,940	15,339	—		19,279
Other interest-bearing assets	1,201	356	—		1,557
Total interest income	99,864	189,553	3,749		293,166
Interest expense:
Deposits	3,844	13,325	—		17,169
Other borrowings	663	5,768	—		6,431
Total interest expense	4,507	19,093	—		23,600
Net interest income	95,357	170,460	3,749		269,566
(Recapture of) provision for credit losses	(9,566)	255	—		(9,311)
Net interest income after provision for credit losses	104,923	170,205	3,749		278,877
Noninterest income	12,164	6,108	—		18,272
Noninterest expense	72,854	102,810	1,899	(15)	177,563
Net income before taxes	44,233	73,503	1,850		119,586
Income tax expense	8,090	13,508	388	(16)	21,986
Net income	$36,143	$59,995	$1,462		$97,600
Pro Forma Combined Per Share Data
Earnings (a):
Basic	$1.48	$2.97			$1.84
Diluted	$1.47	$2.95			$1.81
Dividends (b)	$0.39	$0.36			$0.39
Weighted average shares outstanding:
Basic	24,462	20,188	8,447	(17)	53,097
Diluted	24,572	20,369	8,884	(17)	53,825

(a)
The pro forma combined earnings per share amounts were calculated by totaling the historical earnings of CBTX and Allegiance, adjusted for purchase accounting entries, and dividing the resulting amount by the average pro forma shares of CBTX and Allegiance, giving effect to the merger as if it had occurred as of the beginning of the period presented. The average pro forma shares of CBTX and Allegiance reflect historical basic and diluted shares of CBTX, plus historical basic and diluted average shares of Allegiance, as adjusted based on the fixed exchange ratio of 1.4184 shares of CBTX common stock for each share of Allegiance common stock. The number of shares to be issued is subject to adjustment in certain limited circumstances. See pro forma adjustment (16) in Note 4.

(b)
Pro forma combined cash dividends per share represents CBTX’s historical amounts only. Total dividends declared by CBTX during the nine months ended September 30, 2021, were $9.6 million.

See accompanying notes to unaudited pro forma combined condensed consolidated financial statements.

Pro Forma Combined Condensed Consolidated Statement of Income
For The Year Ended December 31, 2020
(Unaudited)
(Dollars and shares in thousands, except share data)
	CBTX	Allegiance	Pro Forma Adjustments (See Note 4 on page 33)		Pro Forma Combined
Interest income:
Loans, including fees	$131,678	$225,959	$4,999	(12)	$362,636
Securities	4,768	15,538	—		20,306
Other interest-bearing assets	2,247	265	—		2,512
Total interest income	138,693	241,762	4,999		385,454
Interest expense:
Deposits	9,168	31,046	(1,284)	(13)	38,930
Other borrowings	919	8,033	—		8,952
Total interest expense	10,087	39,079	(1,284)		47,882
Net interest income	128,606	202,683	6,283		337,572
Provision for credit losses	18,892	27,374	16,621	(14)	62,887
Net interest income after provision for credit losses	109,714	175,309	(10,338)		274,685
Noninterest income	14,781	8,156	—		22,937
Noninterest expense	92,100	127,494	2,108	(15)	221,702
Net income before taxes	32,395	55,971	(12,446)		75,920
Income tax expense	6,034	10,437	(2,614)	(16)	13,857
Net income	$26,361	$45,534	$(9,832)		$62,063
Pro Forma Combined Per Share Data
Earnings(a):
Basic	$1.06	$2.23			$1.16
Diluted	$1.06	$2.22			$1.14
Dividends(b)	$0.40	$0.40			$0.40
Weighted average shares outstanding:
Basic	24,761	20,415	8,542	(17)	53,718
Diluted	24,803	20,546	9,188	(17)	54,537

(a)
The pro forma combined earnings per share amounts were calculated by totaling the historical earnings of CBTX and Allegiance, adjusted for purchase accounting entries, and dividing the resulting amount by the average pro forma shares of CBTX and Allegiance, giving effect to the merger as if it had occurred as of the beginning of the period presented. The average pro forma shares of CBTX and Allegiance reflect historical basic and diluted shares of CBTX, plus historical basic and diluted average shares of Allegiance, as adjusted based on the fixed exchange ratio of 1.4184 shares of CBTX common stock for each share of Allegiance common stock. The number of shares to be issued is subject to adjustment in certain limited circumstances. See pro forma adjustment (16) in Note 4.

(b)
Pro forma combined cash dividends per share represents CBTX’s historical amounts only. Total dividends declared by CBTX during the year ended December 31, 2020, were $9.9 million.

See accompanying notes to unaudited pro forma combined condensed consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS
Note 1.   Basis of Presentation
The unaudited pro forma combined condensed consolidated financial information and explanatory notes have been prepared to give pro forma effect to the merger under the acquisition method of accounting with CBTX treated as the legal acquirer and Allegiance treated as the accounting acquirer. The unaudited pro forma combined condensed consolidated financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the periods presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined entity. Under the acquisition method of accounting, the assets and liabilities of CBTX (as the accounting acquiree), as of the effective date of the merger, will be recorded at their respective fair values, and the excess of the purchase price consideration over the fair value of CBTX’s net assets will be allocated to goodwill. See Note 2 to the unaudited pro forma combined condensed consolidated financial information for detailed calculations of the estimated purchase price.
The merger agreement provides for Allegiance common shareholders to receive 1.4184 shares of CBTX common stock for each share of Allegiance common stock they hold immediately prior to the merger.
The preliminary purchase price allocation reflected in the unaudited pro forma combined condensed consolidated financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Adjustments may include, but not be limited to, changes in (i) CBTX’s financial condition and operating results through the effective time of the merger; (ii) the aggregate value of the accounting purchase price determination if the price of shares of Allegiance common stock varies from the assumed $40.25 per share, which was the closing share price of Allegiance common stock on November 5, 2021, the last trading day before public announcement of the merger; (iii) total merger-related expenses from amounts included herein; and (iv) the underlying values of assets and liabilities.
The accounting policies of both CBTX and Allegiance are in the process of being reviewed in detail, and CBTX and Allegiance have not identified all adjustments necessary to conform the respective accounting policies of CBTX and Allegiance to a single accounting policy. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on the combined company’s financial information.
As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma combined condensed consolidated financial information.
Note 2.   Purchase Price Determination
The unaudited pro forma combined condensed consolidated statement of financial condition has been adjusted to reflect the preliminary calculation of the estimated purchase price to identifiable net assets acquired. Since the merger will be accounted for as a reverse acquisition, the estimated purchase price was determined in accordance with FASB ASC 805-40-30-2, which provides that the purchase price in a reverse acquisition is determined based on “the number of equity interests the legal acquiree would have had to issue to give the owners of the legal acquirer the same percentage equity interest in the combined entity that results from the reverse acquisition.”
The first step in estimating the purchase price in the merger is to determine the pro forma ownership of the combined entity following the merger. The tables below show the calculation to determine the pro forma ownership of CBTX common stock following the merger using shares of CBTX common stock and Allegiance common stock outstanding at November 1, 2021 and the fixed exchange ratio of 1.4184 applied to Allegiance outstanding shares.

	CBTX	Allegiance
Shares of common stock outstanding as of November 1, 2021	24,579,355	20,250,559
Fixed exchange ratio		1.4184
CBTX shares to be issued to Allegiance shareholders		28,723,392
Pro Forma CBTX Ownership as of September 30, 2021:	Pro Forma Shares	Percentage Ownership
CBTX pro forma shares	24,579,355	46%
Allegiance pro forma shares	28,723,392	54%
	53,302,747	100%
Pro Forma Ratio of CBTX to Allegiance		85%
Next, the hypothetical number of shares Allegiance would have to issue to give CBTX owners the same percentage ownership in the combined company is calculated in the table below using the pro forma ratio of CBTX shares to Allegiance shares noted above:
Hypothetical Allegiance ownership as of September 30, 2021:	Allegiance Number of Shares	Percentage Ownership
Hypothetical number of Allegiance shares issued to CBTX	17,328,930	46%
Current Allegiance shares outstanding	20,250,559	54%
	37,579,489	100%
Finally, the purchase price is calculated based on the number of hypothetical shares of Allegiance common stock issued to CBTX shareholders multiplied by the closing share price of Allegiance common stock as of November 5, 2021, plus the value of the outstanding CBTX stock options assumed to be converted to Allegiance stock options, as demonstrated in the table below (dollars in thousands except per share data).
Reverse Acquisition Purchase Price Determination
Hypothetical number of Allegiance shares issued to CBTX	17,328,930
Allegiance price per share as of November 5, 2021	$40.25
Hypothetical purchase price for accounting purposes	$697,489
Value of stock options converted as part of consideration	2,216
Purchase Price Consideration	$699,705
Note 3.   Preliminary Purchase Price Allocation
The pro forma financial statements include the estimated acquisition accounting entries to record the completion of the merger. The excess of the purchase price over the fair value of net assets acquired, net of deferred taxes, is allocated to goodwill. Estimated fair value adjustments included in the pro forma financial statements are based upon available information and certain assumptions considered reasonable, and may be revised as additional information becomes available.
Core deposit intangible assets of $16.9 million are included in the pro forma adjustments separate from goodwill and will be amortized using an accelerated method over seven years. Goodwill totaling $197.9 million is included in the pro forma adjustments and is not subject to amortization. The purchase price is variable based on the price per share of Allegiance’s common stock at the closing date of the merger, which has not yet occurred. Accordingly, a 10% increase or decrease in the price per share of Allegiance common stock would result in a corresponding purchase price and goodwill adjustment of approximately $70.3 million.

(Amounts in thousands)
Purchase price consideration:		$699,705
Fair value of assets acquired:
Cash and cash equivalents	$998,785
Investment securities	359,539
Loans held for sale	327
Loans held for investment, net of allowance for credit losses on loans	2,583,775
Premises and equipment, net	70,762
Core deposit intangibles, net	16,941
Other intangible assets, net	3,441
Other assets	114,035
Total assets acquired	$4,147,605
Fair value of liabilities assumed:
Deposits	$3,532,919
Other borrowings	50,000
Other liabilities	62,891
Total liabilities	3,645,810
Net assets acquired		501,795
Preliminary pro forma goodwill		$197,910
Note 4.   Pro Forma Adjustments
The following pro forma adjustments have been reflected in the unaudited pro forma combined condensed consolidated financial information. All taxable adjustments were calculated using a 21.0% tax rate to arrive at deferred tax asset or liability adjustments. All adjustments are based on current assumptions and valuations, which are subject to change.
(1)
Adjustment to CBTX’s total loans, net of unrecognized fees of $7.9 million, to reflect the estimated credit fair value adjustment of the loan portfolio of $16.6 million and the estimated interest rate fair value adjustment of $6.5 million. The fair value adjustments are subject to change and will be updated at closing of the merger. As such, the financial statements of the resulting company will differ from the analysis presented above. The fair value adjustments will be accreted through loan interest income over the estimated lives of the affected loans. The weighted average remaining life of the loan portfolio was estimated at approximately four years.

(2)
Elimination of CBTX’s existing allowance for credit losses on loans of $32.2 million and the recognition of an allowance at close for purchase credit deteriorated (“PCD”) loans of $9.5 million. In addition, an allowance for non-PCD loans of $16.6 million is reflected in the pro forma adjustments and represents the amount that will be recognized in the statement of income immediately following the close of the merger.

(3)
Adjustments to goodwill to eliminate CBTX’s goodwill of $81.0 million associated with prior acquisitions and to record estimated goodwill associated with the merger of $197.9 million, calculated as the fair value consideration paid in the acquisition of CBTX (see Note 2. Purchase Price Determination), less amounts allocated to fair value of identifiable assets acquired and liabilities assumed.

(4)
Adjustment to eliminate CBTX’s core deposit intangibles of $261 thousand related to prior acquisitions and record estimated core deposit intangible assets associated with the merger of $16.9 million. Core deposit intangible assets recorded as a result of the merger are expected to be amortized using an accelerated basis over a period of seven years.

(5)
Adjustment to net deferred tax assets to reflect the effects of the acquisition accounting adjustments of $4.8 million, the income tax effect of the $16.6 million provision for credit losses for non-PCD loans and $45.0 million of estimated merger expenses expected to be incurred, using a 21% tax rate.

(6)
Adjustment to CBTX’s time deposits to reflect the differences in interest rates, which was based primarily on an analysis of current market interest rates and maturity dates.

(7)
Adjustment to reflect the estimated contractually obligated merger expenses of $45.0 million.

(8)
Adjustment to reflect the issuance of 28.7 million shares of CBTX common stock, with $0.01 par value per share in connection with the merger and elimination of 20.2 million shares of Allegiance common stock with $1.00 par value per share.

(9)
Adjustments to eliminate CBTX’s surplus of $335.2 million, record the hypothetical issuance of Allegiance common stock in excess of par value of $699.7 million, which represents the purchase price consideration less 28.7 million common shares classified as $0.01 par value common stock and reclassify Allegiance’s historical equity accounts (common stock) into surplus due to the elimination of Allegiance’s common stock and record the purchase price consideration.

(10)
Adjustments to retained earnings to reflect the after-tax effect of the provision for credit losses for non-PCD loans and estimated contractually obligated merger expenses expected to be incurred.

(11)
Adjustments to eliminate historical accumulated other comprehensive income of CBTX.

(12)
Net adjustment to interest income to recognize estimated discounted accretion attributable to recording CBTX’s loan portfolio at fair value as of transaction date.

(13)
Adjustment to deposit interest expense to reflect accretion of deposit premium from fair value adjustment to CBTX’s time deposits over an estimated one year average life.

(14)
Provision expense for estimated lifetime credit losses for non-PCD loans of $16.6 million to be recorded immediately following consummation of the merger.

(15)
Adjustment to reverse CBTX amortization and reflect amortization of acquired identifiable intangible assets based on amortization period of seven years using an accelerated method.

(16)
Adjustment to recognize the tax impact related to pro forma adjustments at 21.0%.

(17)
Adjustment to eliminate Allegiance’s average common shares outstanding during the periods presented and recognize the issuance of 28.6 million shares of CBTX common stock based on Allegiance’s 20.2 million common shares outstanding at September 30, 2021, and 29.0 million shares of CBTX common stock based on Allegiance’s 20.4 million common shares outstanding at December 31, 2020, and the merger exchange ratio of 1.4184. Average diluted shares outstanding also include the effect of performance share units and stock options, adjusted for the merger exchange ratio of 1.4184.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Some of the statements contained or incorporated by reference into this joint proxy statement/prospectus that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on current expectations, estimates and projections about the industry and markets in which CBTX and Allegiance operate and beliefs of and assumptions made by CBTX management and Allegiance management, involve uncertainties that could significantly affect the financial condition, results of operations, business plans and the future performance of CBTX, Allegiance or the combined company.
Words such as “aim,” “anticipate,” “could,” “estimate,” “expect,” “goal,” “guidance,” “intend,” “may,” “objective,” “plan,” “projected,” “projection,” “will,” “would,” variations of such words and similar words and phrases indicating that the statement addresses some future result, occurrence, plan or objective are intended to identify forward-looking statements but are not the exclusive means of identifying these statements. Such forward-looking statements include, but are not limited to, statements about the strategic rationale and financial benefits of the merger, including expected future financial and operating results and the combined company’s plans, objectives, expectations and intentions. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to projections of revenue, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; statements of plans and objectives of CBTX or Allegiance or their management or board of directors, including those relating to products or services; and statements of future economic performance — are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained, and therefore actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.
In addition to the factors relating to the merger discussed under the section entitled “Risk Factors” beginning on page 37 and the factors disclosed in CBTX’s and Allegiance’s reports filed with the SEC that are incorporated by reference into this joint proxy statement/prospectus, the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:
•
the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement;

•
the outcome of pending or threatened litigation, or of matters before regulatory agencies, whether currently existing or commencing in the future, including litigation related to the merger;

•
delays in completing the merger;

•
the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the merger) and shareholder approvals or to satisfy any of the other conditions to the closing of the merger on a timely basis or at all;

•
the possibility that the anticipated benefits of the merger are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where CBTX and Allegiance do business;

•
the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•
the impact of purchase accounting with respect to the merger, or any change in the assumptions used regarding the assets purchased and liabilities assumed to determine their fair value;

•
diversion of management’s attention from ongoing business operations and opportunities;

•
potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the merger;

•
the ability to complete the merger and integration of CBTX and Allegiance successfully, which may take longer than anticipated or be more costly than anticipated or have unanticipated adverse results relating to CBTX’s or Allegiance’s existing businesses;

•
the challenges of integrating, retaining and hiring key personnel;

•
failure to attract new customers and retain existing customers in the manner anticipated;

•
any interruption or breach of security as a result of systems integration resulting in failures or disruptions in customer account management, general ledger, deposit, loan or other systems;

•
changes in CBTX’s stock price before closing, including as a result of the financial performance of CBTX or Allegiance prior to closing;

•
the dilution caused by CBTX’s issuance of additional shares of its capital stock in connection with the merger;

•
operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which CBTX and Allegiance are highly dependent;

•
changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental or legislative action and other changes pertaining to banking, securities, taxation and financial accounting and reporting, environmental protection and insurance, and the ability to comply with such changes in a timely manner;

•
changes in the monetary and fiscal policies of the U.S. government, including policies of the U.S. Department of the Treasury and the Federal Reserve Board;

•
changes in interest rates, which may affect CBTX’s or Allegiance’s net income and cash flows, or the market value of CBTX’s or Allegiance’s assets, including their respective investment securities;

•
changes in accounting principles, policies, practices or guidelines;

•
changes in CBTX’s or Allegiance’s credit ratings or ability to access the capital markets;

•
natural disasters, pandemics (including COVID-19), war, terrorist activities or cybersecurity attacks; and

•
other economic, competitive, governmental, regulatory, technological and geopolitical factors affecting CBTX’s or Allegiance’s operations, pricing and services.

For any forward-looking statements made in this joint proxy statement/prospectus or in any documents incorporated by reference into this joint proxy statement/prospectus, CBTX and Allegiance claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus or the dates of the documents incorporated by reference in this joint proxy statement/prospectus. As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, we caution you not to place reliance on these forward-looking statements. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results. Except as required by applicable law, neither CBTX nor Allegiance undertakes to update these forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made.
For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the reports that CBTX and Allegiance have filed with the SEC as described under the section entitled “Where You Can Find More Information” beginning on page 156.
We expressly qualify in their entirety all forward-looking statements attributable to either of us or any person acting on our behalf by the cautionary statements contained or referred to in this joint proxy statement/prospectus.

RISK FACTORS
An investment by Allegiance’s shareholders in CBTX common stock as a result of the exchange of shares of CBTX common stock for shares of Allegiance common stock in the merger involves certain risks. Similarly, a decision on the part of CBTX shareholders to approve the merger agreement also involves risks for the CBTX shareholders, who will continue to hold their shares of CBTX common stock after the merger. Certain material risks and uncertainties connected with the merger agreement, including the merger and the bank merger, and ownership of CBTX common stock are discussed below. In addition, CBTX and Allegiance discuss certain other material risks connected with the ownership of CBTX common stock and with CBTX’s business, and with the ownership of Allegiance common stock and Allegiance’s business, respectively, under the caption “Risk Factors” appearing in their Annual Reports on Form 10-K most recently filed with the SEC and may include additional or updated disclosures of such material risks in their subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that each has filed with the SEC or may file with the SEC after the date of this joint proxy statement/prospectus, each of which reports is or will be incorporated by reference in this joint proxy statement/prospectus.
Holders of Allegiance common stock and holders of CBTX common stock should carefully read and consider all of these risks and all other information contained in this joint proxy statement/prospectus, including the discussions of risk factors included in the documents incorporated by reference in this joint proxy statement/prospectus, in deciding whether to vote for approval of the various proposals for which they may be entitled to vote at the Allegiance special meeting or the CBTX special meeting described herein. The risks described in this joint proxy statement/prospectus and in those documents incorporated by reference may adversely affect the value of CBTX common stock that you, as an existing CBTX shareholder, currently hold or that you, as an existing holder of Allegiance common stock, will hold upon consummation of the merger, and could result in a significant decline in the value of CBTX common stock and cause the current holders of CBTX common stock and/or the holders of Allegiance common stock to lose all or part of their respective investments in the CBTX common stock.
Because the market price of CBTX common stock may fluctuate, holders of Allegiance common stock cannot be certain of the market value of the merger consideration they will receive.
In the merger, each share of Allegiance common stock issued and outstanding immediately prior to the effective time (other than certain shares held by CBTX or Allegiance) will be converted into 1.4184 shares of CBTX common stock. This exchange ratio is fixed and will not be adjusted for changes in the market price of either CBTX common stock or Allegiance common stock. Changes in the price of CBTX common stock prior to the merger will affect the value that holders of Allegiance common stock will receive in the merger. Neither CBTX nor Allegiance is permitted to terminate the merger agreement as a result, in and of itself, of any increase or decrease in the market price of CBTX common stock or Allegiance common stock.
Stock price changes may result from a variety of factors, including general market and economic conditions, changes in CBTX’s or Allegiance’s businesses, operations and prospects and regulatory considerations, many of which factors are beyond CBTX’s or Allegiance’s control. Therefore, at the time of the CBTX special meeting and the Allegiance special meeting, holders of CBTX common stock and holders of Allegiance common stock will not know the market value of the consideration to be received by holders of Allegiance common stock at the effective time. You should obtain current market quotations for shares of CBTX common stock and for shares of Allegiance common stock.
The market price of CBTX common stock after the merger may be affected by factors different from those affecting shares of Allegiance common stock or CBTX common stock currently.
In the merger, holders of Allegiance common stock will become holders of CBTX common stock. CBTX’s business differs from that of Allegiance. Accordingly, the results of operations of the combined company and the market price of CBTX common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of CBTX and Allegiance. For a discussion of the businesses of CBTX and Allegiance and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this joint proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 156.

CBTX and Allegiance are expected to incur substantial costs related to the merger and integration.
CBTX and Allegiance have incurred and expect to incur a number of non-recurring costs associated with the merger. These costs include legal, financial advisory, accounting, consulting and other advisory fees, severance/employee benefit-related costs, public company filing fees and other regulatory fees, financial printing and other printing costs and other related costs. Some of these costs are payable by either CBTX or Allegiance regardless of whether or not the merger is completed.
The combined company is expected to incur substantial costs in connection with the related integration. There are a large number of processes, policies, procedures, operations, technologies and systems that may need to be integrated, including core processing, accounting and finance, payroll, compliance, treasury management, branch operations, vendor management, risk management, lines of business, pricing and benefits. While Allegiance and CBTX have assumed that a certain level of costs will be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration costs. Moreover, many of the costs that will be incurred are, by their nature, difficult to estimate accurately. These integration costs may result in the combined company taking charges against earnings following the completion of the merger, and the amount and timing of such charges are uncertain at present.
Combining CBTX and Allegiance may be more difficult, costly or time consuming than expected and CBTX and Allegiance may fail to realize the anticipated benefits of the merger.
The success of the merger will depend, in part, on the ability to realize the anticipated cost savings from combining the businesses of CBTX and Allegiance. To realize the anticipated benefits and cost savings from the merger, CBTX and Allegiance must successfully integrate and combine their businesses in a manner that permits those cost savings to be realized. If CBTX and Allegiance are not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. In addition, the actual cost savings and anticipated benefits of the merger could be less than anticipated, and integration may result in additional unforeseen expenses.
CBTX and Allegiance have operated and, until the completion of the merger, must continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the companies’ ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. Integration efforts between the two companies may also divert management attention and resources. These integration matters could have an adverse effect on each of CBTX and Allegiance during this transition period and for an undetermined period after completion of the merger on the combined company.
The future results of the combined company following the merger may suffer if the combined company does not effectively manage its expanded operations.
Following the merger, the size of the business of the combined company will increase significantly beyond the current size of either CBTX’s or Allegiance’s business. The combined company’s future success will depend, in part, upon its ability to manage this expanded business, which may pose challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. The combined company may also face increased scrutiny from governmental authorities as a result of the significant increase in the size of its business. There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, cost savings, revenue enhancements or other benefits currently anticipated from the merger.
The combined company may be unable to retain CBTX or Allegiance personnel successfully after the merger is completed.
The success of the merger will depend in part on the combined company’s ability to retain the talents and dedication of key employees currently employed by CBTX and Allegiance. It is possible that these employees may decide not to remain with CBTX or Allegiance, as applicable, while the merger is pending or with the combined company after the merger is consummated. If CBTX and Allegiance are unable to retain key employees, including management, who are critical to the successful integration and future operations of the companies, CBTX and Allegiance could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how and unanticipated additional recruitment costs. In addition, if key employees terminate their employment, the combined company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating CBTX and Allegiance to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition, CBTX and Allegiance may not be able to identify or retain suitable replacements for any key employees who leave either company. For more information, see the section entitled “The Merger — Governance of the Combined Company After the Merger” beginning on page 104.
Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.
Before the merger and the bank merger may be completed, various approvals, consents and non-objections must be obtained from the Federal Reserve Board, the FDIC, the TDB and other authorities in the United States. In determining whether to grant these approvals, the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under “The Merger — Regulatory Approvals” beginning on page 108. These approvals could be delayed or not obtained at all, including due to: an adverse development in either party’s regulatory standing, or any other factors considered by regulators in granting such approvals; governmental, political or community group inquiries, investigations or opposition; or changes in legislation or the political environment.
The approvals that are granted may impose terms and conditions, limitations, obligations or costs, or place restrictions on the conduct of the combined company’s business or require changes to the terms of the transactions contemplated by the merger agreement. There can be no assurance that regulators will not impose any such conditions, limitations, obligations or restrictions and that such conditions, limitations, obligations or restrictions will not have the effect of delaying the completion of any of the transactions contemplated by the merger agreement, imposing additional material costs on or materially limiting the revenues of the combined company following the merger or otherwise reduce the anticipated benefits of the merger if the merger were consummated successfully within the expected timeframe. In addition, there can be no assurance that any such conditions, limitations, obligations or restrictions will not result in the delay or abandonment of the merger. Additionally, the completion of the merger is conditioned on the absence of certain orders, injunctions or decrees by any court or regulatory agency of competent jurisdiction that would prohibit or make illegal the completion of any of the transactions contemplated by the merger agreement.
Despite the parties’ commitments to use their reasonable best efforts to respond to any request for information and resolve any objection that may be asserted by any governmental entity with respect to the merger agreement, under the terms of the merger agreement, neither CBTX nor Allegiance is required to take any action or agree to any condition or restriction in connection with obtaining these approvals that would reasonably be expected to have a material adverse effect on the combined company and its subsidiaries, taken as a whole, after giving effect to the merger. See the section entitled “The Merger — Regulatory Approvals” beginning on page 108.
The unaudited pro forma combined financial information included in this joint proxy statement/prospectus is preliminary and the actual financial condition and results of operations of the combined company after the merger may differ materially.
The unaudited pro forma combined financial information in this joint proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma combined financial information reflects adjustments, which are based upon preliminary estimates, to record the CBTX identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The fair value estimates reflected in this joint proxy statement/prospectus are preliminary, and final amounts will be based upon the actual consideration and the fair value of the assets and liabilities of CBTX as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus. For more information, see the section entitled “Unaudited Pro Forma Combined Condensed Consolidated Financial Information” beginning on page 26. Certain of CBTX’s and Allegiance’s directors and executive officers may have interests in the merger that may differ from the interests of holders of CBTX common stock and holders of Allegiance common stock.

Holders of CBTX common stock and holders of Allegiance common stock should be aware that some of CBTX’s and Allegiance’s directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of holders of CBTX common stock and holders of Allegiance common stock generally. These interests and arrangements may create potential conflicts of interest. The CBTX and Allegiance boards of directors were aware of these respective interests and considered these interests, among other matters, when making their decisions to approve the merger agreement, and in recommending that shareholders vote to approve the merger agreement. For a more complete description of these interests, please see the section entitled “The Merger — Interests of CBTX’s Directors and Executive Officers in the Merger” beginning on page 99 and “The Merger — Interests of Allegiance’s Directors and Executive Officers in the Merger” beginning on page 101.
Termination of the merger agreement could negatively affect CBTX or Allegiance.
If the merger is not completed for any reason, including as a result of CBTX shareholders failing to approve the CBTX merger proposal or Allegiance shareholders failing to approve the Allegiance merger proposal, there may be various adverse consequences and CBTX and/or Allegiance may experience negative reactions from the financial markets and from their respective customers and employees. For example, CBTX’s or Allegiance’s businesses may have been affected adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of CBTX’s or Allegiance’s common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. If the merger agreement is terminated under certain circumstances, either CBTX or Allegiance may be required to pay a termination fee of $32.5 million to the other party.
Additionally, each of CBTX and Allegiance has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, including certain outside consulting costs relating to integration preparation, as well as the costs and expenses of filing, printing and mailing this joint proxy statement/prospectus, and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, CBTX and Allegiance would have to pay these expenses without realizing the expected benefits of the merger.
CBTX and Allegiance will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on CBTX and Allegiance. These uncertainties may impair CBTX’s or Allegiance’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with CBTX or Allegiance to seek to change existing business relationships with CBTX or Allegiance. In addition, subject to certain exceptions, CBTX and Allegiance have agreed to operate their respective businesses in the ordinary course prior to closing, which could cause CBTX or Allegiance to be unable to pursue other beneficial opportunities that may arise prior to the completion of the merger. See the section entitled “The Merger Agreement — Covenants and Agreements” beginning on page 118 for a description of the restrictive covenants applicable to CBTX and Allegiance.
The shares of CBTX common stock to be received by holders of Allegiance common stock as a result of the merger will have different rights from shares of Allegiance common stock.
In the merger, holders of Allegiance common stock will become holders of CBTX common stock and their rights as shareholders will be governed by Texas law and the governing documents of the combined company. The rights associated with CBTX common stock are different in some respects from the rights associated with Allegiance common stock. See the section entitled “Comparison of Shareholders’ Rights” beginning on page 140 for a discussion of the different rights associated with CBTX common stock.

In connection with the merger, CBTX will assume certain of Allegiance’s outstanding debt obligations, and the combined company’s level of indebtedness following the completion of the merger could adversely affect the combined company’s ability to raise additional capital and to meet its obligations under its existing indebtedness.
In connection with the merger, CBTX will assume certain of Allegiance’s outstanding indebtedness, including trust preferred securities, which consist of junior subordinated debentures with an aggregate original principal amount of $11.3 million and a current carrying value of $9.7 million at September 30, 2021, and $60.0 million aggregate principal amount of fixed-to-floating rate subordinated notes due October 1, 2029. Allegiance Bank also has outstanding $40.0 million aggregate principal amount of fixed-to-floating rate subordinated notes due December 15, 2027 that will be obligations of the combined bank. CBTX’s existing debt, together with any future incurrence of additional indebtedness, and the assumption of Allegiance’s outstanding indebtedness, could have important consequences for the combined company’s shareholders. For example, it could:
•
limit the combined company’s ability to obtain additional financing for working capital, capital expenditures, debt service requirements, acquisitions and general corporate or other purposes;

•
restrict the combined company from making strategic acquisitions or cause the combined company to make non-strategic divestitures;

•
restrict the combined company from paying dividends to its shareholders;

•
increase the combined company’s vulnerability to general economic and industry conditions; and

•
require a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on the combined company’s indebtedness and dividends on the preferred stock, thereby reducing the combined company’s ability to use cash flows to fund its operations, capital expenditures and future business opportunities.

Holders of CBTX common stock and holders of Allegiance common stock will have a reduced ownership and voting interest in the combined company after the merger and will exercise less influence over management.
Holders of CBTX common stock and holders of Allegiance common stock currently have the right to vote in the election of the board of directors and on other matters affecting CBTX and Allegiance, respectively. When the merger is completed, each holder of Allegiance common stock who receives shares of CBTX common stock will become a holder of common stock of CBTX, with a percentage ownership of the combined company that is smaller than the holder’s percentage ownership of Allegiance. Based on the number of shares of CBTX and Allegiance common stock outstanding as of the close of business on the respective record dates, and based on the number of shares of CBTX common stock expected to be issued in the merger, the former holders of Allegiance common stock, as a group, are estimated to own approximately 54% of the fully diluted shares of the combined company immediately after the merger and current holders of CBTX common stock as a group are estimated to own approximately 46% of the fully diluted shares of the combined company immediately after the merger. Because of this, holders of Allegiance common stock may have less influence on the management and policies of the combined company than they now have on the management and policies of Allegiance, and holders of CBTX common stock may have less influence on the management and policies of the combined company than they now have on the management and policies of CBTX.
The issuance of shares of CBTX common stock in connection with the merger may adversely affect the market price of CBTX common stock.
In connection with the payment of the merger consideration, CBTX expects to issue approximately [•] million shares of CBTX common stock to Allegiance shareholders. The issuance of these new shares of CBTX common stock may result in fluctuations in the market price of CBTX common stock, including a stock price decrease.
Holders of CBTX common stock and holders of Allegiance common stock will not have appraisal rights or dissenters’ rights in the merger.
Appraisal rights (also known as dissenters’ rights) are statutory rights that, if applicable under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction.
Under Section 10.354 of the TBOC, the holders of CBTX common stock and the holders of Allegiance common stock will not be entitled to appraisal or dissenters’ rights in connection with the merger if, on the record date for the applicable special meeting, such shares of common stock are listed on a national securities exchange or held of record by more than 2,000 shareholders, holders of such common stock are not required to accept as consideration for their shares any consideration that is different from the consideration to be provided to any other holder of such common stock, other than cash instead of fractional shares, and holders of such common stock are not required to accept as consideration for their shares anything other than the shares of a domestic (Texas) entity which immediately after the effective date of the merger are either listed on a national securities exchange or held of record by more than 2,000 shareholders, cash paid in lieu of fractional shares or any combination of the foregoing.
CBTX common stock is currently listed on the Nasdaq Global Select Market, a national securities exchange, and was so listed on the record date for the CBTX special meeting. If the merger is completed, holders of CBTX common stock will not receive any consideration, and their shares of CBTX common stock will remain outstanding and will constitute shares of the combined company, which shares are expected to continue to be listed on the Nasdaq Global Select Market at the effective time of the merger. Accordingly, holders of CBTX common stock are not entitled to any appraisal or dissenters’ rights in connection with the merger.
Allegiance common stock is currently listed on the Nasdaq Global Market, a national securities exchange, and was so listed on the record date for the Allegiance special meeting. In addition, the holders of Allegiance common stock will receive shares of CBTX common stock as consideration in the merger, which shares are currently listed on the Nasdaq Global Select Market, and are expected to continue to be so listed at the effective time. Accordingly, the holders of Allegiance common stock are not entitled to any appraisal or dissenters’ rights in connection with the merger.
Shareholder litigation could prevent or delay the closing of the merger or otherwise negatively affect the business and operations of CBTX and Allegiance.
CBTX and Allegiance may incur costs in connection with the defense or settlement of any shareholder lawsuits filed in connection with the merger. Such litigation could have an adverse effect on the financial condition and results of operations of CBTX and Allegiance and could prevent or delay the consummation of the merger.
The merger agreement limits CBTX’s and Allegiance’s respective ability to pursue alternatives to the merger and may discourage other companies from trying to acquire CBTX or Allegiance.
The merger agreement contains “no shop” covenants that restrict each of CBTX’s and Allegiance’s ability to, directly or indirectly, initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any acquisition proposal, engage or participate in any negotiations with any person concerning any acquisition proposal, provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any acquisition proposal, subject to certain exceptions, or, unless the merger agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement in connection with or relating to any acquisition proposal.
The merger agreement further provides that, during the 12-month period following the termination of the merger agreement under specified circumstances, including the entry into a definitive agreement or consummation of a transaction with respect to an alternative acquisition proposal, CBTX or Allegiance may be required to pay to the other party a cash termination fee equal to $32.5 million. See the section entitled “The Merger Agreement — Termination Fee” beginning on page 128.
These provisions could discourage a potential third-party acquirer that might have an interest in acquiring all or a significant portion of CBTX or Allegiance from considering or proposing that acquisition.

The merger agreement subjects CBTX and Allegiance to certain restrictions on their respective business activities prior to the effective time.
The merger agreement subjects CBTX and Allegiance to certain restrictions on their respective business activities prior to the effective time. The merger agreement obligates each of CBTX and Allegiance to, and to cause each of its subsidiaries to, subject to certain specified exceptions, conduct its business in the ordinary course in all material respects and use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships. These restrictions could prevent CBTX and Allegiance from pursuing certain business opportunities that arise prior to the effective time and are outside the ordinary course of business. See the section entitled “The Merger Agreement — Covenants and Agreements — Conduct of Businesses Prior to the Completion of the Merger” beginning on page 118.
Risks Relating to CBTX’s Business
You should read and consider risk factors specific to CBTX’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in CBTX’s Annual Report on Form 10-K for the year ended December 31, 2020, and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 156 of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.
Risks Relating to Allegiance’s Business
You should read and consider risk factors specific to Allegiance’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in Allegiance’s Annual Report on Form 10-K for the year ended December 31, 2020, and in other documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 156 of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

THE CBTX SPECIAL MEETING
This section contains information for holders of CBTX common stock about the special meeting that CBTX has called to allow holders of CBTX common stock to consider and vote on the CBTX merger proposal and other related matters. This joint proxy statement/prospectus is accompanied by a notice of the special meeting of holders of CBTX common stock and a form of proxy card that the CBTX board of directors is soliciting for use by the holders of CBTX common stock at the special meeting and at any adjournments or postponements of the special meeting.
Date, Time and Place of the Meeting
The CBTX special meeting will be held on [•], 2022 at [•], at [•] local time.
Matters to Be Considered
At the CBTX special meeting, holders of CBTX common stock will be asked to consider and vote upon the following proposals:
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the CBTX merger proposal;

•
the CBTX certificate restatement proposals;

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the CBTX incentive plan proposal; and

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the CBTX adjournment proposal, if necessary or appropriate.

Recommendation of CBTX’s Board of Directors
The CBTX board of directors recommends that you vote “FOR” the CBTX merger proposal, “FOR” each of the proposals comprising the CBTX certificate restatement proposals, “FOR” the CBTX incentive plan proposal and “FOR” the CBTX adjournment proposal. See “The Merger — CBTX’s Reasons for the Merger; Recommendation of CBTX’s Board of Directors” beginning on page 87 for a more detailed discussion of the CBTX board of directors’ recommendation.
Record Date and Quorum
The CBTX board of directors has fixed the close of business on [•], 2022 as the record date for determination of holders of CBTX common stock entitled to notice of and to vote at the CBTX special meeting. On the record date for the CBTX special meeting, there were [•] shares of CBTX common stock outstanding.
Holders of a majority of the CBTX common stock issued and outstanding and entitled to vote at the CBTX special meeting, present in person or represented by proxy, will be necessary to constitute a quorum for the transaction of business at the CBTX special meeting. If you fail to submit a proxy or to vote in person at the CBTX special meeting, or fail to instruct your bank, broker, trustee or other nominee how to vote, your shares of CBTX common stock will not be counted towards a quorum. Abstentions are considered present for purposes of establishing a quorum.
Under CBTX’s bylaws, if a quorum is not present at the CBTX special meeting, the holders of majority of the votes entitled to be cast by the holders of CBTX common stock, present in person or represented by proxy, at the CBTX special meeting may adjourn the CBTX special meeting without notice other than announcement at the CBTX special meeting, until a quorum is present or represented, if the time and place to which the meeting is adjourned is announced at the CBTX special meeting.
At the CBTX special meeting, each share of CBTX common stock is entitled to one (1) vote on all matters properly submitted to holders of CBTX common stock.
As of the record date, CBTX directors and executive officers and their affiliates owned and were entitled to vote approximately [•] shares of CBTX common stock, representing approximately [•] percent ([•]%) of the outstanding shares of CBTX common stock. In addition, certain directors and executive officers of CBTX (holding approximately [•]% of the outstanding CBTX common stock as of the record date)

have executed a Voting Agreement in which they have agreed to vote their shares of CBTX common stock in favor of approval of the merger agreement.
Broker Non-Votes
A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the CBTX special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the CBTX special meeting. If your bank, broker, trustee or other nominee holds your shares of CBTX common stock in “street name,” such entity will vote your shares of CBTX common stock only if you provide instructions on how to vote by complying with the voter instruction form sent to you by your bank, broker, trustee or other nominee with this joint proxy statement/prospectus.
Vote Required; Treatment of Abstentions; Broker Non-Votes and Failure to Vote
CBTX merger proposal:
•
Vote required:   Approval of the CBTX merger proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of CBTX common stock entitled to vote on such proposal.

•
Effect of abstentions and broker non-votes:   If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the CBTX special meeting or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the CBTX merger proposal, it will have the same effect as a vote “AGAINST” the CBTX merger proposal.

CBTX certificate restatement proposals:
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Vote required:   Approval of the proposals comprising the CBTX certificate restatement proposals requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of CBTX common stock entitled to vote on such proposals.

•
Effect of abstentions and broker non-votes:   If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the CBTX special meeting or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the proposals comprising the CBTX certificate restatement proposals, it will have the same effect as a vote “AGAINST” the proposals comprising the CBTX certificate restatement proposals.

CBTX incentive plan proposal:
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Vote required:   Approval of the CBTX incentive plan proposal requires the affirmative vote of a majority of the votes cast by the holders of CBTX common stock entitled to vote, present in person or represented by proxy, at the CBTX special meeting. For these purposes, a majority of the votes cast means that the votes cast in favor of the matter exceed the votes cast against the matter and do not count abstentions.

•
Effect of abstentions and broker non-votes:   If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the CBTX special meeting or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the CBTX incentive plan proposal, you will not be deemed to have cast a vote with respect to the CBTX incentive plan proposal and it will have no effect on the CBTX incentive plan proposal.

CBTX adjournment proposal:
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Vote required:   Approval of the CBTX adjournment proposal requires the affirmative vote of a majority of votes cast by the holders of CBTX common stock entitled to vote, present in person or represented by proxy, at the CBTX special meeting.

•
Effect of abstentions and broker non-votes:   If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the CBTX special meeting or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the CBTX adjournment proposal, you will not be deemed to have cast a vote with respect to the CBTX adjournment proposal and it will have no effect on the CBTX adjournment proposal.

Attending the Special Meeting
Your proxy card is your admission ticket. When you arrive at the CBTX special meeting, you will be asked to present photo identification, such as a driver’s license. If you are a beneficial owner of CBTX common stock held by a bank, broker, trustee or other nominee, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. If you want to vote your CBTX common stock held in nominee name in person, you must get a “legal proxy” in your name from the bank, broker, trustee or other nominee that holds your shares. CBTX reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the CBTX special meeting is prohibited without CBTX’s express written consent.
Proxies
A holder of CBTX common stock may vote by proxy or in person at the CBTX special meeting. If you hold your shares of CBTX common stock in your name as a holder of record, to submit a proxy, you, as a holder of CBTX common stock, may use one of the following methods:
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Through the Internet:   by visiting the website indicated on the accompanying proxy card and following the instructions.

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By telephone:   by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions.

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By completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.

If you intend to submit your proxy via the Internet or by telephone, you must do so by [•] on the day before the CBTX special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the CBTX special meeting.
CBTX requests that holders of CBTX common stock vote over the Internet, by telephone, or by completing and signing the accompanying proxy card and returning it to CBTX as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of CBTX common stock represented by it will be voted at the CBTX special meeting in accordance with the instructions contained on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the CBTX merger proposal, “FOR” each of the proposals comprising the CBTX certificate restatement proposals, “FOR” the CBTX incentive plan proposal and “FOR” the CBTX adjournment proposal.
If a holder’s shares are held in “street name” by a bank, broker, trustee or other nominee, the holder should check the voting form used by that firm to determine whether the holder may vote via the Internet or by telephone.
Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not you plan to attend the CBTX special meeting in person. Sending in your proxy card or voting via the Internet or by telephone will not prevent you from voting your shares personally at the meeting because you may subsequently revoke your proxy.
Shares Held in Street Name
If your shares are held in “street name” through a bank, broker, trustee or other nominee, you must instruct the bank, broker, trustee or other nominee on how to vote your shares. Your broker, bank or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your bank, broker, trustee or other nominee.
You may not vote shares held in a brokerage or other account in “street name” by returning a proxy card directly to CBTX or by voting in person at the CBTX special meeting unless you provide a signed “legal proxy” giving you the right to vote the shares, which you must obtain from your bank, broker, trustee or other nominee. If you choose to vote your shares in street name in person at the CBTX special meeting, please bring that signed legal proxy along proof of identification.
Further, banks, brokers, trustees or other nominees who hold shares of CBTX common stock on behalf of their customers may not give a proxy to CBTX to vote those shares with respect to any non-routine matters without specific instructions from you, as banks, brokers, trustees and other nominees do not have discretionary voting power on any non-routine matters that will be voted upon at the CBTX special meeting, including the CBTX merger proposal, the proposals comprising the CBTX certificate restatement proposals, the CBTX incentive plan proposal and the CBTX adjournment proposal.
Revocability of Proxies
If you are a holder of CBTX common stock of record, you may revoke your proxy at any time before it is voted by:
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submitting a written notice of revocation to CBTX’s corporate secretary;

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granting a subsequently dated proxy;

•
voting by Internet or by telephone at a later time, before [•] on the day before the CBTX special meeting; or

•
attending in person and voting at the CBTX special meeting.

If you hold your shares of CBTX common stock through a bank, broker, trustee or other nominee, you should contact your bank, broker, trustee or other nominee to change your vote.
Attendance at the CBTX special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by CBTX after the vote will not affect the vote. CBTX’s corporate secretary’s mailing address is: Corporate Secretary, CBTX, Inc., 9 Greenway Plaza, Suite 110, Houston, Texas 77046. If the CBTX special meeting is postponed or adjourned, it will not affect the ability of holders of CBTX common stock of record as of the record date to exercise their voting rights or to revoke any previously-granted proxy using the methods described above.
Delivery of Proxy Materials
If you hold shares of both CBTX common stock and Allegiance common stock, you will receive two (2) separate packages of proxy materials.
Requests for additional copies of the proxy materials should be directed to CBTX’s proxy solicitor, Alliance Advisors, by telephone (toll free) at (833) 501-4703 or by email at: CBTX@allianceadvisors.com.
Solicitation of Proxies
CBTX and Allegiance will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. To assist in the solicitation of proxies, CBTX has retained Alliance Advisors, for a base fee of $15,000 plus reimbursement of out-of-pocket expenses for their services. CBTX and its proxy solicitor may also request banks, brokers, trustees and other intermediaries holding shares of CBTX common stock beneficially owned by others to send this joint proxy statement/prospectus to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of CBTX. No additional compensation will be paid to CBTX’s directors, officers or employees for solicitation.

Other Matters to Come Before the CBTX Special Meeting
CBTX management knows of no other business to be presented at the CBTX special meeting, but if any other matters are properly presented to the meeting or any adjournments thereof, the persons named in the proxies will vote upon them in accordance with the board of directors’ recommendations.
Assistance
If you need assistance in completing your proxy card, have questions regarding CBTX’s special meeting or would like additional copies of this joint proxy statement/prospectus, please contact Justin M. Long, Esq., CBTX’s Senior Executive Vice President and General Counsel, at (713) 210-7600; or CBTX’s proxy solicitor, Alliance Advisors, by telephone (toll free) at (833) 501-4703 or by email at CBTX@allianceadvisors.com.

CBTX PROPOSALS
Proposal 1: CBTX Merger Proposal
CBTX is asking holders of CBTX common stock to approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of CBTX stock pursuant to the merger agreement. Holders of CBTX common stock should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.
After careful consideration, the CBTX board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of CBTX and its shareholders and adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. See “The Merger — CBTX’s Reasons for the Merger; Recommendation of CBTX’s Board of Directors” beginning on page 87 for a more detailed discussion of the CBTX board of directors’ recommendation.
The CBTX board of directors recommends a vote “FOR” the CBTX merger proposal.
Proposal 2: CBTX Certificate Restatement Proposals
In connection with the merger, CBTX is asking its shareholders to approve the amendment and restatement of CBTX’s certificate of formation, effective immediately prior to, and subject to, the completion of the merger, which amendment and restatement, among other things, (i) increases the number of authorized shares of CBTX common stock from ninety million (90,000,000) shares to one hundred forty million (140,000,000) shares, (ii) includes provisions governing the terms and classification of directors of the combined company, and (iii) provides for certain other changes in connection with the amendment and restatement of CBTX’s certificate of formation. The following descriptions of the CBTX certificate restatement do not purport to be complete and are qualified in their entirety by reference to the full text of the form of amended and restated certificate of formation of CBTX, which is attached as Annex D to this joint proxy statement/prospectus. Holders of CBTX common stock should read the form of amended and restated certificate of formation of CBTX in its entirety.
The CBTX board of directors recommends a vote “FOR” each of the proposals comprising the CBTX certificate restatement proposals.
CBTX Proposal 2.A: The CBTX authorized shares proposal
In connection with the merger, CBTX is asking its shareholders to approve an amendment to CBTX’s certificate of formation to increase the number of authorized shares of CBTX common stock from ninety million (90,000,000) shares to one hundred forty million (140,000,000) shares, effective immediately prior to, and subject to, the completion of the merger.
If approved, Article IV, Section A of CBTX’s certificate of formation will be amended and restated in its entirety to read as follows:
A.   Authorized Shares.   The Corporation is authorized to issue two classes of shares designated “Common” and “Preferred.” The aggregate number of shares of all classes which the Corporation is authorized to issue is 150,000,000, consisting of (i) 140,000,000 Common shares, having a par value of $0.01 per share (“Common Shares”), and (ii) 10,000,000 Preferred shares, having a par value of $0.01 per share (“Preferred Shares”).
As of the close of business on the record date for the CBTX special meeting, there were [•] outstanding shares of CBTX common stock and [•] shares of CBTX common stock reserved for issuance to directors and employees under various compensation and benefits plans, with the remaining [•] shares being authorized, unissued and unreserved shares available for other corporate purposes. In connection with the merger, CBTX expects to issue approximately [•] shares of CBTX common stock to holders of Allegiance common stock.

Based on current estimates, after giving effect to the CBTX certificate restatement and the issuance of the CBTX common stock in the merger, CBTX will have approximately [•] authorized but unissued shares of CBTX common stock available for issuance after completion of the merger. The CBTX board of directors considers the proposed increase in the number of authorized shares desirable because it will enable CBTX to complete the merger and it will provide greater flexibility in the capital structure of the combined company following the merger by allowing it to raise capital that may be necessary to further develop its business, to fund potential acquisitions, to have shares available for use in connection with stock plans and to pursue other corporate purposes that may be identified by the board of directors of the combined company in the future.
Each share of CBTX common stock authorized for issuance has the same rights as, and is identical in all respects with, each other share of CBTX common stock currently outstanding. The newly authorized shares of CBTX common stock will not affect the rights, such as voting and liquidation rights, of the shares of CBTX common stock currently outstanding. Under the CBTX certificate of formation, shareholders of CBTX do not have preemptive rights. Therefore, should the CBTX board of directors elect to issue additional shares of CBTX common stock, other than on a pro rata basis to all common shareholders, existing common shareholders of CBTX would not have any preferential rights to purchase those shares, and such issuance could have a dilutive effect on earnings per share, book value per share, and the voting power and shareholdings of common shareholders of CBTX, depending on the particular circumstances in which the additional shares of CBTX common stock are issued. Please see the section entitled “Description of CBTX Capital Stock” beginning on page 135 for a description of CBTX capital stock and the rights of shareholders of CBTX. The CBTX board of directors continually considers CBTX’s capital structure and will determine the terms and timing of any future issuance.
This vote on the CBTX authorized shares proposal is separate and apart from the votes to approve the other proposals comprising the CBTX certificate restatement proposals, the CBTX merger proposal, the CBTX incentive plan proposal and the CBTX adjournment proposal. Accordingly, you may vote to approve the CBTX authorized shares proposal and vote not to approve the other proposals and vice versa. If the merger does not close, this proposal will have no effect even if approved by CBTX shareholders. Because CBTX shareholder approval of the CBTX certificate restatement proposals is a condition to completion of the merger under the merger agreement, if the CBTX authorized shares proposal is not approved by the CBTX shareholders, the merger will not occur unless CBTX and Allegiance waive the applicable closing condition.
The CBTX board of directors recommends a vote “FOR” the CBTX authorized shares proposal.
CBTX Proposal 2.B: The CBTX staggered board proposal
CBTX is asking its shareholders to approve an amendment to CBTX’s certificate of formation to include provisions governing the terms and classification of directors of the combined company, which amendments are intended to incorporate into CBTX’s certificate of formation concepts from CBTX’s bylaws relating to the size and classification of CBTX’s board of directors into three classes, with directors in each class serving staggered three-year terms, and to reconstitute the combined company’s board of directors in connection with the merger. If approved, Article VI of CBTX’s certificate of formation will be amended and restated in its entirety as follows:
A.   Powers.   The property, business and affairs of the Corporation and all corporate powers shall be managed by the Board of Directors, subject to any limitation imposed by statute, the Certificate of Formation or the Bylaws.
B.   Number of Directors.   The number of directors shall be fixed and determined from time to time by resolution of the Board of Directors at any annual, regular, or special meeting, provided that any decrease in the number of directors does not shorten the time of any incumbent director. Directors need not be residents of the State of Texas. The number of directors currently constituting the Board of Directors is fourteen.
C.   Classes of Directors.   The Board of Directors shall be divided into three classes, as nearly equal in number as possible, designated as Class I, Class II and Class III. In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equal as possible.
D.   Term of Offices.   Each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which such director was elected; provided, however, that each director initially elected to Class I shall serve for an initial term expiring at the Corporation’s first annual meeting of shareholders following the effectiveness of this provision; each director initially elected to Class II shall serve for an initial term expiring at the Corporation’s second annual meeting of shareholders following the effectiveness of this provision; and each director initially elected to Class III shall serve for an initial term expiring at the Corporation’s third annual meeting of shareholders following the effectiveness of this provision; provided further, that the term of each director shall continue until the election and qualification of a successor and be subject to such director’s earlier death, resignation or removal.
The initial division of the Board of Directors following the effectiveness of this provision shall be as follows:
The Class I directors shall initially consist of the following individuals, and their term shall expire at the annual meeting of shareholders to be held in 2023:
Name	Address
William E. Wilson Jr..........................................	9 Greenway Plaza, Suite 110 Houston, Texas 77046
John Beckworth.................................................	9 Greenway Plaza, Suite 110 Houston, Texas 77046
Joseph B. Swinbank...........................................	9 Greenway Plaza, Suite 110 Houston, Texas 77046
Fred S. Robertson..............................................	9 Greenway Plaza, Suite 110 Houston, Texas 77046
The Class II directors shall initially consist of the following individuals, and their term shall expire at the annual meeting of shareholders to be held in 2024:
Name	Address
John E. Williams...............................................	9 Greenway Plaza, Suite 110 Houston, Texas 77046
Jon-Al Duplantier.............................................	9 Greenway Plaza, Suite 110 Houston, Texas 77046
William S. Nichols, III.......................................	9 Greenway Plaza, Suite 110 Houston, Texas 77046
Joe E. Penland, Sr..............................................	9 Greenway Plaza, Suite 110 Houston, Texas 77046
George Martinez...............................................	9 Greenway Plaza, Suite 110 Houston, Texas 77046
The Class III directors shall initially consist of the following individuals, and their term shall expire at the annual meeting of shareholders to be held in 2025:
Name	Address
Steven F. Retzloff...............................................	9 Greenway Plaza, Suite 110 Houston, Texas 77046
Robert R. Franklin, Jr.......................................	9 Greenway Plaza, Suite 110 Houston, Texas 77046
Reagan A. Reaud..............................................	9 Greenway Plaza, Suite 110 Houston, Texas 77046

Name	Address
Frances H. Jeter.................................................	9 Greenway Plaza, Suite 110 Houston, Texas 77046
Michael A. Havard............................................	9 Greenway Plaza, Suite 110 Houston, Texas 77046
E.   Resignation.   A director may resign at any time on written notice to the Board of Directors or to the Chairman of the Board. A director’s resignation is effective when the notice is delivered unless the notice specifies a later effective date.
F.   Election of Directors.   Directors shall be elected by a plurality of the voting power of the shares entitled to vote who are present, in person or by proxy, at any such meeting and entitled to vote on the election of directors.
This vote on the CBTX staggered board proposal is separate and apart from the votes to approve the other proposals comprising the CBTX certificate restatement proposals, the CBTX merger proposal, the CBTX incentive plan proposal and the CBTX adjournment proposal. Accordingly, you may vote to approve the CBTX staggered board proposal and vote not to approve the other proposals and vice versa. If the merger does not close, this proposal will have no effect even if approved by CBTX shareholders. Because CBTX shareholder approval of the CBTX certificate restatement proposals is a condition to completion of the merger under the merger agreement, if the CBTX staggered board proposal is not approved by the CBTX shareholders, the merger will not occur unless CBTX and Allegiance waive the applicable closing condition.
The CBTX board of directors recommends a vote “FOR” the CBTX staggered board proposal.
CBTX Proposal 2.C: The CBTX additional amendments proposal
CBTX is asking its shareholders to approve the amendment and restatement of CBTX’s certificate of formation to provide for certain other changes in connection with the amendment and restatement of the CBTX’s certificate of formation. These changes include amending Article VI, Section E of CBTX’s certificate of formation to remove certain provisions regarding director vacancies and removal, which will instead be set forth in the combined company’s bylaws, and Article VIII of CBTX’s certificate of formation to add a provision which provides that “The shareholders of the Corporation shall not have the power to alter, amend, or repeal the bylaws of the Corporation or adopt new bylaws.”
The CBTX additional amendments proposal also provides for certain other changes, including technical changes, which CBTX and Allegiance have agreed upon in connection with the merger. While certain material changes to the CBTX certificate of formation have been unbundled into distinct proposals comprising the CBTX certificate restatement proposals or otherwise identified in this CBTX additional amendments proposal, there are other changes in connection with the amendment and restatement of the CBTX certificate of formation that will be approved if the CBTX shareholders approve this CBTX additional amendments proposal. Accordingly, you are encouraged to read carefully the full text of the form of amended and restated certificate of formation of CBTX, which is attached as Annex D to this joint proxy statement/prospectus reflecting the CBTX additional amendments proposal.
This vote on the CBTX additional amendments proposal is separate and apart from the votes to approve the other proposals comprising the CBTX certificate restatement proposals, the CBTX merger proposal, the CBTX incentive plan proposal and the CBTX adjournment proposal. Accordingly, you may vote to approve the CBTX additional amendments proposal and vote not to approve the other proposals and vice versa. If the merger does not close, this proposal will have no effect even if approved by CBTX shareholders. Because CBTX shareholder approval of the CBTX certificate restatement proposals is a condition to completion of the merger under the merger agreement, if the CBTX additional amendments proposal is not approved by the CBTX shareholders, the merger will not occur unless CBTX and Allegiance waive the applicable closing condition.

The CBTX board of directors recommends a vote “FOR” the CBTX additional amendments proposal.
Proposal 3: CBTX Incentive Plan Proposal
Overview
At the CBTX special meeting, holders of CBTX common stock will be asked to approve the CBTX, Inc. 2022 Omnibus Incentive Plan (the “Incentive Plan”).
On January 23, 2022, the CBTX board of directors approved the Incentive Plan, subject to shareholder approval. The Incentive Plan will become effective, if at all, upon the closing of the merger, subject to consummation of the merger and subject to shareholder approval. If the Incentive Plan is not approved by CBTX’s shareholders, or if the merger agreement is terminated prior to the consummation of the merger, the Incentive Plan will not become effective.
CBTX currently maintains the CBTX, Inc. 2017 Omnibus Incentive Plan and the CBFH, Inc. 2014 Stock Option Plan (the “Prior CBTX Plans”) and Allegiance maintains the Allegiance Bancshares, Inc. 2019 Amended and Restated Stock Awards and Incentive Plan, the Allegiance Bancshares, Inc. 2015 Amended and Restated Stock Awards and Incentive Plan, and the Post Oak Bancshares, Inc. Stock Option Plan (the “Prior Allegiance Plans”, and together with the Prior CBTX Plans, the “Prior Plans”). In connection with the merger, CBTX will assume the Prior Allegiance Plans and all stock option awards outstanding under the Prior Allegiance Plans. If the Incentive Plan becomes effective, CBTX will not grant any future awards under the Prior Plans, but all awards under the Prior Plans that are outstanding as of the effectiveness of the Incentive Plan will continue to be governed by the terms, conditions and procedures set forth in the Prior Plans and any applicable award agreement, as those terms may, in the case of stock options issued and outstanding under the Prior Allegiance Plans immediately prior to the merger, be equitably adjusted in connection with the merger, as described in this joint proxy statement/prospectus under the heading “The Merger Agreement — Treatment of Allegiance Equity Awards”.
The Incentive Plan is described in more detail below. A copy of the form of the Incentive Plan is attached as Annex E to this joint proxy statement/prospectus.
The Incentive Plan
The purpose of the Incentive Plan is to provide an additional incentive to selected officers, employees, non-employee directors and consultants of the combined company and its subsidiaries whose contributions are essential to the growth and success of the combined company’s business, and to attract and retain competent and dedicated persons whose efforts will contribute to and promote the long-term growth and profitability of the combined company. The CBTX board of directors believes that equity awards are necessary for the combined company to remain competitive and are essential to recruiting and retaining highly qualified employees. The Incentive Plan provides that CBTX may grant stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), stock bonuses, other stock-based awards, cash awards, performance awards or any combination of the foregoing.
Summary of the Incentive Plan
This section summarizes certain principal features of the Incentive Plan. The summary is qualified in its entirety by reference to the complete text of the Incentive Plan, a copy of the form of which is attached as Annex E to this joint proxy statement/prospectus. CBTX urges its shareholders to carefully read the entire Incentive Plan before voting on this proposal.
Eligibility and Administration
The combined company’s employees, consultants and directors, and employees, consultants and directors of the combined company’s subsidiaries, may be eligible to receive awards under the Incentive Plan. Following the closing of the merger, the combined company and its subsidiaries are expected to have approximately [•] employees,[•] non-employee directors and [•] other individual service providers who may be eligible to receive awards under the Incentive Plan.

The Incentive Plan provides that it will be administered by the board of directors of the combined company, which may delegate its duties and responsibilities to one or more committees of its directors and/or officers (collectively, the “plan administrator”), subject to the limitations imposed under the Incentive Plan, Section 16 of the Exchange Act, stock exchange rules and other applicable laws. Following the closing of the merger, we expect the compensation committee of the combined company’s board of directors to be appointed by the board to administer the Incentive Plan.
The plan administrator will have the authority to, among other things, take all actions and make all determinations under the Incentive Plan, to interpret the Incentive Plan and award agreements and to adopt, amend and repeal rules for the administration of the Incentive Plan as it deems advisable. The plan administrator will also have the authority to determine which eligible service providers receive awards, grant awards and set the terms and conditions of all awards under the Incentive Plan, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the Incentive Plan, to amend awards and award agreements, to allow participants to satisfy tax withholding obligations from shares of common stock, cash or a combination thereof, to allow participants to defer receipt of payment of cash or delivery of common stock, and to impose restrictions, conditions or limitations on the timing and manner of any resales by a participant of common stock receiving under the Incentive Plan The determinations of the plan administrator will be final, binding and conclusive.
In addition to such other rights of indemnification as they may have as directors or members of any committee serving as plan administrator, the plan administrator will be indemnified by the combined company against the reasonable expenses, including attorneys’ fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which the plan administrator may be party by reason of any action taken or failure to act under or in connection with the Incentive Plan, and against all amounts paid by the plan administrator in settlement thereof or paid by the plan administrator in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters in which the plan administrator did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the combined company, or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful. The combined company will have the opportunity at its own expense to handle and defend such action, suit or proceeding.
Shares Available for Awards
The aggregate number of shares of the combined company’s common stock that will be available for issuance under the Incentive Plan will be 2,000,000. The maximum number of shares of combined company common stock that may be issued pursuant to the exercise of incentive stock options (“ISOs”) granted under the Incentive Plan will also be 2,000,000.
The following shares of combined company common stock will become available again for issuance under the Incentive Plan: (i) any shares subject to an award that are not issued because such award or any portion thereof expires or otherwise terminates without all of the shares covered by such award having been issued; (ii) any shares subject to an award that are not issued because such award or any portion thereof is settled in cash; and (iii) any shares issued pursuant to an award that are forfeited back to or repurchased by the combined company because of the failure to meet a contingency or condition required for the vesting of such shares.
The following shares of combined company common stock will not become available again for issuance under the Incentive Plan: (i) any shares that are reacquired or withheld (or not issued) by the combined company to satisfy the exercise, strike or purchase price of an award (including any shares subject to such award that are not delivered because such award is exercised through a reduction of shares subject to such award (i.e., “net exercised”)); (ii) any shares that are reacquired or withheld (or not issued) by the combined company to satisfy a tax withholding obligation in connection with an award; (iii) any shares repurchased by the combined company on the open market with the proceeds of the exercise, strike or purchase price of an award; and (iv) in the event that an SAR granted under the Incentive Plan is settled in shares of combined company stock, the gross number of shares of common stock subject to such SAR.
Awards may be assumed or granted in substitution under the Incentive Plan for awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction. Substitute awards will not reduce the shares available for grant under the Incentive Plan, but will count against the maximum number of shares that may be issued upon the exercise of ISOs to the extent required by the Code.
The Incentive Plan provides that the sum of any cash compensation and the aggregate grant date fair value of all awards granted to a non-employee director as compensation for services as a non-employee director during any calendar year may not exceed $500,000, $750,000 in the calendar year in which the Incentive Plan’s effective date occurs or in the calendar year of a non-employee director’s initial service as a non-employee director.
Awards
The Incentive Plan provides that the combined company may grant ISOs and non-qualified stock options (“NSOs”), SARs, restricted stock, RSUs, stock bonuses, other stock-based awards, cash awards, performance awards or any combination of the foregoing. Certain awards under the Incentive Plan may constitute or provide for payment of “nonqualified deferred compensation” under Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the Incentive Plan will be evidenced by award agreements, which will detail the terms and conditions of awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of combined company common stock, but the applicable award agreement may provide for cash settlement of such awards. A brief description of each award type follows.
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Stock Options and SARs.   Stock options provide for the purchase of shares of combined company common stock in the future at an exercise price set on the grant date. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from the combined company an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date, which may, in the discretion of the plan administrator, be settled in cash or stock. The exercise price of a stock option or SAR may not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of ISOs granted to certain significant shareholders), except with respect to certain substitute awards granted in connection with a corporate transaction. The term of a stock option or SAR may not be longer than ten years (or five years in the case of ISOs granted to certain significant shareholders). ISOs may be granted only to employees.

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Restricted Stock.   Restricted stock is an award of non-transferable shares of combined company common stock that are subject to certain vesting conditions and other restrictions, including forfeiture.

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RSUs.   RSUs are contractual promises to deliver shares of combined company common stock in the future or an equivalent in cash and other consideration determined by the plan administrator, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on shares of combined company common stock prior to the delivery of the underlying shares (i.e., dividend equivalent rights). The plan administrator may provide that the delivery of the shares (or payment in cash) underlying RSUs will be deferred on a mandatory basis or at the election of the participant. The terms and conditions applicable to RSUs will be determined by the plan administrator, subject to the conditions and limitations contained in the Incentive Plan.

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Stock Bonus; Other Stock-Based Awards; Cash Awards.   Stock bonuses are grants of fully vested shares of combined company common stock. Other stock-based awards are awards of fully vested shares of combined company common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of combined company common stock. Cash awards are awards payable solely in cash.

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Performance Awards.   Any of the foregoing types of awards (other than stock bonuses) may be granted to a participant under the Incentive Plan and the exercise, payment, vesting, or settlement of such award may be contingent (in whole or in part) upon attainment during a performance period of performance goals specified by the plan administrator.

Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of combined company common stock subject to an award (other than stock options or SARs), as determined by the plan administrator and contained in the applicable award agreement; provided, however, that (i) no dividends or dividend equivalents may be paid with respect to any such shares before the date such shares have vested under the terms of such award agreement, (ii) any dividends or dividend equivalents that are credited with respect to any such shares will be subject to all of the terms and conditions applicable to such shares under the terms of such award agreement (including, but not limited to, any vesting conditions), and (iii) any dividends or dividend equivalents that are credited with respect to any such shares will be forfeited to the combined company on the date, if any, such shares are forfeited to or repurchased by the combined company due to a failure to meet any vesting conditions under the terms of such award agreement.
Minimum Vesting Requirement
An award granted under the Incentive Plan will not vest (or, if applicable, be exercisable) until at least 12 months following the date of grant of the award; provided, however, that (i) the plan administrator may accelerate vesting upon the participant’s death, disability or termination of service or upon a change in control, (ii) shares of combined company common stock up to 5% of the shares reserved for issuance under the Incentive Plan may be issued pursuant to awards under the Incentive Plan that do not meet such vesting (and, if applicable, exercisability) requirements, and (iii) with respect to awards to non-employee directors, a vesting period will be deemed to be 12 months if the awards vest on the first day of the month in which the combined company’s next annual meeting occurs, so long as the period between such meetings is not less than 50 weeks.
Certain Transactions
The plan administrator has broad discretion to take action under the Incentive Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting combined company common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other similar corporate transactions. In the event of a change of control (as defined in the Incentive Plan) and unless provided otherwise in the applicable award agreement, to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, then, notwithstanding the minimum vesting requirement, all such awards will become fully vested and exercisable, the restrictions and forfeiture conditions will lapse, and all performance conditions will be deemed achieved at target.
No Repricing
Except in connection with certain changes in our capital structure, shareholder approval will be required for any amendment that reduces the exercise price of any stock option or SAR, or cancels or repurchases any stock option or SAR that has an exercise price that is greater than the then-current fair market value of the combined company common stock in exchange for cash, other awards or stock options or SARs with an exercise price per share that is less than the exercise price per share of the original stock options or SARs.
Plan Amendment and Termination
The combined company’s board of directors may amend or terminate the Incentive Plan at any time. The Incentive Plan will remain in effect until the tenth anniversary of the earlier of the date of the adoption of the Incentive Plan or the date of the approval of the Incentive Plan by the shareholders, unless earlier terminated. No awards may be granted under the Incentive Plan after its termination. The plan administrator may amend an award agreement at any time. Notwithstanding the foregoing, no amendment to the Incentive Plan or an award agreement may materially and adversely affect an award outstanding under the Incentive Plan without the consent of the affected participant, and shareholder approval will be obtained for any amendment to the extent necessary to comply with applicable laws.
Clawback and Transferability
All awards will be subject to any company claw-back policy as set forth in such claw-back policy or the applicable award agreement. Awards under the Incentive Plan are generally non-transferrable, except by will or the laws of descent and distribution, and are generally exercisable only by the participant.

Participant Payments
With regard to exercise price obligations arising in connection with stock options awarded under the Incentive Plan, payment of the exercise price shall be made on the effective date of such exercise by one or a combination of the following means: (i) in cash or by personal check acceptable to the combined company, certified check, bank cashier’s check or wire transfer; (ii) in shares of combined company common stock owned by the participant and valued at their fair market value on the effective date of such exercise; (iii) broker-assisted cashless exercise or net exercise; or (iv) by any such other method as the plan administrator may from time to time authorize in its sole discretion.
With regard to tax withholding obligations arising in connection any award under the Incentive Plan, the participant may satisfy his or her tax withholding obligations by (i) cash payment, (ii) net-settlement of the award, or (iii) any other method as the plan administrator may from time to time authorize in its sole discretion.
Material U.S. Federal Income Tax Consequences
The following is a general summary under current law of principal U.S. federal income tax consequences related to awards under the Incentive Plan. This summary deals with general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.
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Non-Qualified Stock Options.   If an optionee is granted an NSO under the Incentive Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in the combined company common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of combined company common stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. The combined company or its subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

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Incentive Stock Options.   A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of combined company common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a capital gain or loss, and the combined company will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. The combined company or its subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

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Other Awards.   The current federal income tax consequences of other awards authorized under the Incentive Plan generally follow certain basic principles: SARs are taxed and deductible in substantially the same manner as NSOs; non-transferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, upon the earlier of the restrictions lapsing or the stock becoming transferable for purposes of

Section 83 of the Code (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); RSUs, dividend equivalents and other stock or cash based awards are generally subject to tax at the time of payment. The combined company and its subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.
Section 409A of the Code
Certain types of awards under the Incentive Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the Incentive Plan and awards granted under the Incentive Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code, but the combined company does not guarantee that awards will comply with Section 409A of the Code to the extent required.
New Plan Benefits
Grants under the Incentive Plan will be made at the discretion of the plan administrator and are not currently determinable. The value of the awards granted under the Incentive Plan will depend on a number of factors, including the fair market value of the combined company common stock on future dates, the exercise decisions made by the participants and the extent to which any applicable performance goals necessary for vesting or payment are achieved.
Securities Authorized for Issuance Under CBTX’s Equity Compensation Plans
This table provides certain information as of December 31, 2020, with respect to CBTX’s equity compensation plans. CBTX will not assume the Prior Allegiance Plan and stock options outstanding thereunder until the consummation of the merger, which will not occur until after December 31, 2020. The following table is presented as of December 31, 2020 in accordance with SEC requirements:
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	156,000	$18.95	1,272,057
Equity compensation plans not approved by security holders	—	—	—
Total	156,000	$18.95	1,272,057

(1)
The number of shares available for future issuance includes 308,857 shares available under the Company’s 2017 Omnibus Incentive Plan and 963,200 shares available under the Company’s 2014 Stock Option Plan, in each case as of December 31, 2020.

Interests of Certain Persons in this Proposal
CBTX’s directors and executive officers may be considered to have an interest in the approval of the Incentive Plan because they may in the future receive awards under the Incentive Plan. Nevertheless, the CBTX board of directors believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors of the combined company by adopting the Incentive Plan.

Vote Required for Approval
If the CBTX merger proposal is not approved, the CBTX incentive plan proposal will not be presented at the CBTX special meeting. Approval of the CBTX incentive plan proposal requires the affirmative vote of a majority of the votes cast by the holders of CBTX common stock entitled to vote, present in person or represented by proxy, at the CBTX special meeting. Accordingly, an abstention or a broker non-vote or other failure to vote or be present will have no effect on the outcome of the CBTX incentive plan proposal.
Notwithstanding the approval of the CBTX incentive plan proposal, if the merger is not consummated for any reason, the actions contemplated by the CBTX incentive plan proposal will not be effected.
The CBTX board of directors recommends a vote “FOR” the CBTX incentive plan proposal.

Proposal 4: CBTX Adjournment Proposal
The CBTX special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the CBTX special meeting to approve the CBTX merger proposal or the proposals comprising the CBTX certificate restatement proposals or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to holders of CBTX common stock.
If, at the CBTX special meeting, the number of shares of CBTX common stock present or represented and voting in favor of the CBTX merger proposal or the proposals comprising the CBTX certificate restatement proposals is insufficient to approve the CBTX merger proposal or the proposals comprising the CBTX certificate restatement proposals, as applicable, CBTX intends to move to adjourn the CBTX special meeting in order to enable the CBTX board of directors to solicit additional proxies for approval of the CBTX merger proposal or the proposals comprising the CBTX certificate restatement proposals, as applicable. In that event, CBTX will ask holders of CBTX common stock to vote upon the CBTX adjournment proposal, but not the CBTX merger proposal, the proposals comprising the CBTX certificate restatement proposals or the CBTX incentive plan proposal.
In this proposal, CBTX is asking holders of CBTX common stock to authorize the holder of any proxy solicited by the CBTX board of directors on a discretionary basis to vote in favor of adjourning the CBTX special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from holders of CBTX common stock who have previously voted. Pursuant to the CBTX bylaws, the CBTX special meeting may be adjourned without new notice being given, so long as the time and place of the reconvened special meeting is announced at the CBTX special meeting and a new record date is not set for the adjourned meeting.
The approval of the CBTX adjournment proposal by holders of CBTX common stock is not a condition to the completion of the merger.
The CBTX board of directors recommends a vote “FOR” the CBTX adjournment proposal.

THE ALLEGIANCE SPECIAL MEETING
This section contains information for holders of Allegiance common stock about the special meeting that Allegiance has called to allow holders of Allegiance common stock to consider and vote on the Allegiance merger proposal and other related matters. This joint proxy statement/prospectus is accompanied by a notice of the special meeting of holders of Allegiance common stock and a form of proxy card that the Allegiance board of directors is soliciting for use by the holders of Allegiance common stock at the special meeting and at any adjournments or postponements of the special meeting.
Date, Time and Place of the Meeting
The Allegiance special meeting will be held on [•], 2022 at [•], at [•] local time.
Matters to Be Considered
At the Allegiance special meeting, holders of Allegiance common stock will be asked to consider and vote upon the following proposals:
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the Allegiance merger proposal; and

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the Allegiance adjournment proposal, if necessary or appropriate.

Recommendation of Allegiance’s Board of Directors
The Allegiance board of directors unanimously recommends that you vote “FOR” the Allegiance merger proposal and “FOR” the Allegiance adjournment proposal. See “The Merger — Allegiance’s Reasons for the Merger; Recommendation of Allegiance’s Board of Directors” beginning on page 77 for a more detailed discussion of the Allegiance board of directors’ recommendation.
Record Date and Quorum
The Allegiance board of directors has fixed the close of business on [•], 2022 as the record date for determination of holders of Allegiance common stock entitled to notice of and to vote at the Allegiance special meeting. On the record date for the Allegiance special meeting, there were [•] shares of Allegiance common stock outstanding.
Holders of a majority of the votes attributed to the shares of Allegiance common stock issued and outstanding on the record date and entitled to vote at the Allegiance special meeting must be present, either in person or by proxy, to constitute a quorum at the Allegiance special meeting. If you fail to submit a proxy or to vote in person at the Allegiance special meeting, your shares of Allegiance common stock will not be counted towards a quorum. Abstentions are considered present for purposes of establishing a quorum.
Under Allegiance’s bylaws, if a quorum is not present at the Allegiance special meeting, the chairman of the Allegiance special meeting or holders of a majority of the shares of Allegiance common stock entitled to vote who are represented in person or by proxy at the Allegiance special meeting may adjourn the Allegiance special meeting. The Allegiance special meeting may be adjourned without new notice being given, so long as the time and place of the reconvened special meeting is announced at the Allegiance special meeting and (i) a new record date is not set for the adjourned meeting and (ii) the adjournment is for not more than thirty (30) days.
At the Allegiance special meeting, each share of Allegiance common stock is entitled to one vote on all matters properly submitted to holders of Allegiance common stock.
As of the record date, Allegiance directors and executive officers and their affiliates owned and were entitled to vote approximately [•] shares of Allegiance common stock, representing approximately [•] percent of the outstanding shares of Allegiance common stock. All of the Allegiance directors and executive officers have executed a Voting Agreement in which they have agreed to vote their shares of Allegiance common stock in favor of approval of the merger agreement. For further information about the Voting Agreement, please see “The Merger Agreement — Voting Agreement and Director Support Agreements.”

Broker Non-Votes
A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the Allegiance special meeting will be “non-routine” matters, and, as such, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the Allegiance special meeting. If your bank, broker, trustee or other nominee holds your shares of Allegiance common stock in “street name,” such entity will vote your shares of Allegiance common stock only if you provide instructions on how to vote by complying with the voter instruction form sent to you by your bank, broker, trustee or other nominee with this joint proxy statement/prospectus.
Vote Required; Treatment of Abstentions; Broker Non-Votes and Failure to Vote
Allegiance merger proposal:
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Vote required:    Approval of the Allegiance merger proposal requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Allegiance common stock entitled to vote on such proposal.

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Effect of abstentions and broker non-votes:    If you mark “ABSTAIN” on your proxy, fail to submit a proxy or vote in person at the Allegiance special meeting or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Allegiance merger proposal, it will have the same effect as a vote “AGAINST” the Allegiance merger proposal.

Allegiance adjournment proposal:
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Vote required:    Approval of the Allegiance adjournment proposal requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Allegiance common stock, present in person or represented by proxy and entitled to vote at the Allegiance special meeting.

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Effect of abstentions and broker non-votes:    If you mark “ABSTAIN” on your proxy, it will have the same effect as a vote “AGAINST” the Allegiance adjournment proposal. If you fail to submit a proxy or vote in person at the Allegiance special meeting or fail to instruct your bank, broker, trustee or other nominee how to vote with respect to the Allegiance adjournment proposal, your shares will not be deemed to be represented at the Allegiance special meeting and it will have no effect on the Allegiance adjournment proposal.

Attending the Special Meeting
Your proxy card is your admission ticket. When you arrive at the Allegiance special meeting, you will be asked to present photo identification, such as a driver’s license. If you are a beneficial owner of Allegiance common stock held by a bank, broker, trustee or other nominee, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. If you want to vote your Allegiance common stock held in nominee name in person, you must get a “legal proxy” in your name from the bank, broker, trustee or other nominee that holds your shares. Allegiance reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Allegiance special meeting is prohibited without Allegiance’s express written consent.
Proxies
A holder of Allegiance common stock may vote by proxy or in person at the Allegiance special meeting. If you hold your shares of Allegiance common stock in your name as a holder of record, to submit a proxy, you, as a holder of Allegiance common stock, may use one of the following methods:

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Through the Internet:    by visiting the website indicated on the accompanying proxy card and following the instructions.

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By telephone:    by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions.

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By completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.

If you intend to submit your proxy via the Internet or by telephone, you must do so by [•] on the day before the Allegiance special meeting. If you intend to submit your proxy by mail, your completed proxy card must be received prior to the Allegiance special meeting.
Allegiance requests that holders of Allegiance common stock vote over the Internet, by telephone or by completing and signing the accompanying proxy card and returning it to Allegiance as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of Allegiance common stock represented by it will be voted at the Allegiance special meeting in accordance with the instructions contained on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the Allegiance merger proposal and “FOR” the Allegiance adjournment proposal.
If a holder’s shares are held in “street name” by a bank, broker, trustee or other nominee, the holder should check the voting form used by that firm to determine whether the holder may vote over the Internet or by telephone.
Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or vote via the Internet or by telephone, whether or not you plan to attend the Allegiance special meeting in person. Sending in your proxy card or voting via the Internet or by telephone will not prevent you from voting your shares personally at the meeting because you may subsequently revoke your proxy.
Shares Held in Street Name
If your shares are held in “street name” through a bank, broker, trustee or other nominee, you must instruct the broker, bank or other nominee on how to vote your shares. Your bank, broker, trustee or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your broker, bank or other nominee.
You may not vote shares held in a brokerage or other account “street name” by returning a proxy card directly to Allegiance or by voting in person at the Allegiance special meeting unless you provide a signed “legal proxy” giving you the right to vote the shares, which you must obtain from your bank, broker, trustee or other nominee. If you choose to vote your shares in street name in person at the Allegiance special meeting, please bring that signed legal proxy along with proof of identification.
Further, banks, brokers, trustees or other nominees who hold shares of Allegiance common stock on behalf of their customers may not give a proxy to Allegiance to vote those shares with respect to any non-routine matters without specific instructions from you, as banks, brokers, trustees and other nominees do not have discretionary voting power on any non-routine matters that will be voted upon at the Allegiance special meeting, including the Allegiance merger proposal and the Allegiance adjournment proposal.
Revocability of Proxies
If you are a holder of Allegiance common stock of record, you may revoke your proxy at any time before it is voted by:
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submitting a written notice of revocation to Allegiance’s corporate secretary;

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granting a subsequently dated proxy;

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voting over the Internet or by telephone at a later time, before [•] on the day before the Allegiance special meeting; or

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attending in person and voting at the Allegiance special meeting.

If you hold your shares of Allegiance common stock through a bank, broker, trustee or other nominee, you should contact your bank, broker, trustee or other nominee to change your vote.
Attendance at the Allegiance special meeting will not in and of itself constitute revocation of a proxy. A revocation or later-dated proxy received by Allegiance after the vote will not affect the vote. Allegiance’s corporate secretary’s mailing address is: Allegiance Bancshares, Inc., Attn: Corporate Secretary, 8847 West Sam Houston Parkway, N., Suite 200, Houston, Texas 77040. If the Allegiance special meeting is postponed or adjourned, it will not affect the ability of holders of Allegiance common stock of record as of the record date to exercise their voting rights or to revoke any previously-granted proxy using the methods described above.
Delivery of Proxy Materials
If you hold shares of both CBTX common stock and Allegiance common stock, you will receive two separate packages of proxy materials.
Requests for additional copies of the proxy materials should be directed to Allegiance’s proxy solicitor, Alliance Advisors, by telephone (toll free) at (833) 782-7140 or by email at ABTX@allianceadvisors.com.
Solicitation of Proxies
CBTX and Allegiance will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. To assist in the solicitation of proxies, Allegiance has retained Alliance Advisors, and will pay a minimum fee of $11,000 for their services. Allegiance and its proxy solicitor will also request banks, brokers, trustees and other intermediaries holding shares of Allegiance common stock beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Allegiance. No additional compensation will be paid to Allegiance’s directors, officers or employees for solicitation.
You should not send in any Allegiance stock certificates with your proxy card (or, if you hold your shares in “street name” your voting instruction card). The exchange agent will mail a transmittal letter with instructions for the surrender of stock certificates to holders of Allegiance common stock as soon as practicable after completion of the merger.
Other Matters to Come Before the Allegiance Special Meeting
Allegiance management knows of no other business to be presented at the Allegiance special meeting, but if any other matters are properly presented to the meeting or any adjournments thereof, the persons named in the proxies will vote upon them in accordance with the Allegiance board of directors’ recommendations.
Assistance
If you need assistance in completing your proxy card, have questions regarding Allegiance’s special meeting or would like additional copies of this joint proxy statement/prospectus, please contact Investor Relations by calling (281) 894-3200 or by email at ir@allegiancebank.com or Allegiance’s proxy solicitor, Alliance Advisors, by calling toll free at (833) 782-7140 or by email at ABTX@allianceadvisors.com.

ALLEGIANCE PROPOSALS
Proposal 1: Allegiance Merger Proposal
Allegiance is asking holders of Allegiance common stock to approve the merger agreement and the transactions contemplated thereby. Holders of Allegiance common stock should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.
After careful consideration, the Allegiance board of directors, by a unanimous vote of all directors, determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Allegiance and its shareholders and unanimously adopted and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. See “The Merger — Allegiance’s Reasons for the Merger; Recommendation of Allegiance’s Board of Directors” beginning on page 77 for a more detailed discussion of the Allegiance board of directors’ recommendation.
The Allegiance board of directors unanimously recommends a vote “FOR” the Allegiance merger proposal.
Proposal 2: Allegiance Adjournment Proposal
The Allegiance special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Allegiance special meeting to approve the Allegiance merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to holders of Allegiance common stock.
If, at the Allegiance special meeting, the number of shares of Allegiance common stock present or represented and voting in favor of the Allegiance merger proposal is insufficient to approve the Allegiance merger proposal, Allegiance intends to move to adjourn the Allegiance special meeting in order to enable the Allegiance board of directors to solicit additional proxies for approval of the Allegiance merger proposal. In that event, Allegiance will ask holders of Allegiance common stock to vote upon the Allegiance adjournment proposal, but not the Allegiance merger proposal.
In this proposal, Allegiance is asking holders of Allegiance common stock to authorize the holder of any proxy solicited by the Allegiance board of directors on a discretionary basis to vote in favor of adjourning the Allegiance special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from holders of Allegiance common stock who have previously voted. Pursuant to the Allegiance bylaws, the Allegiance special meeting may be adjourned without new notice being given, so long as the time and place of the reconvened special meeting is announced at the Allegiance special meeting and (i) a new record date is not set for the adjourned meeting and (ii) the adjournment is for not more than 30 days.
The approval of the Allegiance adjournment proposal by holders of Allegiance common stock is not a condition to the completion of the merger.
The Allegiance board of directors unanimously recommends a vote “FOR” the Allegiance adjournment proposal.

INFORMATION ABOUT CBTX
CBTX, Inc. is a Texas corporation and registered bank holding company headquartered in Houston, Texas. As of September 30, 2021, CBTX had total consolidated assets of $4.2 billion, total loans of $2.6 billion, total deposits of $3.5 billion and shareholders’ equity of $564.6 million.
CBTX conducts its business operations through its wholly owned subsidiary, CommunityBank of Texas. As of September 30, 2021, CommunityBank of Texas operated 19 branches located in the Houston market, 15 branches located in the Beaumont market and one branch in the Dallas market. CBTX has experienced significant organic growth since commencing banking operations, as well as growth through mergers, acquisitions and opening new branches. CommunityBank of Texas is primarily a business bank with a focus on providing commercial banking solutions to small and mid-sized businesses and professionals including attorneys, accountants and other professional service providers with operations in its markets. CommunityBank of Texas offers a broad range of banking products, including commercial and industrial loans, commercial real estate loans, construction and development loans, 1-4 family residential mortgage loans, multi-family residential loans, consumer loans, agricultural loans, treasury services, traditional retail deposits and a full suite of online banking services.
CBTX’s common stock is listed on the Nasdaq Global Select Market under the symbol “CBTX.”
CBTX’s principal office is located at 9 Greenway Plaza, Suite 110, Houston, Texas 77046, and its telephone number at that location is (713) 210-7600. Additional information about CBTX and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 156.

INFORMATION ABOUT ALLEGIANCE
Allegiance Bancshares, Inc. is a Texas corporation and registered bank holding company headquartered in Houston, Texas. As of September 30, 2021, Allegiance had total consolidated assets of approximately $6.8 billion, total loans of approximately $4.3 billion, total deposits of approximately $5.7 billion and shareholders’ equity of approximately $798.6 million.
Allegiance is focused on delivering a wide variety of relationship-driven commercial banking products and community-oriented services tailored to meet the needs of small to medium-sized businesses, professionals and individual customers. Allegiance operated 27 full-service banking locations in the Houston region, which it defines as the Houston-The Woodlands-Sugar Land and Beaumont-Port Arthur metropolitan statistical areas, with 26 bank offices in the Houston metropolitan area and one bank office location in Beaumont, just outside of the Houston metropolitan area as of September 30, 2021. Allegiance Bank provides its customers with a variety of banking services including checking accounts, savings accounts and certificates of deposit, and its primary lending products are commercial, personal, automobile, mortgage and home improvement loans. Allegiance Bank also offers safe deposit boxes, automated teller machines, drive-through services and 24-hour depository facilities.
Allegiance’s common stock is listed on the Nasdaq Global Market under the symbol “ABTX.”
Allegiance’s principal office is located at 8847 West Sam Houston Parkway, N., Suite 200, Houston, Texas 77040, and its telephone number at that location is (281) 894-3200. Additional information about Allegiance and its subsidiary is included in documents incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 156.

THE MERGER
This section of the joint proxy statement/prospectus describes material aspects of the merger. This summary may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the merger. In addition, we incorporate important business and financial information about each of us into this joint proxy statement/prospectus by reference. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 156.
Terms of the Merger
Each of CBTX’s and Allegiance’s respective board of directors has approved the merger agreement. The merger agreement provides that Allegiance will merge with and into CBTX, with CBTX as the surviving entity in a merger of equals. Following the completion of the merger, CommunityBank of Texas, a wholly owned bank subsidiary of CBTX, will merge with and into Allegiance Bank, a wholly owned bank subsidiary of Allegiance, with Allegiance Bank as the surviving bank in the bank merger.
In the merger, each share of Allegiance common stock issued and outstanding immediately prior to the effective time (other than certain shares held by CBTX or Allegiance) will be converted into the right to receive 1.4184 shares of CBTX common stock. No fractional shares of CBTX common stock will be issued in connection with the merger, and holders of Allegiance common stock will be entitled to receive cash in lieu thereof.
Holders of CBTX common stock and holders of Allegiance common stock are being asked to approve the merger agreement. See the section entitled “The Merger Agreement” beginning on page 112 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.
Background of the Merger
As part of the ongoing consideration and evaluation of their respective long-term prospects and strategies, each of CBTX’s and Allegiance’s board of directors (which we refer to in this section as the “CBTX board of directors” and the “Allegiance board of directors,” respectively) and the senior management of CBTX and Allegiance have regularly reviewed and assessed their respective business strategies and objectives, including assessments of strategic growth opportunities potentially available to CBTX and Allegiance. These strategic discussions have focused on, among other things, prospects and developments in the financial services industry, in the regulatory environment, in the economy generally, and in financial markets, and the implications of such developments for financial institutions generally and CBTX and Allegiance, in particular. The goal of these strategic discussions was part of the respective continuous efforts of CBTX and Allegiance to enhance value for their respective shareholders and deliver the best possible services to their respective customers and communities.
These reviews have also included assessments of ongoing consolidation in the financial services industry and the benefits and risks to CBTX and Allegiance, respectively, and their respective shareholders of strategic combinations compared to the benefits and risks of continued operation as a stand-alone company. Factors assessed in connection with these reviews have included the risks and opportunities associated with operating in existing and new markets, competition, potential positive and negative expense and revenue synergies, regulatory requirements, interest rate environment and prospects, scale, credit risk, market risk and rapid changes in technology and in delivery and marketing channels.
Each of Robert R. Franklin, Jr., Chairman, President and Chief Executive Officer of CBTX, and Steven F. Retzloff, Chief Executive Officer of Allegiance, also has engaged from time to time in discussions with chief executive officers of other companies in the financial services industry, including with respect to potential strategic business combination transaction opportunities that may be available to enhance value for their respective companies and shareholders. Mr. Franklin and Mr. Retzloff, as well as other members of CBTX and Allegiance senior management, also regularly meet with representatives of various investment banking firms experienced in the banking industry to discuss market conditions, industry trends, their respective companies’ performance and potential strategic business combination opportunities.
As Allegiance and CBTX both serve the Houston market, Mr. Retzloff and Mr. Franklin have known each other for a number of years. From time to time, Mr. Retzloff and Mr. Franklin would meet to discuss a possible business combination transaction between Allegiance and CBTX. As part of these discussions, Mr. Retzloff and Mr. Franklin discussed their respective institutions’ cultures and responses to industry trends. Over the course of these periodic discussions, Messrs. Retzloff and Franklin each developed a belief that the other shared many of the same views about these subjects and that Allegiance and CBTX had potentially similar business strategies and cultures.
In December 2019 and January 2020, as part of their normal review and assessment of Allegiance’s business strategies and growth objectives, Mr. Retzloff and Paul P. Egge, Executive Vice President and Chief Financial Officer of Allegiance, with the assistance of Raymond James, reviewed potential strategic alternatives, including potential strategic business combination partners that might be available to Allegiance to enhance value for the company and its shareholders. At these meetings, representatives of Raymond James reviewed with Mr. Retzloff and Mr. Egge certain financial information relating to a possible merger of equals transaction between Allegiance and CBTX.
On September 4, 2020, Mr. Franklin and Mr. Retzloff met for lunch. During the meeting, they discussed current market trends in financial institutions and in particular in Texas.
Mr. Retzloff and Mr. Franklin agreed to meet for lunch on October 23, 2020. The day before such meeting, during an executive session of non-management directors held immediately after a regular Allegiance board meeting, at which Mr. Retzloff was invited to attend, Mr. Retzloff mentioned the possibility of pursuing a merger of equals transaction with an unnamed bank holding company and that George Martinez, the Allegiance Chairman of the Board, and Ramon A. Vitulli, III, a member of the Allegiance board of directors and President of Allegiance Bank, were both supportive of exploring the opportunity. The Allegiance non-management directors expressed an interest and supported Mr. Retzloff in pursuing the conversation.
As an outgrowth of their prior discussions, on October 23, 2020, Mr. Retzloff met with Mr. Franklin to continue their discussions regarding industry trends, including the ongoing consolidation in the banking industry, changes in the competitive and regulatory environment, the impact of the COVID-19 pandemic and the macroeconomic environment. They also discussed the compatibility of Allegiance and CBTX and whether Allegiance and CBTX should consider the possibility of a potential strategic business combination between the two companies. The two agreed to continue discussions and to speak to their respective boards about a potential transaction, which they did over the following weeks.
On November 12, 2020, Mr. Retzloff and Mr. Franklin met in Austin, Texas and continued to discuss a potential strategic combination. Mr. Retzloff and Mr. Franklin each expressed the view that Allegiance and CBTX had complementary cultures and businesses, and that a business combination transaction could present a promising opportunity for the two companies. The discussion did not involve any specific pricing or governance terms; however, Mr. Retzloff and Mr. Franklin spoke at a general level about valuation, possible transaction structures, the importance of compelling financial returns for shareholders and continuity of senior leadership to ensure a successful integration in any potential transaction. Following this meeting, Mr. Retzloff updated members of Allegiance’s board of directors.
On November 18, 2020, the CBTX board of directors held a special meeting to discuss, among other things, the general market for mergers and acquisitions in the financial institutions sector in CBTX’s markets and to gauge the board’s interest in continuing discussions with Allegiance regarding a potential strategic combination transaction. The CBTX board of directors authorized management to continue to evaluate a potential transaction with Allegiance.
On December 2, 2020, Mr. Retzloff and Mr. Franklin met to continue their high level and preliminary discussions regarding the potential merits and risks to both companies of pursing a potential business combination between the two companies. At this meeting, Mr. Retzloff and Mr. Franklin discussed the benefits at this exploratory stage of the transaction for each of them to have an introductory meeting with certain members of their respective boards of directors to provide an overview of their companies and management philosophies and to further gauge the cultural compatibility of their boards and companies.
As a result, on December 10, 2020, Mr. Franklin met with Mr. Martinez, John Beckworth, Lead Director of the Allegiance board of directors, and William (Nick) S. Nichols, III, Fred S. Robertson and Frances H. Jeter, the Chairs of the Allegiance audit committee, compensation committee and corporate governance and nominating committee, respectively. Similarly, on December 16, 2020, Mr. Retzloff met with the CBTX board of directors to discuss the two companies’ cultural alignment and vision. The meetings were designed as introductory meetings, and the discussions in these meetings were limited to a high level overview of the history and current financial condition and strategic direction of each company, and there was no substantive discussion of potential terms for any strategic transaction. The discussions in these meetings also included the significant challenges facing each company in the current banking and economic environment and the potential benefits and risks of a proposed business combination of the two companies.
On December 16, 2020, Mr. Franklin provided an update to the CBTX board of directors about the preliminary discussions with Allegiance. It was noted that further discussions, if any, were expected to take place after the end of the year. He also discussed other potential opportunities that management was evaluating.
On December 18, 2020, Mr. Retzloff and Mr. Franklin spoke and agreed to defer any further discussions regarding a potential transaction until after the end of the year.
On January 6, 2021, members of management of Allegiance and CBTX met to discuss general issues that would be associated with a potential merger of equals, including governance, management, culture and similar matters.
On January 12, 2021, Allegiance and CBTX entered into a mutual non-disclosure agreement in order to facilitate the exchange of certain business and financial information by each party. The non-disclosure agreement did not provide exclusivity to either party. At this time, the principal purpose of the non-disclosure agreement was to obligate the parties to keep the existence of discussions regarding a possible strategic combination confidential.
On January 15, 2021, Mr. Retzloff and Mr. Franklin met to further discuss the potential transaction and alignment on key business terms, including the composition and size of the board of directors of the combined company, the composition of the management team of the combined company and the benefits of the combined bank operating under a Texas state banking charter and the regulatory environment for the combined bank.
On January 20, 2021, at a regular meeting of the CBTX board of directors, Mr. Franklin provided an update of the discussions with Allegiance. Mr. Franklin noted that CBTX executed a non-disclosure agreement with Allegiance that did not include exclusivity or non-solicitation provisions and that while discussions were positive, they remained very preliminary. Mr. Franklin further noted that discussions regarding a strategic business combination with Allegiance had progressed to the point that it would be advisable to engage a financial advisor to assist the CBTX board of directors in connection with CBTX’s discussions and related evaluation.
On January 28, 2021, during an executive session of non-management directors held immediately after a regular Allegiance board meeting, Allegiance management provided an update and more details regarding the potential transaction including management’s recommendation to engage Raymond James as Allegiance’s financial advisor. The Allegiance non-management directors supported management in continuing the exploration of the potential transaction and engaging Raymond James.
On February 17, 2021, Allegiance engaged Raymond James as Allegiance’s financial advisor to assist Allegiance in connection with a potential transaction involving Allegiance and CBTX.
On February 19, 2021, the Allegiance board of directors held a special meeting. Members of Allegiance management and representatives of Bracewell LLP (“Bracewell”), legal counsel to Allegiance, and Raymond James also attended this meeting. At the meeting, Allegiance management briefed the directors on discussions that had taken place between Allegiance and CBTX since the prior Allegiance board meeting.

Mr. Retzloff updated the Allegiance board of directors on the discussions regarding the potential strategic combination up to that date and provided a proposed timeline for due diligence and continued evaluation of the potential transaction. Representatives of Bracewell delivered preliminary legal remarks to the Allegiance board of directors regarding its role, responsibilities and obligations. Representatives of Raymond James reviewed certain financial aspects and other information relating to the potential transaction with the Allegiance board of directors. The Allegiance board of directors discussed the analysis of the economics and risks of the potential combination transaction with the representatives of Raymond James. The Allegiance board of directors approved a motion to create a subcommittee of the board composed of Messrs. Retzloff, Beckworth and Robertson and vested the subcommittee with the authority to further discuss the economic terms of a potential transaction with CBTX in order to determine whether to proceed with due diligence related to the potential transaction.
On February 19, 2021, the CBTX board of directors held a special meeting at which members of CBTX management and representatives of Stephens, financial advisor to CBTX, and Fenimore Kay Harrison LLP (“Fenimore Kay”), legal counsel to CBTX, were present. At the meeting, Mr. Franklin provided an update regarding discussions with Allegiance as well as Mr. Franklin’s discussions with Mr. Retzloff over the prior few years. Members of the board and management, together with the representatives of Stephens and Fenimore Kay, discussed CBTX’s strategic plan as well as current industry trends and the mergers and acquisitions environment generally. Members of the board and management and representatives of Stephens and Fenimore Kay also discussed a number of possible strategic opportunities and alternatives that could potentially enhance value for CBTX’s shareholders. These opportunities included a potential business combination transaction with Allegiance, which was identified as preliminary at this time, but appeared to represent a strong strategic fit and compelling financial opportunity based on, among other things, the possibility of creating a premier franchise in Texas, the complementary product offerings that could be achieved by combining the two franchises, a diversified revenue mix and the cultural compatibility of the two companies. The CBTX board of directors also discussed its fiduciary duties with respect to pursuing a business combination transaction and the ownership of Allegiance common stock by Mr. Swinbank, a director of CBTX. After consultation with the representative from Fenimore Kay and reviewing the facts related to Mr. Swinbank’s ownership interest in Allegiance, the CBTX board of directors determined that Mr. Swinbank’s ownership interest in Allegiance was immaterial relative to the total outstanding of shares of Allegiance common stock and to Mr. Swinbank’s ownership of CBTX common stock as well as the belief of the CBTX board of directors that such ownership of Allegiance common stock was immaterial to Mr. Swinbank’s personal financial position. During this meeting, the CBTX board of directors authorized the engagement of third-party advisors, including Stephens, to assist the board in assessing a strategic transaction with Allegiance.
On February 22, 2021, CBTX engaged Stephens as CBTX’s financial advisor to assist CBTX in connection with a potential transaction involving Allegiance and CBTX.
During the week of February 22, 2021, Mr. Franklin and Mr. Retzloff discussed the broader framework of the development of an exchange ratio to set the economic terms of the potential transaction and both supported a market exchange ratio that would include a number of trading days to set the final exchange ratio. The exchange ratio would be subject to due diligence and be revisited if needed. Mr. Retzloff discussed the proposed framework with Messrs. Beckworth and Robertson, who approved of the general framework for the proposed transaction.
As discussions regarding a potential strategic business combination continued, CBTX and Allegiance began to evaluate the respective compensation philosophies of the two companies. Between February 26 and March 5, 2021, CBTX and Allegiance began discussions with third party compensation consultants to discuss the potential engagement to assist with evaluation of compensation philosophies, potential retention awards and compensation benchmarks for the combined company.
On February 26, 2021, Mr. Franklin, Mr. Retzloff and certain other members of the CBTX board of directors and the Allegiance board of directors met to discuss the merits and risks of a strategic business combination between the two companies.
On March 2 and 3, 2021, Mr. Retzloff and Mr. Franklin met in Scottsdale, Arizona to further discuss the potential strategic business combination as it related to culture, organizational design, long-term vision, lending strategies and the opportunities and risks associated with the potential strategic business combination.

On March 5, 2021, CBTX received a letter from FinCEN indicating that FinCEN’s investigation of CommunityBank of Texas would be continuing. Later that day, Mr. Franklin called Mr. Retzloff to inform him that the FinCEN investigation would continue.
On March 8, 2021, CBTX had discussions with FinCEN regarding FinCEN’s correspondence received and the investigation of CommunityBank of Texas. Following such discussions, Mr. Franklin called Mr. Retzloff to inform him that CBTX would not pursue a strategic business combination with Allegiance citing pending regulatory matters affecting CBTX and CommunityBank of Texas associated with the FinCEN investigation.
On March 9, 2021, the CBTX board of directors had a special meeting at which Mr. Franklin provided an update regarding discussions with Allegiance and regulatory matters. Mr. Franklin also advised the CBTX board of directors that further discussions with Allegiance were stopped until after the OCC had completed its examination of CommunityBank of Texas and CBTX management had more clarity into the potential resolution of the FinCEN investigation. The CBTX board of directors discussed CBTX’s strategy and strategic alternatives, including meeting with other institutions. Mr. Franklin also disclosed that management had been evaluating other opportunities, including a potential acquisition of or strategic relationship with a third-party financial institution, Bank A. Members of the board discussed these opportunities, including with respect to Bank A, with CBTX management.
On March 17, 2021, at a regular quarterly meeting of the CBTX board of directors, the CBTX board of directors discussed that the discussions with Allegiance had ceased, pending resolution of regulatory matters, and it discussed other potential strategic alternatives, including a potential acquisition of or strategic relationship with Bank A that could, in the future, lead to a business combination transaction with Bank A.
On March 30, 2021, Mr. Franklin met with a representative of Bank A regarding CBTX’s potential acquisition of or strategic relationship with Bank A. As a result of their discussion, Mr. Franklin and the representative of Bank A agreed that pursuing a business combination transaction between their institutions at that time was premature but that they would continue to have a dialogue regarding future opportunities.
On April 1, 2021, Mr. Franklin called Mr. Retzloff to advise him that CBTX would contact him in the event that there was more clarity into the pending regulatory matters at CommunityBank of Texas, but there was no further need to continue discussions.
On April 21, 2021, Mr. Retzloff called Mr. Franklin to inquire if there was any clarity to the pending regulatory matters and if it would be possible to renew discussions regarding a strategic combination. Mr. Franklin advised Mr. Retzloff that the status concerning pending regulatory matters was the same as in March and there was no further need to continue discussions.
On April 22, 2021, during an executive session of non-management directors held immediately after a regular Allegiance board meeting, Allegiance management provided an update to the directors that the conversations with CBTX regarding a potential transaction had ceased and discussed other strategic alternatives to be considered.
The CBTX board of directors held a special meeting on June 9, 2021, at which it considered a nonbinding unsolicited expression of interest from a third-party financial institution, Bank B. Representatives from Stephens and Fenimore Kay were also present. Mr. Franklin described the background of his discussions with the chief executive officer of Bank B. The board discussed the merits and the risks associated with the expression of interest from Bank B, as well as the board’s fiduciary duties, with representatives from Stephens and Fenimore Kay and determined that it was not in the best interest of CBTX and its shareholders to further explore the potential transaction described in the expression of interest. Following these discussions, the CBTX board of directors instructed Mr. Franklin to notify the chief executive officer of Bank B and advise him that CBTX was not interested in pursuing a potential transaction with Bank B, which Mr. Franklin did on June 14, 2021.
On July 1, 2021, Mr. Retzloff and Mr. Franklin discussed the status of CBTX’s regulatory matters and the possibility of engaging in further discussions regarding a strategic business combination. Both Mr. Retzloff and Mr. Franklin agreed that it made sense to wait until the end of the month to consider re-engaging in discussions regarding a potential transaction. On July 29, 2021, the two met and discussed a potential transaction including the scope and timing of due diligence pending the confirmed interests of their respective boards to engage in further discussions and evaluation of a potential strategic business combination.
During the week of August 2, 2021, Allegiance and CBTX asked their respective financial advisors to discuss an updated framework for the development of an exchange ratio that was consistent with the previously discussed concept of a market-based approach. On August 2 and 3, 2021, Raymond James and Stephens discussed the parameters of an exchange ratio and explored a potential framework based on the relative volume weighted average prices of the Allegiance common stock and CBTX common stock for the thirty trading days beginning with the release date of Allegiance’s and CBTX’s second quarter earnings, which would include the period from July 29, 2021 through September 9, 2021. It was understood that the exchange ratio resulting from this framework was subject to due diligence and review of the respective boards of Allegiance and CBTX.
On August 6, 2021, Mr. Retzloff discussed the updated framework with Messrs. Beckworth and Robertson, who agreed to it. On August 9, 2021, Mr. Retzloff informed the Allegiance board of directors that the updated framework had been agreed to and the parties planned to begin due diligence and the negotiation of a definitive agreement.
On August 8, 2021, Stephens updated management of CBTX regarding Stephens’ discussions with Raymond James concerning the proposed framework for the exchange ratio for a potential strategic business combination.
From August 9, 2021 through August 24, 2021, Mr. Franklin and Mr. Retzloff communicated about continuing discussions regarding a potential strategic combination as well as the scope of due diligence, the opportunities, merits and risks of a strategic combination to their respective companies, how a transaction would be structured and the composition of the proposed management of the combined company.
On August 12, 2021, the CBTX board of directors held a special meeting at which Mr. Franklin provided an update regarding the recent OCC examination of CommunityBank of Texas’ BSA program. He also discussed the potential for restarting discussions with Allegiance regarding a potential strategic business combination. Representatives of Stephens and Fenimore Kay also attended the meeting. Members of the CBTX board of directors, management and the representatives of Stephens and Fenimore Kay discussed the banking industry generally and recent merger and acquisition activity. They also discussed various matters regarding a potential strategic combination with Allegiance and the pending regulatory matters of CommunityBank of Texas. Following these discussions, the CBTX board of directors authorized management to contact Allegiance and renew discussions regarding a possible strategic combination and to engage third party advisors to assist with the evaluation of a potential strategic combination.
During the week of August 16, 2021, CBTX and Allegiance agreed on a diligence request list and made available to each other in virtual data rooms documents for mutual due diligence review. The parties engaged in extensive mutual due diligence, including through a series of meetings and telephone calls between the parties and their respective advisors to discuss relevant topics.
Beginning August 17, 2021 and continuing thereafter, members of management of CBTX and Allegiance met with compensation consultants to assist in compensation evaluation and philosophy of the potential combined company. Also on August 17, 2021, CBTX and Allegiance amended the non-disclosure agreement to add a mutual non-solicitation provision.
On August 24, 2021, members of Allegiance management and representatives of Bracewell and Raymond James met with members of CBTX management and representatives of Fenimore Kay and Stephens to discuss general terms, roles and responsibilities and timing.
On August 25 and 27, 2021, members of Allegiance management and CBTX management met to continue to discuss the composition of the proposed management team and possible operational elements of the combined company.
On September 3, 2021, representatives of Bracewell provided representatives of Fenimore Kay with an initial draft of the merger agreement. Between September 3 and November 5, 2021, representatives of CBTX and Allegiance, together with representatives of Fenimore Kay and Bracewell, negotiated the specific terms of the merger agreement and the related ancillary documents.
On September 7, 2021, the OCC officially terminated its formal agreement with CommunityBank of Texas. Also, on September 7, CBTX and Allegiance jointly engaged a compensation consultant to assist in the compensation evaluation and philosophy of the combined company.
On September 8, 2021, members of management of CBTX and Allegiance and representatives from Stephens, Fenimore Kay, Bracewell and Raymond James met at Bracewell’s offices to discuss the possible business combination and in particular potential governance and other non-financial terms relating to a potential combination transaction, including leadership and management structure, board composition, name of the combined company, headquarters location and similar matters.
On September 15, 2021, at a regular meeting of the CBTX board of directors, Mr. Franklin provided an update regarding diligence review, the strategic rationale for the potential transaction, including the prospects for cost savings, the opportunities to invest in technology and the complementary nature of the parties’ businesses. At this meeting, it was noted that the Chairs of the CBTX corporate governance and nominating and compensation committees were expected to work with their counterparts at Allegiance on governance and compensation issues associated with a strategic combination.
On September 17, 2021, Mr. Robertson, in his role as Chair of the Allegiance compensation committee, visited with the other members of the committee, who agreed to form a subcommittee composed of Messrs. Robertson, Beckworth and Jon-Al Duplantier to review and decide compensation matters related to the potential transaction and keep the other members of the committee informed. The activities of the subcommittee were discussed and the formation of the subcommittee was ratified by the Allegiance compensation committee at its quarterly meeting held on October 21, 2021.
On September 21, 2021, members of CBTX management, Jenner Block LLP, as regulatory counsel to CommunityBank of Texas, and Fenimore Kay met with members of Allegiance management and Bracewell to discuss non-confidential regulatory matters related to CommunityBank of Texas.
On September 24, 2021, the Allegiance board of directors held a special meeting to discuss the potential transaction. Members of Allegiance management and representatives of Bracewell and Raymond James also attended this meeting. Mr. Retzloff led a discussion regarding the overview of the proposed transaction, including the rationale for and the reasons supporting the transaction. Mr. Retzloff also discussed and asked the Allegiance board of directors to consider the benefits and potential risks related to the transaction, including those reasons set forth under “— Allegiance’s Reasons for the Merger; Recommendation of Allegiance’s Board of Directors.” Representatives of Raymond James reviewed certain financial aspects and other information relating to the potential transaction. Management of Allegiance, representatives of Bracewell and the Allegiance board of directors also discussed the due diligence process and findings relating to CBTX as well as the terms of the proposed Voting Agreement and the proposed Director Support Agreements that the directors would be expected to execute in connection with the potential transaction.
On September 28, 2021, the CBTX compensation committee engaged independent counsel to serve as the committee’s legal counsel in connection with the potential transaction. On September 30, 2021, the CBTX compensation committee and the Allegiance subcommittee of its compensation committee met jointly with the compensation consultant engaged by CBTX and Allegiance. On October 5, 2021, the Allegiance subcommittee engaged independent counsel to serve as the committee’s legal counsel in connection with the potential transaction. On October 19, 2021, the Allegiance subcommittee engaged its own compensation consultant in connection with the potential transaction.
On September 29, 2021, Mr. Williams, the Chair of CBTX’s corporate governance and nominating committee, contacted Ms. Jeter, the Chair of Allegiance’s corporate governance and nominating committee, to discuss matters concerning the governance of the combined company after the potential transaction. On October 6 and 7, 2021, Mr. Williams and Ms. Jeter had further conversations to discuss issues relating to the governance of the combined company, including each party deferring the selection of their nominees to the board of the combined company and the board of the combined bank until after the signing and announcement of the definitive agreement for the potential transaction.

On October 8, 2021, the Allegiance board of directors held a special meeting to discuss the status of the proposed transaction and the issues related thereto. Members of Allegiance management and representatives of Bracewell also attended this meeting. Representatives of Bracewell provided an overview of the structure of the transaction, reviewed certain legal requirements and fiduciary obligations of the Allegiance board of directors, and provided an update on certain regulatory diligence matters. Mr. Retzloff discussed timing and next steps for the transaction.
The CBTX board of directors held a special meeting on October 8, 2021 at which representatives of CBTX management, Stephens and Fenimore Kay were present. At the meeting, members of CBTX management reviewed their diligence findings across major functional areas and described their diligence meetings with members of Allegiance management. Members of CBTX management and the CBTX board of directors further discussed and, taking into account the CBTX management team’s diligence review, evaluated the strategic rationale for the potential strategic combination. The CBTX board of directors was also updated on the discussions between the chairs of the compensation committees and the corporate governance committees of CBTX and Allegiance regarding compensation matters for the combined company, including the recommendations of the compensation consultants engaged by CBTX and Allegiance to facilitate the process of determining compensation arrangements at the combined company, and certain corporate governance matters, respectively. In addition, the CBTX board of directors discussed its fiduciary duties in connection the potential strategic combination at such meeting.
On October 13, 2021, the CBTX board of directors held a special meeting at which representatives of management, Stephens and Fenimore Kay were present. At the meeting, management provided an update on discussions with Allegiance as well as the proposed legal and accounting structure and proposed financial terms of the proposed transaction.
On October 20, 2021, the CBTX board of directors held a special meeting at which representatives of management, Stephens, Fenimore Kay, Norton Rose Fulbright US LLP, as securities counsel to CBTX, and Jenner Block LLP, as regulatory counsel to CommunityBank of Texas, were present. At the meeting, members of CBTX management and representatives of Jenner Block discussed with the CBTX board of directors the status of the FinCEN investigation and the prospects for resolution with FinCEN as well as other regulatory matters. CBTX management provided an update on the diligence and negotiations. Representatives of Stephens updated the CBTX board of directors regarding recent market and industry activity and financial terms of the transaction. Members of CBTX management discussed with the board CBTX’s due diligence review. Representatives of Fenimore Kay advised the CBTX board of directors of their fiduciary duties. The chairs of the compensation and corporate governance committees also provided reports to the board regarding their activities associated with the potential transaction. Following discussion by CBTX’s directors regarding the impact of the potential transaction on CBTX’s shareholders and other constituencies, the CBTX board of directors re-affirmed its support for the transaction and directed CBTX management and CBTX’s advisors to finalize the negotiations regarding the terms of the potential transaction and the definitive transaction documentation.
On October 28, 2021, the Allegiance board of directors held a special meeting to discuss the status of the proposed transaction and the issues related thereto. Members of Allegiance management and representatives of Bracewell and Raymond James also attended this meeting. Mr. Retzloff provided an update on the status of the proposed transaction, including the risks, timing, and opportunities related to the transaction. Representatives of Raymond James discussed potential synergies that management of Allegiance anticipated could be achieved in the transaction. The Allegiance board of directors also discussed the information reviewed by Raymond James. The Allegiance board of directors, together with representatives of Bracewell, also discussed potential regulatory risks, remaining due diligence items and certain proposed terms of the merger agreement.
Over the next several days, the parties, with the assistance of their respective advisors, proceeded to finalize negotiation of the merger agreement and the related transaction documents.
On November 2, 2021, the Allegiance board of directors held a special meeting to discuss and analyze the negotiated terms of the proposed transaction and entry into the merger agreement by Allegiance. Members of Allegiance management and representatives of Bracewell and Raymond James also attended this meeting. Representatives of Allegiance management and Bracewell reviewed in detail with the Allegiance board of directors the proposed terms of the merger agreement and ancillary agreements, copies of which had been delivered in advance of the meeting. The representatives of Bracewell also discussed with the board the risks associated with the FinCEN investigation of CommunityBank of Texas and protections that had been included in the draft merger agreement to address those risks.
On November 2, 2021, the CBTX board of directors held a special meeting at which representatives of CBTX management, Stephens and Fenimore Kay were present. At the meeting, CBTX management provided an update regarding the status of the investigation by FinCEN. CBTX management also provided an update on negotiations of the merger agreement. The Stephens representatives reviewed with the CBTX board of directors the proposed exchange ratio of 1.4184 shares of CBTX common stock per share of Allegiance common stock and the trading prices of the common stock of CBTX and Allegiance following their recent earnings releases for the third quarter of 2021. The proposed exchange ratio was determined using the ratio of the respective volume weighted average prices of the Allegiance common stock to CBTX common stock for the 30 trading days beginning July 29, 2021 through September 9, 2021 that CBTX, Allegiance and their respective representatives had previously discussed. The Stephens representatives also discussed potential cost savings associated with the proposed transaction. The chairs of the CBTX compensation and corporate governance and nominating committees also updated the CBTX board regarding their work with their counterpart committees at Allegiance. The chair of the compensation committee reported the mutual determination to set executive compensation in the combined company after announcement of the potential transaction. The chair of the corporate governance and nominating committee and representatives of Fenimore Kay described the corporate governance matters, including the proposed amendments to the CBTX certificate of formation and bylaws. The CBTX board of directors also discussed the size of the boards of the combined company and the combined bank. Representatives of CBTX management and Fenimore Kay then updated the CBTX board of directors on the status of negotiations and reviewed with the CBTX board of directors the terms of the draft merger agreement and related transaction documentation, including matters relating to the post-closing corporate governance of the combined entity, and alternatives and considerations relating to employee retention following announcement of the transaction. Representatives of Fenimore Kay also discussed the regulatory requirements for approvals of bank and bank holding company transactions and reviewed the directors’ fiduciary duties in evaluating the potential transaction. Following these discussions, and after further discussion of the proposed financial and corporate governance terms of the transaction and consideration of the strategic merits and potential risks and uncertainties for CBTX and its shareholders and other constituencies, the CBTX board of directors expressed support for the transaction and directed CBTX management and CBTX’s advisors to seek to finalize the terms of the potential transaction.
On November 3, 2021, the CBTX compensation committee and the Allegiance subcommittee of the compensation committee held a joint meeting with representatives of the compensation consultants and the independent counsel to each committee present. At the meeting, the compensation consultant discussed the peer analysis and potential compensation of senior management of the combined company. The chairs of the respective committees, after consultation with their respective independent counsel, decided to defer determination of compensation for the senior management of the combined company until after execution and announcement of the merger agreement.
On November 5, 2021, the CBTX board of directors held a special meeting to consider the negotiated terms of the proposed merger between Allegiance and CBTX and the entry into the merger agreement by CBTX. At the meeting, members of CBTX management provided an update on the results of the negotiations since the November 2, 2021 board meeting, reviewed the proposed terms of the potential transaction and advised that the negotiations and definitive transaction documents were substantially complete. Stephens reviewed the financial aspects of the merger with the CBTX board of directors and rendered its opinion to the CBTX board of directors, which was initially rendered orally and confirmed by a written opinion, dated November 5, 2021, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Stephens as set forth in such opinion, the exchange ratio in the merger was fair, from a financial point of view, to CBTX. For more information, see the section entitled “— Opinion of CBTX’s Financial Advisor.” Representatives of Fenimore Kay were also in attendance and provided a summary of the proposed terms of the merger agreement, including certain restrictions on CBTX’s activities during the period between signing and closing, the headquarters and certain other governance matters of the combined banking organization.

Representatives of Fenimore Kay also described the resolutions the boards of CBTX and CommunityBank of Texas would be asked to consider if they were to approve the potential transaction. Thereafter, management of CBTX confirmed its recommendation of the proposed transaction to the CBTX board of directors. At the conclusion of the meeting, after further review and discussion by the CBTX board of directors, including consideration of the factors described below under the section entitled “— CBTX’s Reasons for the Merger; Recommendation of CBTX’s Board of Directors”, the CBTX board of directors determined that the merger agreement and the transactions contemplated thereby, including the merger and the bank merger, were advisable and in the best interests of CBTX and its shareholders, and approved the merger agreement and the transactions contemplated thereby and entry into the merger agreement by CBTX.
On November 5, 2021, the Allegiance board of directors held a special meeting to analyze and consider further the negotiated terms of the proposed merger and entry into the merger agreement by Allegiance. Members of Allegiance management and representatives of Bracewell and Raymond James also attended this meeting. Raymond James reviewed its financial analysis with the Allegiance board of directors and rendered to the Allegiance board of directors an oral opinion, confirmed by delivery of a written opinion dated November 5, 2021, to the Allegiance board of directors to the effect that, as of November 5, 2021 and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as described in such written opinion, the exchange ratio provided for in the merger pursuant to the merger agreement was fair, from a financial point of view, to holders of Allegiance common stock. Representatives of Bracewell then provided an updated summary of the proposed terms of the merger agreement, reviewed the Allegiance board of directors’ fiduciary duties in connection with its evaluation of the potential merger and described the resolutions the directors of Allegiance would be asked to consider if they were to approve the merger. At the conclusion of the meeting, after careful review and discussion by the Allegiance board of directors, including consideration of the factors described below under “— Allegiance’s Reasons for the Merger; Recommendation of Allegiance’s Board of Directors”, the Allegiance board of directors unanimously determined that the merger agreement and the transactions contemplated thereby were advisable and in the best interests of Allegiance and its shareholders, and unanimously approved the merger agreement and the transactions contemplated thereby and entry into the merger agreement by Allegiance.
While Allegiance management considered and discussed with the Allegiance board of directors other strategic avenues that could be pursued, Allegiance did not engage, during the course of the discussions and negotiations that ultimately resulted in the execution of the merger agreement, in any meaningful discussions with other potential strategic transaction merger partners and decided not to seek other potential merger partners regarding a potential strategic business combination because the Allegiance board of directors believed no other feasible transaction would favorably compare to the complementary advantages of a combination with CBTX. The Allegiance board of directors did not believe any other potential strategic transaction merger partner would provide Allegiance customers and shareholders with similar complementary operations and product offerings, geographic compatibility, synergies and scale benefits as a combination with CBTX.
Following the meetings of the CBTX board of directors and the Allegiance board of directors on November 5, 2021, and after finalizing the merger agreement, CBTX and Allegiance executed the merger agreement in the evening on Friday, November 5, 2021.
The transaction was announced the morning of Monday, November 8, 2021, before the opening of the financial markets in New York, in a press release jointly issued by CBTX and Allegiance.
Allegiance’s Reasons for the Merger; Recommendation of Allegiance’s Board of Directors
In evaluating the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Allegiance board of directors consulted with Allegiance’s management and legal and financial advisors. In reaching its decision to approve the merger agreement and recommend approval of the merger agreement by the Allegiance shareholders, the Allegiance board of directors considered a number of factors, including the following:
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the ability of Allegiance’s shareholders to own a significant percentage of the combined company on a going-forward basis;

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the expectation that Allegiance shareholders would have the opportunity to participate in future growth of the combined company;

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the potential for Allegiance shareholders for stock appreciation in the combined company;

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the increased liquidity of the combined company’s common stock as compared to the public market for Allegiance common stock;

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the expansion of Allegiance’s geographic footprint and strategic benefits of being positioned as the largest community bank headquartered in the Houston region with enhanced scarcity value;

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the combined company’s funding mix and loan-to-deposit ratio and the expectation that the combined company’s strong source of deposits would provide enhanced funding capability in a competitive market for deposits;

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the ability to become part of a larger institution with additional product offerings and a higher legal lending limit, helping to further service and grow Allegiance’s customer base;

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each of Allegiance’s, CBTX’s and the combined company’s (on a pro forma basis) business, operations, financial condition, stock performance, asset quality, earnings and prospects. In reviewing these factors, including the information obtained through due diligence, the Allegiance board of directors believes that CBTX’s and Allegiance’s respective business, operations and risk profile complement each other and that the companies’ separate earnings and prospects, and the synergies and scale potentially available in the proposed transaction, create the opportunity for the combined company to leverage complementary and diversified revenue streams and to have superior future earnings and prospects compared to Allegiance’s earnings and prospects on a stand-alone basis;

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its belief that the two companies’ purpose-driven corporate cultures are similar and compatible, which it believes will facilitate integration and implementation of the merger;

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Allegiance’s and CBTX’s shared belief in a thoughtful approach to the combination and the resulting company, structured to maximize the potential for synergies and positive impact to local communities and minimize the loss of customers and employees and to further diversify the combined company’s operating risk profile compared to the risk profile of either company on a stand-alone basis;

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the compatibility of Allegiance’s and CBTX’s shared customer-focused operating philosophies and strong commitment to local communities;

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the governance structure for the combined company, including the composition of the board of directors and executive management;

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the anticipated pro forma financial impact of the merger on the combined company, including earnings, dividends, return on equity, tangible book value accretion, asset quality, liquidity and regulatory capital levels;

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the reputation of CBTX’s executive management;

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the continuity provided by having Mr. Retzloff, the current Chief Executive Officer of Allegiance, serve as Executive Chairman and a director of the combined company, and Mr. Franklin, the current Chairman, Chief Executive Officer and President of CBTX, serve as Chief Executive Officer and a director of the combined company;

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CBTX’s historical cash dividend payments and the expected ability of the combined company to support future dividend payments;

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the board’s understanding of the current and prospective environment in which Allegiance and CBTX operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, continued consolidation in the industry, the competitive environment for financial institutions generally, and the likely effect of these factors on Allegiance and its ability to continue to operate independently;

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the expected earnings per share accretion and expected tangible book value per share dilution from the merger;

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the exchange ratio in relation to the respective contributions of Allegiance and CBTX and how a fixed exchange ratio is consistent with market practice for transactions of this type and with the strategic nature of the transaction;

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the relative/implied valuation of companies comparable to the combined company;

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the strategic benefits of the transaction and the synergies and cost savings expected to be achieved by the combined company upon completion of the merger, and potential for Allegiance’s shareholders, as future CBTX shareholders, to benefit to the extent of their interest in the combined company from the synergies of the merger and the anticipated pro forma impact of the merger;

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the compatibility of CBTX’s and Allegiance’s credit philosophies;

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Allegiance’s and CBTX’s past record of acquisition activity and of realizing expected benefits of such acquisitions;

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the fact that Allegiance shareholders will have an opportunity to vote on the proposed transaction;

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the expected tax treatment of the merger as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes and the expectation that the transaction generally will be tax-free for U.S. federal income tax purposes to holders of Allegiance common stock;

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its review and discussions with Allegiance’s senior management and advisors concerning Allegiance’s due diligence examination of the operations, financial condition and regulatory compliance programs and prospects of CBTX;

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the ability to leverage the combined company’s investments in innovation and technology to improve customer offerings and service;

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the expectation that the required regulatory approvals could be obtained in a timely fashion;

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the oral opinion of Raymond James, which was subsequently confirmed by delivery of a written opinion to the Allegiance board of directors, dated November 5, 2021, as to the fairness, as of such date, from a financial point of view, to the holders of Allegiance’s outstanding common stock of the exchange ratio in the merger pursuant to the merger agreement, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion; and

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its review and discussions with Allegiance’s legal advisors of the terms of the merger agreement, including the representations, covenants, deal protection and termination provisions.

The Allegiance board of directors also considered the potential risks related to the transaction. The Allegiance board of directors concluded that the anticipated benefits of combining with CBTX were likely to substantially outweigh these risks. These potential risks included:
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the possibility of encountering difficulties in achieving cost savings and synergies in the amounts currently estimated or within the time frame currently contemplated;

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the possibility of encountering difficulties in successfully integrating the businesses, operations and workforces of Allegiance and CBTX;

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the possibility that new or existing legal or regulatory issues may arise or may not be resolved satisfactorily;

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the possible diversion of management attention and resources from other strategic opportunities and operational matters while working to implement the merger and integrate the two companies;

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that the combined company and Allegiance’s bank subsidiary are expected to change their names, and the risks and costs associated with such name changes;

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certain anticipated costs to be incurred in connection with the proposed merger, including the costs of integrating the businesses of Allegiance and CBTX and the transaction expenses arising from the merger;

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the risk that the restrictions in the merger agreement regarding the operation of Allegiance’s business through completion of the merger may prevent or delay Allegiance from undertaking business opportunities that may arise prior to completion of the merger;

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the fact that the merger agreement prohibits Allegiance from soliciting alternative proposals;

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the fact that CBTX has the right to a termination fee if the merger agreement is terminated under certain circumstances;

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the risk of losing key Allegiance or CBTX employees during the pendency of the merger and following the closing;

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the fact that, because the merger consideration is a fixed exchange ratio of a specific number of shares of CBTX common stock for each share of Allegiance common stock, Allegiance shareholders could be adversely affected by a decrease in the trading price of CBTX common stock prior to the completion of the merger;

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the regulatory and other approvals required in connection with the proposed merger and the risk that such regulatory approvals will not be received or will not be received in a timely manner or may impose burdensome or unacceptable conditions;

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the potential for legal claims challenging the merger; and

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the other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements”.

The foregoing discussion of the information and factors considered by the Allegiance board of directors is not intended to be exhaustive, but includes the material factors considered by the board. In reaching its decision to approve the merger agreement, the merger, and the other transactions contemplated by the merger agreement, the Allegiance board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Allegiance board of directors considered all these factors as a whole, including discussions with Allegiance’s management and financial and legal advisors, in evaluating the merger agreement, the merger, and the other transactions contemplated by the merger agreement.
For the reasons set forth above, the Allegiance board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Allegiance and its shareholders, and adopted and approved the merger agreement and the transactions contemplated thereby, including the merger.
In considering the recommendation of the Allegiance board of directors, you should be aware that certain directors and executive officers of Allegiance may have interests in the merger that are different from, or in addition to, interests of shareholders of Allegiance generally and may create potential conflicts of interest. The Allegiance board of directors was aware of these interests and considered them when evaluating and negotiating the merger agreement, the merger and the other transactions contemplated by the merger agreement, and in recommending to Allegiance’s shareholders that they vote in favor of the Allegiance merger proposal. See “The Merger — Interests of Allegiance’s Directors and Executive Officers in the Merger”.
It should be noted that this explanation of the reasoning of the Allegiance board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”
For the reasons set forth above, the Allegiance board of directors unanimously recommends that the holders of Allegiance common stock vote “FOR” the Allegiance merger proposal.
Opinion of Allegiance’s Financial Advisor
Opinion of Raymond James
Allegiance retained Raymond James as financial advisor pursuant to an engagement letter dated February 17, 2021. Allegiance engaged Raymond James based on Raymond James’ qualifications, experience and reputation. Raymond James is a nationally recognized investment banking firm and is regularly engaged in the valuation of financial services businesses in connection with mergers and acquisitions and valuations for corporate and other purposes. Pursuant to the engagement letter, the Allegiance board of directors requested that Raymond James evaluate the fairness, from a financial point of view, to the holders of Allegiance’s outstanding common stock of the exchange ratio in the merger pursuant to the merger agreement. At the November 5, 2021, meeting of the Allegiance board of directors, representatives of Raymond James rendered Raymond James’ oral opinion, which was subsequently confirmed by delivery of a written opinion to the board, dated November 5, 2021, as to the fairness, as of such date, from a financial point of view, to the holders of Allegiance’s outstanding common stock of the exchange ratio in the merger pursuant to the merger agreement, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion. The full text of the written opinion of Raymond James is attached as Annex H to this joint proxy statement/prospectus. The summary of the opinion of Raymond James set forth in this document is qualified in its entirety by reference to the full text of such written opinion. Holders of Allegiance common stock are urged to read this opinion in its entirety.
Raymond James provided its opinion for the information of the Allegiance board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the merger, and Raymond James’ opinion only addresses whether the exchange ratio in the merger pursuant to the merger agreement was fair, from a financial point of view, to the holders of Allegiance common stock. The opinion of Raymond James does not address any other term or aspect of the merger agreement or the merger contemplated thereby. The Raymond James opinion does not constitute a recommendation to the Allegiance board of directors or to any holder of Allegiance common stock or CBTX common stock as to how the Allegiance board of directors, such shareholder or any other person should vote or otherwise act with respect to the merger or any other matter. Raymond James does not express any opinion as to what the value of shares of CBTX common stock actually will be when issued in the merger or the prices at which shares of CBTX common stock or Allegiance common stock may trade at any time.
In connection with its review of the proposed merger and the preparation of its opinion, Raymond James, among other things:
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reviewed the financial terms and conditions set forth in the draft, dated November 5, 2021, of the merger agreement;

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reviewed certain information related to the historical condition (including capitalization) and prospects of Allegiance and CBTX, as made available to Raymond James by or on behalf of Allegiance and CBTX, including, but not limited to, (i) financial projections relating to Allegiance prepared and provided to Raymond James by the management of Allegiance as further extrapolated by the management of Allegiance (the “Allegiance Projections”), (ii) financial projections relating to CBTX prepared and provided to, or otherwise reviewed with, Raymond James by the management and other representatives of CBTX (the “CBTX Projections”) and (iii) certain forecasts and estimates of potential cost savings and other financial adjustments expected to result from the merger prepared and provided to Raymond James by the management of Allegiance (the “Financial Adjustments”);

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reviewed Allegiance’s and CBTX’s (i) audited financial statements for the fiscal years ended December 31, 2020, December 31, 2019 and December 31, 2018; and (ii) unaudited financial statements for the three-month periods ended September 30, 2021, June 30, 2021 and March 31, 2021;

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reviewed Allegiance’s and CBTX’s recent public filings and certain other publicly available information regarding Allegiance and CBTX;

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reviewed the financial and operating performance of Allegiance, CBTX and certain other selected public companies that Raymond James deemed to be relevant;

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reviewed the current and historical market prices and trading volume for Allegiance common stock and for CBTX common stock, and the current market prices of the publicly traded securities of certain other companies that Raymond James deemed to be relevant;

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compared the relative contributions of Allegiance and CBTX to certain financial statistics of the combined company on a pro forma basis;

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reviewed certain potential pro forma financial effects of the merger on earnings per share, capitalization and financial ratios of Allegiance;

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conducted such other financial studies, analyses and inquiries and considered such other information and factors as Raymond James deemed appropriate;

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reviewed a certificate addressed to Raymond James from a member of senior management of Allegiance regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Raymond James by or on behalf of Allegiance; and

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discussed with members of the senior management of each of Allegiance and CBTX certain information relating to the foregoing and any other matters which Raymond James deemed relevant to its inquiry including, but not limited to, the past and current business operations of Allegiance and CBTX and the financial condition and future prospects and operations of Allegiance and CBTX.

With Allegiance’s consent, Raymond James assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of Allegiance, or otherwise reviewed by or discussed with Raymond James, and Raymond James did not undertake any duty or responsibility to, nor did Raymond James, independently verify any of such information. Raymond James did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Allegiance or CBTX is a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which Allegiance or CBTX is a party or may be subject. With Allegiance’s consent, Raymond James’ opinion did not address or otherwise account for the potential effects of any such litigations, actions, claims or investigations or possible assertions, except to the extent reflected in the financial projections reviewed by it. Raymond James did not make or obtain an independent appraisal of the assets or liabilities (contingent or otherwise) of Allegiance or CBTX.
With respect to the Allegiance Projections, the Financial Adjustments and any other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James, with Allegiance’s consent, assumed that they had been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of Allegiance as to the matters addressed thereby. With respect to the CBTX Projections, Raymond James, with Allegiance’s consent, assumed that they had been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of CBTX as to the matters addressed thereby. At Allegiance’s direction, Raymond James assumed that the Allegiance Projections, the CBTX Projections, and the Financial Adjustments were a reasonable basis upon which to evaluate Allegiance, CBTX and the merger, and at Allegiance’s direction, Raymond James relied upon the Allegiance Projections, the CBTX Projections, and the Financial Adjustments for purposes of its analyses and opinion. Raymond James expressed no opinion with respect to the Allegiance Projections, the CBTX Projections, or the Financial Adjustments or the assumptions on which they were based.
Raymond James assumed that the final form of the merger agreement would not differ from the draft reviewed by Raymond James in any respect material to its analyses or opinion, and that the merger would be consummated in accordance with the terms of the merger agreement without waiver of or amendment to any of the conditions thereto. Furthermore, Raymond James assumed, in all respects material to its analyses, that the representations and warranties of each party contained in the merger agreement were true and correct and that each party will perform all of the covenants and agreements required to be performed by it under the merger agreement without being waived. Raymond James also relied upon and assumed, without independent verification, that (i) the merger would be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory or other consents and approvals necessary for the consummation of the merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the contemplated benefits of the merger, CBTX or Allegiance that would be material to its analyses or opinion.

Raymond James’ opinion is based upon market, economic, financial and other circumstances and conditions existing, and the information made available to Raymond James, as of November 4, 2021, and Raymond James assumed no responsibility to update its opinion for developments occurring or coming to its attention after the date thereof. Raymond James relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of Allegiance or CBTX since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Raymond James that would be material to its analyses or opinion, and that there is no information or any facts that have not been disclosed to Raymond James that would make any of the information reviewed by Raymond James incomplete or misleading in any material respect.
Raymond James expressed no opinion as to the underlying business decision to effect the merger, the structure or tax consequences of the merger, or the availability or advisability of any alternatives to the merger. In connection with its engagement as Allegiance’s financial advisor, Raymond James was not authorized to, and Raymond James did not, solicit indications of interest with respect to a transaction involving Allegiance. Raymond James’ opinion did not express any opinion as to what the value of shares of CBTX common stock actually would be when issued in the merger or the prices at which shares of CBTX common stock or Allegiance common stock may trade at any time. Raymond James assumed that the shares of CBTX common stock to be issued in the merger to the holders of Allegiance common stock will be listed on the Nasdaq Global Select Market.
The Raymond James opinion is limited to the fairness, from a financial point of view, to the holders of Allegiance common stock of the exchange ratio in the merger pursuant to the merger agreement. Raymond James expressed no opinion with respect to any other reasons (legal, business, or otherwise) that may support the decision of the Allegiance board of directors to approve or consummate the merger. Furthermore, no opinion, counsel or interpretation was intended by Raymond James on matters that require legal, accounting, regulatory or tax advice. Raymond James assumed that such opinions, counsel or interpretations had been or would be obtained from appropriate professional sources. Furthermore, Raymond James relied, with the consent of Allegiance, on the fact that Allegiance was assisted by legal, accounting and tax advisors, and, with the consent of Allegiance, relied upon and assumed the accuracy and completeness of the assessments by Allegiance and its advisors, as to all legal, regulatory, accounting and tax matters with respect to Allegiance, CBTX and the merger, including, without limitation, that the merger would qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Raymond James is not an expert in generally accepted accounting principles in general or specifically regarding the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for credit losses or any other reserves, or otherwise, and Raymond James did not independently verify such allowances or reserves, or review or examine any individual loan or credit files. Raymond James assumed, with Allegiance’s consent, that the allowance for credit losses and other reserves (i) set forth in the financial statements of Allegiance and CBTX are adequate to cover such losses, (ii) will be adequate on a pro forma basis for the combined entity and (iii) comply fully with applicable law, regulatory policy and sound banking practices as of the date of such financial statements.
In arriving at its opinion, Raymond James considered only the exchange ratio in the merger pursuant to the merger agreement, and Raymond James did not consider, and its opinion did not address, the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Allegiance, or class of such persons, in connection with the merger whether relative to the exchange ratio or otherwise. Raymond James was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the fairness of the merger (or any aspect thereof) to the holders of any class of securities, creditors or other constituencies of Allegiance, or to any other party, except and only to the extent expressly set forth in the last sentence of its opinion or (ii) the fairness of the merger to any one class or group of Allegiance’s or any other party’s security holders or other constituents vis-à-vis any other class or group of Allegiance’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the merger amongst or within such classes or groups of security holders or other constituents). Raymond James expressed no opinion as to the impact of the merger on the solvency or viability of Allegiance or CBTX or the ability of Allegiance or CBTX to pay their respective obligations when they come due. The delivery of this opinion was approved by an opinion committee of Raymond James.

Material Financial Analyses
The following summarizes the material financial analyses reviewed by Raymond James with the Allegiance board of directors at its meeting on November 5, 2021, which material was considered by Raymond James in rendering its opinion. No company or transaction used in the analyses described below is identical or directly comparable to Allegiance, CBTX or the contemplated merger.
Contribution Analysis.   Raymond James considered the relative contribution of Allegiance and CBTX to certain financial and operating metrics for the combined company resulting from the merger, based on information provided by Allegiance and CBTX. Raymond James then compared the hypothetical exchange ratios implied by the relative contributions of Allegiance and CBTX to these financial and operational metrics with the exchange ratio provided for in the merger agreement. The financial and operating metrics that Raymond James reviewed included: (i) total assets; (ii) gross loans; (iii) core deposits (defined as total deposits less time deposits greater than $100,000); (iv) tangible common equity; (v) estimated 2021 net income excluding fees related to the Paycheck Protection Program (“PPP Fees”); (vi) estimated 2022 net income excluding PPP Fees; and (vii) estimated 2023 net income. The relative contribution analysis did not give effect to any Financial Adjustments expected to occur as a result of the merger. The results of this analysis are summarized below:
	Relative Contribution		Implied Exchange Ratio
	Allegiance	CBTX
Total Assets	61.6%	38.4%	1.94x
Gross Loans	62.2%	37.8%	1.99x
Core Deposits	57.0%	43.0%	1.60x
Tangible Common Equity	53.8%	46.2%	1.41x
2021E Net Income (Excl. PPP Fees)	57.4%	42.6%	1.63x
2022E Net Income (Excl. PPP Fees)	62.6%	37.4%	2.02x
2023E Net Income	58.8%	41.2%	1.73x
Exchange Ratio in the Merger			1.4184x
Discounted Cash Flow Analysis.   Raymond James performed a discounted cash flow analysis of Allegiance and CBTX based on the Allegiance Projections and the CBTX Projections. Raymond James used calendar year 2026 as the final year for the analysis and applied multiples, ranging from 11.0x to 13.0x, to calendar year 2026 earnings in order to derive a range of terminal values for Allegiance and CBTX in 2025.
For Allegiance and CBTX, Raymond James used discount rates ranging from 10.5% to 12.5%. Raymond James arrived at its discount rate ranges by using the 2020 Duff & Phelps Valuation Handbook. Raymond James reviewed the ranges of implied per share values indicated by the discounted cash flow analysis for each of Allegiance and CBTX and calculated a range of implied exchange ratios by dividing the high implied per share value of Allegiance common stock by the low implied per share value of CBTX common stock to calculate the maximum implied exchange ratio, and by dividing the low implied per share value of Allegiance common stock by the high implied per share value of CBTX common stock to calculate the minimum implied exchange ratio. The results of the discounted cash flow analysis are summarized in the table below:
Implied Per Share Value
	Allegiance		CBTX		Implied Exchange Ratio
	Low	High	Low	High	Low/High	High/Low
Net Income Terminal Multiple	$37.85	$45.33	$31.89	$37.66	1.01x – 1.42x
Exchange Ratio in the Merger					1.4184x
Selected Companies Analysis.   Raymond James reviewed certain data for selected companies with publicly traded equity securities that it deemed relevant for its analysis. The selected group represents companies Raymond James believed relevant to each of Allegiance and CBTX. Raymond James selected certain companies that: (i) are headquartered in Texas; (ii) have total assets between $1.0 billion and $20.0 billion; (iii) are traded on the NASDAQ, the New York Stock Exchange, or the NYSE American Exchange; and (iv) have at least one active research analyst covering the company’s equity security. The selected group excluded targets of announced mergers at the time of Raymond James’ analysis and excluded Triumph Bancorp, Inc. due to its differentiated business model. No company used in the analysis described below is identical or directly comparable to either Allegiance or CBTX. The selected companies Raymond James deemed relevant include the following:
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Independent Bank Group, Inc.

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Hilltop Holdings, Inc.

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First Financial Bankshares, Inc.

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Veritex Holdings, Inc.

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First Foundation, Inc.

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Southside Bancshares, Inc.

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South Plains Financial, Inc.

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Spirit of Texas Bancshares, Inc.

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Guaranty Bancshares, Inc.

Raymond James calculated various financial multiples for each company, using stock prices as of November 4, 2021, including stock price as a multiple of (i) basic tangible book value per share (“TBVPS”) at September 30, 2021; (ii) 2022 estimated earnings per share (“2022E EPS”); and (iii) 2023 estimated earnings per share (“2023E EPS”). Financial and certain other data for the selected publicly traded companies were based on publicly available consensus research analysts’ estimates, public filings and other publicly available information. All financial multiples  —  TBVPS, 2022E EPS, and 2023E EPS — greater than two standard deviations away from the unadjusted mean were considered not meaningful. The 25th percentile, mean, median and 75th percentile observed multiples for the selected companies were:
	25th Pctl.	Mean	Median	75th Pctl.
Price / TBVPS	143%	216%	183%	205%
Price/ 2022E EPS	11.7x	15.8x	13.6x	14.7x
Price/ 2023E EPS	10.6x	14.6x	12.7x	13.8x
Raymond James applied the 25th percentile and 75th percentile of the price to tangible book value and earnings per share multiples to the corresponding financial data and estimates for each of Allegiance and CBTX based on the Allegiance Projections and the CBTX Projections and other information provided by Allegiance and CBTX. The results of this are summarized below:
	Implied Per Share Value
	Allegiance		CBTX		Implied Exchange Ratio
	25th Pctl.	75th Pctl.	25th Pctl.	75th Pctl.	Low/High	High/Low
TBVPS	$39.49	$56.51	$27.90	$39.94	0.99x – 2.03x
2022E EPS	$36.52	$45.96	$17.19	$21.63	1.69x – 2.67x
2023E EPS	$34.09	$44.15	$20.11	$26.05	1.31x – 2.20x
Exchange Ratio in the Merger					1.4184x
Pro Forma Discounted Cash Flow Analysis.   Raymond James performed a discounted cash flow analysis to estimate an illustrative range for the implied per share equity value of the pro forma combined entity, taking into account the exchange ratio in the merger and the cost savings and related expenses expected to result from the merger as well as certain purchase accounting adjustments and restructuring charges assumed with respect thereto. In this analysis, Raymond James used the Allegiance Projections and the CBTX

Projections for each of Allegiance and CBTX, and the Financial Adjustments, each of which was provided by Allegiance management and approved by Allegiance for the use of Raymond James. The range of values for the pro forma combined company was derived by adding (i) the present value of the estimated excess cash flows that the pro forma combined entity could generate over the period from April 1, 2022 through December 31, 2025 and (ii) the present value of the pro forma combined entity’s implied terminal value at the end of such period, in each case giving effect to the estimated Financial Adjustments.
Projections for the pro forma combined company reflected an assumption approved by Allegiance management that the pro forma combined entity would maintain a tangible common equity to tangible assets ratio of 8.00 and would retain sufficient earnings to maintain that level. In calculating the terminal value of the pro forma combined entity, Raymond James applied a range of 11.0x to 13.0x the pro forma combined entity’s estimated 2026 earnings. Raymond James assumed discount rates ranging from 10.5% to 12.5%. This discounted cash flow analysis resulted in an illustrative range of implied values of $47.40 to $56.82 for the 1.4184 shares of CBTX common stock to be received in the proposed merger for each share of Allegiance common stock.
Additional Considerations.   The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete or misleading view of the process underlying its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Raymond James as to the actual value of Allegiance.
In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Allegiance or its advisors. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the Allegiance board of directors (solely in its capacity as such) and were prepared solely as part of the analysis of Raymond James of the fairness, from a financial point of view, to the holders of Allegiance common stock of the exchange ratio in the proposed merger pursuant to the merger agreement. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Raymond James was one of many factors taken into account by the Allegiance board of directors in making its determination to approve the merger. Neither Raymond James’ opinion nor the analyses described above should be viewed as determinative of the Allegiance board of directors’ or Allegiance management’s views with respect to Allegiance, CBTX or the merger. Raymond James provided advice to Allegiance with respect to the proposed transaction. Raymond James did not, however, recommend any specific amount of consideration to the Allegiance board of directors or that any specific exchange ratio constituted the only appropriate consideration for the merger.
Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of Allegiance and CBTX for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.
During the two years preceding the date of Raymond James’ written opinion, Raymond James has (i) acted as an intermediary to Allegiance in executing repurchases of Allegiance common stock, for which Raymond James received fees and (ii) engaged in certain trading activity with Allegiance Bank, a subsidiary of Allegiance, for which Raymond James earned income of approximately $180,000. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to Allegiance, CBTX and other participants in the merger in the future, for which Raymond James may receive compensation.
Raymond James was engaged by Allegiance to render financial advisory services to Allegiance in connection with the proposed merger and is entitled to receive a fee of $4,000,000 for such services, a substantial portion of which is contingent upon consummation of the merger. Raymond James also received a fee of $600,000 upon the delivery of its opinion, which opinion fee will be credited in full against the fee which will become payable to Raymond James upon the closing of the merger. Allegiance also agreed to reimburse Raymond James for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Raymond James against certain liabilities arising out of its engagement.
CBTX’s Reasons for the Merger; Recommendation of CBTX’s Board of Directors
In reaching its decision to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that its shareholders approve the merger agreement, the CBTX board of directors evaluated the merger agreement, the merger and the other transactions contemplated by the merger agreement in consultation with CBTX’s management, as well as CBTX’s financial and legal advisors, and considered a number of factors, including the following material factors:
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each of CBTX’s, Allegiance’s and the combined company’s business, operations, financial condition, asset quality, earnings, and prospects. In reviewing these factors, the CBTX board of directors considered that Allegiance’s business and operations complement those of CBTX, and that the merger and the other transactions contemplated by the merger agreement would result in a combined company with a larger scale and market presence than CBTX on a stand-alone basis and complementary lines of business that would enable CBTX to serve an expanded customer base and position it for continued growth and investment;

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the strategic rationale for the merger, including the companies’ shared vision, and the ability of the combined company to serve the banking needs of consumers and businesses in highly attractive markets, which enhance the combined company’s footprint and deposit gathering opportunities in Texas and specifically in the Houston region;

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its belief that Allegiance’s earnings and prospects, and the synergies potentially available in the proposed merger, would create the opportunity for the combined company to have superior future earnings and prospects compared to CBTX’s earnings and prospects on a stand-alone basis;

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the complementary nature of the cultures of the two companies, including with respect to corporate purpose, strategic focus, target markets, client service, credit cultures, risk profiles and community commitment, and its belief that the complementary cultures will facilitate the successful integration and implementation of the merger;

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the complementary nature of the products, customers and markets of the two companies, which CBTX believes should provide the opportunity to mitigate risks and increase potential returns;

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the ability to leverage the scale and financial capabilities of the combined company to make further investments in technology to better manage risk and serve clients across business lines;

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the expanded possibilities for growth that would be available to the combined company, given its larger size, asset base, capital and footprint including increased presence in the Houston region and new markets;

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the anticipated pro forma financial impact of the merger on the combined company, including the expected positive impact on financial metrics including earnings per share and tangible book value per share;

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the expectation of significant cost savings resulting from the merger;

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the terms of the merger and the fact that the exchange ratio is fixed, with no adjustment in the merger consideration to be received by Allegiance shareholders as a result of possible increases or decreases in the trading price of Allegiance or CBTX common stock following the announcement of the merger, which the CBTX board of directors believed was consistent with market practice for transactions of this type and with the strategic purpose of the transaction;

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that the combined company following the merger is expected to be the largest deposit market share in the Houston region of any Texas-headquartered bank and to be one of the largest financial services organizations based in Texas in terms of total consolidated assets, loans, deposits and revenues;

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the provisions of the merger agreement setting forth the corporate governance of the combined company, including that Robert R. Franklin, Jr. would continue to serve as Chief Executive Officer of the combined company and that upon the closing, the combined company’s board of directors would be comprised of seven legacy CBTX directors and seven legacy Allegiance directors, each of which the CBTX board of directors believes enhances the likelihood that the strategic benefits that CBTX expects to achieve as a result of the merger will be realized;

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that the leadership team of the combined company, including Mr. Franklin, will represent a deeply experienced and talented management team with similar cultures and focus on superior operational execution, and that the combined company will continue to benefit from Mr. Retzloff’s service as Executive Chairman of the combined company;

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the benefits and opportunities of enhanced scale and product offerings which will improve the ability of the combined company to attract and retain talent;

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its understanding of the current and prospective environment in which CBTX and Allegiance operate, including economic conditions, the interest rate environment, the accelerating pace of technological change in the banking industry, increased operating costs resulting from regulatory and compliance mandates, the competitive environment for financial institutions generally, and the likely effect of these factors on CBTX both with and without the merger;

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its review and discussions with CBTX’s management and advisors concerning CBTX’s due diligence examination of the operations, financial condition and regulatory compliance programs and prospects of Allegiance;

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its expectation that CBTX will retain its strong capital position and asset quality upon completion of the merger;

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the oral opinion of Stephens, which was subsequently confirmed by delivery of a written opinion, dated November 5, 2021, to the CBTX board of directors as to the fairness, from a financial point of view and as of the date of the opinion, that the exchange ratio in the proposed merger was fair to the CBTX shareholders, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion, as more fully described below under “— Opinion of CBTX’s Financial Advisor” beginning page 89;

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its expectation that the required regulatory approvals could be obtained in a timely fashion;

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its review with CBTX’s legal advisors of the terms of the merger agreement, including the representations, covenants, deal protection and termination provisions; and

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the strength of CBTX’s management and infrastructure to successfully complete the integration process.

The CBTX board of directors also considered potential risks related to the merger but concluded that the anticipated benefits of the merger were likely to substantially outweigh these risks. These potential risks include:
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the regulatory and other approvals required in connection with the merger and the bank merger and the risk that such approvals may not be received in a timely manner or at all or may impose unacceptable conditions;

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the possibility that the anticipated benefits, including anticipated synergies and cost savings, of the transaction will not be realized when expected or at all, including as a result of the impact of, or difficulties arising from, the integration of the two companies or as a result of the strength of the economy, general market conditions and competitive factors in the areas where CBTX and Allegiance operate businesses;

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the possibility of encountering difficulties in successfully integrating CBTX’s and Allegiance’s business, operations and workforce;

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the risk of losing key CBTX or Allegiance employees during the pendency of the merger and thereafter;

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certain anticipated merger-related costs;

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the diversion of management attention and resources from the operation of CBTX’s business towards the completion of the merger;

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the risk that, because the exchange ratio under the merger agreement would not be adjusted for changes in the market price of CBTX common stock or Allegiance common stock, the value of the shares of CBTX common stock to be issued to Allegiance shareholders at the effective time could be significantly more than the value of such shares immediately prior to the announcement of the parties’ entry into the merger agreement;

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the fact that the merger agreement places certain restrictions on the conduct of CBTX’s business prior to the completion of the merger;

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potential litigation risks in connection with the proposed merger;

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the merger’s effect on the combined company’s regulatory capital levels; and

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the other risks described under the sections entitled “Risk Factors” beginning on page 37 and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 35.

The foregoing discussion of the information and factors considered by the CBTX board of directors is not intended to be exhaustive, but includes the material factors considered by the board. In reaching its decision to approve the merger agreement, the merger, and the other transactions contemplated by the merger agreement, the CBTX board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The CBTX board of directors considered all these factors as a whole, including through its discussions with CBTX’s management and financial and legal advisors, in evaluating the merger agreement, the merger, and the other transactions contemplated by the merger agreement.
For the reasons set forth above, the CBTX board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of CBTX and its shareholders, and adopted and approved the merger agreement and the transactions contemplated thereby, including the merger.
In considering the recommendation of the CBTX board of directors, you should be aware that certain directors and executive officers of CBTX may have interests in the merger that are different from, or in addition to, interests of shareholders of CBTX generally and may create potential conflicts of interest. The CBTX board of directors was aware of these interests and considered them when evaluating and negotiating the merger agreement, the merger and the other transactions contemplated by the merger agreement, and in recommending to CBTX’s shareholders that they vote in favor of the CBTX merger proposal. See “The Merger — Interests of CBTX’s Directors and Executive Officers in the Merger”.
It should be noted that this explanation of the reasoning of the CBTX board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page 35.
For the reasons set forth above, the CBTX board of directors recommends that the holders of CBTX common stock vote “FOR” the CBTX merger proposal.
Opinion of CBTX’s Financial Advisor
On February 22, 2021, CBTX engaged Stephens to act as financial adviser to CBTX in connection with the proposed merger between CBTX and Allegiance, and, if requested to provide an opinion to the CBTX board of directors as to the fairness, from a financial point of view, to CBTX of the consideration payable or the exchange ratio, as the case may be, in connection with the proposed merger. CBTX engaged Stephens because, among other factors, Stephens is a nationally recognized investment banking firm with substantial experience in similar transactions. As part of its investment banking business, Stephens is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of Stephens’ engagement, representatives of Stephens participated in a meeting of the CBTX board of directors held on November 5, 2021, in which the CBTX board of directors evaluated the proposed merger between CBTX and Allegiance. At this meeting, the CBTX board of directors requested and received reports, discussion and commentary from its advisors, management and members regarding the proposed merger. As CBTX’s financial advisor at that meeting, Stephens reviewed the financial aspects of the proposed merger and rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion to the CBTX board of directors, dated November 5, 2021, that, as of such date, the exchange ratio in the merger was fair to the common shareholders of CBTX (solely in their capacity as such, the “CBTX shareholders”) from a financial point of view, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion.
The full text of Stephens’ written opinion letter (the “Stephens Opinion Letter”) is attached as Annex G to this joint proxy statement/prospectus. The Stephens Opinion Letter outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Stephens in rendering its opinion. The summary of the opinion set forth in this document is qualified in its entirety by reference to the full text of such written opinion. Investors are urged to read the entire Stephens Opinion Letter carefully in connection with their consideration of the proposed merger. CBTX did not give any instruction to or impose any limitations on Stephens as it related to the issuance of its opinion.
Stephens’ opinion speaks only as of the date of the opinion, and Stephens has undertaken no obligation to update or revise its opinion. The opinion was directed to the CBTX board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the merger. The opinion only addresses whether the exchange ratio in the merger was fair, from a financial point of view, to the CBTX shareholders as of the date of the opinion. The opinion does not address the underlying business decision of CBTX to engage in the merger or any other term or aspect of the merger agreement or the transaction contemplated thereby. Stephens’ opinion does not constitute a recommendation to the CBTX boardof directors or any CBTX shareholder as to how such person should vote or otherwise act with respect to the merger or any other matter. CBTX and Allegiance determined the exchange ratio through a negotiation process.
In connection with developing its opinion, Stephens:
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reviewed certain publicly available financial statements and reports regarding CBTX and Allegiance;

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reviewed certain audited financial statements regarding CBTX and Allegiance;

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reviewed certain internal financial statements, management reports and other financial and operating data concerning CBTX and Allegiance prepared by management of CBTX and Allegiance, respectively;

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reviewed, on a pro forma basis, in reliance upon financial projections and other information and assumptions concerning CBTX and Allegiance provided by the management teams of CBTX and Allegiance, respectively, the effect of the merger on the balance sheet, capitalization ratios, earnings and tangible book value both in the aggregate and, where applicable, on a per share basis of CBTX;

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reviewed the reported prices and trading activity for the common stock of CBTX and Allegiance;

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compared the financial performance of CBTX and Allegiance with that of certain other publicly-traded companies and their securities that Stephens deemed relevant to Stephens’ analysis of the merger;

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reviewed the most recent draft of the merger agreement and related documents provided to Stephens by CBTX;

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discussed with management of CBTX and Allegiance the operations of and future business prospects for CBTX and Allegiance and the anticipated financial consequences of the merger to CBTX and Allegiance;

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assisted in CBTX’s deliberations regarding the material terms of the merger and CBTX’s negotiations with Allegiance; and

•
performed such other analyses and provided such other services as Stephens deemed appropriate.

Stephens relied on the accuracy and completeness of the information, financial data and financial forecasts provided to Stephens by CBTX and Allegiance and of the other information reviewed by Stephens in connection with the preparation of Stephens’ opinion, and the opinion is based upon such information. Stephens did not independently verify or undertake any responsibility to independently verify the accuracy or completeness of any of such information, data or forecasts. The management teams of CBTX and Allegiance assured Stephens that they were not aware of any relevant information that had been omitted or remained undisclosed to Stephens. Stephens did not assume any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of CBTX or of Allegiance, and Stephens was not furnished with any such evaluations or appraisals; nor did Stephens evaluate the solvency or fair value of CBTX or of Allegiance under any laws relating to bankruptcy, insolvency or similar matters. Stephens did not assume any obligation to conduct any physical inspection of the properties, facilities, assets or liabilities (contingent or otherwise) of CBTX or Allegiance. Stephens did not receive or review any individual loan or credit files nor did Stephens make an independent evaluation of the adequacy of the allowance for credit losses of CBTX or Allegiance. Stephens did not make an independent analysis of the effects of the COVID-19 pandemic or related market developments or disruptions, or of any other disaster or adversity, on the business or prospects of CBTX or Allegiance. With respect to the financial forecasts prepared by CBTX and Allegiance, including the forecasts of potential cost savings and potential synergies, Stephens also assumed that such financial forecasts had been reasonably prepared and reflected the best then currently available estimates and judgments of the management of CBTX and Allegiance as to the future financial performance of CBTX and Allegiance and provided a reasonable basis for Stephens’ analysis. Stephens recognizes that such financial forecasts were based on numerous variables, assumptions and judgments that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions) and that actual results could vary significantly from such forecasts, and Stephens expresses no opinion as to the reliability of such financial projections and estimates or the assumptions upon which they were based.
Stephens does not provide legal, accounting, regulatory, or tax advice or expertise, and Stephens relied solely, and without independent verification, on the assessments of CBTX and its other advisors with respect to such matters. Stephens assumed, with CBTX’s consent, that the merger will not result in any materially adverse legal, regulatory, accounting or tax consequences for CBTX or its shareholders and that any reviews of legal, accounting, regulatory, or tax issues conducted as a result of the merger will be resolved favorably to CBTX and its shareholders. Stephens does not express any opinion as to any tax or other consequences that might result from the merger.
Stephens’ opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on November 4, 2021, and on the information made available to Stephens as of the date thereof. It should be understood that subsequent developments may affect the opinion and that Stephens did not undertake any obligation to update, revise or reaffirm the opinion or otherwise comment on events occurring after the date of its opinion. Stephens further noted that the current volatility and disruption in the credit and financial markets relating to, among other things, the COVID-19 pandemic, may or may not have an effect on CBTX or Allegiance, and Stephens did not express an opinion as to the effects of such volatility or such disruption on the merger or any party to the merger. Stephens further expressed no opinion as to the prices at which shares of Allegiance’s or CBTX’s common stock may trade at any time subsequent to the announcement of the merger.
In connection with developing its opinion, Stephens assumed that, in all respects material to its analyses:
(i)
the merger and any related transactions will be consummated on the terms of the latest draft of the merger agreement provided to Stephens, without material waiver or modification;

(ii)
the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

(iii)
each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

(iv)
all conditions to the completion of the merger will be satisfied within the time frames contemplated by the merger agreement without any waivers;

(v)
that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the merger and any related transactions, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the merger to the CBTX shareholders;

(vi)
there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of CBTX or Allegiance since the date of the most recent financial statements made available to Stephens, and that no legal, political, economic, regulatory or other development has occurred that will adversely impact CBTX or Allegiance; and

(vii)
the merger will be consummated in a manner that complies with applicable law and regulations.

Stephens’ opinion is limited to whether the exchange ratio in the merger is fair to the CBTX shareholders from a financial point of view. Stephens was not asked to, and it did not, offer any opinion as to the terms of the merger agreement or the form of the merger transaction or any aspect of the merger, other than the fairness, from a financial point of view, of the exchange ratio in the merger to the CBTX shareholders. The opinion did not address the merits of the underlying decision by CBTX to engage in the merger, the merits of the merger as compared to other alternatives potentially available to CBTX or the relative effects of any alternative transaction in which CBTX might engage, nor is it intended to be a recommendation to any person or entity as to any specific action that should be taken in connection with the merger, including with respect to how to vote or act with respect to the merger. Moreover, Stephens did not express any opinion as to the fairness of the amount or nature of the compensation to any of CBTX’s officers, directors or employees, or to any group of such officers, directors or employees, whether relative to the compensation to other shareholders of CBTX or otherwise.
The following is a summary of the material financial analyses performed and material factors considered by Stephens in connection with its opinion. Stephens performed certain procedures, including each of the financial analyses described below, and reviewed with CBTX’s executive management and the CBTX board of directors the assumptions upon which the analyses were based, as well as other factors. Although this summary does not purport to describe all of the analyses performed or factors considered by Stephens within this regard, it does set forth those considered by Stephens to be material in arriving at its opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. The order of the summaries of analyses described does not represent the relative importance or weight given to those analyses by Stephens. It should be noted that in arriving at its opinion, Stephens did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Stephens believes that its analysis must be considered as a whole and that considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. Accordingly, Stephens’ analyses and the summary of its analyses must be considered as a whole, and selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.
Summary of Proposed Transaction:   Stephens reviewed the financial terms of the merger. The merger agreement provided that each outstanding share of Allegiance’s common stock would be exchanged for 1.4184 shares of common stock of CBTX. Based upon a closing price, as of November 4, 2021, for CBTX of $28.02 per share, Stephens calculated an implied transaction value of approximately $39.74 per share of Allegiance’s common stock. Based upon the unaudited financial information of CBTX as of and for the twelve months ended September 30, 2021, Stephens calculated the following per share transaction multiples:
Transaction Value / Tangible Book Value per Share:	1.44x
Transaction Value / Last Twelve Months (“LTM”) Earnings per Share:	10.7x

Transaction Value / 2022 Estimated Earnings per Share(1):	12.7x
Transaction Value / 2023 Estimated Earnings per Share(1):	12.4x

(1)
Based on consensus forward estimates per FactSet

Relative Stock Trading History.   Stephens analyzed the publicly available historical reported closing prices of CBTX and Allegiance for the Last Twelve Months ended November 4, 2021. Stephens reviewed the ranges of low and high implied exchange ratios by dividing the closing price per share of Allegiance by the respective closing price per share CBTX to calculate the implied exchange ratio daily over the Last Twelve Months. The results of the historical relative trading analysis are summarized below:
Implied Exchange Ratio
	Low (4/20/2021)	High (11/3/2020)
Implied Exchange Ratio	1.22x	1.50x
Exchange Ratio in Transaction	1.4184x
Contribution Analysis:   Stephens analyzed the relative contribution of CBTX and Allegiance to certain financial and operating metrics for the combined company resulting from the merger. The financial and operating metrics included: (i) total assets; (ii) gross loans; (iii) noninterest bearing deposits; (iv) deposits; (v) common equity; (vi) tangible common equity; (vii) net income for the year ended December 31, 2019; (viii) net income for the year ended December 31, 2020; (ix) Last Twelve Months net income for the period ended September 30, 2021; (x) estimated net income provided by the management teams of CBTX and Allegiance, respectively, for the year ended December 31, 2022; (xi) estimated net income provided by the management teams of CBTX and Allegiance, respectively, for the year ended December 31, 2023; and (xii) market capitalization based on closing prices of $28.02 and $39.74 for CBTX and Allegiance, respectively, on November 4, 2021. The relative contribution analysis did not take into account any potential synergies as a result of the merger. The results of this analysis are summarized in the table below:
	CBTX Contribution	Allegiance Contribution	Implied Exchange Ratio
Total Assets	38.4%	61.6%	1.94x
Gross Loans	37.8%	62.2%	1.99x
Noninterest Bearing Deposits	43.8%	56.2%	1.55x
Deposits	38.4%	61.6%	1.94x
Common Equity	41.4%	58.6%	1.71x
Tangible Common Equity	46.2%	53.8%	1.41x
2019 Net Income	48.8%	51.2%	1.27x
2020 Net Income	36.7%	63.3%	2.09x
LTM Net Income	37.9%	62.1%	1.98x
2022E Net Income	35.9%	64.1%	2.15x
2023E Net Income	41.2%	58.8%	1.73x
Market Capitalization	46.0%	54.0%	1.42x
Exchange Ratio in Transaction			1.4184x
Relevant Texas Public Companies Analysis:   Stephens compared the financial condition, operating statistics and market valuation of CBTX and Allegiance to selected relevant Texas public companies and their stock trading prices. Stephens selected the companies outlined below because their relative asset size and financial performance, among other factors, were reasonably similar to CBTX and Allegiance; however, no selected company below was identical or directly comparable to CBTX or Allegiance. A complete analysis involves complex considerations and qualitative judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading values of the relevant public companies. Mathematical analysis (such as determining the median) is not in itself a meaningful method of using relevant public company data.

Stephens selected the following relevant Texas public companies with assets between $2 billion and $10 billion, as of September 30, 2021, excluding South Plains Financial, Inc. and Triumph Bancorp, Inc.:
•
Veritex Holdings, Inc.

•
First Foundation Inc.

•
Southside Bancshares, Inc.

•
Spirit of Texas Bancshares, Inc.

•
Guaranty Bancshares, Inc.

To perform this analysis, Stephens examined publicly available financial information as of and for the last twelve month period ended September 30, 2021, or the most recently reported period available, and the market trading multiples of the relevant public companies based on November 4, 2021, closing prices. The financial data included in the table presented below may not correspond precisely to the data reported in historical financial statements as a result of the assumptions and methods used by Stephens to compute the financial data presented. The table below contains selected information utilized by Stephens in its analysis:

	25th Percentile	Median	75th Percentile
Price / Tangible Book Value per Share	1.79x	1.83x	2.05x
Price / 2022 Estimated EPS(1)	11.7x	13.3x	13.6x
Price / 2023 Estimated EPS(1)	10.6x	12.4x	12.7x

(1) Based on consensus forward estimates per FactSet
Taking into account the results of the selected companies analysis, Stephens applied the 75th and 25th percentiles of the price to tangible book value per share ratio and earnings per share multiples to corresponding financial data for each of CBTX and Allegiance. Stephens reviewed the ranges of implied per share values and calculated a range of implied exchange ratios by dividing the higher implied per share value of Allegiance by the lower implied per share value of CBTX to calculate the high implied exchange ratio, and by dividing the lower implied per share value of Allegiance by the higher implied per share value of CBTX to calculate the low implied exchange ratio. The results of the selected companies’ analysis are summarized below:
	Implied Per Share Value
	CBTX		Allegiance		Implied Exchange Ratio
	25th Pctl.	75th Pctl.	25th Pctl.	75th Pctl.	Low	High
Tangible Book Value	$35.21	$40.20	$49.57	$56.60	1.23x	1.61x
2022 Earnings per Share	$17.28	$20.04	$36.65	$42.52	1.83x	2.46x
2023 Earnings per Share	$20.10	$23.99	$34.09	$40.68	1.42x	2.02x
Exchange Ratio in Merger					1.4184x
Discounted Cash Flow Analysis:   Stephens performed a standalone discounted cash flow analysis using projections developed by the executive management teams of CBTX and Allegiance, and then calculated a range of implied equity values for CBTX and Allegiance based upon the discounted net present value of the projected after-tax free cash flows for the projected period. Stephens determined the amount of cash flow assuming (i) a terminal earnings multiple of 12.0x, (ii) dividend payments for earnings and excess capital above a tangible common equity to tangible asset ratio of 9.0% from 2021 to 2025 and (iii) the present value of CBTX’s and Allegiance’s implied standalone terminal values at the end of such period. Stephens calculated the terminal values of CBTX and Allegiance based on 2026 estimated earnings and multiples of 10.0x to 14.0x. Stephens considered discount rates from 8.0% to 12.0% for CBTX and 7.0% to 11.0% for Allegiance. Based on this analysis, Stephens derived a range for the implied equity value of CBTX from $28.19 per share to $40.48 per share and a range for the implied equity value of Allegiance from $32.56 per share to $48.95 per share.

Stephens reviewed the ranges of implied per share values indicated by the discounted cash flow analysis for each of CBTX and Allegiance and calculated a range of implied exchange ratios by dividing the maximum implied per share value of Allegiance’s common stock by the minimum implied per share value of CBTX’s common stock to calculate the maximum implied exchange ratio, and by dividing the minimum implied per share value of Allegiance’s common stock by the maximum implied per share value of CBTX’s common stock to calculate the minimum implied exchange ratio. The results of the discounted cash flow analysis are summarized in the table below:
Implied Per Share Value
	CBTX		Allegiance		Implied Exchange Ratio
	Low	High	Low	High	Low	High
Net Present Value per Share	$28.19	$40.48	$32.56	$48.95	0.80x	1.74x
Exchange Ratio in Merger					1.4184x
The discounted cash flow analysis is a widely used valuation methodology, but the results of this methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, capital levels, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of CBTX or Allegiance.
With respect to each of the analyses described above, the actual results may vary from the projected results, and the variations may be material.
Financial Impact Analysis:   Stephens analyzed the estimated merger consequences of certain pro forma combined income statement and balance sheet information of CBTX and Allegiance. Stephens discussed with management of CBTX key assumptions regarding the expected accounting treatment, potential cost savings and other acquisition adjustments resulting from the merger. Stephens’ analysis utilized internal estimates provided by the respective management teams for CBTX and Allegiance as of November 4, 2021. Based on this analysis, Stephens estimated that the merger would likely be accretive to CBTX’s earnings per share following the closing of the merger and would be dilutive to CBTX’s tangible book value per share. Stephens also estimated that CBTX would maintain capital ratios in excess of those required by CBTX to be considered well-capitalized under existing regulations. Like the discounted cash flow analysis, the financial impact analysis is highly dependent upon the assumptions that must be made, including with respect to earnings estimates, cost savings and other matters. Accordingly, the actual results achieved by the combined company following the merger may vary from the projected results, and the variations may be material.
Miscellaneous:   The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Stephens considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the results from any particular analysis described above should not be taken to be the view of Stephens.
In performing its analyses, Stephens made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of CBTX. The analyses performed by Stephens are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty.
Stephens is serving as financial adviser to CBTX in connection with the merger and is entitled to receive a fee for such services of $4,000,000, a significant portion of which is contingent upon the consummation of the merger. Stephens also received a $500,000 fee from CBTX upon rendering its fairness opinion, which opinion fee will be credited in full against the fee which will become payable to Stephens upon the closing of the merger. CBTX has also agreed to indemnify Stephens against certain claims and liabilities arising out of Stephens’ engagement and to reimburse Stephens for certain of its out-of-pocket expenses incurred in connection with the engagement.
In the ordinary course of its business, Stephens Inc. and its affiliates and employees at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt, equity or derivative securities of participants in the merger.
Certain Unaudited Prospective Financial Information
CBTX and Allegiance do not, as a matter of course, publicly disclose forecasts or internal projections as to their respective future performance, revenues, earnings, financial condition or other results given, among other reasons, the inherent uncertainty of the underlying assumptions and estimates, other than, from time to time, estimated ranges of certain expected financial results and operational metrics for the current year and certain future years in their respective regular earnings press releases and other investor materials.
However, in connection with the merger, (i) CBTX’s management prepared certain unaudited prospective financial information with respect to CBTX for calendar years 2021 through 2025 (and for calendar year 2026 reflecting extrapolations therefrom prepared by CBTX senior management) on a standalone basis and without giving effect to the merger, which was provided by CBTX management to CBTX’s board of directors, to Allegiance and to Stephens, CBTX’s financial advisor, and approved by CBTX for Stephens’ use and reliance in performing its financial analyses in connection with its fairness opinion, as described in this joint proxy statement/prospectus under “— Opinion of CBTX’s Financial Advisor,” and was provided by Allegiance management to the Allegiance board of directors and to Raymond James, Allegiance’s financial advisor, and approved by Allegiance for use and reliance by Raymond James in performing its financial analyses in connection with its fairness opinion, as described in this joint proxy statement/prospectus under “— Opinion of Allegiance’s Financial Advisor”; (ii) Allegiance’s management prepared certain unaudited prospective financial information with respect to Allegiance for calendar years 2021 through 2024 (and for calendar years 2025 and 2026 reflecting extrapolations therefrom prepared by Allegiance senior management) on a standalone basis and without giving effect to the merger, which was provided by Allegiance management to Allegiance’s board of directors, to CBTX and to Raymond James and approved by Allegiance for Raymond James’ use and reliance in connection with its financial analyses and opinion as described in this joint proxy statement/prospectus under “— Opinion of Allegiance’s Financial Advisor,” and was provided by CBTX management to CBTX’s board of directors and to Stephens and approved by CBTX for Stephens’ use and reliance in performing its financial analyses in connection with its fairness opinion, as described in this joint proxy statement/prospectus under “— Opinion of CBTX’s Financial Advisor”; and (iii) Allegiance’s management prepared, in consultation with CBTX’s management, certain estimates of potential cost savings and other financial adjustments expected to result from the merger, which was provided to Allegiance’s board of directors and to Raymond James and approved by Allegiance for Raymond James’ use and reliance in connection with its financial analyses and opinion as described in this joint proxy statement/prospectus under “— Opinion of Allegiance’s Financial Advisor.” We refer to this information collectively as the “prospective financial information.” A summary of certain significant elements of this information is set forth below and is included in this joint proxy statement/prospectus solely for the purpose of providing holders of CBTX common stock and holders of Allegiance common stock access to certain nonpublic information made available to CBTX and Allegiance and their respective boards of directors and financial advisors.
Neither CBTX nor Allegiance endorses the prospective financial information as necessarily predictive of actual future results. Furthermore, although presented with numerical specificity, the prospective financial information reflects numerous estimates and assumptions made by CBTX senior management or Allegiance senior management, as applicable, at the time such prospective financial information was prepared or approved for use by the financial advisors and represents CBTX senior management’s or Allegiance senior management’s respective evaluation of CBTX’s and Allegiance’s expected future financial performance on a stand-alone basis, without reference to the merger (except as expressly set forth below under “— Certain Financial Adjustments Attributable to the Merger”). In addition, since the prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. These and the other estimates and assumptions underlying the prospective financial information involve judgments with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which CBTX and Allegiance operate and the risks and uncertainties described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in this joint proxy statement/prospectus and in the reports that CBTX and Allegiance file with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of CBTX and Allegiance and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions or projected results will be realized, and actual results could differ materially from those reflected in the prospective financial information, whether or not the merger is completed. Further, these assumptions do not include all potential actions that the senior management of CBTX or Allegiance could or might have taken during these time periods. The inclusion in this joint proxy statement/prospectus of the prospective financial information below should not be regarded as an indication that CBTX, Allegiance or their respective boards of directors or advisors considered, or now consider, this prospective financial information to be material information to any holders of CBTX common stock or holders of Allegiance common stock, as the case may be, particularly in light of the inherent risks and uncertainties associated with such prospective financial information, or that it should be construed as financial guidance, and it should not be relied on as such. This information was prepared solely for internal use and is subjective in many respects and thus is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The prospective financial information is not fact and should not be relied upon as necessarily indicative of actual future results. The prospective financial information also reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change and does not take into account any circumstances or events occurring after the date they were prepared, including the transactions contemplated by the merger agreement or the possible financial and other effects on CBTX or Allegiance of the merger, and does not attempt to predict or suggest actual future results of the combined company or give effect to the merger, including the effect of negotiating or executing the merger agreement, the costs that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the combined company as a result of the merger (except as expressly set forth below under “— Certain Financial Adjustments Attributable to the Merger”), the effect on CBTX or Allegiance of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the prospective financial information does not take into account the effect of any possible failure of the merger to occur. No assurances can be given that if the prospective financial information and the underlying assumptions had been prepared as of the date of this joint proxy statement/prospectus, similar assumptions would be used. In addition, the prospective financial information may not reflect the manner in which the combined company would operate after the merger.
The prospective financial information was not prepared for the purpose of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles. None of Grant Thornton LLP (CBTX’s independent registered public accounting firm), Crowe LLP (Allegiance’s independent registered public accounting firm), or any other independent registered public accounting firm has audited, reviewed, examined, compiled or applied any procedures with respect to the prospective financial information and, accordingly, Grant Thornton LLP and Crowe LLP have not expressed any opinion or given any other form of assurance with respect thereto or its achievability and they assume no responsibility for the prospective financial information and disclaim any association with the prospective financial information.
CBTX Prospective Financial Information
The following table summarizes certain prospective financial information with respect to CBTX on a stand-alone basis (amounts may reflect rounding):

	2021E	2022E	2023E	2024E	2025E	2026E
	(in millions, except per share data)
Total assets(a)	$4,222.7	$4,320.0	$4,436.6	$4,569.2	$4,735.8	$4,972.5
Net income	$45.0	$36.0	$46.4	$60.0	$71.4	$75.0
Earnings per share	$1.83	$1.47	$1.89	$2.45	$2.91

(a)
Raymond James assumed that CBTX’s total assets would be $10.0 million less than the estimates in the table for 2021 through 2025 based on an estimated monetary penalty payable by CBTX in connection with the settlement of the FinCEN Matter. For purposes of extrapolating CBTX’s prospective total assets for calendar year 2026, (a) Stephens assumed an annual growth rate in total assets of 5.0% for estimated total assets of $4,972.5 million, and (b) Raymond James assumed an annual growth rate in total assets of 6.0% for estimated total assets of $5,020.9 million.

Allegiance Prospective Financial Information
The following table summarizes certain prospective financial information with respect to Allegiance on a stand-alone basis (amounts may reflect rounding):
	2021E	2022E	2023E	2024E	2025E	2026E
	(in millions, except per share data)
Total assets(a)	$6,825.1	$6,887.9	$7,003.9	$7,126.2	$7,360.8	$7,607.5
Net income	$79.0	$64.2	$66.3	$71.9	$75.5	$79.3
Earnings per share	$3.85	$3.12	$3.21	$3.46	$3.63

(a)
For purposes of extrapolating Allegiance’s prospective total assets for calendar years 2025 through 2026, (a) Stephens assumed an annual growth rate in total assets of 5% in 2025 and 2026 for estimated total assets of $7,482.5 million and $7,856.7 million in 2025 and 2026, respectively, and (b) Raymond James assumed an annual growth rate in total assets of 3.3% in 2025 and 3.4% in 2026 for estimated total assets of $7,360.8 million and $7,607.5 million in 2025 and 2026, respectively.

Certain Financial Adjustments Attributable to the Merger
Allegiance management developed and provided to the Allegiance board of directors certain prospective financial information relating to the anticipated cost synergies to be realized by the combined company beginning in 2022 and certain purchase accounting adjustments and assumptions. Such prospective financial information, which we refer to in this “— Certain Financial Adjustments Attributable to the Merger” section as the “financial adjustments,” also was (i) provided to Raymond James and approved by Allegiance for Raymond James’ use and reliance, and (ii) provided to Stephens and approved by CBTX for Stephens’ use and reliance, in each case in connection with such financial advisors’ respective financial analyses and opinions as described in this joint proxy statement/prospectus under “— Opinion of Allegiance’s Financial Advisor” and “— Opinion of CBTX’s Financial Advisor.”
The financial adjustments consisted of (i) estimated cost savings of 15.0% of the combined company’s non-interest expense, phased-in 75% in 2022 and 100% thereafter; (ii) pre-tax cost savings of $19.6 million in 2022, $35.5 million in 2023, $37.3 million in 2024, $39.1 million in 2025, and $41.1 million in 2026; (iii) a $2.6 million pre-tax reduction to the combined company’s annual earnings as a result of lost interchange revenue related to the Durbin Amendment; 50% realized in 2023 and 100% thereafter; and (iv) the following purchase accounting assumptions and adjustments:
•
One-time pre-tax merger charges of approximately $45.0 million;

•
Core deposit intangible estimate of 0.52% of CBTX’s total deposits (amortization to occur over a 7-year period using the sum-of-the-year’s digits method);

•
Gross credit mark of $26.1 million comprised of:

•
$16.6 million non-purchase credit deteriorated (“PCD”) credit mark (accreted on a straight-line basis over four years); and

•
$9.5 million non-accretable PCD credit mark;

•
Incremental Day 2 Current Expected Credit Losses (“CECL”) reserve of $16.6 million reflected at closing;

•
Interest rate loan write-down of $6.5 million (accreted on a straight-line basis over four years);

•
Write-up of $1.3 million to time deposits (amortized on a straight-line basis over one year); and

•
Accumulated other comprehensive income gain of $2.4 million (amortized over four years).

General
The prospective financial information was prepared separately using, in some cases, different assumptions, and the different estimates are not intended to be added together. Adding the prospective financial information together for the two companies is not intended to represent the results the combined company will achieve if the merger is completed and is not intended to represent forecasted financial information for the combined company if the merger is completed.
By including in this joint proxy statement/prospectus a summary of the prospective financial information, neither CBTX nor Allegiance nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of CBTX or Allegiance compared to the information contained in the prospective financial information. Neither CBTX, Allegiance, nor, after completion of the merger, the combined company, undertakes any obligation to update or otherwise revise the prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be inappropriate, or to reflect changes in general economic or industry conditions. None of CBTX, Allegiance or their respective advisors or other representatives has made, makes or is authorized in the future to make any representation to any shareholder of CBTX or Allegiance or other person regarding CBTX’s or Allegiance’s ultimate performance compared to the information contained in the prospective financial information or that the results reflected in the prospective financial information will be achieved. The prospective financial information included above is provided because it was made available to and considered by CBTX and Allegiance and their respective boards of directors and financial advisors in connection with the merger.
In light of the foregoing, and considering that the CBTX and Allegiance special meetings will be held several months after the prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, CBTX shareholders and Allegiance shareholders are cautioned not to place undue reliance on such information, and are urged to review CBTX’s and Allegiance’s most recent SEC filings for a description of their reported financial results and the financial statements of CBTX and Allegiance incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information.” The prospective financial information summarized in this section is not included in this joint proxy statement/prospectus in order to induce any holder of CBTX common stock to vote in favor of the CBTX merger proposal or any of the other proposals to be voted on at the CBTX special meeting or to induce any holder of Allegiance common stock to vote in favor of the Allegiance merger proposal or any of the other proposals to be voted on at the Allegiance special meeting.
Interests of CBTX’s Directors and Executive Officers in the Merger
In considering the recommendation of the CBTX board of directors to vote for the CBTX merger proposal, holders of CBTX common stock should be aware that the directors and executive officers of CBTX may have interests in the merger that are different from, or in addition to, the interests of holders of CBTX common stock generally and that may create potential conflicts of interest. The CBTX board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and approving the merger agreement, and in recommending to holders of CBTX common stock that they vote for the CBTX merger proposal. For more information, see the sections entitled “The Merger — Background of the Merger” beginning on page 68 and “The Merger — CBTX’s Reasons for the Merger; Recommendation of CBTX’s Board of Directors” beginning on page 87. Such interests are described in more detail below.
Treatment of CBTX Equity Awards
At the effective time (i) any vesting conditions applicable to each outstanding option to purchase a number of shares of CBTX common stock, whether vested or unvested, will automatically be deemed satisfied and accelerated in full, and (ii) any vesting conditions applicable to each outstanding CBTX restricted stock award will automatically be deemed satisfied and accelerated in full. Any CBTX dividend equivalent rights associated with any CBTX restricted stock award will either be paid in cash or treated in the same manner as the CBTX restricted stock award to which such dividend equivalent rights relate in accordance with the foregoing, in each case, pursuant to the terms of the relevant CBTX employee benefit plan immediately prior to the effective time.
The CBTX equity awards held by CBTX’s directors and executive officers immediately prior to the effective time will be generally treated in the same manner as those CBTX equity awards held by other employees of CBTX.
CBTX is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. CBTX’s named executive officers are Robert R. Franklin, Jr., J. Pat Parsons, and Robert T. Pigott, Jr. As a result of the merger, we estimate that the aggregate amount that would be realized in settlement of their CBTX equity awards that are outstanding as of January 14, 2022, including accrued dividends if the effective time occurred on January 14, 2022 would be $357,174 for Mr. Franklin, $158,806 for Mr. Parsons and $105,230 for Mr. Pigott. The estimated aggregate amount that would be realized by the CBTX executive officers who are not named executive officers in settlement of their CBTX equity awards that are outstanding as of January 14, 2022 if the effective time occurred on January 14, 2022 is $762,280. The amounts in this paragraph were determined using a price per share of CBTX common stock of $30.28 (the average closing market price of CBTX common stock over the first five business days following the public announcement of the merger on November 8, 2021). These amounts do not attempt to forecast any additional equity award grants, issuances or forfeitures that may occur prior to the closing of the merger. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, the actual amounts, if any, to be received by CBTX’s named executive officers, executive officers and non-employee directors may materially differ from the amounts set forth above.
Franklin Salary Continuation Agreement
Under the terms of CBTX’s employment agreement with Mr. Franklin, Mr. Franklin will continue to participate in his 2017 Salary Continuation Agreement, dated as of October 28, 2017 (the “SERP”), subject to and in accordance with the terms of the SERP; however, no further accruals shall be made under the SERP from and after the effective time of the merger. The SERP will terminate at the effective time of the merger. The SERP provides for a lump-sum cash benefit (in lieu of any other SERP benefit) payable immediately after a change in control (which includes consummation of the merger), regardless of whether Mr. Franklin’s employment also terminates. The lump-sum benefit is the amount of the SERP accrual balance as of the date of the change in control. If the effective time of the merger occurred on January 14, 2022, Mr. Franklin would receive a payment of $899,830 pursuant to the SERP.
Other Executive Agreements
In connection with the merger, CommunityBank of Texas and CBTX may discuss or enter into agreements with some or all of the other executive officers of CBTX regarding their continued employment with the combined bank and the compensation and benefits that they would be eligible to receive with respect to such service or their termination of service, which agreements may provide for severance, termination benefits and/or equity vesting benefits upon a termination by the combined bank other than for “cause” or resignation for “good reason” following the effective time of the merger. As of the date of this joint proxy statement/prospectus, it has not been determined if any such agreements will be entered into or, if they will, the applicable terms.

Indemnification; Directors’ and Officers’ Insurance
CBTX is party to indemnification agreements with each of its directors and executive officers that require CBTX, among other things, to indemnify the directors and executive officers against certain liabilities that may arise by reason of their status or service as directors or officers.
In addition, the merger agreement provides that CBTX and Allegiance will cooperate to obtain at or prior to the effective time a six (6)-year “tail” policy under CBTX’s existing directors’ and officers’ insurance policy with a substantially comparable insurer providing equivalent coverage and amounts containing terms and conditions that are no less advantageous to the insured as the current policies of directors’ and officers’ liability insurance maintained by CBTX. The obligations of the combined company, Allegiance or CBTX relating to indemnification and directors’ and officers’ insurance may not be terminated or modified after the effective time in a manner so as to adversely affect any CBTX indemnified party without the prior written consent of the affected CBTX indemnified party.
Director Ownership Interest in Allegiance
Joseph B. Swinbank is a general partner of a family limited partnership that owns 16,408 shares of Allegiance common stock. After consulting with legal counsel and reviewing the facts related to Mr. Swinbank’s ownership interest in Allegiance, the CBTX board of directors determined that Mr. Swinbank’s ownership interest in Allegiance was immaterial relative to the total outstanding number of shares of Allegiance common stock and to Mr. Swinbank’s ownership of CBTX common stock as well as that such ownership of Allegiance common stock was immaterial to Mr. Swinbank’s personal financial position.
Board of Directors and Management of the Combined Company and Combined Bank
Immediately following the closing of the merger, the board of directors of the combined company will consist of fourteen (14) directors, which will include seven (7) legacy CBTX directors and seven (7) legacy Allegiance directors. The legacy CBTX directors expected to become members of the board of directors of the combined company consist of Robert R. Franklin, Jr., the current Chairman, President and Chief Executive Officer of CBTX, and Michael Havard, Joe Penland, Sr., Reagan A. Reaud, Joseph B. Swinbank, John E. Williams, and William E. Wilson, Jr., each a current director of CBTX. Non-employee members of the combined company’s board of directors will be compensated for such service.
The following directors and executive officers of CBTX are expected to be part of the leadership team of the combined company: Robert R. Franklin, Jr., as Chief Executive Officer of the combined company, Joe West, as Chief Credit Officer of the combined bank, and Justin M. Long, as General Counsel of the combined company. The roles of other executive officers of CBTX with the combined company and the combined bank have yet to be finally determined.
Interests of Allegiance’s Directors and Executive Officers in the Merger
In considering the recommendation of the Allegiance board of directors to vote for the Allegiance merger proposal, holders of Allegiance common stock should be aware that the directors and executive officers of Allegiance may have interests in the merger that are different from, or in addition to, the interests of holders of Allegiance common stock generally and that may create potential conflicts of interest. The Allegiance board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and approving the merger agreement, and in recommending to holders of Allegiance common stock that they vote for the Allegiance merger proposal. For more information, see the sections entitled “The Merger — Background of the Merger” beginning on page 68 and “The Merger — Allegiance’s Reasons for the Merger; Recommendation of Allegiance’s Board of Directors” beginning on page 77. Such interests are described in more detail below.
Treatment of Allegiance Equity Awards
The Allegiance equity awards held by Allegiance’s directors and executive officers immediately prior to the effective time will be treated in the same manner as those Allegiance equity awards held by other employees of Allegiance. See “The Merger Agreement — Treatment of Allegiance Equity Awards.”

For an estimate of the amounts that would be realized by each of Allegiance’s named executive officers upon the vesting of their Allegiance equity awards, see “— Quantification of Payments and Benefits to Allegiance’s Named Executive Officers” below. The estimated aggregate amount that would be realized by the Allegiance executive officers in settlement of their Allegiance equity awards that are outstanding as of January 14, 2022, if the effective time occurred on January 14, 2022, is $1.5 million. The estimated aggregate amount that would be realized by Allegiance’s directors who are not also executive officers of Allegiance in settlement of their Allegiance equity awards that are outstanding as of January 14, 2022, if the effective time occurred on January 14, 2022, is $489,000. The amounts in this paragraph were determined using a price per share of Allegiance common stock of $42.45 (the average closing market price of Allegiance common stock over the first five business days following the public announcement of the merger on November 8, 2021). These amounts do not attempt to forecast any additional equity award grants, issuances or forfeitures that may occur prior to the closing of the merger. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, the actual amounts, if any, to be received by Allegiance’s executive officers and non-employee directors may materially differ from the amounts set forth above.
Allegiance Change in Control Arrangements
In January 2020, the Allegiance board of directors approved the Allegiance Bancshares, Inc. Change in Control Severance Plan (the “Allegiance Severance Plan”) to retain qualified employees, maintain a stable work environment and provide economic security to eligible employees, including Allegiance’s named executive officers, in the event of certain terminations of employment in connection with a change in control. If an involuntary termination of employment (other than for death, disability or “cause”) or a resignation by the eligible employee for “good reason” occurs three months prior to the consummation of a change in control or within 18 months following such change in control, the named executive officer will be entitled to (i) a payment equal to two times the sum of (a) the named executive officer’s annual base salary and (b) the named executive officer’s target bonus, (ii) a payment equal to a pro-rata portion of the named executive officer’s target bonus for the year in which the termination occurs, and (iii) a payment equal to 18 times Allegiance’s monthly contribution to the cost of medical, dental and vision coverage for the named executive officer and his or her dependents. The named executive officer will also be entitled to outplacement services not to exceed $25,000.
If the payments or benefits to be paid to a named executive officer under the Allegiance Severance Plan or any other arrangement would not be deductible due to application of tax rules regarding “excess parachute payments,” the named executive officer’s payments and benefits will be reduced to the maximum amount that does not result in such loss of deduction unless the named executive officer would be better off (on an after-tax basis) if he or she received all payments and benefits and paid all excise and income tax.
Treatment of Equity Awards upon a Change in Control.
Options and Restricted Stock Awards.   Any options and restricted stock awards granted to the officers of Allegiance and Allegiance Bank, including the named executive officers, provide for full acceleration of vesting upon a change in control.
Performance Share Units.   Under the terms of the performance share units (“PSUs”) applicable to all participants, the treatment of the PSU depends on the date of the change in control as follows:
•
if the change in control occurs prior to the first anniversary of the grant date, any unvested PSUs will be automatically forfeited upon the change in control;

•
if the change in control occurs more than one year but less than 18 months after the grant date, any unvested PSUs will vest as of the date of the change in control as to a pro rata portion of the amount that would have been earned had the performance period ended on the date of the change in control but only up to the target amount;

•
if the change in control occurs 18 months after the grant date and up to the last day of the performance period, any unvested PSUs will vest as of the date of the change in control as to a pro rata portion of the amount that would have been earned had the performance period ended on the date of the change in control; and

•
if the change in control occurs during the one-year period following the end of the performance period, the PSUs will vest in full as to the amount earned.

For an estimate of the amounts that would become payable to each of Allegiance’s named executive officers under the Allegiance Severance Plan, see “— Quantification of Payments and Benefits to Allegiance’s Named Executive Officers” below. The estimated aggregate amount that would be payable to the Allegiance executive officers in connection with a termination of employment without cause, effective as of the effective time of the merger, if the effective time were January 14, 2022, is $8.6 million.
Indemnification; Directors’ and Officers’ Insurance
Allegiance is party to indemnification agreements with each of its directors and executive officers that require Allegiance, among other things, to indemnify the directors and executive officers against certain liabilities that may arise by reason of their status or service as directors or officers.
In addition, the merger agreement provides that CBTX and Allegiance will cooperate to obtain at or prior to the effective time a six (6)-year “tail” policy under Allegiance’s existing directors’ and officers’ insurance policy with a substantially comparable insurer providing equivalent coverage and amounts containing terms and conditions that are no less advantageous to the insured as the current policies of directors’ and officers’ liability insurance maintained by Allegiance. The obligations of the combined company, Allegiance or CBTX relating to indemnification and directors’ and officers’ insurance may not be terminated or modified after the effective time in a manner so as to adversely affect any Allegiance indemnified party without the prior written consent of the affected Allegiance indemnified party.
Board of Directors and Management of the Combined Company and the Combined Bank
In the merger agreement, CBTX and Allegiance have agreed that the board of directors of the combined company as of the effective time will consist of fourteen (14) directors, which will include seven (7) legacy CBTX directors and seven (7) legacy Allegiance directors. The legacy Allegiance directors expected to become members of the board of directors of the combined company are Steven F. Retzloff, the current Chief Executive Officer of Allegiance, John Beckworth, Jon-Al Duplantier, Frances H. Jeter, George Martinez, William S. Nichols, III and Fred S. Robertson, each a current director of Allegiance. Non-employee members of the combined company’s board of directors will be compensated for such service.
The following directors and officers of Allegiance are expected to be part of the leadership team of the combined company: Mr. Retzloff as Executive Chairman, Ramon (Ray) A. Vitulli, III as President and Chief Executive Officer of the combined bank, Paul Egge as Chief Financial Officer, Shanna Kuzdzal as General Counsel and Okan Akin as Chief Risk Officer.
Quantification of Payments and Benefits to Allegiance’s Named Executive Officers
The information set forth in the tables below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each of Allegiance’s named executive officers that is based on or otherwise relates to the merger and assumes, among other things, that each of Allegiance’s named executive officers is terminated without cause immediately following the effective time of the merger.
The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below, and do not reflect certain compensation actions that may occur before the effective time of the merger. For purposes of calculating such amounts, we have assumed:
•
January 14, 2022 as the closing date of the merger;

•
a price per share of Allegiance common stock of $42.45 (the average closing market price of Allegiance common stock over the first five business days following the public announcement of the merger on November 8, 2021); and

•
a termination of each named executive officer’s employment without cause, effective as of immediately following the effective time of the merger.

Golden Parachute Compensation
The merger-related compensation described below is based on the named executive officers’ existing compensation arrangements with Allegiance. For additional details regarding the terms of the payments described below, see the discussion under the caption “— Allegiance Change in Control Arrangements.”
Name	Cash ($)(1)	Equity ($)(2)	Benefits ($)(3)	Total ($)
Named Executive Officers
Steven F. Retzloff	$1,431,240	$491,883	—	$1,923,123
Ramon A. Vitulli, III	$1,441,328	$368,346	—	$1,809,674
Paul P. Egge	$1,214,649	$237,050	—	$1,451,699
Okan I. Akin	$1,174,301	$251,106	—	$1,425,407
Shanna Kuzdzal	$942,256	$190,499	—	$1,132,755

(1)
The cash amount payable to the named executive officers consist of the following:

a.
a payment equal to two times the sum of (i) the named executive officer’s annual base salary and (ii) the named executive officer’s target bonus,

b.
a payment equal to a pro-rata portion of the named executive officer’s target bonus for the year in which the termination occurs, and

c.
a payment equal to 18 times Allegiance’s monthly contribution to the cost of medical, dental and vision coverage for the named executive officer and his or her dependents.

Set forth below is the estimated value of each component of the aggregate cash amount.
Name	Annual Salary with multiplier ($)	Target Bonus for 2022 with multiplier ($)	Prorated Target Bonus for 2022($)	Cash Value of 18 Months of Health Insurance ($)	Total($)
Named Executive Officers
Steven F. Retzloff	$1,080,000	$324,000	$6,214	$21,026	$1,431,240
Ramon A. Vitulli, III	$1,080,000	$324,000	$6,214	$31,114	$1,441,328
Paul P. Egge	$906,400	$271,920	$5,215	$31,114	$1,214,649
Okan I. Akin	$875,500	$262,650	$5,037	$31,114	$1,174,301
Shanna Kuzdzal	$700,400	$210,120	$4,030	$27,706	$942,256

(2)
Amounts include all restricted stock awards and a portion of PSUs. The PSUs granted in April of 2020 were earned at 107.5% of target based on Allegiance’s performance as of December 31, 2021, and PSUs granted in March of 2021 are assumed to be forfeited.

(3)
The named executive officer will also be entitled to be reimbursed for outplacement services not to exceed $25,000 not included in the above table.

Other Executive Agreements
In connection with the merger, Allegiance may discuss or enter into agreements with some or all of the executive officers of Allegiance regarding their continued employment with the combined company and the compensation and benefits that they would be eligible to receive with respect to such service or their termination of service, which agreements may provide for severance, termination benefits and/or equity vesting benefits upon a termination by the combined company other than for “cause” or resignation for “good reason” following the effective time of the merger. As of the date of this joint proxy statement/prospectus, it has not been determined if any such agreements will be entered into or, if they will, the applicable terms.

Governance of the Combined Company After the Merger
Certificate of Formation
Subject to approval of the proposals comprising the CBTX certificate restatement proposals, effective immediately prior to, and subject to, the completion of the merger, CBTX’s certificate of formation will be amended and restated to, among other things, (i) increase the number of authorized shares of CBTX common stock from ninety million shares to one hundred forty million shares, (ii) include provisions governing the terms and classification of directors of the combined company, which are currently provided in the CBTX bylaws, and (iii) certain other changes including removing the provisions regarding director vacancies and removal and adding a provision relating to the shareholders’ ability to amend the bylaws. A copy of the form of amended and restated certificate of formation of CBTX is attached to this joint proxy statement/prospectus as Annex D.
Subject to approval of CBTX’s shareholders and completion of the merger, the certificate of formation of CBTX attached as Annex D, will be the certificate of formation of the combined company, until thereafter amended in accordance with applicable law.
Bylaws
Prior to the effective time, the CBTX board of directors will take all actions necessary to cause the bylaws of CBTX to be amended as set forth in the CBTX bylaw amendment, and as so amended, effective upon the completion of the merger, the bylaws of CBTX will be the bylaws of the combined company, until thereafter amended as provided therein or in accordance with applicable law. The bylaws of CBTX as amended pursuant to the merger agreement implement the governance matters for the combined company following completion of the merger described below in the sections entitled “— Board of Directors,” “— Committees of the Board of Directors of the Combined Company,” “— Chief Executive Officer, Executive Chairman and Lead Independent Director,” “— Certain Actions,” “— Headquarters and Name After the Merger” and “— Amendments.”
Board of Directors
In the merger agreement, CBTX and Allegiance have agreed that the board of directors of the combined company as of the effective time will have fourteen (14) members, consisting of:
•
seven (7) legacy CBTX directors, which will include Robert R. Franklin, Jr., the current Chairman, President and Chief Executive Officer of CBTX; and

•
seven (7) legacy Allegiance directors, which will include Steven F. Retzloff, the current Chief Executive Officer of Allegiance.

Immediately following the completion of the merger, the board of directors of the combined company is expected to consist of Robert R. Franklin, Jr., the current Chairman, President and Chief Executive Officer of CBTX; Steven F. Retzloff, the current Chief Executive Officer of Allegiance; Michael A. Havard, Joe E. Penland, Sr., Reagan A. Reaud, Joseph B. Swinbank, John E. Williams, William E. Wilson, Jr., each a current director of CBTX; and John Beckworth, Jon-Al Duplantier, Frances H. Jeter, George Martinez, William S. Nichols, III and Fred S. Robertson, each a current director of Allegiance.
The CBTX bylaw amendment provides that from and after the effective time and until the third anniversary of the effective time, the number of directors that comprises the full board of directors of the combined company will be fourteen (14). Effective as of the effective time, the seven (7) legacy CBTX directors, on the one hand, and the seven (7) legacy Allegiance directors, on the other hand, will be, as nearly evenly as is practicably possible, apportioned among the different classes of the board of directors of the combined company such that each class of the board of directors will consist of at least two (2) legacy CBTX directors and at least two (2) legacy Allegiance directors, provided that Mr. Franklin and Mr. Retzloff will be in the same class of the board of directors of the combined company.
The CBTX bylaw amendment provides that from and after the effective time and until the second anniversary of the effective time no vacancy on the board of directors of the combined company created by the cessation of service of a director will be filled by the board of directors, and the board of directors will not nominate any individual to fill such vacancy unless (i) such individual would be an independent director of the combined company (unless such predecessor director was not an independent director), (ii) in the case of a vacancy created by the cessation of service of a legacy CBTX director, not less than a majority of the legacy CBTX directors then in office have approved the appointment or nomination (as applicable) to fill such vacancy, in which case the legacy Allegiance directors will vote to approve the appointment or nomination (as applicable) of such individual, and (iii) in the case of a vacancy created by the cessation of service of a legacy Allegiance director, not less than a majority of the legacy Allegiance directors then in office have approved the appointment or nomination (as applicable) to fill such vacancy, in which case the legacy CBTX directors will vote to approve the appointment or nomination (as applicable) of such individual; provided that any such appointment or nomination pursuant to (ii) or (iii) will be made in accordance with applicable law and the rules of The Nasdaq Stock Market LLC (or other national securities exchange on which the combined company’s securities are listed). The “legacy CBTX directors” and the “legacy Allegiance directors” means, respectively, the directors of CBTX and Allegiance who were selected to be directors of the combined company by CBTX or Allegiance, as the case may be, as of the effective time, pursuant to the merger agreement, and any directors of the combined company who were subsequently appointed or nominated and elected to fill a vacancy created by the cessation of service of a legacy CBTX director or legacy Allegiance director, respectively, pursuant to the CBTX bylaw amendment as described above.
Under the CBTX bylaw amendment, from and after the effective time and until the second anniversary of the effective time, subject to applicable law, newly created directorships resulting from any increase in the authorized number of directors may be filled only by the affirmative vote of at least seventy-five percent (75%) of the remaining directors.
Committees of the Board of Directors of the Combined Company
The CBTX bylaw amendment provides that from and after the effective time and until the third anniversary of the effective time, (i) the board of directors of the combined company will have four standing committees: an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee and a Risk Committee; (ii) the chairpersons of two such committees shall be designated from among the legacy CBTX directors and the chairpersons of two such committees shall be designated from among the legacy Allegiance directors; and (iii) the membership of the committees will be, as practicably as possible, evenly split between the legacy CBTX directors and the legacy Allegiance directors.
In addition, the CBTX bylaw amendment provides that from and after the effective time and until the third anniversary of the effective time, (i) any removal of a director from a committee of the combined company or as chairperson of a committee, or failure to appoint, re-elect or re-nominate any of them to, any such positions, shall require the affirmative vote of at least seventy-five percent (75%) of the full board of directors, (ii) the board of directors may by the affirmative vote of at least seventy-five percent (75%) of the full board of directors establish any committees not expressly contemplated by the CBTX bylaw amendment composed of directors as they may determine to be necessary or appropriate for the conduct of business of the combined company and may prescribe the composition, duties and procedures of the committees, and (iii) at any time during such period in which an Executive Committee is in existence, each of Robert R. Franklin, Jr. and Steven F. Retzloff shall serve as a member of the Executive Committee.
Chief Executive Officer, Executive Chairman and Lead Independent Director
Effective as of the effective time, Robert R. Franklin, Jr. will serve as the Chief Executive Officer and a director of the combined company and Steven F. Retzloff will serve as the Executive Chairman and a director of the combined company.
From and after the effective time and until the third anniversary of the effective time, (i) the removal of Mr. Franklin from, or the failure to appoint, re-elect or re-nominate Mr. Franklin to, his position as the Chief Executive Officer and a director of the combined company, (ii) the removal of Mr. Retzloff from, or the failure to appoint, re-elect or re-nominate Mr. Retzloff to, his position as the Executive Chairman and a director of the combined company, (iii) any amendment or modification to any employment or similar agreement with Mr. Franklin or Mr. Retzloff to the extent such amendment or modification would materially and adversely affect such individual, or (iv) any termination of employment of Mr. Franklin or Mr. Retzloff by the combined company or any subsidiary of the combined company, shall in each case require the affirmative vote of at least seventy-five percent (75%) of the full board of directors of the combined company.
Under the terms of the CBTX bylaw amendment, within one hundred eighty (180) days following the effective time, the combined company’s board of directors shall, by the affirmative vote of at least seventy-five percent (75%) of the full board of directors, select an independent director from among the legacy CBTX directors and the legacy Allegiance directors as the lead independent director (the “lead director”) of the board of directors of the combined company. From and after the effective time and until the third anniversary of the effective time, any removal of the individual serving in the capacity of the lead director from, or failure to appoint, re-elect or re-nominate such individual to, the position of lead director, shall, in each case, require the affirmative vote of at least seventy-five percent (75%) of the full board of directors.
Certain Actions
Under the CBTX bylaw amendment, from and after the effective time and until the third anniversary of the effective time, each of the following will require the affirmative vote of at least seventy-five percent (75%) of the combined company board of directors:
•
the combined company entering into a “fundamental business transaction” (as defined in Section 1.002 of the TBOC);

•
an amendment to the certificate of formation or the bylaws of the combined company;

•
a change in the authorized number of directors of the combined company;

•
issuances of securities of the combined company, other than (i) upon the conversion of options, warrants or other securities of the combined company convertible into common stock, (ii) as dividends or distributions on outstanding securities of the combined company, (iii) upon a stock split or other subdivision of securities of the combined company, (iv) to directors, officers, employees or consultants of the combined company or its affiliates as part of an equity compensation plan or as fees, commissions or compensation for services rendered or otherwise, or (v) to an employee stock ownership plan or other qualified defined contribution or benefit plan;

•
a disposition of material assets of the combined company;

•
the combined company entering into an affiliate transaction (as contemplated by Sections 23A and 23B of the Federal Reserve Act and the implementing regulations thereunder);

•
incurrence of indebtedness of the combined company; or

•
approval of a stock repurchase program.

Headquarters and Name After the Merger
The CBTX bylaw amendment provides that effective as of and from the effective time, the corporate headquarters of the combined company will be located in Houston, Texas. Allegiance and CBTX also intend to determine the name of the combined bank to be effective as of the effective time of the bank merger.
Amendments
From and after the effective time and until the third anniversary of the effective time, any amendment, modification or repeal of the bylaw provisions implementing the arrangements described above or the adoption of any inconsistent bylaw provision (and any proposal or recommendation of such amendment, modification or repeal or any corresponding modification, amendment, repeal or inconsistent provision of the combined company’s other constituent documents, by the board of directors of the combined company for approval by the shareholders of the combined company) will require the affirmative vote of at least seventy-five percent (75%) of the full board of directors of the combined company.
Combined Bank Board of Directors, Management and Name After the Bank Merger
Under the terms of the merger agreement, CBTX and Allegiance have agreed to take all action necessary to cause Ramon A. Vitulli, III, who currently serves as the President of Allegiance and the Chief

Executive Officer of Allegiance Bank, to be appointed as the Chief Executive Officer of the combined bank effective as of the effective time of the bank merger. Allegiance and CBTX have also agreed under the merger agreement to determine the name of the combined bank and the size and composition of the initial board of directors of the combined bank, in each case to be effective as of the effective time of the bank merger.
Accounting Treatment
CBTX and Allegiance prepare their respective financial statements in accordance with GAAP. Although the parties have structured the merger as a merger of equals, GAAP requires that one party to the merger be identified as the acquirer. The merger will be accounted for as a reverse acquisition using the acquisition method of accounting, with CBTX treated as the legal acquirer and Allegiance treated as the accounting acquirer. In identifying Allegiance as the acquiring entity for accounting purposes, CBTX and Allegiance took into consideration the factors set forth in FASB ASC Topic 805-10, Business Combinations, which provides guidance for the determination of the accounting acquiring entity. Factors considered within this guidance included, but were not limited to, the following:
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the relative size of CBTX and Allegiance prior to the consummation of the merger;

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the relative voting rights of all equity instruments in the combined company;

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the composition of the board of directors of the combined company;

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the composition of the senior management of the combined company; and

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the terms of the exchange of equity securities in the merger.

No single factor was the sole determinant in the overall conclusion that Allegiance will be the acquirer for accounting purposes; rather all factors were considered in arriving at such conclusion. The fact that Allegiance is larger than CBTX in terms of assets and earnings, that the majority of the voting rights in the combined company will be held by shareholders of Allegiance and that senior management of the combined company will feature current Allegiance executives Mr. Retzloff as Executive Chairman, Mr. Vitulli as President and Chief Executive Officer, Mr. Egge as Chief Financial Officer and Mr. Akin as Chief Risk Officer of the combined bank subsidiary all weigh in favor of Allegiance as the accounting acquirer. These factors, on balance, outweigh the fact that Mr. Franklin and Mr. West will continue to serve as Chief Executive Officer and Chief Credit Officer, respectively, of the combined company and that the exchange ratio reflected a premium over the market value of shares of Allegiance common stock prior to the announcement of the merger. Ultimately, based on these factors and consideration of all the relevant facts and circumstances of the merger, for accounting purposes, Allegiance is considered to be acquiring CBTX in this transaction.
In periods following the completion of the merger, the comparative historical financial statements of the combined company will be those of Allegiance prior to the merger. These financial statements will reflect the results attributable to the acquired operations of CBTX, as the acquired company for accounting purposes, beginning on the date the merger is completed. The unaudited pro forma combined condensed consolidated financial information contained in this document has been prepared using the acquisition method of accounting. See the section entitled “Unaudited Pro Forma Combined Condensed Consolidated Financial Information” for more information.
Regulatory Approvals
To complete the merger, CBTX and Allegiance need to obtain approvals or consents from, or make filings with, a number of U.S. federal and state bank and other regulatory authorities. Subject to the terms of the merger agreement, CBTX and Allegiance have agreed to cooperate with each other and use reasonable best efforts to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such governmental entities. These approvals include, among others, the approval of the Federal Reserve Board, the FDIC and the TDB. Under the terms of the merger agreement, neither CBTX nor Allegiance is required to take any action or agree to any condition or restriction in connection with obtaining these approvals that would reasonably be expected to have a material adverse effect on the combined company and its subsidiaries, taken as a whole, after giving effect to the merger.
The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by holders of Allegiance common stock in the merger is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger.
CBTX and Allegiance believe that the merger does not raise significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals. However, there can be no assurance that all of the regulatory approvals described below will be obtained and, if obtained, there can be no assurances regarding the timing of the approvals, the companies’ ability to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have an adverse effect on the financial condition, results of operations, assets or business of the combined company following completion of the merger. There can likewise be no assurances that U.S. federal or state regulatory or competition authorities will not attempt to challenge the merger or, if such a challenge is made, what the result of such challenge will be.
Federal Reserve Board
The merger is subject to approval by the Federal Reserve Board pursuant to section 3 of the Bank Holding Company Act of 1956, as amended (the “BHC Act”). The Federal Reserve Board takes into consideration a number of factors when acting on applications under section 3 of the BHC Act. These factors include the financial and managerial resources (including consideration of the competence, experience and integrity of the officers, directors and principal shareholders, as well as the pro forma capital ratios) and future prospects of the combined organization. The Federal Reserve Board also considers the effectiveness of the applicant in combatting money laundering, the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The Federal Reserve Board may not approve a proposal that would have significant adverse effects on competition or on the concentration of resources in any banking market.
In considering an application under section 3 of the BHC Act, the Federal Reserve Board also reviews the records of performance of the relevant insured depository institutions under the Community Reinvestment Act (the “CRA”), pursuant to which the Federal Reserve Board must also take into account the record of performance of each of CBTX and Allegiance in meeting the credit needs of the entire community, including low and moderate income neighborhoods, served by their depository institution subsidiaries. In their most recent CRA performance evaluation, CBTX’s wholly owned subsidiary, CommunityBank of Texas, and Allegiance’s wholly owned subsidiary, Allegiance Bank, each received a regulatory rating of “satisfactory” or better.
The initial filing of the application to the Federal Reserve Board was made on January 21, 2022.
FDIC
The bank merger is subject to approval by the FDIC under Section 18(c)(2)(C) of the Federal Deposit Insurance Act (the “Bank Merger Act”). In evaluating an application filed under the Bank Merger Act, the FDIC considers: (i) the competitive impact of the transaction; (ii) the financial and managerial resources of the depository institutions party to the bank merger and future prospects of the resulting institution; (iii) the convenience and needs of the communities to be served; (iv) the depository institutions’ effectiveness in combating money-laundering activities; and (v) the risk to the stability of the United States banking and financial system. In considering an application under the Bank Merger Act, the FDIC also reviews the records or performance of the relevant insured depository institutions under the CRA.
The initial filing of the application to the FDIC was made on January 19, 2022.

Texas Department of Banking
The bank merger also requires prior approval of the TDB in accordance with the requirements of the applicable laws and regulations of the State of Texas. The TDB takes into consideration a number of factors when deciding whether applications meet the requirements of Texas Finance Code.
The initial filing of the application to the TDB was made on January 19, 2022.
Public Notice and Comments
The BHC Act, the Bank Merger Act and the Texas Finance Code require published notice of, and the opportunity for public comment on, the applications to the Federal Reserve, the FDIC and the TDB. These agencies take into account the views of third-party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their communities. These agencies are also authorized to hold one or more public hearings or meetings if the agencies determine that such hearings or meetings would be appropriate. The receipt of written comments or any public meeting or hearing could prolong the period during which the applicable application is under review by these agencies.
Department of Justice Review and Waiting Periods
In addition to the Federal Reserve Board and the FDIC, the Antitrust Division of the Department of Justice (the “DOJ”) conducts a concurrent competitive review of the merger to analyze the merger’s competitive effects and determine whether the merger would result in a violation of the antitrust laws. Transactions approved under section 3 of the BHC Act or the Bank Merger Act generally may not be completed until thirty (30) days after the approval of the applicable federal agency is received, during which time the DOJ may challenge the transaction on antitrust grounds. With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no less than fifteen (15) days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the Federal Reserve Board or the FDIC, and, thus, it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board or the FDIC regarding the merger’s effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general.
Additional Regulatory Approvals and Notices
CommunityBank of Texas is required under Section 5.33(k) of the OCC’s regulations (12 C.F. R. § 5.33(k)) to provide notice to the OCC of its proposed merger with Allegiance Bank. CommunityBank of Texas expects to submit this notice in January 2022.
Notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities, including the Texas Department of Insurance, and self-regulatory organizations.
Stock Exchange Listings
CBTX common stock is listed for trading on the Nasdaq Global Select Market under the symbol “CBTX”. In the merger, the Allegiance common stock currently listed on the Nasdaq Global Market will be delisted from such exchange and deregistered under the Exchange Act.
Under the terms of the merger agreement, CBTX will cause the shares of CBTX common stock to be issued in the merger to be approved for listing on the Nasdaq Global Select Market, subject to official notice of issuance. The merger agreement provides that neither CBTX nor Allegiance will be required to complete the merger if such shares are not authorized for listing on the Nasdaq Global Select Market, subject to official notice of issuance. Following the merger, shares of CBTX common stock will continue to be listed on the Nasdaq Global Select Market.
Appraisal or Dissenters’ Rights in the Merger
Under Section 10.354 of the TBOC, the holders of CBTX common stock and the holders of Allegiance common stock will not be entitled to appraisal or dissenters’ rights in connection with the merger if, on the record date for the applicable special meeting, such shares of common stock are listed on a national securities exchange or held of record by more than 2,000 shareholders, holders of such common stock are not required to accept as consideration for their shares any consideration that is different from the consideration to be provided to any other holder of such common stock, other than cash instead of fractional shares, and holders of such common stock are not required to accept as consideration for their shares anything other than the shares of a domestic entity which immediately after the effective date of the merger are either listed on a national securities exchange or held of record by more than 2,000 shareholders, cash paid in lieu of fractional shares or any combination of the foregoing.
CBTX common stock is currently listed on the Nasdaq Global Select Market, a national securities exchange, and was so listed on the record date for the CBTX special meeting. If the merger is completed, holders of CBTX common stock will not receive any consideration, and their shares of CBTX common stock will remain outstanding and will constitute shares of the combined company, which shares are expected to continue to be listed on the Nasdaq Global Select Market at the effective time of the merger. Accordingly, holders of CBTX common stock are not entitled to any appraisal or dissenters’ rights in connection with the merger.
Allegiance common stock is currently listed on the Nasdaq Global Market, a national securities exchange, and was so listed on the record date for the Allegiance special meeting. In addition, the holders of Allegiance common stock will receive shares of CBTX common stock as consideration in the merger, which shares are currently listed on the Nasdaq Global Select Market, and are expected to continue to be so listed at the effective time. Accordingly, the holders of Allegiance common stock are not entitled to any appraisal or dissenters’ rights in connection with the merger.

THE MERGER AGREEMENT
This section of the joint proxy statement/prospectus describes the material terms of the merger agreement. The description in this section and elsewhere in this joint proxy statement/prospectus is subject to, and qualified in its entirety by reference to, the complete text of the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We urge you to read the full text of the merger agreement, as it is the legal document governing the merger. This section is not intended to provide you with any factual information about CBTX or Allegiance. Such information can be found elsewhere in this joint proxy statement/prospectus and in the public filings CBTX and Allegiance make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 156 of this joint proxy statement/prospectus.
Explanatory Note Regarding the Merger Agreement
The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about CBTX and Allegiance contained in this joint proxy statement/prospectus or in the public reports of CBTX or Allegiance filed with the SEC may supplement, update or modify the factual disclosures about CBTX and Allegiance contained in the merger agreement. The merger agreement contains representations and warranties by CBTX, on the one hand, and by Allegiance, on the other hand, made solely for the benefit of the other. The representations, warranties and covenants made in the merger agreement by CBTX and Allegiance were qualified and subject to important limitations agreed to by CBTX and Allegiance in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure schedules that CBTX and Allegiance each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about CBTX and Allegiance at the time they were made or otherwise and should be read only in conjunction with the other information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 156.
Structure of the Merger
Each of CBTX’s and Allegiance’s respective boards of directors has adopted and approved the merger agreement. The merger agreement provides for the merger of Allegiance with and into CBTX, with CBTX continuing as the surviving entity in a merger of equals. Following the completion of the merger, CommunityBank of Texas will merge with and into Allegiance Bank, with Allegiance Bank as the surviving bank in the bank merger.
Prior to the completion of the merger, Allegiance and CBTX may, by mutual agreement, change the method or structure of effecting the combination of Allegiance and CBTX if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, however, that no such change may (i) alter or change the exchange ratio or the number of shares of CBTX common stock received by holders of Allegiance common stock in exchange for each share of Allegiance common stock, (ii) have a material adverse effect on the tax treatment of Allegiance’s shareholders or CBTX’s shareholders pursuant to the merger agreement, (iii) have a material adverse effect on the tax treatment of Allegiance or CBTX pursuant to the merger agreement or (iv) materially impede or delay the consummation of the transactions contemplated by the merger agreement in a timely manner.
Merger Consideration
Each share of Allegiance common stock issued and outstanding immediately prior to the effective time, except for shares of Allegiance common stock owned by Allegiance or CBTX (in each case other than shares of Allegiance common stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held directly or indirectly by Allegiance or CBTX in respect of debts previously contracted), will be converted into the right to receive 1.4184 shares of CBTX common stock.
All of the shares of Allegiance common stock converted into the right to receive the merger consideration will no longer be outstanding and will automatically be cancelled and will cease to exist as of the effective time and each old certificate (which includes reference to book-entry account statements relating to the ownership of shares of Allegiance common stock) previously representing any such shares of Allegiance common stock will thereafter represent only the right to receive (i) a new certificate representing the number of whole shares of CBTX common stock which such shares of Allegiance common stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of Allegiance common stock represented by such old certificate have been converted into the right to receive, without any interest thereon and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to the terms of the merger agreement, in each case, without any interest thereon.
If, prior to the effective time, the outstanding shares of Allegiance common stock or CBTX common stock have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, or there is any extraordinary dividend or distribution, an appropriate and proportionate adjustment will be made to the exchange ratio to give CBTX and the holders of Allegiance common stock the same economic effect as contemplated by the merger agreement prior to such event; provided that this will not permit Allegiance or CBTX to take any action with respect to its securities or otherwise that is prohibited by the terms of the merger agreement.
At the effective time, all shares of Allegiance common stock that are owned by Allegiance or CBTX (in each case other than shares of Allegiance common stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Allegiance or CBTX in respect of debts previously contracted) will be cancelled and will cease to exist and no CBTX common stock or other consideration will be delivered in exchange therefor.
Fractional Shares
CBTX will not issue any fractional shares of CBTX common stock in the merger. Instead, a former holder of Allegiance common stock or Allegiance equity awards who otherwise would have received a fraction of a share of CBTX common stock will receive an amount in cash (rounded to the nearest whole cent). This cash amount will be determined by multiplying (i) the average of the closing-sale prices of CBTX common stock on the Nasdaq Global Select Market as reported by the Nasdaq Global Select Market for the consecutive period of five (5) full trading days ending on the date preceding the closing date of the merger by (ii) the fraction of a share (after taking into account all shares of Allegiance common stock held by such holder immediately prior to the effective time and rounded to the nearest one-thousandth when expressed in decimal form) of CBTX common stock which such holder would otherwise be entitled to receive.
Governing Documents
At the effective time, the certificate of formation of CBTX, as in effect immediately prior to the effective time, as amended and restated by the CBTX certificate restatement, will be the certificate of formation of the combined company until thereafter amended in accordance with applicable law, provided, however, that if the CBTX certificate restatement is not approved by the shareholders of CBTX at the CBTX special meeting, then the certificate of formation of CBTX, as in effect immediately prior to the effective time, will be the certificate of formation of the combined company until thereafter amended in accordance with applicable law, unless otherwise agreed to by Allegiance and CBTX prior to the effective time. The bylaws of CBTX, as in effect immediately prior to the effective time, as amended by the CBTX bylaw amendment, will be the bylaws of the combined company until thereafter amended in accordance with applicable law. For a more detailed description of the governing documents of the combined company, see the section entitled “The Merger — Governance of the Combined Company After the Merger” beginning on page 104.
Treatment of Allegiance Equity Awards
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Allegiance Stock Options. At the effective time, each Allegiance stock option, whether vested or unvested, to purchase a number of shares of Allegiance common stock that is outstanding as of immediately prior to the effective time will fully vest, to the extent not previously vested, cease to represent a right to purchase shares of Allegiance common stock and be converted automatically into an option to purchase a number of shares of CBTX common stock (each an “adjusted stock option”) equal to the product obtained by multiplying (i) the total number of shares of Allegiance common stock subject to such Allegiance stock option immediately prior to the effective time by (ii) the exchange ratio, with any fractional shares rounded down to the next lower whole number of shares. Each such adjusted stock option will have an exercise price per share of CBTX common stock (rounded up to the nearest whole cent) equal to (i) the per share exercise price for the shares of Allegiance common stock subject to such Allegiance stock option divided by (ii) the exchange ratio. In the case of any Allegiance stock option that is intended to qualify as an incentive stock option under Section 421 of the Code, on a share-by-share comparison, the ratio of the purchase price to the fair market value of the shares subject to the adjusted stock option immediately after the merger shall not be more favorable to the optionee than the ratio of the purchase price to the fair market value of the shares subject to the Allegiance stock option immediately prior to the merger. Except as specifically provided above, following the effective time, each adjusted stock option will otherwise be subject to the same terms and conditions applicable to the converted Allegiance stock option under the applicable Allegiance equity plan and the agreements evidencing grants thereunder, other than with respect to vesting.

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Allegiance Restricted Stock Awards. At the effective time, each Allegiance restricted stock award that is outstanding immediately prior to the effective time will, automatically and without any required action on the part of the holder thereof, immediately and fully vest and be converted into the right to receive the merger consideration, less applicable tax withholding, which will be delivered as soon as reasonably practicable following the closing date and in no event later than ten (10) business days following the closing date.

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Allegiance PSUs. At the effective time, each Allegiance PSU that is outstanding immediately prior to the effective time will, subject to the terms of the governing award agreement, (i) with respect to unvested Allegiance PSUs granted less than one year prior to the closing date of the merger, automatically be forfeited, (ii) with respect to unvested Allegiance PSUs granted at least one year but not more than 18 months prior to the closing date of the merger, vest to the extent applicable performance goals have been achieved on a pro rata basis as of the effective time based on such audited and unaudited financial information then available, provided that no more than the target number of such Allegiance PSUs may vest, (iii) with respect to unvested Allegiance PSUs granted at least 18 months prior to closing date of the merger but for which the performance period would not otherwise end until after the closing date of the merger, vest to the extent applicable performance goals have been achieved on a pro rata basis as of the effective time based on such audited and unaudited financial information then available, and (iv) with respect to unvested Allegiance PSUs for which the performance period has ended vest to the extent earned based on applicable performance goals that have been achieved. At the effective time, all vested Allegiance PSUs will be converted into the right to receive the merger consideration in respect of the applicable number of shares of Allegiance common stock as determined pursuant to the immediately preceding sentence, less applicable tax withholding, which will be delivered as soon as reasonably practicable following the closing date of the merger and in no event later than ten (10) business days following the closing date of the merger; provided, that with respect to any Allegiance PSU that constitutes “deferred compensation” subject to Section 409A of the Code, settlement of such award will be made on the earliest permissible date that such delivery would not trigger a tax or penalty under Section 409A of the Code. Any Allegiance PSUs that are unvested as of the effective time (after giving effect to the foregoing) will automatically be forfeited at the effective time for no consideration.
Treatment of Allegiance ESPP
The Allegiance board of directors will take such action as is necessary to ensure that (i) the “purchase period” commencing on January 1, 2022, under the Allegiance Employee Stock Purchase Plan, as amended (the “Allegiance ESPP”) will be terminated prior to the effective time, (ii) at the time of termination of such purchase period, accumulated payroll deductions will, in the Allegiance board of directors’ discretion, either be refunded to participants or used to purchase shares of Allegiance common stock, with the date of such termination being the “date of purchase” as defined in the Allegiance ESPP, (iii) all participation in, and any actions taken under, the Allegiance ESPP will be in accordance with the terms of the Allegiance ESPP, and (iv) effective as of the effective time, the Allegiance ESPP will be suspended.
Treatment of CBTX Equity Awards
At the effective time (i) any vesting conditions applicable to each outstanding option to purchase a number of shares of CBTX common stock, whether vested or unvested, will automatically be deemed satisfied and accelerated in full, and (ii) any vesting conditions applicable to each outstanding CBTX restricted stock award will automatically be deemed satisfied and accelerated in full. Any CBTX dividend equivalent rights associated with any CBTX restricted stock award will either be paid in cash or treated in the same manner as the CBTX restricted stock award to which such dividend equivalent rights relate in accordance with the foregoing, in each case, pursuant to the terms of the relevant CBTX employee benefit plan immediately prior to the effective time.
Future Grants of Equity Awards
Notwithstanding the foregoing (i) to the extent the terms of any Allegiance equity award or CBTX equity award granted on or after the date of the merger agreement and not in violation of the merger agreement expressly provide for treatment in connection with the occurrence of the effective time that is different from the treatment prescribed above, or (ii) as mutually agreed by Allegiance and CBTX and a holder of any such award, then in each case, the terms of such award will control.
Closing and Effective Time of the Merger
Subject to the terms and conditions of the merger agreement, the closing of the merger will take place by electronic exchange of documents at 10:00 a.m., Houston, Texas time, on a date no later than thirty (30) days after the satisfaction or waiver (subject to applicable law) of all of the conditions precedent set forth in the merger agreement (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or waiver of such conditions), unless another date, time or place is agreed to in writing by Allegiance and CBTX (the date on which the closing occurs is referred to as the “closing date”).
On or (if agreed by Allegiance and CBTX) prior to the closing date, CBTX and Allegiance will cause to be filed a certificate of merger with the Secretary of State of the State of Texas. The merger will become effective at such time as specified in the certificate of merger in accordance with the relevant provisions of the TBOC (such time being the “effective time”).
Conversion of Shares; Exchange of Allegiance Stock Certificates
Letter of Transmittal
As promptly as practicable after the effective time, but in no event later than ten (10) days thereafter, CBTX and Allegiance will cause the exchange agent to mail to each holder of record of one or more old certificates representing shares of Allegiance common stock immediately prior to the effective time that have been converted at the effective time into the right to receive CBTX common stock, a letter of transmittal (which shall specify that delivery will be effected, and risk of loss and title to the old certificates shall pass, only upon proper delivery of the old certificates to the exchange agent) and instructions for use in effecting the surrender of the old certificates in exchange for new certificates representing the number of whole shares of CBTX common stock and any cash in lieu of fractional shares, which the shares of Allegiance common stock represented by such old certificate or old certificates will have been converted into the right to receive pursuant to the merger agreement as well as any dividends or distributions to be paid pursuant to the terms of the merger agreement. In the event any old certificate for Allegiance common stock has been lost, stolen or destroyed, the exchange agent will issue the shares of CBTX common stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to the merger agreement upon receipt of (i) an affidavit of that fact by the person claiming such old certificate to be lost, stolen or destroyed and (ii) if required by CBTX or the exchange agent, the posting of a bond by such person and in such amount as CBTX or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such old certificate.
After the effective time, there will be no transfers on the stock transfer books of Allegiance of the shares of Allegiance common stock that were issued and outstanding immediately prior to the effective time. If, after the effective time, old certificates representing such shares are presented for transfer to the exchange agent, they will be cancelled and exchanged for new certificates representing shares of CBTX common stock, as provided in the merger agreement.
None of CBTX, Allegiance, the combined company, the exchange agent or any other person is liable under the terms of the merger agreement to any former holder of shares of Allegiance common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
Withholding
CBTX will be entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, from any cash in lieu of fractional shares of CBTX common stock, cash dividends or distributions payable or any other amount payable under the merger agreement to any holder of Allegiance common stock or Allegiance equity awards, such amounts as it is required to deduct and withhold under the Code or any provision of state, local or non-U.S. tax law. To the extent any such amounts are so withheld by CBTX or the exchange agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts will be treated for all purposes of the merger agreement as having been paid to the holder of Allegiance common stock or Allegiance equity awards in respect of which the deduction and withholding was made by CBTX or the exchange agent, as the case may be.
Dividends and Distributions
No dividends or other distributions declared with respect to CBTX common stock will be paid to the holder of any unsurrendered old certificate of Allegiance common stock until the holder thereof surrenders such old certificate in accordance with the merger agreement. After the surrender of an old certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest thereon, which had previously become payable with respect to the whole shares of CBTX common stock that the shares of Allegiance common stock represented by such old certificate have been converted into the right to receive under the merger agreement.
Representations and Warranties
The merger agreement contains representations and warranties made by each of CBTX and Allegiance relating to a number of matters, including the following:
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corporate matters, including due organization, qualification and subsidiaries;

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capitalization;

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authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

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required governmental and other regulatory and self-regulatory filings and consents and approvals in connection with the merger;

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reports to regulatory agencies;

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financial statements, internal controls, books and records, and absence of undisclosed liabilities;

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broker’s fees payable in connection with the merger;

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the absence of certain changes or events;

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legal and regulatory proceedings;

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tax matters;

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employee benefit matters;

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SEC reports;

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compliance with applicable laws;

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certain contracts;

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absence of agreements with regulatory agencies;

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environmental matters;

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investment securities and commodities;

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real property;

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intellectual property;

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related party transactions;

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inapplicability of takeover laws;

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absence of action or circumstance that would prevent the merger from qualifying as a reorganization under Section 368(a) of the Code;

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the receipt of opinions of each party’s respective financial advisors;

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loan portfolio matters;

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insurance matters;

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absence of investment advisor subsidiaries;

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absence of broker-dealer subsidiaries; and

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the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and other similar documents.

Certain representations and warranties of CBTX and Allegiance are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect”, when used in reference to either CBTX, Allegiance or the combined company, means any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries taken as a whole or (ii) the ability of such party to timely consummate the transactions contemplated by the merger agreement.
However, with respect to clause (i), a material adverse effect will not be deemed to include the impact of:
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changes, after the date of the merger agreement, in U.S. generally accepted accounting principles or applicable regulatory accounting requirements;

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changes, after the date of the merger agreement, in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities;

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changes, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries;
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public disclosure of the transactions contemplated by the merger agreement or actions expressly required by the merger agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated by the merger agreement;

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a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof;

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any local, regional, national or global health conditions (including any epidemic, pandemic or disease outbreak (including SARS-CoV-2 or COVID-19, and any evolutions thereof (“COVID-19”)), including any material worsening of such conditions or any law, directive, guidelines or recommendations issued by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization, any other Governmental Entity providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19), or any change in such law, directive, guidelines, recommendations or interpretation thereof; or

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the payment or accrual of any monetary penalties assessed or issued by FinCEN or the OCC in connection with the settlement of the investigation of the BSA/AML Program of CommunityBank of Texas with FinCEN;

except, with respect to the first, second, third and sixth bullets described above, to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate. The representations and warranties in the merger agreement do not survive the effective time.
Covenants and Agreements
Conduct of Businesses Prior to the Completion of the Merger
Each of CBTX and Allegiance has agreed that, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, it will, and will cause each of its subsidiaries to, (i) conduct its business in the ordinary course in all material respects (provided, however, that Allegiance or CBTX, may engage any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other law, directive, guidelines or recommendations by any governmental entity relating to an epidemic, pandemic or disease outbreak, including COVID-19), (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and (iii) take no action that would reasonably be expected to adversely affect or delay the ability of either CBTX or Allegiance to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated by the merger agreement or to perform its covenants and agreements under the merger agreement or to consummate the transactions contemplated thereby on a timely basis.
Additionally, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, neither CBTX nor Allegiance may, and neither CBTX nor Allegiance may permit any of their respective subsidiaries to, without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), take any of the following actions:
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other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six (6) months, (ii) the creation of deposit liabilities, (iii) issuances of letters of credit, (iv) purchases of federal funds, (v) sales of certificates of deposit and (vi) entry into term repurchase agreements for fixed income securities, in each case in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of Allegiance or any of its wholly owned subsidiaries to Allegiance or any of its wholly owned subsidiaries, on the one hand, or of CBTX or any of its wholly owned subsidiaries to CBTX or any of its wholly owned subsidiaries, on the other hand), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;
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adjust, split, combine or reclassify any capital stock;

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make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any Allegiance securities or any Allegiance subsidiary securities, in the case of Allegiance, or any CBTX securities or any CBTX subsidiary securities, in the case of CBTX, except, in each case, (i) regular quarterly cash dividends by CBTX at a rate not in excess of $0.13 per share of CBTX common stock and regular quarterly cash dividends by Allegiance at a rate not in excess of $0.12 per share of Allegiance common stock, (ii) dividends paid by any of the subsidiaries of each of CBTX and Allegiance to CBTX or Allegiance or any of their wholly owned subsidiaries, respectively, (iii) dividends provided for and paid on the trust preferred securities of Allegiance in accordance with the terms thereof, (iv) the acceptance of shares of Allegiance common stock or CBTX common stock, as the case may be, as payment for the exercise price of stock appreciation rights or stock options or for withholding taxes incurred in connection with the exercise of stock appreciation rights or stock options or the vesting or settlement of equity compensation awards, in each case, in accordance with past practice and the terms of the applicable award agreements, or (v) redemptions, purchases or acquisitions of such securities pursuant to any repurchase plan or program approved by the CBTX board of directors or the Allegiance board of directors, as the case may be, as of the date of the merger agreement;

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grant any stock appreciation rights, stock options, restricted stock units, performance units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any Allegiance securities or any Allegiance subsidiary securities, in the case of Allegiance, or any CBTX securities or any CBTX subsidiary securities, in the case of CBTX, other than reasonable grants to any employee or officer (i) in connection with commencement of employment, promotion or change in responsibilities, (ii) in the ordinary course of business consistent with past practice or (iii) by the payment of incentive compensation for completed performance periods based upon corporate performance, the performance of such employee and, if applicable, such employee’s business;

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issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any Allegiance securities or any Allegiance subsidiary securities, in the case of Allegiance, or any CBTX securities or any CBTX subsidiary securities, in the case of CBTX, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any Allegiance securities or any Allegiance subsidiary securities, in the case of Allegiance, or any CBTX securities or any CBTX subsidiary securities, in the case of CBTX, except pursuant to the exercise of stock appreciation rights or stock options or the settlement of equity compensation awards in accordance with their terms;

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sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly owned subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business or pursuant to contracts or agreements in force at the date of the merger agreement;

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except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property or assets of any other person other than a wholly owned subsidiary of Allegiance or CBTX, as applicable;
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in each case except for transactions in the ordinary course of business, terminate, materially amend, or waive any material provision of, certain material contracts or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to Allegiance or CBTX, as applicable, or enter into certain material contracts;

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except as required under applicable law or the terms of any Allegiance or CBTX benefit plans existing as of the date of the merger agreement, (i) enter into, establish, adopt, commence participation in, materially amend, cease participation in or terminate any Allegiance benefit plan or CBTX benefit plan, or any plan, program, agreement, contract policy or any arrangement that would be an Allegiance benefit plan or a CBTX benefit plan if in effect on the date of the merger agreement, other than (x) in the ordinary course of business consistent with past practice and (y) as would not reasonably be expected to materially increase the cost of benefits under any Allegiance benefit plan, CBTX benefit plan, or certain material contracts, as the case may be, (ii) increase the compensation or benefits payable to any current or former employee, officer, director or individual consultant, other than as set forth in the confidential disclosure schedules to the merger agreement or other than increases to current employees and officers (x) in connection with a promotion or change in responsibilities and to a level consistent with similarly situated peer employees, (y) in the ordinary course of business consistent with past practice or (z) by the payment of incentive compensation for completed performance periods based upon corporate performance, the performance of such employee and, if applicable, such employee’s business, (iii) accelerate the vesting or payment of any equity-based awards or other compensation, (iv) enter into any new, or amend any existing, employment, severance, change in control, retention, collective bargaining agreement or similar agreement or arrangement, or (v) fund any rabbi trust or similar arrangement or in any other way secure the payment of compensation or benefits under any Allegiance benefit plan, CBTX benefit plan, or certain material contracts, as the case may be;

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except as set forth in the confidential disclosure schedules to the merger agreement, settle any material claim, suit, action or proceeding, except involving solely monetary remedies in an amount, individually and in the aggregate, that is not material to Allegiance or CBTX, as applicable, and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its subsidiaries or the combined company or to the receipt of regulatory approvals for the merger or the bank merger on a timely basis;

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take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

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amend its certificate of formation, its bylaws or comparable governing documents of its subsidiaries that are “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC;

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other than in prior consultation with the other party, materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

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implement or adopt any change in its accounting principles, practices or methods, other than as required by GAAP;

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enter into any new line of business or, other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof or individual loans), except as required by applicable law, regulation or policies imposed by any governmental entity;

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change or revoke any material tax election, change an annual tax accounting period, change any material tax accounting method, file any material amended tax return, enter into any closing or similar agreement with respect to a material amount of taxes, or settle or compromise any material tax claim, audit, assessment or dispute or surrender any material right to claim a refund of taxes;
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merge or consolidate itself or any of its subsidiaries that are “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its subsidiaries that are “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC;

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take any action that is intended or expected to result in any of the conditions to the merger set forth in the merger agreement not being satisfied, except as may be required by applicable law; or

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agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing.

Regulatory Matters
CBTX and Allegiance have agreed to cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and in the case of the applications, notices, petitions and filings in respect of the requisite regulatory approvals, use their reasonable best efforts to make such filings within forty-five (45) days of the date of the merger agreement, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such governmental entities. Each of CBTX and Allegiance has agreed to use its reasonable best efforts to respond to any request for information and resolve any objection that may be asserted by any governmental entity with respect to the merger agreement or the transactions contemplated by the merger agreement. However, in no event will CBTX or Allegiance or any of their respective subsidiaries be required to, and in no event will CBTX or Allegiance or any of their respective subsidiaries be permitted to (without the written consent of the other party), take any action, or commit to take any action, or agree to any condition or restriction, in connection with (i) the settlement of the investigation of the BSA/AML Program of CommunityBank of Texas (the “FinCEN Matter”) with FinCEN or the OCC, or (ii) obtaining the required permits, consents, approvals and authorizations of governmental entities that in either case would reasonably be expected to have a material adverse effect on the combined company and its subsidiaries, taken as a whole, after giving effect to the merger. CBTX and Allegiance have also agreed to furnish each other with information reasonably necessary or advisable in connection with any statement, filing, notice or application to any governmental entity in connection with the merger, as well as to keep each other apprised of the status of matters related to the completion of the transactions contemplated by the merger agreement.
Employee Matters
The merger agreement provides that, unless otherwise mutually determined by Allegiance and CBTX, commencing on the effective time and ending on December 31, 2022 (or the date of termination the employee, if earlier), the combined company will provide the employees of Allegiance and its subsidiaries (the “continuing Allegiance employees”) and the employees of CBTX and its subsidiaries (the “continuing CBTX employees”) who, at the effective time, are employed by the combined company or any of its subsidiaries (i) base salary or base wage rate and bonus opportunity, in each case, no less than in effect immediately prior to the effective time and (ii) benefits that are substantially comparable, in the aggregate, to the benefits provided to such employees immediately prior to the effective time.
Under the terms of the merger agreement, Allegiance and CBTX will cooperate prior to the closing of the merger to develop new benefit plans with respect to employees of the combined company and its subsidiaries, which will, to the extent permitted by applicable law, and among other things, (i) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities, and (ii) not discriminate between continuing CBTX employees, on the one hand, and continuing Allegiance employees, on the other hand, at the effective time. Notwithstanding the foregoing, the merger agreement provides that any continuing employee of CBTX or Allegiance who, during the period commencing on the closing date and ending on

December 31, 2022, is involuntarily terminated other than for cause by the combined company or any of its respective subsidiaries will be provided with severance pay and benefits pursuant to a severance program to be mutually agreed between CBTX and Allegiance prior to the effective time.
The merger agreement provides that with respect to any CBTX benefit plan or new benefit plan of the combined company in which a continuing Allegiance employee or continuing CBTX employee becomes eligible to participate on or after the effective time, the combined company will use reasonable best efforts to (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employee and his or her eligible dependents under such plan, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Allegiance benefit plan or CBTX benefit plan, as the case may be, and (ii) provide such employee and his or her eligible dependents with credit for any co-payments or deductibles paid during the plan year in which participation under the plan commences in satisfying any applicable deductible or out-of-pocket requirements, if and to the same extent that such credit was given under the analogous Allegiance benefit plan or CBTX benefit plan, as the case may be, prior to the effective time.
In addition, the merger agreement requires the combined company to recognize all service of such continuing Allegiance employees with Allegiance and its subsidiaries and such continuing CBTX employees with CBTX and its subsidiaries, as the case may be, for purposes of eligibility to participate, vesting (other than vesting with respect to equity-based and incentive compensation), and benefit accrual to the same extent such service was recognized under the analogous Allegiance benefit plan or CBTX benefit plan, as the case may be, prior to the effective time. However, such service recognition will not apply (i) to the extent it would result in duplication of benefits for the same period of services, (ii) for purposes of any defined benefit pension or similar plan or any plan that provides retiree welfare benefits, or (iii) to any plan that is a frozen plan or provides grandfathered benefits.
The merger agreement provides that with respect to service provided by applicable employees for the portion of calendar year 2022 following the closing of the merger, the combined company will continue to permit benefit accruals and deferrals for purposes of that certain Executive Nonqualified Excess Plan (with respect to applicable continuing employees) (the “excess plan”) and of those certain Executive Deferred Compensation Agreements (with respect to applicable employees of CommunityBank of Texas prior to the bank merger) (the “deferred compensation arrangements”), but only with respect to deferred compensation arrangements that have not been frozen as to active participation. Effective with respect to years beginning on and after January 1, 2023, the combined company will cause (i) benefit accruals and deferrals under the Deferred Compensation Agreements to cease, to the extent not previously ceased, with respect to any service provided on or after January 1, 2023 (but contributions and deferrals during calendar year 2023 with respect to amounts earned in calendar year 2022 will be permitted), with amounts deferred thereunder payable in accordance with the terms of the deferred compensation arrangements, and (ii) unless determined otherwise by the combined company in accordance with the immediately following sentence, benefit accruals and deferrals under the excess plan to cease with respect to any service provided on or after January 1, 2023 (but contributions and deferrals during calendar year 2023 with respect to amounts earned in calendar year 2022 will be permitted), with amounts deferred thereunder payable in accordance with the terms of the excess plan. Effective for calendar years beginning on or after January 1, 2023, the combined company will implement a deferred compensation plan for select employees thereof (which will include both then-current executives who are continuing employees and then-current executives who were executives of CommunityBank of Texas prior to the bank merger), which plan may take the form of the excess plan, as it may be amended with respect to prospective accruals and deferrals, or such other plan or arrangement as the combined company determines to implement.
Prior to the closing date of the merger, Allegiance and CBTX will cooperate in evaluating the Allegiance Bank 401(k) & Profit Sharing Plan (the “Allegiance 401(k) Plan”) and the CommunityBank of Texas 401(k) Plan (the “CBTX 401(k) Plan”) and make a mutual determination as to whether one or both of the Allegiance 401(k) Plan and the CBTX 401(k) Plan will continue to be maintained by the combined company immediately following the effective time (the “Continuing 401(k) Plan(s)”) and, if either the Allegiance 401(k) Plan or the CBTX 401(k) Plan is to be terminated prior to the closing of the merger, which one will be terminated (such plan, the “Terminated 401(k) Plan”). If it is determined that either the Allegiance 401(k) Plan or the CBTX 401(k) Plan shall be the Terminated 401(k) Plan, the board of directors (or an appropriate committee thereof) of Allegiance or CBTX, as applicable, will adopt resolutions and take such corporate action as is necessary or appropriate to terminate the Terminated 401(k) Plan, effective as of the day prior to the closing date of the merger and contingent upon the occurrence of the effective time. In such case, Allegiance or CBTX, as applicable, shall provide the other party with evidence that the Terminated 401(k) Plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by the other party) not later than two (2) days immediately preceding the closing date of the merger and (ii) the employees who participated in the Terminated 401(k) Plan immediately prior to the closing of the merger and who continue in employment immediately after the closing of the merger shall be eligible to participate, effective as immediately after the closing of the merger, in the Continuing 401(k) Plan. Allegiance and CBTX will take any and all actions as may be required, including amendments to the Allegiance 401(k) Plan and/or the CBTX 401(k) Plan, to permit the employees participating in the Terminated 401(k) Plan to make rollover contributions from the Terminated 401(k) Plan to the Continuing 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans) or a combination thereof in an amount equal to the full account balance distributed to such employee from the Terminated 401(k) Plan.
The combined company agrees to honor (i) all Allegiance Benefit Plans in accordance with their terms, (ii) all CBTX Benefit Plans in accordance with their terms, and (iii) all accrued but unused vacation and other paid time off of the continuing employees.
Director and Officer Indemnification and Insurance
The merger agreement provides that from and after the effective time, the combined company will indemnify and hold harmless and will advance expenses as incurred, in each case to the extent (subject to applicable law) such persons are indemnified as of the date of the merger agreement by Allegiance pursuant to the Allegiance certificate of formation, the Allegiance bylaws, the governing or organizational documents of any subsidiary of Allegiance and certain indemnification agreements in existence as of the date of the merger agreement, each present and former director, officer or employee of Allegiance and its subsidiaries against any costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the effective time, arising out of the fact that such person is or was a director, officer or employee of Allegiance or any of its subsidiaries and pertaining to matters existing or occurring at or prior to the effective time, including the transactions contemplated by the merger agreement.
The merger agreement provides that CBTX and Allegiance will cooperate to obtain at or prior to the effective time a six (6)-year “tail” policy under Allegiance’s existing directors’ and officers’ insurance policy with a substantially comparable insurer providing equivalent coverage and amounts containing terms and conditions that are no less advantageous to the insured as the current policies of directors’ and officers’ liability insurance maintained by Allegiance. The obligations of the combined company, Allegiance or CBTX relating to indemnification and directors’ and officers’ insurance may not be terminated or modified after the effective time in a manner so as to adversely affect any Allegiance indemnified party without the prior written consent of the affected Allegiance indemnified party.
Restructuring Efforts
The merger agreement provides that if either Allegiance or CBTX fails to obtain the requisite Allegiance vote or the requisite CBTX vote at the duly convened Allegiance special meeting or CBTX special meeting, as applicable, or any adjournment or postponement thereof, each of the parties will in good faith use its reasonable best efforts to negotiate a restructuring of the transactions provided for in the merger agreement (provided that neither party will have any obligation to alter or change any material terms, including the exchange ratio or the amount or kind of the consideration to be issued to holders of the capital stock of Allegiance as provided for in the merger agreement, or any term that would have a material adverse effect on the tax treatment of the transactions contemplated thereby, in a manner adverse to such party or its shareholders) and/or resubmit the merger agreement or the transactions contemplated thereby (or as restructured) to its respective holders of common stock for approval.

Certain Additional Covenants
The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this joint proxy statement/prospectus, obtaining required consents, the listing of the shares of CBTX common stock to be issued in the merger, access to information of the other company, advice of changes, exemption from takeover laws, Section 16(b) matters, shareholder litigation relating to the transactions contemplated by the merger agreement, the assumption by CBTX of Allegiance indebtedness and trust preferred securities, public announcements with respect to the transactions contemplated by the merger agreement, termination of the outstanding credit agreement of Allegiance or CBTX as the parties may mutually agree prior to closing the merger, and qualification of the merger as a “reorganization” within the meaning of Section 368(a) of the Code.
Combined Company Governance and Headquarters Matters
Under the merger agreement, CBTX and Allegiance have agreed to certain provisions relating to the governance and headquarters of the combined company and the combined bank, including composition of the combined company and combined bank boards of directors and the roles chief executive officer, executive chairman and lead independent director of the combined company. Among other things, the merger agreement provides that, in preparation for the closing, CBTX and Allegiance will cooperate in good faith to develop, and make recommendations for approval by the board of directors of the combined company effective from and after the effective time with respect to, any advisable changes to the corporate governance guidelines for the combined company to reflect best practices of CBTX, Allegiance and otherwise. For a more detailed description of the governance matters relating to the combined company, see the section entitled “The Merger — Governance of the Combined Company After the Merger” beginning on page 104.
Shareholder Meetings and Recommendation of CBTX’s and Allegiance’s Boards of Directors
Each of CBTX and Allegiance has agreed to call a meeting of its shareholders for the purpose of voting upon the approval of the merger agreement and related matters and to use reasonable best efforts to cause such meetings to occur as promptly as reasonably practicable and on the same date.
Each of CBTX and Allegiance and their respective boards of directors is required to use its reasonable best efforts to obtain from its shareholders the required votes to approve the merger agreement, including by communicating to the respective shareholders of CBTX and Allegiance its recommendation (and including such recommendation in this joint proxy statement/prospectus) that, in the case of CBTX, the shareholders of CBTX approve the merger agreement (the “CBTX board recommendation”), and in the case of Allegiance, the shareholders of Allegiance approve the merger agreement (the “Allegiance board recommendation”). Each of CBTX and Allegiance has agreed that each of CBTX and Allegiance and their respective boards of directors will not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the CBTX board recommendation, in the case of CBTX, or the Allegiance board recommendation, in the case of Allegiance, (ii) fail to make the CBTX board recommendation, in the case of CBTX, or the Allegiance board recommendation, in the case of Allegiance, in this joint proxy statement/prospectus, (iii) adopt, approve, recommend or endorse an acquisition proposal (as defined in “—Agreement Not to Solicit Other Offers” below) or publicly announce an intention to adopt, approve, recommend or endorse an acquisition proposal, (iv) fail to publicly and without qualification (a) recommend against any acquisition proposal or (b) reaffirm the CBTX board recommendation, in the case of CBTX, or the Allegiance board recommendation, in the case of Allegiance, in each case within ten (10) business days (or such fewer number of days as remains prior to the CBTX special meeting or the Allegiance special meeting, as applicable) after an acquisition proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing a “recommendation change”).
However, subject to certain termination rights in favor of the other party as described in “— Termination of the Merger Agreement” below, if the board of directors of CBTX or Allegiance, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the CBTX board recommendation or the Allegiance board recommendation, as applicable, then, in the case of CBTX, prior to the receipt of the required CBTX vote of its shareholders to approve the merger agreement and the CBTX certificate restatement (the “requisite CBTX vote”), and in the case of Allegiance, prior to the receipt of the required Allegiance vote of its shareholders to approve the merger agreement (the “requisite Allegiance vote”), it may submit the merger agreement to its shareholders without recommendation (although the resolutions approving the merger agreement as of the date thereof may not be rescinded or amended), in which event such board of directors may communicate the basis for its lack of a recommendation to its shareholders in this joint proxy statement/prospectus or an appropriate amendment or supplement thereto to the extent required by law, provided that such board of directors may not take any actions under this provision unless (i) it gives the other party at least four (4) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an acquisition proposal, the latest material terms and conditions and the identity of the third party in any such acquisition proposal, or any amendment or modification thereof, or a description in reasonable detail of such other event or circumstances) and (ii) at the end of such notice period, it takes into account any amendment or modification to the merger agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the CBTX board recommendation or Allegiance board recommendation, as the case may be. Any material amendment to any acquisition proposal will be deemed a new acquisition proposal for the purposes of the merger agreement and will require a new notice period.
Notwithstanding any recommendation change by the board of directors of CBTX or Allegiance, unless the merger agreement has been terminated in accordance with its terms, each party is required to convene a meeting of its shareholders and to submit the merger agreement to a vote of such shareholders.
Agreement Not to Solicit Other Offers
Each of CBTX and Allegiance has agreed that it will not, and will cause each of its subsidiaries and its and their respective officers, directors, employees, agents, advisors and representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any acquisition proposal, (ii) engage or participate in any negotiations with any person concerning any acquisition proposal, (iii) provide any confidential or nonpublic information or data to, have or participate in any discussions with, any person relating to any acquisition proposal or (iv) unless the merger agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement entered into in accordance with the merger agreement) in connection with or relating to any acquisition proposal. For purposes of the merger agreement, an “acquisition proposal” means, with respect to CBTX or Allegiance, as applicable, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of a party and its subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of a party or its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third-party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of a party or its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party.
However, in the event that after the date of the merger agreement and prior to the receipt of the requisite CBTX vote, in the case of CBTX, or the requisite Allegiance vote, in the case of Allegiance, a party receives an unsolicited bona fide written acquisition proposal, it may, and may permit its subsidiaries and its and its subsidiaries’ officers, directors, employees, agents, advisors and representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in negotiations or discussions with the person making the acquisition proposal if the CBTX or Allegiance board of directors, as applicable, concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law, provided that, prior to furnishing any confidential or nonpublic information, such party enters into a confidentiality agreement with the person making such acquisition proposal on terms no less favorable to it than the confidentiality agreement between CBTX and Allegiance, and which confidentiality agreement does not provide such person with any exclusive right to negotiate with such party.
Each of CBTX and Allegiance has also agreed to, and to cause its officers, directors, employees, agents, advisors and representatives to, immediately cease and terminate any activities, discussions or negotiations conducted before the date of the merger agreement with any person other than CBTX or Allegiance, with respect to any acquisition proposal. In addition, each party has agreed to (i) promptly (within twenty-four (24) hours) advise the other party following receipt of any acquisition proposal or any inquiry which could reasonably be expected to lead to an acquisition proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or acquisition proposal), will provide the other party with an unredacted copy of any such acquisition proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or acquisition proposal, and will keep the other party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or acquisition proposal, and (ii) use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its subsidiaries is a party.
Nothing contained in the merger agreement will prevent a party or its board of directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an acquisition proposal; provided that such rules in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under the merger agreement.
Conditions to Completion of the Merger
CBTX’s and Allegiance’s respective obligations to complete the merger are subject to the satisfaction, or in certain cases waiver, at or prior to the effective time, of the following conditions:
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approval of the merger agreement and the CBTX certificate restatement by the shareholders of CBTX by the requisite CBTX vote, and approval of the merger agreement by the shareholders of Allegiance by the requisite Allegiance vote;

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the authorization for listing on the Nasdaq Global Select Market, subject to official notice of issuance, of the shares of CBTX common stock that will be issuable pursuant to the merger agreement;

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all requisite regulatory approvals having been obtained and remaining in full force and effect, and all statutory waiting periods in respect thereof having expired or been terminated, without the imposition of any requirement to take or commit to take any action or agree to any condition or restriction that would reasonably be expected to have a material adverse effect on the combined company and its subsidiaries, taken as a whole, after giving effect to the merger;

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the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part, and the absence of any stop order suspending the effectiveness of the registration statement or proceedings for such purpose initiated or threatened by the SEC and not withdrawn;

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no order, injunction, or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement being in effect, and no law, statute, rule, regulation, order, injunction or decree having been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement;

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the accuracy of the representations and warranties of the other party contained in the merger agreement, generally as of the date on which the merger agreement was entered into and as of the closing date, subject to the materiality standards provided in the merger agreement (and the receipt by each party of a certificate dated as of the closing date and signed on behalf of the other party by the chief executive officer or the chief financial officer to such effect);
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the performance by the other party in all material respects of the obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the closing date (and the receipt by each party of a certificate dated as of the closing date and signed on behalf of the other party by the chief executive officer or the chief financial officer to such effect); and

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receipt by such party of an opinion of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

In addition, Allegiance’s obligation to complete the merger was subject to the settlement of the FinCEN Matter with FinCEN and all monetary penalties assessed or issued by FinCEN or the OCC having been paid or accrued by CommunityBank of Texas. CommunityBank of Texas has entered into Consent Orders with FinCEN and the OCC and paid or accrued all monetary penalties in connection with such Consent Orders, and this condition to closing has been satisfied.
Neither CBTX nor Allegiance can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or, in some cases, waived by the appropriate party.
Termination of the Merger Agreement
The merger agreement can be terminated at any time prior to completion of the merger, whether before or after the receipt of the requisite CBTX vote or the requisite Allegiance vote, in the following circumstances:
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by mutual written consent of CBTX and Allegiance;

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by either CBTX or Allegiance if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the merger or the bank merger, unless the failure to obtain a requisite regulatory approval is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements set forth in the merger agreement;

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by either CBTX or Allegiance if the merger has not been completed on or before a termination date of August 2, 2022, unless the failure of the merger to be completed by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its obligations, covenants and agreements set forth in the merger agreement; provided, however, that if the conditions in the third and fifth bullets in “— Conditions to Completion of the Merger” above (to the extent related to obtaining all requisite regulatory approvals) have not been satisfied or waived on or prior to such date but all other conditions to closing the merger have been satisfied or waived, such termination date under this bullet point will be automatically extended to October 31, 2022;

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by either CBTX or Allegiance (provided that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in the merger agreement) if there is a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or if any such representation or warranty ceases to be true) set forth in the merger agreement on the part of Allegiance, in the case of a termination by CBTX, or CBTX, in the case of a termination by Allegiance, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the closing date, the failure of an applicable closing condition of the terminating party and which is not cured within forty-five (45) days following written notice to the other party, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date);

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by Allegiance prior to the time as the requisite CBTX vote is obtained, if (i) CBTX or the board of directors of CBTX has made a recommendation change or (ii) CBTX or the board of directors of

CBTX breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to shareholder approval and the CBTX board recommendation; or
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by CBTX prior to the time as the requisite Allegiance vote is obtained, if (i) Allegiance or the board of directors of Allegiance has made a recommendation change or (ii) Allegiance or the board of directors of Allegiance breaches in any material respect its obligations relating to non-solicitation of acquisition proposals or its obligations related to shareholder approval and the Allegiance board recommendation.

In addition, Allegiance had the right to terminate the merger agreement if the civil money penalties imposed on CommunityBank of Texas by FinCEN and the OCC in the settlement of the FinCEN Matter exceeded certain thresholds set forth in the merger agreement or if CommunityBank of Texas had not entered into the Consent Orders. As a result of CommunityBank of Texas’s entry into the Consent Orders with FinCEN and the OCC and its payment or accrual of all monetary penalties in connection with such Consent Orders, this termination right is no longer applicable.
Neither CBTX nor Allegiance is permitted to terminate the merger agreement as a result, in and of itself, of any increase or decrease in the market price of CBTX common stock or Allegiance common stock.
Effect of Termination
If the merger agreement is terminated by either CBTX or Allegiance, as provided under “— Termination of the Merger Agreement” above, the merger agreement will become void and have no effect, and none of CBTX, Allegiance, any of their respective subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever thereunder, or in connection with the transactions contemplated thereby, except that (i) neither CBTX nor Allegiance will be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of the merger agreement and (ii) designated provisions of the merger agreement will survive the termination, including those relating to the confidential treatment of information, public announcements and the effect of termination, including the termination fee described below.
Termination Fee
Allegiance will pay CBTX a termination fee equal to $32.5 million by wire transfer of same-day funds (the “termination fee”) if the merger agreement is terminated in the following circumstances:
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In the event that the merger agreement is terminated by CBTX pursuant to the last bullet set forth under “— Termination of the Merger Agreement” above. In such case the termination fee must be paid to CBTX within two (2) business days of the date of termination.

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In the event that, after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal has been communicated to or otherwise made known to the Allegiance board of directors or Allegiance’s senior management or has been made directly to Allegiance shareholders, or any person has publicly announced (and not withdrawn at least two (2) business days prior to the Allegiance special meeting) an acquisition proposal, in each case, with respect to Allegiance, and (i) (a) thereafter the merger agreement is terminated by either CBTX or Allegiance pursuant to the third bullet set forth under “— Termination of the Merger Agreement” above without the requisite Allegiance vote having been obtained (and all other conditions to Allegiance’s obligation to complete the merger had been satisfied or were capable of being satisfied prior to such termination) or (b) thereafter the merger agreement is terminated by CBTX pursuant to the fourth bullet set forth under “— Termination of the Merger Agreement” above as a result of a willful breach of the merger agreement by Allegiance, and (ii) prior to the date that is twelve (12) months after the date of such termination, Allegiance enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), provided that for purposes of the foregoing, all references in the definition of acquisition proposal to “twenty-five percent (25%)” will instead refer to “fifty percent (50%).” In such case, the termination fee must be paid to CBTX on the earlier of the date Allegiance enters into such definitive agreement and the date of consummation of such transaction.
CBTX will pay Allegiance the termination fee if the merger agreement is terminated in the following circumstances:
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In the event that the merger agreement is terminated by Allegiance pursuant to the fifth bullet set forth under “— Termination of the Merger Agreement” above. In such case the termination fee must be paid to Allegiance within two (2) business days of the date of termination.

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In the event that, after the date of the merger agreement and prior to the termination of the merger agreement, a bona fide acquisition proposal has been communicated to or otherwise made known to the CBTX board of directors or CBTX’s senior management or has been made directly to CBTX shareholders, or any person has publicly announced (and not withdrawn at least two (2) business days prior to the CBTX special meeting) an acquisition proposal, in each case, with respect to CBTX, and (i)(a) thereafter the merger agreement is terminated by either CBTX or Allegiance pursuant to the third bullet set forth under “— Termination of the Merger Agreement” above without the requisite CBTX vote having been obtained (and all other conditions to CBTX’s obligation to complete the merger had been satisfied or were capable of being satisfied prior to such termination) or (b) thereafter the merger agreement is terminated by Allegiance pursuant to the fourth bullet set forth under “— Termination of the Merger Agreement” above as a result of a willful breach of the merger agreement by CBTX and (ii) prior to the date that is twelve (12) months after the date of such termination, CBTX enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), provided that for purposes of the foregoing, all references in the definition of acquisition proposal to “twenty-five percent (25%)” will instead refer to “fifty percent (50%).” In such case, the termination fee must be paid to Allegiance on the earlier of the date CBTX enters into such definitive agreement and the date of consummation of such transaction.

Expenses and Fees
Except as otherwise expressly provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense, except, that the costs and expenses of printing and mailing this joint proxy statement/prospectus and all filing and other fees paid to government entities in connection with the merger and the other transactions contemplated by the merger agreement will be borne equally by CBTX and Allegiance.
In the event that CBTX had not resolved the investigation of the BSA/AML Program of CommunityBank of Texas with FinCEN and the OCC, Allegiance could have terminated the merger agreement in connection with such matter and CBTX could have been required to pay to Allegiance by wire transfer of same-day funds an amount equal to all of Allegiance’s documented expenses incident to the negotiation, preparation, execution, delivery and performance of the merger agreement, including in respect of Allegiance’s legal and financial advisors, within two (2) days of delivery to CBTX of such documented expenses. Such expense reimbursement obligation of CBTX was capped at $1.0 million pursuant to the terms of the merger agreement.
Amendment, Waiver and Extension of the Merger Agreement
Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after the receipt of the requisite CBTX vote or the requisite Allegiance vote, except, that after the receipt of the requisite CBTX vote or the requisite Allegiance vote, there may not be, without further approval of the shareholders of CBTX or Allegiance, as applicable, any amendment of the merger agreement that requires such further approval under applicable law.
At any time prior to the completion of the merger, each of the parties may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered by such other party pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in the merger agreement; provided, however, that after the receipt of the requisite CBTX vote or the requisite Allegiance vote, there may not be, without further approval of the shareholders of CBTX or Allegiance, as applicable, any extension or waiver of the merger agreement or any portion thereof that requires further approval under applicable law.
Governing Law
The merger agreement is governed by and will be construed in accordance with the laws of the State of Texas, without regard to any applicable conflicts of law principles.
Specific Performance
CBTX and Allegiance will be entitled to an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement or to enforce specifically the performance of the terms and provisions thereof (including the parties’ obligation to consummate the merger), in addition to any other remedy to which they are entitled at law or in equity. Both CBTX and Allegiance waive any defense in any action for specific performance that a remedy at law would be adequate and any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.
Voting Agreement and Director Support Agreements
On November 5, 2021, concurrently with the execution of the merger agreement, CBTX and Allegiance entered into a voting agreement with all of the directors and executive officers of Allegiance and certain directors and executive officers of CBTX (the “Voting Agreement”). The following discussion is a summary of the Voting Agreement and is subject to, and qualified in its entirety by reference to, the complete text of the form of Voting Agreement, which is attached as Annex B to this joint proxy statement/prospectus and incorporated by reference herein.
Pursuant to the Voting Agreement, each shareholder of Allegiance and each shareholder of CBTX who entered into the Voting Agreement agreed to vote such shareholder’s shares of Allegiance common stock or CBTX common stock, as the case may be, (i) in favor of the approval of the merger agreement and the transactions contemplated thereby and (ii) against approval of any acquisition proposal made in opposition to or competition with the merger proposal (“opposing proposal”). The Voting Agreement provides that each shareholder party thereto will not invite or seek any opposing proposal, support (or publicly suggest that anyone else should support) any opposing proposal that may be made, or ask the board of directors of Allegiance or CBTX, as the case may be, to consider, support or seek any opposing proposal or otherwise take any action designed to make any opposing proposal more likely.
In addition, subject to certain exceptions, the Voting Agreement generally restricts each shareholder party thereto from selling or otherwise disposing of or encumbering such shareholders shares of Allegiance common stock or CBTX common stock, as the case may be.
As of the Allegiance record date, the Allegiance shareholders who are party to the Voting Agreement beneficially owned or were entitled to vote an aggregate of approximately [•] shares of Allegiance common stock, which represented approximately [•] of the outstanding Allegiance common stock on that date. As of the CBTX record date, the CBTX shareholders who are party to the Voting Agreement beneficially owned or were entitled to vote an aggregate of approximately [•] shares of CBTX common stock, which represented approximately [•] of the outstanding CBTX common stock on that date.
Also concurrently with the execution of the merger agreement, certain directors of Allegiance and CBTX entered into Director Support Agreements (the “Director Support Agreements”) pursuant to which they have agreed to support the transaction and to certain additional restrictive covenants. The foregoing discussion is a summary of the Director Support Agreements and is subject to, and qualified in its entirety by reference to, the complete text of the form of Director Support Agreement, which is attached as Annex C to this joint proxy statement/prospectus and incorporated by reference herein.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following discussion sets forth a summary of certain material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Allegiance common stock. This discussion does not address any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction, any U.S. federal estate, gift, alternative minimum tax, or Medicare contribution tax considerations, any withholding considerations under the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith) or, except as expressly discussed below, any tax reporting requirements. This discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder, and court decisions and published administrative rulings in effect as of the date of this joint proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any change could affect the continuing validity of this discussion. Accordingly, the U.S. federal income tax consequences of the merger could differ from those described below.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Allegiance common stock who is, for U.S. federal income tax purposes:
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an individual who is a citizen or resident of the United States;

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a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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a trust if it (i) is subject to the primary supervision over its administration by a court within the United States and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be classified as a United States person; or

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an estate that is subject to U.S. federal income tax on its income regardless of its source.

Holders of Allegiance common stock who are not U.S. holders may have different tax consequences than those described below and are urged to consult their own tax advisors regarding the particular tax consequences of the merger to them under U.S. federal income tax laws and the tax laws of any applicable state, local or non-U.S. taxing jurisdiction.
If a partnership (including an entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds Allegiance common stock, the U.S. federal income tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Allegiance common stock, you should consult your tax own advisor regarding the particular tax consequences to you of the merger.
This discussion only applies to U.S. holders who hold their shares of Allegiance common stock as capital assets within the meaning of Section 1221 of the Code (generally assets held for investment). Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including without limitation, if you are:
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a bank or other financial institution;

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a tax-exempt organization;

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an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

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a controlled foreign corporation, passive foreign investment company or a personal holding company;

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an insurance company;

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a mutual fund;

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a dealer or broker in securities or foreign currencies;

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a retirement plan, individual retirement account or other tax-deferred account;

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a trader in securities who elects the mark-to-market method of accounting for your securities;

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a holder of Allegiance common stock who received Allegiance common stock through the exercise of employee stock options, through a tax-qualified retirement plan or otherwise as compensation;

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a person subject to special tax accounting rules as a result of any item of gross income with respect to Allegiance common stock being taken into account in an “applicable financial statement” (as defined in the Code);

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a real estate investment trust;

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a regulated investment company;

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a person that has a functional currency other than the U.S. dollar;

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a holder of options granted under any Allegiance benefit plan;

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a U.S. expatriate or former citizen or long-term resident of the United States; or

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a holder of Allegiance common stock who holds Allegiance common stock as part of a hedge, straddle or a constructive sale, conversion transaction or other integrated investment.

Tax Consequences of the Merger Generally
In connection with the filing with the SEC of the registration statement of which this joint proxy statement/prospectus is a part, Norton Rose Fulbright US LLP, tax counsel to CBTX, has rendered its tax opinion to CBTX, and Bracewell LLP, tax counsel to Allegiance, has rendered its tax opinion to Allegiance, in each case, to the effect that, on the basis of facts, representations and assumptions described in such opinions, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Copies of such tax opinions are attached as Exhibit 8.1 and Exhibit 8.2, respectively, to the registration statement.
It is a condition to the closing of the merger that CBTX and Allegiance receive an opinion from Norton Rose Fulbright US LLP and Bracewell LLP, respectively, dated as of the closing date of the merger, to the effect that, on the basis of facts, representations and assumptions described in such opinions, for U.S. federal income tax purposes, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The issuance of these opinions will be conditioned on, among other things, such tax counsel’s receipt of representation letters from each of CBTX and Allegiance, in each case, in form and substance reasonably satisfactory to counsel, and on customary qualifications and factual assumptions.
If any of the assumptions or representations upon which these opinions are based is incorrect or incomplete in any way, the validity of these opinions may be affected and the U.S. federal income tax consequences of the merger could differ from those described in this joint proxy statement/prospectus. The opinions represent the best legal judgments of Norton Rose Fulbright US LLP and Bracewell LLP. Neither of these tax opinions, nor the opinions delivered in connection with the filing of this registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part, is or will be binding on the Internal Revenue Service or any court. CBTX and Allegiance have not sought, and do not intend to seek, any ruling from any governmental authority, including the Internal Revenue Service, regarding the U.S. federal income tax consequences of the merger, and as a result, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, any positions contrary to any of the conclusions described herein. If the Internal Revenue Service were to successfully challenge the “reorganization” status of the merger, the tax consequences of the merger could differ from those set forth in this joint proxy statement/prospectus and a U.S. holder could be subject to U.S. federal income tax with respect to its receipt of CBTX common stock in the merger. You should consult your own tax advisor as to the specific tax consequences to you in light of your specific circumstances in the event the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
The following discussion assumes that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Tax Consequences to CBTX and Allegiance
With respect to the merger, each of CBTX and Allegiance will be considered a “party to a reorganization” within the meaning of Section 368(b) of the Code, and no gain or loss will be recognized by CBTX or Allegiance for U.S. federal income tax purposes as a result of the merger.
Tax Consequences to U.S. Holders of Allegiance Common Stock
If you are a U.S. holder, the U.S. federal income tax consequences of the merger to you generally will be as follows:
Exchange for CBTX Common Stock
Upon your exchange of Allegiance common stock for CBTX common stock in the merger, you generally will not recognize gain or loss, except with respect to cash received in lieu of fractional shares of CBTX common stock (as described below). Further, you will have an aggregate tax basis in the CBTX common stock received in the merger (including any fractional shares of CBTX common stock deemed received and redeemed for cash, as described below) equal to your aggregate adjusted tax basis in the Allegiance common stock surrendered in exchange therefor. Your holding period for the shares of CBTX common stock received in the merger (including any fractional shares deemed received and redeemed for cash, as described below) will include the holding period of the shares of Allegiance common stock that you surrendered in the merger.
If you acquired different blocks of Allegiance common stock at different times and at different prices, your tax basis and holding period in the CBTX common stock that you receive in exchange therefor will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Allegiance common stock exchanged for such CBTX common stock. If the foregoing rules apply to you, you should consult your own tax advisor regarding the manner in which your basis and holding period should be allocated among your CBTX common stock in light of your specific circumstances.
Cash Received in Lieu of Fractional Shares
If you receive cash in lieu of a fractional share of CBTX common stock, you generally will be treated as having received the fractional share in the merger and then as having received cash in redemption of such fractional shares by CBTX. As a result and except to the extent that the cash received is treated as a dividend as discussed below, you generally will recognize gain or loss equal to the difference between the amount of cash received and your tax basis allocable to the fractional share. The gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if you have held the fractional share exchanged (including the holding period for the Allegiance common stock exchanged therefor) for more than one year as of the effective time of the merger. For U.S. holders of shares of Allegiance common stock that are non-corporate holders, long-term capital gain generally will be taxed at a U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gains. The deductibility of capital losses is subject to limitations.
In some cases, if you own shares of CBTX common stock actually or constructively after the merger (other than the CBTX common stock received as consideration in connection with the merger), the cash received in lieu of a fractional share of CBTX common stock could be treated as a dividend, in which case you may recognize dividend income up to the amount of cash received. Because the possibility of dividend treatment depends upon each U.S. holder’s specific circumstances, including the application of constructive ownership rules, you are urged to consult your own tax advisor regarding the application of the foregoing rules to your specific circumstances.
Backup Withholding
If you are a non-corporate holder of Allegiance common stock you may be subject to information reporting and backup withholding at the applicable rate on any cash payments received in exchange for Allegiance common stock. You will not be subject to backup withholding, however, if you:

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furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on the Internal Revenue Service Form W-9 (or a suitable substitute or successor form) included in the letter of transmittal to be delivered to you following the completion of the merger and otherwise comply with all the applicable requirements of the backup withholding rules; or

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otherwise establish that you are exempt from backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability, provided you timely furnish the required information to the Internal Revenue Service.
Certain Reporting Requirements
If you are a U.S. holder who receives CBTX common stock as a result of the merger, you will be required to retain permanent records and make such records available to any authorized Internal Revenue Service officers and employees. The records should include the number of shares of Allegiance common stock exchanged, the number of shares of CBTX common stock received, the fair market value and tax basis in the shares of Allegiance common stock exchanged and your tax basis in the shares of CBTX common stock received.
If you are a U.S. holder that receives CBTX common stock in the merger and you are considered a “significant holder,” you would be required (1) to file a statement with your U.S. federal income tax return in accordance with Section 1.368-3 of the U.S. Treasury regulations providing certain facts pertinent to the merger, including your tax basis in, and the fair market value of, the Allegiance common stock you surrendered in the merger (determined immediately before the merger), the names and employer identification numbers of Allegiance and CBTX and the date of the merger and (2) to retain permanent records of these facts relating to the merger. A “significant holder” is any Allegiance shareholder that, immediately before the merger, (1) owned at least 5% (by vote or value) of the outstanding shares of Allegiance common stock, or (2) owned Allegiance securities with a tax basis of  $1.0 million or more.
THIS SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. IT IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX CONSEQUENCES OF THE MERGER. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR CIRCUMSTANCES AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES, OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION. YOU ARE ALSO URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE EFFECT OF POSSIBLE CHANGES IN ANY OF THOSE LAWS AFTER THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS.

DESCRIPTION OF CBTX CAPITAL STOCK
As a result of the merger, Allegiance shareholders will receive shares of CBTX common stock in the merger and will become CBTX shareholders. The following description summarizes the terms of CBTX’s capital stock but does not purport to be complete, and it is qualified in its entirety by reference to the applicable provisions of federal law governing bank holding companies, Texas law and CBTX’s certificate of formation and bylaws, each as amended and restated in connection with the merger (as amended and restated, the “CBTX certificate of formation” and the “CBTX bylaws”, as applicable). The CBTX certificate of formation and the CBTX bylaws are filed as exhibits to the registration statement of which this joint proxy/prospectus forms a part.
CBTX’s authorized capital stock consists of ninety million (90,000,000) shares of common stock, par value $0.01 per share, and ten million (10,000,000) shares of preferred stock, par value $0.01 per share. If the proposals comprising the CBTX certificate restatement proposals are approved, the authorized capital stock of CBTX will consist of one hundred forty million (140,000,000) shares of common stock, par value $0.01 per share, and ten million (10,000,000) shares of preferred stock, par value $0.01 per share. As of [•], there were [•] shares of CBTX common stock issued and outstanding and no shares of CBTX preferred stock issued and outstanding. All outstanding shares of CBTX capital stock are fully paid and non-assessable.
CBTX Common Stock
Voting.   Each holder of CBTX common stock is entitled to one vote for each share held of record on all matters on which shareholders generally are entitled to vote, except as otherwise required by law. Rights of common stock to vote on certain matters may be subject to the rights and preferences of the holders of any outstanding shares of any preferred stock that CBTX may issue. CBTX’s amended and restated certificate of formation expressly prohibits cumulative voting.
Dividends and Other Distributions.   Subject to certain regulatory restrictions and to the rights of holders of CBTX’s preferred stock and any other class or series of stock having a preference as to dividends over the common shares then outstanding, dividends may be paid on the shares of common stock out of assets legally available for dividends, but only at such times and in such amounts as CBTX’s board of directors shall determine and declare. Subject to applicable law, upon any voluntary or involuntary liquidation, dissolution or winding up of CBTX’s affairs, all shares of CBTX common stock would be entitled to share, ratably in proportion to the number of shares held by them, in all of CBTX’s remaining assets available for distribution to its shareholders after payment of creditors and subject to any prior distribution rights related to CBTX’s preferred stock and any other class or series of stock having a preference over the common shares then outstanding.
Preemptive Rights.   Holders of CBTX common stock do not have preemptive or subscription rights to acquire any authorized but unissued shares of CBTX capital stock upon any future issuance of shares.
Other.   CBTX’s holders of common stock have no conversion rights or other subscription rights. There are no other redemption or sinking fund provisions that are applicable to CBTX common stock.
CBTX Preferred Stock
Upon authorization of CBTX’s board of directors and without any action by the holders of CBTX common stock, CBTX may issue shares of one or more series of its preferred stock from time to time. Upon establishing such a series of preferred stock, the board will determine the number of shares of preferred stock of that series that may be issued and the rights and preferences of that series of preferred stock. CBTX’s board of directors has not designated or established any series of preferred stock. The rights of any series of preferred stock may include, among others:
•
the designation of such series, and the number of shares to constitute such series;

•
whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be full or limited;

•
the dividends, if any, payable on such series, and at what rates, whether any such dividends shall be cumulative, and if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of this class;
•
whether the shares of such series shall be subject to redemption by CBTX, and, if so, the times, prices and other terms and conditions of such redemption;

•
the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution, or winding up of CBTX;

•
whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

•
whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of this class or any other class or classes of securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

•
the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by CBTX of, the common stock or shares of stock of any other class or any other series of this class;

•
the conditions or restrictions, if any, upon the creation of indebtedness of CBTX or upon the issue of any additional stock, including additional shares of such series or of any other series of this class or of any other class; and

•
any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.

CBTX may issue shares of, or rights to purchase shares of, one or more series of its preferred stock that have been designated from time to time, the terms of which might:
•
adversely affect voting or other rights evidenced by, or amounts otherwise payable with respect to, the common stock or other series of preferred stock by providing superior rights;

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dilute the ownership of the holders of CBTX common stock;

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discourage unsolicited proposals to acquire CBTX; or

•
facilitate a particular business combination involving CBTX.

Any of these actions could have an anti-takeover effect and discourage a transaction that some or a majority of CBTX’s shareholders might believe to be in their best interests or in which CBTX’s shareholders might receive a premium for their stock over CBTX’s then market price.
Business Combinations under Texas Law
A number of provisions of Texas law, CBTX’s amended and restated certificate of formation and CBTX’s amended and restated bylaws could have an anti-takeover effect and make more difficult the acquisition of CBTX by means of a tender offer, a proxy contest or otherwise and the removal of its directors or management. These provisions are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of CBTX to negotiate first with its board of directors.
CBTX is subject to the provisions of Title 2, Chapter 21, Subchapter M of the TBOC, which is referred to herein as the Texas Business Combination Law. This law provides that a Texas corporation that qualifies as an “issuing public corporation” (as defined in the Texas Business Combination Law) may not engage in specified types of business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of that person, who is an “affiliated shareholder.” For purposes of this law, an “affiliated shareholder” is a shareholder who is, or was, during the prior three years, the beneficial owner of 20.0% or more of the corporation’s voting shares. The prohibition on certain transactions with such affiliated shareholders extends for a three-year period from the date such shareholder first becomes an affiliated shareholder. These prohibitions do not apply if:
•
the business combination or the acquisition of shares by the affiliated shareholder was approved by the board of directors of the corporation before the affiliated shareholder became an affiliated shareholder; or

•
the business combination was approved by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares of the corporation not beneficially owned by the affiliated shareholder or an affiliate or associate of the affiliated shareholder, at a meeting of shareholders called for that purpose, not less than six months after the affiliated shareholder became an affiliated shareholder.

As CBTX currently has more than 100 shareholders, CBTX is considered an “issuing public corporation” for purposes of this law. The Texas Business Combination Law does not apply to the following:
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the business combination of an issuing public corporation where the corporation’s original certificate of formation or bylaws contain a provision expressly electing not to be governed by the Texas Business Combination Law, or its certificate of formation or bylaws have been amended by the affirmative vote of the holders, other than affiliated shareholders, of at least two-thirds of the outstanding voting shares of the corporation, expressly electing not to be governed by the Texas Business Combination Law and so long as the amendment does not take effect for 18 months following the date of the vote and does not apply to a business combination with an affiliated shareholder who became affiliated on or before the effective date of the amendment;

•
a business combination of an issuing public corporation with an affiliated shareholder that became an affiliated shareholder inadvertently, if the affiliated shareholder divests itself, as soon as possible, of enough shares to no longer be an affiliated shareholder and would not at any time within the three-year period preceding the announcement of the business combination have been an affiliated shareholder but for the inadvertent acquisition;

•
a business combination with an affiliated shareholder who became an affiliated shareholder through a transfer of shares by will or intestacy and continuously was an affiliated shareholder until the announcement date of the business combination; or

•
a business combination of an issuing public corporation with its wholly-owned subsidiary, if the subsidiary is a Texas entity and not an affiliate or associate of the affiliated shareholder other than by reason of the affiliated shareholder’s beneficial ownership of voting shares of the issuing public corporation.

Neither CBTX’s amended and restated certificate of formation nor its amended and restated bylaws contain any provision expressly providing that CBTX will not be subject to the Texas Business Combination Law. As a result, the Texas Business Combination Law may prevent a non-negotiated merger or other business combination involving us, even if such a merger or combination would be beneficial to CBTX’s shareholders.
Certain Certificate of Formation and Bylaw Provisions Potentially Having an Anti-takeover Effect
CBTX’s amended and restated certificate of formation and its amended and restated bylaws contain certain provisions that may have the effect of deterring or discouraging, among other things, a non-negotiated tender or exchange offer for its common stock, a proxy contest for control of CBTX, the assumption of control of CBTX by a holder of a large block of its common stock and the removal of its incumbent board of directors or management. These provisions:
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empower CBTX’s board of directors, without shareholder approval, to issue CBTX’s preferred stock, the terms of which, including voting power, are set by CBTX’s board of directors;

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establish a classified board of directors, with directors of each class serving a three-year term upon completion of a phase-in period;

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provide that directors may only be removed from office for cause by a majority shareholder vote;

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eliminate cumulative voting in elections of directors;

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permit the board of directors to alter, amend or repeal CBTX’s amended and restated bylaws or to adopt new bylaws;

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require the request of holders of at least 50.0% of the outstanding shares of CBTX’s capital stock entitled to vote at a meeting to call a special shareholders’ meeting;

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prohibit shareholder action by less than unanimous written consent, thereby requiring virtually all shareholder actions to be taken at a meeting of the shareholders;

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require any shareholder derivative suit or shareholder claim against an officer or director of breach of fiduciary duty or violation of the TBOC, certificate of formation, or bylaws to be brought in Harris County in the State of Texas;

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require shareholders that wish to bring business before CBTX’s annual meeting of shareholders or nominate candidates for election as directors at CBTX’s annual meeting of shareholders to provide timely notice of their intent in writing; and

•
enable the board of directors to increase, at any annual, regular or special meetings of directors, the number of persons serving as directors and to fill vacancies created as a result of the increase by a majority vote of the directors present at a meeting of directors.

CBTX’s amended and restated bylaws may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the established procedures for advance notice are not followed, or of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of the nominees or proposals might be harmful or beneficial to CBTX and its shareholders.
Classified Board of Directors
If the proposals comprising the CBTX certificate restatement proposals are approved, CBTX’s board of directors will be composed of 14 members. CBTX’s board of directors is classified into three classes, Class I, Class II and Class III, with members of each class serving a three-year term. The classification of CBTX’s board of directors promotes continuity and stability of its business strategies and management; however, it also makes it more difficult for CBTX’s shareholders to change a majority of its directors given that it will generally take a minimum of two annual elections for this to occur. Further, CBTX’s amended and restated bylaws provide that directors may be removed by the affirmative vote of a majority of CBTX’s shareholders only for cause and that vacancies on its board of directors may be filled only by the affirmative vote of a majority of the remaining directors.
Exclusive Forum
CBTX’s amended and restated bylaws provide that the state courts located in Harris County, Texas, the county in which the combined company’s and the combined bank’s headquarters in Houston will lie, shall be the sole and exclusive forum for certain shareholder litigation matters, unless CBTX consents in writing to the selection of an alternative forum. Although CBTX believes this provision benefits CBTX by providing increased consistency in the application of Texas law in the types of lawsuits to which it applies and in limiting its litigation costs, the provision may have the effect of discouraging lawsuits against CBTX’s directors and officers and may limit its shareholders’ ability to obtain a favorable judicial forum for disputes with CBTX. However, it is possible that a court could rule that this provision is unenforceable or inapplicable to a particular dispute.
Limitation of Liability and Indemnification of Officers and Directors
Under the TBOC, the certificate of formation of a corporation may provide that a director of the corporation is not liable, or is liable only to the extent provided by the certificate of formation to the corporation or its shareholders for monetary damages for an act or omission by the person in the person’s capacity as a director.
CBTX’s amended and restated certificate of formation provides that its directors are not liable to CBTX or its shareholders for monetary damages for an act or omission in their capacity as a director to the fullest extent provided by applicable Texas law. A director may, however, be found liable for:

•
any breach of the director’s duty of loyalty to CBTX or its shareholders;

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acts or omissions not in good faith that constitute a breach of the director’s duty to CBTX;

•
acts or omissions not in good faith that involve intentional misconduct or a knowing violation of law;

•
any transaction from which the director receives an improper benefit, whether or not the benefit resulted from an action taken with the scope of the director’s duties; and

•
acts or omissions for which the liability of the director is expressly provided by an applicable statute.

The TBOC provides that a corporation must indemnify a director for his service at the corporation and for service at the corporation as a representative of another entity against reasonable expenses actually incurred by the director in connection with a proceeding because of such service if the director is wholly successful, on the merits or otherwise, in the defense of the proceeding. If a court determines that a director, former director or representative is entitled to indemnification, the court will order indemnification by the corporation and award the person expenses incurred in securing the indemnification. The TBOC also permits corporations to indemnify present or former directors and representatives of other entities serving as such directors in certain situations where indemnification is not mandated by law; however, such permissive indemnification is subject to various limitations. Section 8.105 of the TBOC provides that a court may also order indemnification under various circumstances, and officers must be indemnified to the same extent as directors.
CBTX’s amended and restated certificate of formation and amended and restated bylaws also provide that CBTX will indemnify its directors, officers and delegates (those serving at the request of CBTX as a director, officer, or representative of another company) and will indemnify its employees and agents, to the fullest extent permitted by applicable Texas law from any expenses, liabilities or other matters. To the extent that indemnification for liabilities arising under the Securities Act may be permitted to CBTX’s directors, officers and controlling persons, CBTX has been advised that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Finally, CBTX’s ability to provide indemnification to its directors and officers is limited by federal banking laws and regulations.
The TBOC permits CBTX to purchase insurance on behalf of existing or former officers, employees, directors or agents against any liability asserted against and incurred by that person in such capacity, or arising out of that person’s status in such capacity. Pursuant to this authority, CBTX maintains such insurance for the officers, employees, directors and agents of CBTX and its subsidiaries.
Transfer Agent and Registrar
The transfer agent and registrar for CBTX common stock is Computershare Trust Company, N.A. at Computershare Investor Services, PO Box 505000, Louisville, KY 40233-5022.
Listing
CBTX common stock is listed on the Nasdaq Global Select Market under the symbol “CBTX.”

COMPARISON OF SHAREHOLDERS’ RIGHTS
If the merger is completed, holders of Allegiance common stock will receive shares of CBTX common stock in the merger and they will cease to be shareholders of Allegiance. Both CBTX and Allegiance are organized under the laws of the State of Texas. The following is a summary of the material differences between (i) the current rights of holders of Allegiance common stock under Texas law and the Allegiance certificate of formation and bylaws and (ii) the current rights of holders CBTX common stock under Texas law and the CBTX certificate of formation and bylaws.
CBTX and Allegiance believe that this summary describes the material differences between the rights of holders of CBTX common stock as of the date of this joint proxy statement/prospectus and the rights of holders of Allegiance common stock as of the date of this joint proxy statement/prospectus; however, it does not purport to be a complete description of those differences. The summary is qualified in its entirety by reference to CBTX’s and Allegiance’s governing documents, which we urge you to read carefully and in their entirety. Copies of CBTX’s and Allegiance’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see the section entitled “Where You Can Find More Information” beginning on page 156.
	CBTX	Allegiance
Authorized and Outstanding Capital Stock:	CBTX’s certificate of formation currently authorizes CBTX to issue up to 90,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. If the proposals comprising the CBTX certificate restatement proposals are approved, the authorized capital stock of CBTX will consist of 140,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of the record date for the CBTX special meeting, there were [•] shares of CBTX common stock outstanding and no shares of CBTX preferred stock outstanding.	Allegiance’s certificate of formation authorizes the issuance of up to 81,000,000 shares divided into (A) one class of 80,000,000 shares of common stock with a par value of $1.00 per share, and (B) one class of 1,000,000 shares of preferred stock with a par value $1.00 per share, which may be divided into and issued in series as set forth in the certificate of formation. As of the record date for the Allegiance special meeting, there were [•] shares of Allegiance common stock outstanding and no shares of preferred stock outstanding.
Voting Rights:
Holders of CBTX common stock are entitled to one (1) vote for each share on all matters with respect to which the holders of CBTX common stock are entitled to vote. CBTX shareholders do not have the right to cumulate their votes with respect to the election of directors.
The CBTX certificate of formation provides that directors shall be elected by a plurality of the voting power of the shares entitled to vote who are present, in person or by proxy, at any such meeting and entitled to vote on the election of directors.
If a quorum exists, action on any matter, except the election of directors,

Each holder of Allegiance common stock shall have one (1) vote for each share of the stock entitled to vote on each matter submitted to a vote at a meeting of shareholders.
The Allegiance certificate of formation provides that directors shall be elected by a plurality of the voting power of the shares entitled to vote who are present, in person or by proxy, at any such meeting and entitled to vote on the election of directors.
The Allegiance certificate of formation and the Allegiance bylaws do not impose voting restrictions on shares of Allegiance common stock.

	CBTX	Allegiance
by a voting group shall be approved by the affirmative vote of a majority of the votes cast (meaning only votes for or against the matter and not counting abstentions), unless the certificate of formation, the bylaws, or the TBOC require a greater number of affirmative votes.
Preemptive Rights:	Under Texas law, there are no statutory preemptive rights unless expressly provided in the corporation’s certificate of formation. The CBTX certificate of formation provides that shareholders shall not have statutory preemptive rights.	Under Texas law, there are no preemptive rights unless expressly provided in the corporation’s certificate of formation. Allegiance’s certificate of formation expressly denies preemptive rights to any shareholder of any class of stock, other than such rights as the Allegiance Board may determine from time to time.
Size of Board of Directors:
The CBTX certificate of formation provides that the number of directors shall be fixed from time to time by the affirmative vote of a majority of the entire board of directors. CBTX currently has eleven (11) directors.
Following the completion of the merger, the CBTX certificate restatement will provide that the full board of directors will initially consist of fourteen (14) directors.
The Allegiance bylaws provide that the Allegiance Board will consist of no less than three (3) directors, which shall be determined from time to time by a resolution adopted by a majority of the Allegiance Board; provided that no decrease in the number of directors which would have the effect of shortening the term of an incumbent director may be made by the Allegiance Board. The Allegiance Board currently has fifteen (15) directors and two (2) advisory directors.
Classes of Directors:
The CBTX bylaws provide for three (3) classes of directors, which are intended to consist, as nearly as possible, of one-third (1/3) of the total number of directors serving on the board. The directors are elected to a three (3) year term. The elections of the directors are staggered such that one class of directors will be elected in each year.
The CBTX certificate restatement will include provisions governing the terms and classes of directors of the combined company, which will provide for three (3) classes of directors, which are intended to consist, as nearly as possible, of one-third (1/3) of the total number of directors serving on the board. The directors will be elected to a three (3) year term. The elections of the directors will be staggered such that one class of directors will be elected in
As provided in the Allegiance certificate of formation, the Allegiance Board has three (3) classes of directors. Each class shall consist, as nearly as may be possible, of one-third (1/3) of the total number of directors constituting the full Allegiance Board. Advisory directors shall serve in an advisory capacity to the Allegiance Board and may be appointed to a committee, but shall not have the right to vote.

	CBTX	Allegiance

each year.
For certain additional bylaw provisions that will govern the board of directors of the combined company following the merger, see the section entitled “The Merger — Governance of the Combined Company After the Merger” beginning on page 104.

Election of Directors:
Under Texas law, directors are elected by a plurality of the votes cast by the shareholders entitled to vote in the election of directors at a meeting of the shareholders at which a quorum is present unless otherwise provided in the certificate of formation or bylaws.
The CBTX certificate of formation provides that directors shall be elected by a plurality of the voting power of the shares entitled to vote who are present, in person or by proxy, at any such meeting and entitled to vote on the election of directors.

Under Texas law, directors are elected by a plurality of the votes cast by the shareholders entitled to vote in the election of directors at a meeting of shareholders at which a quorum is present, unless otherwise provided in the certificate of formation or the bylaws of a corporation.
Directors of Allegiance are elected by a plurality of the votes cast by the holders entitled to vote at the meeting. The persons receiving a plurality of the votes cast, up to the number of directors to be elected in such election, shall be deemed elected. Each share of Allegiance stock has one vote for each nominee for director. Allegiance’s certificate of formation expressly prohibits cumulative voting for the election of directors. Directors need not be shareholders of Allegiance or residents of Texas.

Vacancies on the Board of Directors:
The CBTX certificate of formation provides that, subject to applicable law, any vacancy on the board may be filled only by the affirmative vote of a majority of the board of directors then in office (even if less than a quorum), or by a sole remaining director. The CBTX bylaws provide that notwithstanding the foregoing, a vacancy to be filled because of an increase in the number of directors may be filled by election at an annual or special meeting of shareholders called for that purpose.
The CBTX bylaws provide that during a period between two successive annual meetings of shareholders, the board of directors may not fill more than two vacancies created by an increase in the number of directors.
For certain additional bylaw provisions

Any vacancies occurring on the Allegiance Board may be filled at an annual or special meeting of the shareholders called for that purpose, or by the affirmative vote of a majority of the directors then in office — even if the remaining directors constitute less than a quorum of the Allegiance Board. Any director so chosen shall hold office for the remainder of the term to which the director has been selected and until such director’s successor shall have been elected and qualified.
Allegiance’s bylaws state that any directorship to be filled by reason of an increase in the number of directors shall be filled by election at an annual meeting or at a special meeting of the shareholders called for that purpose or may be filled by the Board of Directors

	CBTX	Allegiance
	that will govern the board of directors of the combined company following the merger, see the section entitled “The Merger — Governance of the Combined Company After the Merger” beginning on page 104.	for a term of office continuing only until the next election of one or more directors by the shareholders; provided that the Allegiance Board may not fill more than two such directorships during the period between any two successive annual meetings of the shareholders.
Removal of Directors:
CBTX’s certificate of formation provides that, subject to the rights of holders of a class of stock having the right to elect a director solely by the holders of that class, any director or the entire board of directors may be removed only (i) for cause and (ii) by the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock entitled to vote in the election of directors.
For certain additional bylaw provisions that will govern the board of directors of the combined company following the merger, see the section entitled “The Merger — Governance of the Combined Company After the Merger” beginning on page 104.

Unless otherwise provided in the certificate of formation or the bylaws of a corporation, Texas law provides that at any meeting of shareholders called expressly for the purpose of removing a director, any director or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at any election of directors.
Allegiance’s bylaws provide that any director may be removed only for cause and only by the affirmative vote of a majority of the votes entitled to be cast by the shares of the then outstanding capital stock of Allegiance present in person or represented by proxy and entitled to vote generally in the election of directors at a duly constituted meeting of shareholders. Whenever the holders of any class or series of shares are entitled to elect one or more directors by the provisions of the certificate of formation, only the holders of shares of that class of series shall be entitled to vote for or against the removal of any director elected by the holder of that class or series. The Allegiance Board may remove any advisory director, with or without cause, upon majority vote of the Allegiance Board.

Amendments to Organizational Documents:	Under Texas law, a corporation’s certificate of formation may be amended by the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares entitled to vote on the amendment, and, if entitled to vote by class or series of shares, by the holders of two-thirds (2/3) of the outstanding shares of each class or series entitled to vote on the amendment, unless a different number,	Under Texas law, a corporation’s certificate of formation may be amended by the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares entitled to vote on the amendment, and, if entitled to vote by class or series of shares, by the holders of two-thirds (2/3) of the outstanding shares of each class or series entitled to vote on the amendment, unless a different number,

	CBTX	Allegiance

not less than a majority of shares entitled to vote on the matter or class or series entitled to vote on the matter, is specified in the corporation’s certificate of formation. The CBTX certificate of formation does not specify any additional requirements to amend the CBTX certificate of formation.
The CBTX certificate of formation and bylaws provide that board of directors may alter, amend, or repeal the bylaws of CBTX or may adopt new bylaws. In addition, the CBTX bylaws provide that the CBTX bylaws may be altered, amended or repealed and new bylaws may be adopted by the shareholders.
The CBTX bylaws as amended pursuant to the merger agreement will implement certain governance matters for the combined company following completion of the merger. Certain of these governance provisions require the approval of seventy-five percent (75%) of the full board of directors in order for the board of directors to amend (or propose or recommend that the shareholders amend) such provisions. See the section entitled “The Merger — Governance of the Combined Company After the Merger” beginning on page 104.

not less than a majority of shares entitled to vote on the matter or class or series entitled to vote on the matter, is specified in the corporation’s certificate of formation. Allegiance’s certificate of formation does not specifically address amendment of the certificate of formation.
Under Texas law, unless a corporation’s certificate of formation or a bylaw adopted by the shareholders provides otherwise, a corporation’s shareholders may amend the bylaws regardless of whether they may also be amended by the board of directors.
Allegiance’s certificate of formation provides that the Allegiance Board shall have the power to amend, modify or repeal the Allegiance bylaws. The shareholders of Allegiance shall not have the power to adopt, amend or repeal the Allegiance bylaws.
Allegiance’s bylaws provide that the Allegiance Board shall have the power to adopt, amend and repeal from time to time the Allegiance bylaws. The shareholders of Allegiance shall not have the power to adopt, amend or repeal the Allegiance bylaws.

Shareholder Action by Written Consent:	The CBTX certificate of formation and bylaws provide that any action required by the TBOC to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the action that is the subject of the consent.
Under Texas law, shareholders may act without a meeting if a written consent is signed by all of the shareholders entitled to vote on the matter, unless the corporation’s certificate of formation allow less than unanimous consent (but not less that the number of votes necessary to take the action at the meeting).
Allegiance’s certificate of formation does not provide for less that unanimous consent when shareholder action is taken without a meeting, and therefore, no action may be taken by written consent unless all shareholders agree.

Special Meetings of Shareholders:	The CBTX certificate of formation provides special meetings of the shareholders for any purpose may be	Under Texas law, special meetings of the shareholders of a corporation may be called by the president, by the board

	CBTX	Allegiance

called by (i) the chairman of the board or (ii) a majority of the full board of directors. In addition, the chairman of the board or the secretary shall call a special meeting at the written request of the holders of at least fifty percent (50%) of CBTX’s outstanding capital stock entitled to vote at the meeting.
Such request for a special meeting shall state the purpose or purposes of the proposed meeting, which purpose or purposes shall be stated in the notice of the meeting. Business transacted at any special meeting of shareholders shall be limited to the purposes stated in the notice. Notwithstanding anything set forth in the certificate of formation to the contrary, at a special meeting requested by the shareholders of CBTX, only CBTX and the shareholders who participated in the written meeting request may propose any item for consideration or nominate directors for election at such meeting.

of directors or by any other person authorized to call special meetings by the certificate of formation or bylaws of the corporation. A special meeting may also be called by the holder of the percentage of shares specified in the certificate of formation, not to exceed fifty percent (50%) of the shares entitled to vote, or if no percentage is specified, at least ten percent (10%) of all of the shares of the corporation entitled to vote at the proposed special meeting.
Allegiance’s bylaws provide that special meetings of the shareholders may be called at any time by the Chairman of the Board, by the Chief Executive Officer, by the President, by a majority of the Allegiance Board, or by the holders of fifty percent (50%) of the outstanding shares of Allegiance entitled to vote at the proposed special meeting. Business transacted at the special meeting shall be confined to the purpose or purposes stated in the notice of such meeting.

Record Date:	Under the CBTX bylaws, the CBTX board of directors may fix a record date, which record date may not be more than sixty (60) or less than ten (10) days before the date of the annual or special meeting, unless otherwise required by applicable law.
Under the Allegiance bylaws, the Allegiance Board may fix a record date, which record date may not be more than sixty (60) or less than ten (10) days before the date of the annual or special meeting, unless otherwise required by applicable law.
For purposes of determining the Allegiance shareholders entitled to consent to corporate action in writing without a meeting, Allegiance Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Allegiance Board, and which date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors.

Quorum:	The CBTX bylaws provide a quorum shall be present at a meeting of shareholders if the holders of shares having a majority of the voting power represented by all of the issued and outstanding shares entitled to vote at	A majority of the number of directors shall constitute a quorum for the transaction of business of the Allegiance Board. The holders of a majority of the stock

	CBTX	Allegiance
	the meeting are present in person or represented by proxy at such meeting unless otherwise provided by the certificate of formation or the TBOC. If a quorum is not present or represented at a meeting of shareholders, the holders of a majority of the votes entitled to be cast by such shareholders, present in person or represented by proxy, may adjourn the meeting.	issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitutes a quorum at all meetings of Allegiance shareholders for the transaction of business, except as otherwise provided by statute or the Allegiance certificate of formation. The shareholders present at a duly organized meeting may continue to transact business until adjournment, even if the withdrawal of enough shareholders leaves less than a quorum. If a quorum fails to attend any meeting, the shareholders entitled to vote who are present in person or represented by proxy may adjourn the meeting.
Notice of Shareholder Actions/Meetings:	The CBTX bylaws provide that CBTX must give written notice between ten (10) and sixty (60) days before any shareholder meeting to each shareholder of record entitled to vote at such meeting.
Written notice of any meeting of Allegiance shareholders shall be given not less than ten (10) nor more than sixty (60) days before the day of the meeting. The notice shall include the place, date and time of the meeting, and in the case of special meetings, the purpose or purposes of the meeting.
A written waiver of any notice signed by an Allegiance shareholder, whether before or after the time of the event for which notice is to be given, will be deemed equivalent to the notice required to be given to such shareholder. Attendance of a person, including a director, at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the sole purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

Advance Notice Requirements for Shareholder Nominations and Other Proposals:	The CBTX bylaws provide that a notice of a shareholder to make a nomination of a person for election as a director or to bring a proposal relating to other matters before a meeting shall be made in writing and received by the secretary of CBTX in the event of an annual meeting of the shareholders, (i) for nominations of directors, not more than one-hundred fifty (150) days and not less than one-hundred twenty (120) days in advance of the	Any shareholder entitled of vote in the election of Allegiance directors generally may recommend to the Allegiance Board or the Nominating Committee of the Allegiance Board, if applicable, one or more persons as a nominee for election as directors at a meeting. A shareholder must provide timely notice in proper written form of his or her intent to make such nomination or nominations. To be timely, a shareholder’s notice given in

CBTX	Allegiance
anniversary date of the immediately preceding annual meeting, and (ii) for proposals other than nominations of directors, not more than one-hundred twenty (120) days and not less than ninety (90) days in advance of the anniversary date of the immediately preceding annual meeting; provided that, in the event that the annual meeting is called on a date that is not within thirty (30) days before or sixty (60) days after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the later of seventy (70) days prior to the date of the annual meeting or the close of business on the seventh (7th) day following the earlier of the date on which notice of the annual meeting is first mailed or the day on which public announcement is first made of the date of the annual meeting.
the context of an annual meeting of shareholders shall be delivered to or mailed and received at the principal executive office of Allegiance not less than one hundred twenty (120) days in advance of the first anniversary of the date of Allegiance notice to shareholders in connection with the previous year’s annual meeting of shareholders. To be in proper written form, a shareholder’s notice to the Secretary shall set forth:
(i) the name and address of the shareholder who intends to make the nominations and of the person or persons to be nominated;
(ii) a representation that the shareholder is a holder of record of stock of Allegiance entitled to vote at such meeting and, if applicable, intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; and
(iii) if applicable, a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder.
A notice not made in compliance with the bylaws shall not be eligible to be voted upon by shareholders at the meeting.
Proposals for business to be brought before any shareholder meeting may be made by the Allegiance Board or by any shareholder entitled to vote in such meeting. However, any such shareholder may propose business to be brought before a meeting only if such shareholder has given timely notice in proper written form of his intent to propose such business. To be timely, a shareholder’s notice given in the context of an annual meeting of shareholder shall be delivered to or mailed and received at the principal executive office of Allegiance not less than one hundred twenty (120) days in

	CBTX	Allegiance

advance of the first anniversary of the date of Allegiance’s notice to shareholders in connection with the previous year’s annual meeting of shareholders. To be in proper written form, a shareholder’s notice to the Secretary shall set forth:
(i) the nature of the proposed business with reasonable particularity, including the exact text of any proposal to be presented for adoption and any supporting statement, which proposal and supporting statement shall not in the aggregate exceed 500 words, and his reasons for conducting such business at the meeting;
(ii) any material interest of the shareholder in such business;
(iii) the name and record address of the shareholder;
(iv) the class and number of shares of Allegiance which are held of record or beneficially owned by the shareholder; and
(v) the dates upon which the shareholder acquired such shares of stock and documentary support for any claims of beneficial ownership.
The chairman of any meeting of shareholders shall determine whether business has been properly brought before the meeting and, if the facts so warrant, may refuse to transact any business at such meeting which has not been properly brought before the meeting.

Limitation of Liability of Directors and Officers:	The CBTX certificate of formation provides that directors are not personally liable to CBTX or its shareholders for monetary damages for an act or omission in their capacity as director, except for (i) a breach of a director’s duty of loyalty to CBTX or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of the directors’ duty to CBTX; (iii) an act or omission not in good faith that involves intentional misconduct or a knowing violation of law; (iv) a transaction from which a
Texas law provides that the certificate of formation of a corporation may provide that a director of the corporation is not liable, or is liable only to the extent provided by the certificate of formation to the corporation or its shareholders for monetary damages for an act or omission by the person in the person’s capacity as a director.
Allegiance’s certificate of formation provides that no director of Allegiance will be liable to Allegiance or its

	CBTX	Allegiance
director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s duties; or (v) an act or omission for which the liability of a director is expressly provided by an applicable statute.
shareholders for monetary damages for an act or omission in the director’s capacity as a director, except to the extent the foregoing exemption from liability is not permitted under Texas law. Any amendment, modification, or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of Allegiance existing hereunder with respect to any act or omission prior to such amendment, modification, or repeal.
Allegiance’s certificate of formation and bylaws provide that Allegiance shall have the power to purchase and maintain insurance on behalf of any person who is or was a director against any liability asserted against or incurred by directors in such a capacity or arising out of such person’s status.

Indemnification of Directors and Officers:
CBTX’s certificate of formation and bylaws provide for mandatory indemnification of any person who was, is, or is threatened to be, made a party to a proceeding because such person (i) is or was a director or officer of CBTX or (ii) while a director or officer of CBTX, is or was serving at the request of CBTX as a director, officer, trustee, employee or agent of another entity, against all expenses and other amounts reasonably incurred in connection with actual, threatened, or pending proceedings to the fullest extent permitted pursuant to the TBOC and CBTX’s certificate of formation and bylaws. The right to indemnification includes the right to be paid by CBTX the expenses incurred in defending any such proceeding in advance of its final disposition.
CBTX’s certificate of formation and bylaws permit indemnification of any employee and agent of CBTX in the sole discretion of the board, against expenses and other amounts actually and reasonably incurred in connection with actual, threatened, or pending proceedings to the fullest extent permitted pursuant to the TBOC and CBTX’s certificate of formation and bylaws.

Under Texas law, a corporation must indemnify a director for his service at the corporation and for service at the corporation as a representative of another entity against reasonable expenses actually incurred by the director in connection with a proceeding because of such service if the director is wholly successful, on the merits or otherwise, in the defense of the proceeding. If a court determines that a director, former director or representative is entitled to indemnification, the court will order indemnification by the corporation and award the person expenses incurred in securing the indemnification. Texas law also permits corporations to indemnify present or former directors and representatives of other entities serving as such directors in certain situations where indemnification is not mandated by law; however, such permissive indemnification is subject to various limitations. Under Texas law, a court may also order indemnification under various circumstances, and officers must be indemnified to the same extent as directors.
Allegiance’s certificate of formation and bylaws provide for mandatory indemnification to the fullest extent

	CBTX	Allegiance
	CBTX’s certificate of formation provides that CBTX may purchase and maintain insurance on behalf of its directors, officers, employees and agents against any liability, whether or not CBTX would have the power to indemnify such person against such liability under the TBOC and CBTX’s certificate of formation and bylaws. CBTX maintains such insurance.	allowed by Texas law for all persons who are or were serving at the request of Allegiance as a director, officer, partner or trustee of another foreign or domestic corporation, partnership, joint venture, trust or employee benefit plan, to the same extent that Allegiance is obligated to indemnify and pay or reimburse expenses to directors.
Exclusive Jurisdiction	CBTX’s bylaws provide that unless it consents in writing to the selection of an alternative forum for the following purposes, any state or federal court located in Jefferson County in the State of Texas shall be the sole and exclusive forum for (i) any actual or purported derivative action or proceeding brought on behalf of CBTX, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, or other employee or agent of CBTX to CBTX or the CBTX’s shareholders or creditors, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action asserting a claim against CBTX or any current or former director, officer, or other employee or agent of CBTX arising pursuant to any provision of the TBOC, the certificate of formation of CBTX, or the bylaws of CBTX (as any of the foregoing may be amended from time to time), or (iv) any action asserting a claim against CBTX or any (as any of the foregoing may be amended from time to time of CBTX governed by the internal affairs doctrine, including any action to interpret, apply, enforce or determine the validity of any provision of the TBOC, the certificate of formation of CBTX, or the bylaws of CBTX (as any of the foregoing may be amended from time to time).	Allegiance’s certificate of formation provides that Harris County, Texas shall be the sole and exclusive forum for (i) any actual or purported derivative action or proceeding brought on behalf of Allegiance, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of Allegiance to Allegiance or Allegiance’s shareholders or creditors, (iii) any action asserting a claim against Allegiance or any director or officer of Allegiance arising pursuant to any provision of the TBOC, the certificate of formation or the bylaws of Allegiance, or (iv) any action asserting a claim against Allegiance or any director or officer of Allegiance governed by the internal affairs doctrine.
Anti-Takeover Provisions:	Under Texas law, an issuing public corporation may not engage in a “business combination” (as defined under the TBOC) with a shareholder who beneficially (i) owns twenty percent (20%) or more of the corporation’s outstanding voting stock	Allegiance is subject to the affiliated business combinations provisions of Chapter 21, Subchapter M of the TBOC (Sections 21.601 through 21.610), which provide that a Texas corporation may not engage in certain business combinations, including

CBTX	Allegiance

or (ii) owns twenty percent (20%) or more of the corporation’s outstanding voting stock during the preceding three (3) year period, otherwise known as an “affiliated shareholder”, or any affiliate or associate of the affiliated shareholder, for a period of three years from the date that person became an affiliated shareholder, unless: (i) the business combination or the acquisition of shares by the affiliated shareholder was approved by the board before the affiliated shareholder became an affiliated shareholder; or (ii) the business combination was approved by the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding voting shares of the corporation not beneficially owned by the affiliated shareholder or an affiliate or associate of the affiliated shareholder, at a meeting of shareholders called for that purpose not less than six (6) months after the affiliated shareholder became an affiliated shareholder. This provision does not apply to a business combination with an affiliated shareholder under certain circumstances. In addition, a corporation may adopt an amendment to the certificate of formation that expressly elects not to be governed by this provision.
CBTX has not opted out of this provision.

mergers, consolidations and asset sales, with a person, or an affiliate or associate of such person, who is an “Affiliated Shareholder” (generally defined as the holder of twenty percent (20.0%) or more of the corporation’s voting shares) for a period of three (3) years from the date such person became an Affiliated Shareholder unless: (i) the business combination or purchase or acquisition of shares made by the Affiliated Shareholder was approved by the board of directors of the corporation before the Affiliated Shareholder became an Affiliated Shareholder or (ii) the business combination was approved by the affirmative vote of the holders of an at least two-thirds (2/3) majority of the outstanding voting shares of the corporation not beneficially owned by the Affiliated Shareholder, at a meeting of shareholders called for that purpose (and not by written consent), not less than six (6) months after the Affiliated Shareholder became an Affiliated Shareholder.
The affiliated business combinations provisions of the TBOC are not applicable to:
•
 the business combination of a corporation: (i) where the corporation’s original certificate of formation or bylaws contain a provision expressly electing not to be governed by the affiliated business combinations provisions of the TBOC; (ii) that adopted an amendment to its certificate of formation or bylaws before December 31, 1997, expressly electing not to be governed by the affiliated business combinations provisions of the TBOC; or (iii) that adopts an amendment to its certificate of formation or bylaws after December 31, 1997, by the affirmative vote of the holders, other than Affiliated Shareholders, of an at least two-thirds majority of the outstanding voting shares of the corporation, expressly electing not to

CBTX	Allegiance

be governed by the affiliated business combinations provisions of the TBOC;
•
 a business combination of a corporation with an Affiliated Shareholder that became an Affiliated Shareholder inadvertently, if the Affiliated Shareholder: (i) as soon as practicable divests itself of enough shares to no longer be an Affiliated Shareholder; and (ii) would not at any time within the three-year period preceding the announcement of the business combination have been an Affiliated Shareholder but for the inadvertent acquisition;

•
 a business combination with an Affiliated Shareholder that was the beneficial owner of 20.0% or more of the outstanding voting shares of the corporation on December 31, 1996, and continuously until the announcement date of the business combination;

•
 a business combination with an Affiliated Shareholder who became an Affiliated Shareholder through a transfer of shares of the corporation by will or intestate succession and continuously was such an Affiliated Shareholder until the announcement date of the business combination; or

•
 a business combination of a corporation with a wholly owned subsidiary if the subsidiary is not an affiliate or associate of the Affiliated Shareholder other than by reason of the Affiliated Shareholder’s beneficial ownership of the voting shares of the corporation.

Neither Allegiance’s certificate of formation nor Allegiance’s bylaws contains any provision expressly providing that Allegiance will not be subject to the affiliated business combinations provisions of the TBOC. The affiliated business combinations provisions of the TBOC may have the effect of inhibiting a non-negotiated merger or other business combination involving Allegiance, even if such

	CBTX	Allegiance
event(s) would be beneficial to its shareholders.
Rights of Dissenting Shareholders:	Under Texas law, a shareholder of CBTX has the rights of dissent and appraisal with respect to a fundamental business transaction, defined as a merger, interest exchange, conversion, or sale of all or substantially all assets. However, under Texas law, a shareholder of CBTX may not dissent from a plan of merger or conversion in which there is a single surviving or new Texas entity, or from a plan of exchange, if (i) the shareholder is not required by the terms of the plan of merger, conversion, or exchange to accept for the shareholder’s ownership interest any consideration that is different from the consideration to be provided to any other holder of an ownership interest of the same class or series as the ownership interest held by the owner; and (ii) the shareholder is not required by the terms of the plan of merger, conversion, or exchange to accept for the shareholder’s ownership interest any consideration other than (A) ownership interests, or depository receipts in respect of ownership interests, that, immediately after the effective date of the merger, conversion, or exchange will be part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are (i) listed on a national securities exchange or authorized for listing on the exchange on official notice of issuance; or (ii) held of record by at least 2,000 owners; (B) cash instead of fractional ownership interests the shareholder would otherwise be entitled to receive; or (C) any combination of such ownership interests and cash.	Under Texas law, a shareholder of Allegiance has the rights of dissent and appraisal with respect to a fundamental business transaction, defined as a merger, interest exchange, conversion, or sale of all or substantially all assets. However, under Texas law, a shareholder of Allegiance may not dissent from a plan of merger or conversion in which there is a single surviving or new Texas entity, or from a plan of exchange, if (i) the shareholder is not required by the terms of the plan of merger, conversion, or exchange to accept for the shareholder’s ownership interest any consideration that is different from the consideration to be provided to any other holder of an ownership interest of the same class or series as the ownership interest held by the owner; and (ii) the shareholder is not required by the terms of the plan of merger, conversion, or exchange to accept for the shareholder’s ownership interest any consideration other than (A) ownership interests, or depository receipts in respect of ownership interests, that, immediately after the effective date of the merger, conversion, or exchange will be part of a class or series of ownership interests, or depository receipts in respect of ownership interests, that are (i) listed on a national securities exchange or authorized for listing on the exchange on official notice of issuance; or (ii) held of record by at least 2,000 owners; (B) cash instead of fractional ownership interests the shareholder would otherwise be entitled to receive; or (C) any combination of such ownership interests and cash.

LEGAL MATTERS
The validity of the shares of CBTX common stock to be issued in connection with the merger will be passed upon by Norton Rose Fulbright US LLP, Dallas, Texas, counsel for CBTX.
Certain U.S. federal income tax consequences of the merger will be passed upon for CBTX by Norton Rose Fulbright US LLP, Dallas, Texas, counsel for CBTX, and for Allegiance by Bracewell LLP, Houston, Texas, counsel for Allegiance.
EXPERTS
The audited consolidated financial statements of CBTX, Inc. incorporated by reference in this joint proxy statement/prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.
The consolidated financial statements of Allegiance Bancshares, Inc. appearing in Allegiance Bancshares, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2020, and the effectiveness of Allegiance Bancshares, Inc.’s internal control over financial reporting as of December 31, 2020, have been audited by Crowe LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

DEADLINES FOR SUBMITTING SHAREHOLDER PROPOSALS
CBTX
If a CBTX shareholder desires to submit a shareholder proposal pursuant to Rule 14a-8 under the Exchange Act for inclusion in the proxy statement for CBTX’s 2022 annual meeting of shareholders, such proposal and supporting statements, if any, must have been received by CBTX at its principal executive office no later than December 15, 2021. Any such proposal must comply with the requirements of Rule 14a-8.
In addition, CBTX’s bylaws establish an advance notice procedure for shareholder proposals to be brought before its annual meeting. For business, other than nomination of directors, to be properly brought before a meeting, notice must be received by the Secretary of CBTX at the address below not less than 90 nor more than 120 calendar days prior to the first anniversary of the preceding year’s annual meeting. The Secretary of CBTX, therefore, must receive notice of any business to be considered at CBTX’s 2022 annual meeting of shareholders, no earlier than January 19, 2022, and no later than February 18, 2022. Additionally, for nominations of persons for election to the board to be properly made at a meeting by a shareholder, notice must be received by the Secretary of CBTX at the address below, not less than 120 nor more than 150 calendar days prior to the first anniversary of the preceding year’s annual meeting. The Secretary of CBTX, therefore, must receive notice of shareholder nomination for candidates no earlier than December 20, 2021, and no later than January 19, 2022.
However, in the case of shareholder proposals and shareholder nominations, if the date of the annual meeting is advanced more than thirty (30) calendar days prior to such anniversary date or delayed more than sixty (60) calendar days after such anniversary date then the notice must be received no later than the later of seventy (70) calendar days prior to the date of the annual meeting or the close of business on the seventh (7th) calendar day following the earlier of the date on which notice of the annual meeting is first mailed by or on behalf of CBTX or the day on which public announcement is first made of the date of the annual meeting. All notices to us must also provide certain information set forth in CBTX’s bylaws. A copy of CBTX’s bylaws may be obtained upon written request to the Secretary of CBTX.
Shareholder proposals and nominations should be submitted to the Corporate Secretary of CBTX and the Chairman of the Corporate Governance and Nominating Committee of CBTX, Inc., Attn: Corporate Secretary, 9 Greenway Plaza, Suite 110, Houston, Texas 77046.
Allegiance
Allegiance intends to hold a 2022 annual meeting of Allegiance shareholders, given the possibility that the merger may not be completed by early in the second quarter of 2022. The date to submit a shareholder proposal pursuant to Rule 14a-8 under the Exchange Act for inclusion in the proxy statement for the 2022 annual meeting of shareholders as set forth in Allegiance’s 2021 annual meeting notice has passed.
In addition, Allegiance’s bylaws provide that only such business which is properly brought before a shareholder meeting will be conducted. For business to be properly brought before a meeting or nominations of persons for election to the board to be properly made at a meeting by a shareholder, notice must be received by the Secretary of Allegiance at the address below not less than one hundred twenty (120) days in advance of the first anniversary of the date of Allegiance’s notice to shareholders in connection with the previous year’s annual meeting of shareholders; provided, however, that if the date of the annual meeting of shareholders has been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, the notice must be received by Allegiance at least eighty (80) days prior to the date Allegiance intends to distribute its notice with respect to such meeting.
All notices must provide certain information set forth in Allegiance’s bylaws. A copy of Allegiance’s bylaws may be obtained upon written request to the Secretary of Allegiance or by accessing the exhibits filed electronically with Allegiance’s Annual Report on Form 10-K for the year ended December 31, 2021.
Shareholder proposals and nominations should be submitted to the Secretary of Allegiance and the Corporate Governance and Nominating Committee, respectively, at Allegiance Bancshares, Inc., 8847 West Sam Houston Parkway, N., Houston, Texas 77040.

WHERE YOU CAN FIND MORE INFORMATION
CBTX and Allegiance file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including both CBTX and Allegiance, which can be accessed at http://www.sec.gov. In addition, documents filed with the SEC by CBTX, including the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, will be available free of charge by accessing the Investor Relations page of CBTX’s website at ir.cbtxinc.com or, alternatively, by directing a request by telephone or mail to CBTX, Inc., 9 Greenway Plaza, Suite 110, Houston, Texas 77046, (713) 210-7600, and documents filed with the SEC by Allegiance will be available free of charge by accessing the Investor Relations page of Allegiance’s website at ir.allegiancebank.com or, alternatively, by directing a request by telephone or mail to Allegiance Bancshares, Inc., 8847 West Sam Houston Parkway, N., Suite 200, Houston, Texas 77040, (281) 894-3200. The web addresses of the SEC, CBTX and Allegiance are included as inactive textual references only. Except as specifically incorporated by reference into this joint proxy statement/prospectus, information on those web sites is not part of this joint proxy statement/prospectus.
CBTX has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to CBTX’s securities to be issued in the merger. This document constitutes the prospectus of CBTX filed as part of the registration statement. This document does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.
Statements contained in this joint proxy statement/prospectus, or in any document incorporated by reference into this joint proxy statement/prospectus, regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows CBTX and Allegiance to incorporate by reference into this document documents filed with the SEC by CBTX and Allegiance. This means that the companies can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this document, and later information that we file with the SEC will update and supersede that information. CBTX and Allegiance incorporate by reference the documents listed below and any documents filed by CBTX or Allegiance under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and until the date that the offering is terminated:
CBTX filings (SEC File No. 001-38280)	Periods Covered or Date of Filing with the SEC
Annual Report on Form 10-K	Fiscal year ended December 31, 2020, filed February 26, 2021
Quarterly Reports on Form 10-Q	Quarterly period ended March 31, 2021, filed April 28, 2021; quarterly period ended June 30, 2021, filed July 28, 2021; and quarterly period ended September 30, 2021, filed October 27, 2021
Current Reports on Form 8-K	Filed March 17, 2021, May 20, 2021, June 17, 2021, September 8, 2021, September 16, 2021, November 8, 2021, November 12, 2021, December 16, 2021 (two reports) and December 20, 2021 (other than the portions of those documents not deemed to be filed)
The description of CBTX’s common stock contained in CBTX’s Registration Statement filed on Form 8-A with the SEC, including all amendments and reports filed with the SEC for purposes of updating such description	Filed November 6, 2017

Allegiance filings (SEC File No. 001-37585)	Periods Covered or Date of Filing with the SEC
Annual Report on Form 10-K	Fiscal year ended December 31, 2020, filed March 10, 2021
Quarterly Reports on Form 10-Q	Quarterly period ended March 31, 2021, filed April 29, 2021; quarterly period ended June 30, 2021, filed July 29, 2021; and quarterly period ended September 30, 2021, filed October 28, 2021
Current Reports on Form 8-K	Filed January 29, 2021, April 23, 2021, November 8, 2021 and November 12, 2021 (other than the portions of those documents not deemed to be filed)
Notwithstanding the foregoing, information furnished by CBTX or Allegiance on any Current Report on Form 8-K, including the related exhibits, that, pursuant to and in accordance with the rules and regulations of the SEC, is not deemed “filed” for purposes of the Exchange Act will not be deemed to be incorporated by reference into this joint proxy statement/prospectus.
You may request a copy of the documents incorporated by reference into this document. Requests for documents should be directed to:

if you are a CBTX shareholder:
CBTX, Inc.
9 Greenway Plaza, Suite 110
Houston, Texas 77046
(713) 210-7600
Attn:
Justin M. Long, Esq.
Senior Executive Vice President, General Counsel and Corporate Secretary

if you are an Allegiance shareholder:
Allegiance Bancshares, Inc.
8847 West Sam Houston Parkway, N., Suite 200
Houston, Texas 77040
(281) 894-3200
Attn:
Shanna Kuzdzal, Esq.
Executive Vice President, General Counsel and Secretary

This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this document, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this document nor any distribution of securities pursuant to this document shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this document by reference or in our affairs since the date of this document. The information contained in this document with respect to CBTX was provided by CBTX and the information contained in this document with respect to Allegiance was provided by Allegiance.

Annex A
AGREEMENT AND PLAN OF MERGER
by and between
CBTX, INC.
and
ALLEGIANCE BANCSHARES, INC.
Dated as of November 5, 2021

A-i

A-ii

Exhibit A – Form of Voting Agreement
Exhibit B – Form of Director Support Agreement
Exhibit C – Form of CBTX Certificate Amendment
Exhibit D – Form of CBTX Bylaw Amendment

A-iii

INDEX OF DEFINED TERMS
Acquisition Proposal	68
Adjusted Stock Option	4
Agreement	1
Allegiance	1
Allegiance 401(k) Plan	63
Allegiance Benefit Plans	40
Allegiance Board Recommendation	59
Allegiance Bylaws	32
Allegiance Certificate of Formation	32
Allegiance Common Stock	2
Allegiance Contract	46
Allegiance Credit Agreement	70
Allegiance Director	66
Allegiance Disclosure Schedule	32
Allegiance Equity Awards	34
Allegiance Equity Plan	4
Allegiance ERISA Affiliate	40
Allegiance Indemnified Parties	64
Allegiance Insiders	70
Allegiance Meeting	58
Allegiance Owned Properties	48
Allegiance PSU	5
Allegiance Qualified Plans	41
Allegiance Real Property	48
Allegiance Regulatory Agreement	47
Allegiance Reports	43
Allegiance Restricted Stock Award	4
Allegiance Securities	34
Allegiance Stock Option	4
Allegiance Subsidiary	32
Allegiance Subsidiary Bank	7
Allegiance Subsidiary Securities	34
Allegiance Tax Certificate	71
Allegiance Trust Preferred Securities	34
Bank Merger	7
Bank Merger Agreement	7
Bank Merger Certificates	7
BHC Act	10
CBTX	1
CBTX 401(k) Plan	63
CBTX Benefit Plans	20
CBTX Board Recommendation	59

A-iv

CBTX Bylaw Amendment	6
CBTX Bylaws	12
CBTX Certificate Amendment	6
CBTX Certificate of Formation	11
CBTX Common Stock	2
CBTX Contract	26
CBTX Credit Agreement	70
CBTX Director	66
CBTX Disclosure Schedule	10
CBTX Equity Awards	13
CBTX ERISA Affiliate	20
CBTX Meeting	58
CBTX Owned Properties	28
CBTX Qualified Plans	20
CBTX Real Property	28
CBTX Regulatory Agreement	27
CBTX Reports	22
CBTX Restricted Stock Awards	12
CBTX Securities	13
CBTX Stock Options	12
CBTX Subsidiary	12
CBTX Subsidiary Bank	7
CBTX Subsidiary Securities	13
CBTX Tax Certificate	71
Certificate of Merger	2
Closing	2
Closing Date	2
Code	1
Committees	66
Confidentiality Agreement	58
Continuing 401(k) Plan(s)	63
Continuing Allegiance Employees	60
Continuing CBTX Employees	61
Continuing Employees	61
COVID-19	11
COVID-19 Measures	52
Deferred Compensation Arrangements	62
Effective Time	2
Enforceability Exceptions	14
Environmental Laws	27
ERISA	20
ESPP	5
Excess Plan	62
Exchange Act	17

A-v

Exchange Agent	7
Exchange Fund	7
Exchange Ratio	2
Expense Reimbursement	77
FDIC	12
Federal Reserve Board	15
FinCEN	73
FinCEN Matter	73
GAAP	11
Governmental Entity	15
Intellectual Property	28
Investment Advisors Act	31
IRS	20
Joint Proxy Statement	15
Liens	13
Loans	30
Material Adverse Effect	10
Materially Burdensome Regulatory Condition	57
Merger	1
Merger Consideration	2
NASDAQ	9
New Benefit Plans	61
New Certificates	7
OCC	15
Old Certificate	3
Permitted Encumbrances	28
Personal Data	23
Recommendation Change	59
Regulatory Agencies	15
Representatives	67
Requisite Allegiance Vote	35
Requisite CBTX Vote	14
Requisite Regulatory Approvals	56
S-4	15
Sarbanes-Oxley Act	17
SEC	15
Securities Act	22
Security Breach	24
SRO	15
Subsidiary	11
Surviving Entity	1
Takeover Restrictions	29
Tax	19
Tax Return	19

A-vi

Taxes	19
TBOC	2
Terminated 401(k) Plan	63
Terminated Credit Agreement	70
Terminated Credit Agreement Party	70
Termination Date	75
Termination Fee	77
Texas Secretary of State	2
WARN Act	22

A-vii

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of November 5, 2021 (this “Agreement”), by and between CBTX, Inc., a Texas corporation (“CBTX”), and Allegiance Bancshares, Inc., a Texas corporation (“Allegiance”).
W I T N E S S E T H:
WHEREAS, the Boards of Directors of Allegiance and CBTX have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which Allegiance will, subject to the terms and conditions set forth herein, merge with and into CBTX (the “Merger”), so that CBTX is the surviving entity (hereinafter sometimes referred to in such capacity as the “Surviving Entity”) in the Merger;
WHEREAS, in furtherance thereof, the respective Boards of Directors of Allegiance and CBTX have approved the Merger and this Agreement;
WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to each party’s willingness to enter into this Agreement, certain directors and executive officers of Allegiance who are also Allegiance shareholders and certain directors and executive officers of CBTX who are also shareholders of CBTX are entering into a voting agreement in the form attached hereto as Exhibit A, pursuant to which, among other things, such shareholder has agreed to vote to approve this Agreement, upon the terms and subject to the conditions set forth therein;
WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to each party’s willingness to enter into this Agreement, certain directors of Allegiance and CBTX are entering into Director Support Agreements in the form attached hereto as Exhibit B;
WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and
WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
THE MERGER
1.1   The Merger.   Subject to the terms and conditions of this Agreement, in accordance with the Texas Business Organizations Code (the “TBOC”), at the Effective Time, Allegiance shall merge with and into CBTX pursuant to this Agreement. CBTX shall be the Surviving Entity in the Merger, and shall continue its corporate existence under the laws of the State of Texas. Upon the consummation of the Merger, the separate corporate existence of Allegiance shall terminate.
1.2   Closing.   Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place by electronic exchange of documents at 10:00 a.m., Houston, Texas time, on such date as may be agreed upon between parties, no later than thirty days after the satisfaction or waiver (subject to applicable law) of all the conditions set forth in ARTICLE VII (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by CBTX and Allegiance. The date on which the Closing occurs is referred to as the “Closing Date.”
1.3   Effective Time.   On or (if agreed by CBTX and Allegiance) prior to the Closing Date, Allegiance and CBTX, respectively, shall cause to be filed a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Texas (the “Texas Secretary of State”). The Merger shall become effective on the date and at the time specified in the Certificate of Merger in accordance with the applicable provisions of the TBOC (such time hereinafter referred to as the “Effective Time”).
1.4   Effects of the Merger.   At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the TBOC.
1.5   Conversion of Allegiance Common Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of Allegiance, CBTX or the holder of any securities of Allegiance or CBTX:
(a)   Subject to Section 2.2(e), each share of the common stock, par value $1.00 per share, of Allegiance issued and outstanding immediately prior to the Effective Time (the “Allegiance Common Stock”), except for shares of Allegiance Common Stock owned by CBTX or Allegiance (in each case other than shares of Allegiance Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by CBTX or Allegiance in respect of debts previously contracted), shall be converted into the right to receive 1.4184 shares (the “Exchange Ratio” and such shares the “Merger Consideration”) of the common stock, par value $0.01 per share, of CBTX (the “CBTX Common Stock”); it being understood that upon the Effective Time, pursuant to Section 1.6, the CBTX Common Stock, including the shares issued to former holders of Allegiance Common Stock, shall be the common stock of the Surviving Entity.
(b)   All the shares of Allegiance Common Stock converted into the right to receive the Merger Consideration pursuant to this ARTICLE I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Allegiance Common Stock) previously representing any such shares of Allegiance Common Stock shall thereafter represent only the right to receive (i) a New Certificate representing the number of whole shares of CBTX Common Stock which such shares of Allegiance Common Stock have been converted into the right to receive; (ii) cash in lieu of fractional shares which the shares of Allegiance Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon; and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2, in each case, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Allegiance Common Stock or CBTX Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give CBTX and the holders of Allegiance Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided that nothing contained in this sentence shall be construed to permit CBTX or Allegiance to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.
(c)   Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Allegiance Common Stock that are owned by CBTX or Allegiance (in each case other than shares of Allegiance Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by CBTX or Allegiance in respect of debts previously contracted) shall be cancelled and shall cease to exist and no CBTX Common Stock or other consideration shall be delivered in exchange therefor.
1.6   CBTX Stock.   At and after the Effective Time, each share of CBTX Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Entity and shall not be affected by the Merger.

1.7   Treatment of Equity Awards.   This Section 1.7 shall govern the treatment of the Allegiance Equity Awards and the CBTX Equity Awards in connection with the transactions contemplated hereby:
(a)   Treatment of Allegiance Equity Awards.
(i)   At the Effective Time, each option, whether vested or unvested, granted under the Post Oak Bancshares, Inc. Stock Option Plan, as amended, the Allegiance Bancshares, Inc. 2015 Stock Awards and Incentive Plan, as amended, and the Allegiance Bancshares, Inc. 2019 Amended and Restated Stock Awards and Incentive Plan, as amended (each an “Allegiance Equity Plan”), to purchase a number of shares of Allegiance Common Stock (an “Allegiance Stock Option”) that is outstanding as of immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, fully vest, to the extent not previously vested, shall cease to represent a right to purchase shares of Allegiance Common Stock and shall be converted automatically into an option to purchase a number of shares of CBTX Common Stock (each, an “Adjusted Stock Option”) equal to the product obtained by multiplying (x) the total number of shares of Allegiance Common Stock subject to such Allegiance Stock Option immediately prior to the Effective Time by (y) the Exchange Ratio, with any fractional shares rounded down to the next lower whole number of shares. Each Adjusted Stock Option shall have an exercise price per share of CBTX Common Stock (rounded up to the nearest whole cent) equal to (1) the per share exercise price for the shares of Allegiance Common Stock subject to such Allegiance Stock Option divided by (2) the Exchange Ratio. In the case of any Allegiance Stock Option that is intended to qualify as an incentive stock option under Section 421 of the Code, on a share-by-share comparison, the ratio of the purchase price to the fair market value of the shares subject to the Adjusted Stock Option immediately after the Merger shall not be more favorable to the optionee than the ratio of the purchase price to the fair market value of the shares subject to the Allegiance Stock Option immediately prior to the Merger. In the case of any Allegiance Stock Option that is intended to qualify as an incentive stock option under Section 421 of the Code, the adjustments described above will be made in accordance with Treas. Reg. 1.424-1(a) so that the conversion does not constitute a “modification” within the meaning of Treas. Reg. 1.424-1(e), and for each other Allegiance Stock Option in accordance with Treas. Reg. 1.409A-1(b)(5)(v)(D) so that the conversion does not constitute the grant of a new stock right or a change in the form of payment for purposes of Section 409A of the Code. Except as specifically provided above, following the Effective Time, each Adjusted Stock Option shall otherwise be subject to the same terms and conditions applicable to the converted Allegiance Stock Option under the applicable Allegiance Equity Plan and the agreements evidencing grants thereunder, other than with respect to vesting.
(ii)   At the Effective Time, each award in respect of a share of Allegiance Common Stock subject to vesting, repurchase or other lapse restriction (an “Allegiance Restricted Stock Award”) that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, immediately and fully vest and be converted into the right to receive the Merger Consideration, less applicable Tax withholding, which shall be delivered as soon as reasonably practicable following the Closing Date and in no event later than ten (10) business days following the Closing Date.
(iii)   At the Effective Time, each performance unit award in respect of shares of Allegiance Common Stock (an “Allegiance PSU”) that is outstanding immediately prior to the Effective Time shall, subject to the terms of the award agreement related to and governing each such Allegiance PSU, (i) with respect to unvested Allegiance PSUs granted less than one year prior to the Closing Date, automatically be forfeited; (ii) with respect to unvested Allegiance PSUs granted at least one year but not more than 18 months prior to the Closing Date, vest to the extent applicable performance goals have been achieved on a pro rata basis as of the Effective Time based on such audited and unaudited financial information then available, provided that no more than the target number of such Allegiance PSUs may vest; (iii) with respect to unvested Allegiance PSUs granted at least 18 months prior to the Closing Date but for which the performance period would not otherwise end until after the Closing Date, vest to the extent applicable performance goals have been achieved on a pro rata basis as of the Effective Time based on such audited and unaudited financial information then available; and (iv) with respect to unvested Allegiance PSUs for which the performance period has ended vest to the extent earned based on applicable performance goals have been achieved. At the Effective Time, all vested Allegiance PSUs shall be converted into the right to receive the Merger Consideration in respect of the applicable number of shares of Allegiance Common Stock as determined pursuant to the immediately preceding sentence, less applicable Tax withholding, which shall be delivered as soon as reasonably practicable following the Closing Date and in no event later than ten (10) business days following the Closing Date; provided, that with respect to any Allegiance PSU that constitutes “deferred compensation” subject to Section 409A of the Code, settlement of such award shall be made on the earliest permissible date that such delivery would not trigger a Tax or penalty under Section 409A of the Code. Any Allegiance PSUs that are unvested as of the Effective Time (after giving effect to the foregoing) shall automatically be forfeited at the Effective Time for no consideration.
(iv)   The Allegiance Board of Directors (or appropriate committee thereof) shall take such action as is necessary to ensure that (i) the Purchase Period commencing on January 1, 2022, under and as defined in the Allegiance Employee Stock Purchase Plan, as amended (the “ESPP”), shall be terminated prior to the Effective Time;(ii) at the time of termination of such Purchase Period, accumulated payroll deductions shall, in the Allegiance Board of Directors’ discretion, either be refunded to participants or used to purchase shares of Allegiance Common Stock, with the date of such termination being the Date of Purchase (as defined in the ESPP), (iii) all participation in, and any actions taken under, the ESPP shall be in accordance with the terms of the ESPP; and (iv) effective as of the Effective Time, the ESPP shall be suspended.
(v)   Prior to the Effective Time, Allegiance, the Board of Directors of Allegiance and the Allegiance Compensation Committee, as applicable, shall adopt any resolutions and take any actions that are necessary or appropriate to effectuate the provisions of this Section 1.7(a).
(b)   Treatment of CBTX Equity Awards.   At the Effective Time (i) any vesting conditions applicable to each outstanding CBTX Stock Option, whether vested or unvested, shall, automatically and without any action on the part of the holder thereof, be deemed satisfied and accelerated in full, and (ii) any vesting conditions applicable to each outstanding CBTX Restricted Stock Award shall, automatically and without any action on the part of the holder thereof, be deemed satisfied and accelerated in full. Any CBTX dividend equivalent rights associated with any CBTX Restricted Stock Award shall either be paid in cash or treated in the same manner as the CBTX Restricted Stock Award to which such dividend equivalent rights relate in accordance with this Section 1.7(b), in each case, pursuant to the terms of the relevant CBTX Benefit Plan immediately prior to the Effective Time. Prior to the Effective Time, CBTX, the Board of Directors of CBTX and the CBTX Compensation Committee, as applicable, shall adopt any resolutions and take any actions that are necessary or appropriate to effectuate the provisions of this Section 1.7(b).
(c)   Future Grants of Equity Awards.   Notwithstanding anything in Section 1.7(a) or Section 1.7(b) to the contrary, but subject to Section 5.1, (i) to the extent the terms of any Allegiance Equity Award or CBTX Equity Award granted on or after the date of this Agreement and not in violation of this Agreement expressly provide for treatment in connection with the occurrence of the Effective Time that is different from the treatment prescribed by this Section 1.7, or (ii) as mutually agreed by Allegiance and CBTX and a holder of any Allegiance Equity Award or CBTX Equity Award, then in each case, the terms of such Allegiance Equity Award or CBTX Equity Award, as applicable, shall control (and the applicable provisions of this Section 1.7 shall not apply).
1.8   Certificate of Formation of Surviving Entity.   At the Effective Time, the certificate of formation of CBTX, as in effect immediately prior to the Effective Time, as amended as set forth in Exhibit C (the “CBTX Certificate Amendment”), shall be the certificate of formation of the Surviving Entity until thereafter amended in accordance with applicable law; provided, however, that if the CBTX Certificate Amendment is not approved by the shareholders of CBTX at the CBTX Meeting, then the certificate of formation of CBTX, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Surviving Entity until thereafter amended in accordance with applicable law, unless otherwise agreed to by Allegiance and CBTX prior to the Effective Time.

1.9   Bylaws of Surviving Entity.   At the Effective Time, the bylaws of CBTX, as amended as set forth in Exhibit D (such amendment, the “CBTX Bylaw Amendment”), shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable law.
1.10   Tax Consequences.   For U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a plan of reorganization within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).
1.11   Bank Merger.   Immediately following the Merger, CommunityBank of Texas, National Association, a federally-chartered national association and wholly-owned Subsidiary of CBTX (“CBTX Subsidiary Bank”), will merge (the “Bank Merger”) with and into Allegiance Bank, a Texas-chartered state bank and wholly-owned Subsidiary of Allegiance (“Allegiance Subsidiary Bank”). Allegiance Subsidiary Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of CBTX Subsidiary Bank shall cease. Promptly after the date of this Agreement, Allegiance Subsidiary Bank and CBTX Subsidiary Bank will enter into an agreement and plan of merger in form and substance agreed by Allegiance and CBTX, which shall be customary for mergers similar to the Bank Merger (the “Bank Merger Agreement”). Each of Allegiance and CBTX shall approve the Bank Merger Agreement and the Bank Merger as the sole shareholder of Allegiance Subsidiary Bank and CBTX Subsidiary Bank, respectively, and Allegiance and CBTX shall, and shall cause Allegiance Subsidiary Bank and CBTX Subsidiary Bank, respectively, to, execute certificates or Articles of Merger and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately following the Effective Time. The Bank Merger shall become effective at such time and date as specified in the Bank Merger Agreement in accordance with applicable law, or at such other time as shall be provided by applicable law.
ARTICLE II
EXCHANGE OF SHARES
2.1   CBTX to Make Merger Consideration Available.   At or prior to the Effective Time, CBTX shall deposit, or shall cause to be deposited, with a bank or trust company mutually agreed upon by CBTX and Allegiance (the “Exchange Agent”), for exchange in accordance with this ARTICLE II for the benefit of the holders of Old Certificates evidence in book-entry form representing shares of CBTX Common Stock to be issued pursuant to Section 1.5 (referred to herein as “New Certificates”), and cash in lieu of any fractional shares to be paid pursuant to Section 2.2(e) (such cash and New Certificates, together with any dividends or distributions with respect to shares of CBTX Common Stock payable in accordance with Section 2.2(b), being hereinafter referred to as the “Exchange Fund”).
2.2   Exchange of Shares.
(a)   As promptly as practicable after the Effective Time, but in no event later than ten (10) days thereafter, CBTX and Allegiance shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Allegiance Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive CBTX Common Stock pursuant to ARTICLE I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates representing the number of whole shares of CBTX Common Stock and any cash in lieu of fractional shares which the shares of Allegiance Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b). Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of whole shares of CBTX Common Stock to which such holder of Allegiance Common Stock shall have become entitled pursuant to the provisions of ARTICLE I and (ii) a check representing the amount of (x) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old

Certificates surrendered pursuant to the provisions of this ARTICLE II and (y) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b). No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of CBTX Common Stock which the shares of Allegiance Common Stock represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.
(b)   No dividends or other distributions declared with respect to CBTX Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this ARTICLE II. After the surrender of an Old Certificate in accordance with this ARTICLE II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of CBTX Common Stock that the shares of Allegiance Common Stock represented by such Old Certificate have been converted into the right to receive.
(c)   If any New Certificate representing shares of CBTX Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of CBTX Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(d)   After the Effective Time, there shall be no transfers on the stock transfer books of Allegiance of the shares of Allegiance Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates representing shares of CBTX Common Stock as provided in this ARTICLE II.
(e)   Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of CBTX Common Stock shall be issued upon the surrender for exchange of Old Certificates (or in satisfaction of the obligations set forth in Section 1.7 in respect of Allegiance Equity Awards), no dividend or distribution with respect to CBTX Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of CBTX. In lieu of the issuance of any such fractional share, CBTX shall pay to each former holder of Allegiance Common Stock or any Allegiance Equity Awards who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of CBTX Common Stock on the NASDAQ Stock Market, Inc. Global Select Market System (the “NASDAQ”) as reported by NASDAQ for the consecutive period of five (5) full trading days ending on the day preceding the Closing Date by (ii) the fraction of a share (after taking into account all shares of Allegiance Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) of CBTX Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5 or Section 1.7. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.
(f)   Any portion of the Exchange Fund that remains unclaimed by the shareholders of Allegiance for twelve (12) months after the Effective Time shall be paid to the Surviving Entity. Any former holders of Allegiance Common Stock who have not theretofore complied with this ARTICLE II shall thereafter look only to the Surviving Entity for payment of the shares of CBTX Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the CBTX Common Stock deliverable in respect of each former share of Allegiance Common Stock such holder holds as determined pursuant to this Agreement without any interest thereon. Notwithstanding the foregoing, none of CBTX, Allegiance, the Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of shares of Allegiance Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
(g)   Notwithstanding anything in this Agreement to the contrary, CBTX shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of CBTX Common Stock, any cash dividends or distributions payable pursuant to this Section 2.2 or any other amounts otherwise payable pursuant to this Agreement to any holder of Allegiance Common Stock or Allegiance Equity Awards, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or non-U.S. Tax law. To the extent that amounts are so withheld by CBTX or the Exchange Agent, as the case may be, and paid over to the appropriate taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Allegiance Common Stock or Allegiance Equity Awards in respect of which the deduction and withholding was made by CBTX or the Exchange Agent, as the case may be.
(h)   In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by CBTX or the Exchange Agent, the posting by such person of a bond in such amount and on such terms as CBTX or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of CBTX Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF CBTX
Except (a) as disclosed in the disclosure schedule delivered by CBTX to Allegiance concurrently herewith (the “CBTX Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect; (ii) the mere inclusion of an item in the CBTX Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by CBTX that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect; and (iii) any disclosures made with respect to a section of ARTICLE III shall be deemed to qualify (1) any other section of ARTICLE III specifically referenced or cross-referenced and (2) other sections of ARTICLE III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any CBTX Reports filed by CBTX since December 31, 2019, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), CBTX hereby represents and warrants to Allegiance as follows:
3.1   Corporate Organization.
(a)   CBTX is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). CBTX has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. CBTX is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CBTX. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Allegiance, CBTX or the Surviving Entity, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (E) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof, (F) any local, regional, national or global health conditions (including any epidemic, pandemic or disease outbreak (including SARS-CoV-2 or COVID-19, and any evolutions thereof (“COVID-19”)), including any material worsening of such conditions or any law, directive, guidelines or recommendations issued by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization, any other Governmental Entity providing for business closures, “sheltering-in-place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19), or any change in such law, directive, guidelines, recommendations or interpretation thereof, or (G) the payment or accrual of any monetary penalties assessed or issued by FinCEN or the OCC in connection with the FinCEN Matter; except, with respect to subclause (A), (B), (C) or (F) to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary” when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, or person of which (x) such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (y) such first person is or directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions. True and complete copies of the amended and restated certificate of formation of CBTX, as amended (the “CBTX Certificate of Formation”) and the amended and restated bylaws of CBTX, as amended (the “CBTX Bylaws”), in each case as in effect as of the date of this Agreement, have previously been made available by CBTX to Allegiance.
(b)   Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CBTX, each Subsidiary of CBTX (a “CBTX Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization; (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing; and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of CBTX or any CBTX Subsidiary to pay dividends or distributions except, in the case of CBTX or a CBTX Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. The deposit accounts of each CBTX Subsidiary that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the

fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.1(b) of the CBTX Disclosure Schedule sets forth a true and complete list of all CBTX Subsidiaries that would constitute significant subsidiaries within the meaning of Rule 1-02 of Regulation S-X of the SEC as of the date hereof. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of CBTX other than the CBTX Subsidiaries.
3.2   Capitalization.
(a)   The authorized capital stock of CBTX as of the date of this Agreement consists of 90,000,000 shares of CBTX Common Stock, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of November 1, 2021, there were (i) 24,579,355 shares of CBTX Common Stock issued and outstanding, including 158,961 shares of CBTX Common Stock granted in respect of outstanding restricted stock awards (“CBTX Restricted Stock Awards”); (ii) 843,956 shares of CBTX Common Stock held in treasury; (iii) 199,688 shares of CBTX Common Stock reserved for issuance upon the exercise of outstanding CBTX Stock Options (“CBTX Stock Options”); and (iv) no shares of CBTX preferred stock issued and outstanding or held by CBTX in its treasury. As of the date of this Agreement, except as set forth in the immediately preceding sentence, and for changes since November 1, 2021 resulting from the exercise, vesting or settlement of any CBTX Equity Awards described in the immediately preceding sentence, there are no shares of capital stock or other voting securities or equity interests of CBTX issued, reserved for issuance or outstanding. All the issued and outstanding shares of CBTX Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of CBTX may vote. Other than CBTX Restricted Stock Awards and the CBTX Stock Options (collectively, “CBTX Equity Awards”) issued prior to the date of this Agreement as described in this Section 3.2, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti- dilutive rights, or rights of first refusal or similar rights, puts, calls, commitments or agreements of any character to which CBTX or any CBTX Subsidiary is a party relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in CBTX, or contracts, commitments, understandings or arrangements by which CBTX may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in CBTX, or that otherwise obligate CBTX to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “CBTX Securities”, and any of the foregoing in respect of CBTX Subsidiaries, collectively, “CBTX Subsidiary Securities”). Other than CBTX Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined, in whole or in part, based on the price of any capital stock of CBTX or any CBTX Subsidiary) are outstanding. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which CBTX or any CBTX Subsidiary is a party with respect to the voting or transfer of CBTX Common Stock, capital stock or other voting or equity securities or ownership interests of CBTX or granting any shareholder or other person any registration rights.
(b)   Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CBTX, CBTX owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the CBTX Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof.
(c)   No CBTX Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3   Authority; No Violation.
(a)   CBTX has full corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Requisite CBTX Vote and the adoption and approval of the Bank Merger Agreement by CBTX as CBTX Subsidiary Bank’s sole shareholder, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of CBTX. The Board of Directors of CBTX has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of CBTX and its shareholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger), and has directed that this Agreement be submitted to CBTX’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for (i) the approval of this Agreement and the transactions contemplated hereby by the affirmative vote of two-thirds of the outstanding shares of CBTX Common Stock entitled to vote on this Agreement, and (ii) the approval of the CBTX Certificate Amendment by the affirmative vote of two-thirds of the outstanding shares of CBTX Common Stock entitled to vote thereon (the “Requisite CBTX Vote”), and subject to the adoption and approval of the Bank Merger Agreement by CBTX as CBTX Subsidiary Bank’s sole shareholder, no other corporate proceedings on the part of CBTX are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by CBTX and (assuming due authorization, execution and delivery by Allegiance) constitutes a valid and binding obligation of CBTX, enforceable against CBTX in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)). The shares of CBTX Common Stock to be issued in the Merger have been validly authorized (subject to the receipt of the Requisite CBTX Vote), and when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of CBTX will have any preemptive right or similar rights in respect thereof.
(b)   Neither the execution and delivery of this Agreement by CBTX nor the consummation by CBTX of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by CBTX with any of the terms or provisions hereof, will (i) violate any provision of the CBTX Certificate of Formation or the CBTX Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to CBTX or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of CBTX or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which CBTX or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches or defaults that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CBTX.
3.4   Consents and Approvals.   Except for (a) the filing of any required applications, filings, notices and requests for waiver, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices or granting of such waivers, as applicable, (b) the filing of any required applications, filings and notices, as applicable, with the FDIC and the Texas Department of Banking in connection with the Bank Merger and approval of such applications, filings and notices, (c) the filing of an exit notice with the Office of the Comptroller of the Currency (the “OCC”) pursuant to 12 C.F.R. § 5.33(k) with respect to the Bank Merger and the filing of any other required applications, filings or notices with any federal or state banking authorities listed on Section 3.4 of the CBTX Disclosure Schedule or Section 4.4 of the Allegiance Disclosure Schedule and approval of such applications, filings and notices, as applicable, (d) the filing of any required applications, filings and notices, as applicable, with the NASDAQ, (e) the filing by CBTX with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to meetings of CBTX’s shareholders and Allegiance’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), and of the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by CBTX in connection with the transactions contemplated by this Agreement (the “S-4”) and the declaration of effectiveness of the S-4, (f) the filing of the Certificate of Merger with the Texas Secretary of State pursuant to the TBOC, (g) the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law and (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of CBTX Common Stock pursuant to this Agreement and the approval of the listing of such CBTX Common Stock on the NASDAQ, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental or regulatory authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by CBTX of this Agreement or (ii) the consummation by CBTX of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, CBTX has no knowledge of any reason why the necessary regulatory approvals and consents will not be received by CBTX to permit consummation of the Merger and Bank Merger on a timely basis.
3.5   Reports.   CBTX and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2019 with (i) any state regulatory authority; (ii) the SEC; (iii) the Federal Reserve Board; (iv) the FDIC; (v) the OCC; (vi) any foreign regulatory authority; and (vii) any self-regulatory organization (an “SRO”) (clauses (i) – (vii), collectively “Regulatory Agencies”), including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CBTX. Subject to Section 9.14, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of CBTX and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of CBTX, investigation into the business or operations of CBTX or any of its Subsidiaries since January 1, 2019, except as where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CBTX. Subject to Section 9.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of CBTX or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of CBTX or any of its Subsidiaries since January 1, 2019, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CBTX.
3.6   Financial Statements.
(a)   The financial statements of CBTX and its Subsidiaries included (or incorporated by reference) in the CBTX Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of CBTX and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of CBTX and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount); (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Since December 31, 2018, no independent public accounting firm of CBTX has resigned (or informed CBTX that it intends to resign) or been dismissed as independent public accountants of CBTX as a result of or in connection with any disagreements with CBTX on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CBTX, neither CBTX nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), and except for those liabilities that are reflected or reserved against on the consolidated balance sheet of CBTX included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2021 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2021, or in connection with this Agreement and the transactions contemplated hereby.
(c)   The records, systems, controls, data and information of CBTX and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership of CBTX or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership that would not reasonably be expected to have a Material Adverse Effect on CBTX. CBTX (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to CBTX, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of CBTX by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to CBTX’s outside auditors and the audit committee of CBTX’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect CBTX’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in CBTX’s internal controls over financial reporting. These disclosures were made in writing by management to CBTX’s auditors and audit committee and true, correct and complete copies of such disclosures have previously been made available by CBTX to Allegiance. There is no reason to believe that CBTX’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
(d)   Since January 1, 2019, (i) neither CBTX nor any CBTX Subsidiary, nor, to the knowledge of CBTX, any director, officer, auditor, accountant or representative of CBTX or any CBTX Subsidiary, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of CBTX or any CBTX Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that CBTX or any CBTX Subsidiary has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing CBTX or any CBTX Subsidiary, whether or not employed by CBTX or any CBTX Subsidiary, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by CBTX or any CBTX Subsidiary or any of their respective officers, directors, employees or agents to the Board of Directors of CBTX or any committee thereof or the Board of Directors or similar governing body of any CBTX Subsidiary or any committee thereof, or to the knowledge of CBTX, to any director or officer of CBTX or any CBTX Subsidiary.
3.7   Broker’s Fees.   With the exception of the engagement of Stephens Inc. neither CBTX nor any CBTX Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. CBTX has made available to Allegiance the engagement letter by and between CBTX and Stephens Inc. related to the Merger and the other transactions contemplated hereunder.

3.8   Absence of Certain Changes or Events.
(a)   Since December 31, 2020, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CBTX.
(b)   Except in connection with the transactions contemplated by this Agreement, since December 31, 2020, CBTX and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.
3.9   Legal and Regulatory Proceedings.
(a)   Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on CBTX, neither CBTX nor any CBTX Subsidiary is a party to any, and there are no outstanding or pending or, to the knowledge of CBTX, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against CBTX or any CBTX Subsidiary or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b)   Subject to Section 9.14, there is no material injunction, order, judgment, decree, or regulatory restriction imposed upon CBTX, any of its Subsidiaries or the assets of CBTX or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its affiliates).
3.10   Taxes and Tax Returns.
(a)   Each of CBTX and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither CBTX nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of CBTX and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid (other than Taxes being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP). Each of CBTX and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither CBTX nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax or Tax Return that remains in effect (other than extension or waiver granted in the ordinary course of business).
(b)   Neither CBTX nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax or Tax Return of CBTX and its Subsidiaries or Taxes imposed on the assets of CBTX and its Subsidiaries. Neither CBTX nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement (i) exclusively between or among CBTX and its Subsidiaries, or (ii) contained in commercial agreements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes).
(c)   There are no pending or proposed changes in the income Tax accounting methods (including any method for determining reserves for bad debts) of CBTX or any of its Subsidiaries. Neither CBTX nor any of its Subsidiaries will be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income for any taxable period ending after the Closing Date as a result of any: (i) adjustment required by a change in method of accounting made prior to the Closing Date; (ii) closing agreement entered into prior to the Closing Date; or (iii) installment sale or open transaction disposition made prior to the Closing Date.
(d)   Since January 1, 2017, neither CBTX nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was CBTX) or (ii) has any liability for the Taxes of any person (other than CBTX or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor or by operation of law.
(e)   Neither CBTX nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither CBTX nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(f)   Neither CBTX nor any of its Subsidiaries has taken any action or has knowledge of any facts or circumstances that, in either case, would reasonably be expected to prevent or impede the Merger from being treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.
(g)   As used in this Agreement, (i) the term “Tax” or “Taxes” means all federal, state, local, and non-U.S. taxes, including income, excise, gross receipts, ad valorem, profits, gains, property, turnover, production, stamp, documentary, goods and services, registration, disability, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other like charges, levies or assessments that are in the nature of a tax together with all penalties and additions to tax and interest thereon, and (ii) term “Tax Return” means any return, declaration, report, form, filing, election, notice, claim for refund, or information return , including any schedule, statement or attachment thereto, and including any amendment thereof, filed or required to be filed with a Governmental Entity with respect to Taxes.
3.11   Benefit Plans; Employees.
(a)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CBTX, each CBTX Benefit Plan has been established, operated, maintained and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. For purposes of this Agreement, the term “CBTX Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all equity, equity-related, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination, change in control, retention, employment, consulting, welfare, insurance, medical, dental, disability, cafeteria, flexible spending, dependent care, fringe benefit or other compensation or benefit plans, programs, agreements, contracts, policies, arrangements or remuneration of any kind with respect to which CBTX, any Subsidiary thereof or any trade or business, whether or not incorporated, which would be deemed a single employer with CBTX or any of its Subsidiaries pursuant to Section 414(b), (c), (m) or (o) of the Code (a “CBTX ERISA Affiliate”), is a party or has any current or future obligation or liability (whether actual, contingent or otherwise) or that are sponsored, maintained, contributed to by or required to be contributed to by CBTX, any of its Subsidiaries, or any CBTX ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor (or the dependents, beneficiaries or designees of any of the foregoing) of CBTX, any of its Subsidiaries, or any CBTX ERISA Affiliate. Section 3.11(a) of the CBTX Disclosure Schedule lists each CBTX Benefit Plan.
(b)   CBTX has made available to Allegiance true and complete copies of each material CBTX Benefit Plan (and all amendments thereto) (or, in the case of an unwritten material CBTX Benefit Plan, a written summary of the material terms thereof) and the following related documents, to the extent applicable: (i) all summary plan descriptions, amendments, modifications or material supplements; (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”); (iii) the most recently received IRS determination, advisory or opinion letter; and (iv) the most recently prepared actuarial report.

(c)   The IRS has issued a favorable determination, advisory or opinion with respect to the form of each CBTX Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “CBTX Qualified Plans”) and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to CBTX’s knowledge, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any CBTX Qualified Plan or the related trust.
(d)   No CBTX Benefit Plan is (i) subject to Title IV of ERISA of Section 412 of the Code; (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA; (iii) a multiple employer plan as described in Section 413(d) of the Code; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40)(A) of ERISA.
(e)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CBTX, no CBTX Benefit Plan provides for any post-employment, post-retirement or post-service health or medical or life insurance benefits for retired, former or current employees, directors or consultants (or beneficiaries or dependents thereof), except (i) as required by Section 4980B of the Code; (ii) through the end of the month of termination of employment; or (iii) pursuant to conversion rights at sole expense of converting former employee.
(f)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CBTX, all contributions required to be made by CBTX, its Subsidiaries or any CBTX ERISA Affiliate to any CBTX Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable by CBTX, its Subsidiaries or any CBTX ERISA Affiliate with respect to insurance policies funding any CBTX Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of CBTX in accordance with GAAP.
(g)   There are no pending or, to CBTX’s knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits, arbitrations or governmental audits or investigations that have been asserted or instituted, and, to CBTX’s knowledge, no set of circumstances exists which may reasonably give rise to a claim, lawsuit, arbitration, audit or investigation, against or of the CBTX Benefit Plans, any fiduciaries thereof with respect to their duties to the CBTX Benefit Plans or the assets of any of the trusts under any of the CBTX Benefit Plans that would reasonably be expected to result in any material liability to CBTX or any of its Subsidiaries.
(h)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CBTX, none of CBTX, its Subsidiaries or any CBTX ERISA Affiliate (or, to CBTX’s knowledge, any other party) has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) with respect to a CBTX Benefit Plan that would reasonably be expected to subject any of the CBTX Benefit Plans or their related trusts, CBTX, any of its Subsidiaries or any CBTX ERISA Affiliate to any material Tax, penalty or liability imposed under Section 4975 of the Code or Section 502 of ERISA.
(i)   Except as contemplated by Section 1.7, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result or has resulted in the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee, officer, director or other service provider of CBTX or any of its Subsidiaries, or result in any limitation on the right of CBTX or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any CBTX Benefit Plan or related trust on or after the Effective Time. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by CBTX or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.
(j)   No CBTX Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise. Except as would not reasonably be expected to result in material liability to CBTX, each CBTX Benefit Plan required to comply with Section 409A of the Code complies in both form and operation therewith.
(k)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CBTX, there are no pending or, to CBTX’s knowledge, threatened labor grievances or unfair labor practice claims or charges against CBTX or any of its Subsidiaries, or any strikes or other labor disputes against CBTX or any of its Subsidiaries. Neither CBTX nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of CBTX or any of its Subsidiaries and there are no pending or, to the CBTX’s knowledge, threatened organizing efforts by any union or other group seeking to represent any employees of CBTX or any of its Subsidiaries.
(l)   CBTX has provided to Allegiance a list of individuals employed by CBTX or any of its Subsidiaries as of the date hereof, and the following information for each such individual: (i) name; (ii) title; (iii) hire date; (iv) office location; (v) annual salary or hourly wage rate, as applicable; (vi) incentive compensation; and (vii) total annual compensation. As of the date hereof, all compensation payable to all employees of CBTX or any of its Subsidiaries for services performed on or prior to the date hereof have been paid in full (or accrued in full on the interim financial statements) and there are no outstanding agreements, understandings or commitments of CBTX or any of its Subsidiaries with respect to any compensation to employees. Neither CBTX nor any of its Subsidiaries is a party to an agreement with a professional employer organization or staffing services agency.
(m)   Neither CBTX nor any of its Subsidiaries has, in the past ninety (90) days, engaged in any employment termination action requiring notice pursuant to the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq. similar provision of any state or local law (the “WARN Act”).
3.12   SEC Reports.   CBTX has previously made available to Allegiance an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2019 by CBTX pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “CBTX Reports”) and (b) communication mailed by CBTX to its shareholders since December 31, 2019 and prior to the date hereof, and no such CBTX Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2019, as of their respective dates, all CBTX Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of CBTX has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or unresolved issued raised by, the SEC with respect to any of the CBTX Reports.
3.13   Compliance with Applicable Law.
(a)   CBTX and each of its Subsidiaries hold, and have at all times since December 31, 2020, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CBTX, and to the knowledge of CBTX, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.

(b)   Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CBTX, CBTX and each of its Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to CBTX or any of its Subsidiaries, including all laws related to data protection or privacy (including laws relating to the privacy and security of data or information that constitutes personal data or personal information under applicable law (“Personal Data”)), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. CBTX and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by CBTX and its Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention laws in jurisdictions where CBTX and its Subsidiaries conduct business.
(c)   CBTX Subsidiary Bank has a Community Reinvestment Act rating of “satisfactory” or better.
(d)   CBTX maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data; (ii) unauthorized or unlawful operations performed upon Personal Data; or (iii) other act or omission that compromises the security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). To the knowledge of CBTX, CBTX has not experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CBTX. To the knowledge of CBTX, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on CBTX.
(e)   Without limitation, none of CBTX or any of its Subsidiaries, or to the knowledge of CBTX, any director, officer, employee, agent or other person acting on behalf of CBTX or any of its Subsidiaries has, directly or indirectly, (i) used any funds of CBTX or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of CBTX or any of its Subsidiaries; (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law; (iv) established or maintained any unlawful fund of monies or other assets of CBTX or any of its Subsidiaries; (v) made any fraudulent entry on the books or records of CBTX or any of its Subsidiaries; or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for CBTX or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for CBTX or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except in each case as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CBTX.

(f)   As of the date hereof, CBTX, CBTX Subsidiary Bank and each other insured depository institution CBTX Subsidiary is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary bank regulator).
(g)   Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CBTX, (i) CBTX and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of CBTX, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets and results of such fiduciary account.
3.14   Certain Contracts.
(a)   As of the date hereof, neither CBTX nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral, but excluding any CBTX Benefit Plan):
(i)   which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);
(ii)   which contains a provision that materially restricts the conduct of any line of business by CBTX or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of the Surviving Entity or any of its affiliates to engage in any line of business or in any geographic region;
(iii)   with or to a labor union, labor organization or other employee organization (including any collective bargaining agreement);
(iv)   any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite CBTX Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CBTX;
(v)   (A) that relates to the incurrence of indebtedness by CBTX or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by CBTX or any CBTX Subsidiary of, or any similar commitment by CBTX or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in outstanding principal amount of $5,000,000 or more;
(vi)   that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of CBTX or its Subsidiaries, taken as a whole;
(vii)   that alters the at-will employment status of an employee;
(viii)   with independent contractors or consultants providing for payments of at least $250,000 in any twelve (12)-month period or that are not terminable by CBTX or any of its Subsidiaries on notice of sixty (60) days or less without termination obligations;

(ix)   that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $250,000 per annum (other than any such contracts which are terminable by CBTX or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice);
(x)   that is a settlement, consent or similar agreement and contains any material continuing obligations of CBTX or any of its Subsidiaries; or
(xi)   that relates to the acquisition or disposition of any person, business or asset and under which CBTX or its Subsidiaries have or may have a material obligation or liability.
Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the CBTX Disclosure Schedule, is referred to herein as a “CBTX Contract.” CBTX has made available to Allegiance true, correct and complete copies of each CBTX Contract in effect as of the date hereof.
(b)   Each CBTX Contract is valid and binding on CBTX or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CBTX. CBTX and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each CBTX Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CBTX. To the knowledge of CBTX, each third-party counterparty to each CBTX Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such CBTX Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CBTX. Neither CBTX nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any CBTX Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CBTX. No event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of CBTX or any of its Subsidiaries, or to the knowledge of CBTX, any other party thereto, of or under any such CBTX Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on CBTX.
3.15   Agreements with Regulatory Agencies.   Subject to Section 9.14, neither CBTX nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2019, a recipient of any supervisory letter from, or since December 31, 2019, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the CBTX Disclosure Schedule, a “CBTX Regulatory Agreement”), nor has CBTX or any of its Subsidiaries been advised in writing or, to the knowledge of CBTX, threatened since January 1, 2019, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such CBTX Regulatory Agreement.
3.16   Environmental Matters.   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CBTX, CBTX and its Subsidiaries are in compliance, and have complied since January 1, 2020, with all federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of CBTX, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on CBTX or any CBTX Subsidiary of any liability or obligation arising under any Environmental Law pending or threatened against CBTX, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CBTX. To the knowledge of CBTX, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CBTX. CBTX is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CBTX.
3.17   Investment Securities and Commodities.   Each of CBTX and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to CBTX’s business on a consolidated basis, free and clear of any Lien, except as set forth in the financial statements included in the CBTX Reports or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of CBTX or its Subsidiaries. Such securities and commodities are valued on the books of CBTX in accordance with GAAP in all material respects.
3.18   Real Property.   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CBTX, CBTX or a CBTX Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the CBTX Reports as being owned by CBTX or a CBTX Subsidiary or acquired after the date thereof which are material to CBTX on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “CBTX Owned Properties”), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due; (ii) Liens for property or ad valorem Taxes not yet due and payable; (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties; and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (clauses (i) through (iv) collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such CBTX Reports or acquired after the date thereof which are material to CBTX on a consolidated basis (except for leases that have expired by their terms since the date thereof) (such leasehold estates, collectively with the CBTX Owned Properties, the “CBTX Real Property”), free and clear of all material Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of CBTX, the lessor. There are no pending or, to the knowledge of CBTX, threatened condemnation proceedings against the CBTX Real Property.
3.19   Intellectual Property.   CBTX and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CBTX: (a) (i) to the knowledge of CBTX, the use of any Intellectual Property by CBTX and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which CBTX or any CBTX Subsidiary acquired the right to use any Intellectual Property, and (ii) no person has asserted in writing to CBTX that CBTX or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) to the knowledge of CBTX, no person is challenging, infringing on or otherwise violating any right of CBTX or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to CBTX or its Subsidiaries, and (c) neither CBTX nor any CBTX Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by CBTX or any CBTX Subsidiary, and CBTX and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by CBTX and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.
3.20   Related Party Transactions.   As of the date hereof, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between CBTX or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of CBTX or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding CBTX Common Stock (or any of such person’s immediate family members or affiliates) (other than CBTX Subsidiaries) on the other hand, of the type required to be reported in any CBTX Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been disclosed therein.
3.21   State Takeover Laws.   The Board of Directors of CBTX has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law or any similar provisions of the CBTX Certificate of Formation or CBTX Bylaws (collectively, with any similar provisions of the Allegiance Certificate of Formation or Allegiance Bylaws “Takeover Restrictions”). In accordance with Section 10.354 of the TBOC, no appraisal or dissenters’ rights will be available to the holders of CBTX Common Stock in connection with the Merger.
3.22   Reorganization.   CBTX has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
3.23   Opinions of Financial Advisors.   Prior to the execution of this Agreement, the Board of Directors of CBTX has received the opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from Stephens Inc. to the effect that as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and other matters set forth in the written opinion, the Exchange Ratio pursuant to this Agreement is fair, from a financial point of view, to the holders of CBTX Common Stock (other than, as applicable, Allegiance and its affiliates). Such opinion has not been amended or rescinded as of the date of this Agreement.
3.24   Loan Portfolio.
(a)   As of the date hereof, neither CBTX nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which CBTX or any CBTX Subsidiary is a creditor that, as of September 30, 2021, had an outstanding balance of $5,000,000 or more and under the terms of which the obligor was, as of September 30, 2021, over ninety (90) days or more delinquent in payment of principal or interest. Set forth in Section 3.24(a) of the CBTX Disclosure Schedule is a true, correct and complete list of (A) all the Loans of CBTX and its Subsidiaries that, as of September 30, 2021, had an outstanding balance of $5,000,000 and were classified by CBTX as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of CBTX or any of its Subsidiaries that, as of September 30, 2021, is classified as “Other Real Estate Owned” and the book value thereof.
(b)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CBTX, each Loan of CBTX or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of CBTX and its Subsidiaries as secured Loans, has been secured by valid Liens, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.
(c)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CBTX, each outstanding Loan of CBTX or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of CBTX and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.
3.25   Insurance.   Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on CBTX, (a) CBTX and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of CBTX reasonably has determined to be prudent and consistent with industry practice, and CBTX and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof; (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of CBTX and its Subsidiaries, CBTX or the relevant Subsidiary thereof is the sole beneficiary of such policies; (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion; (d) there is no claim for coverage by CBTX or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither CBTX nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.
3.26   No Investment Advisor Subsidiary.   Neither CBTX nor any CBTX Subsidiary provides any investment management, investment advisory or sub-advisory services or is required to register with the SEC as an investment advisor under the Investment Advisers Act of 1940, as amended (the “Investment Advisors Act”).
3.27   No Broker-Dealer Subsidiary.   Neither CBTX nor any CBTX Subsidiary is a broker-dealer required to be registered under the Exchange Act with the SEC.
3.28   CBTX Information.   The information relating to CBTX and the CBTX Subsidiaries to be contained in the Joint Proxy Statement and the S-4, and the information relating to CBTX and the CBTX Subsidiaries that is provided by CBTX or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.
3.29   No Other Representations or Warranties.
(a)   Except for the representations and warranties made by CBTX in this ARTICLE III, neither CBTX nor any other person makes any express or implied representation or warranty with respect to CBTX, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and CBTX hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither CBTX nor any other person makes or has made any representation or warranty to Allegiance or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to

CBTX, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by CBTX in this ARTICLE III, any oral or written information presented to Allegiance or any of its affiliates or representatives in the course of their due diligence investigation of CBTX, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)   CBTX acknowledges and agrees that neither Allegiance nor any other person has made or is making any express or implied representation or warranty other than those contained in ARTICLE IV.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF ALLEGIANCE
Except (a) as disclosed in the disclosure schedule delivered by Allegiance to CBTX concurrently herewith (the “Allegiance Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect; (ii) the mere inclusion of an item in the Allegiance Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Allegiance that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect; and (iii) any disclosures made with respect to a section of ARTICLE IV shall be deemed to qualify (1) any other section of ARTICLE IV specifically referenced or cross-referenced and (2) other sections of ARTICLE IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Allegiance Reports filed by Allegiance since December 31, 2019, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Allegiance hereby represents and warrants to CBTX as follows:
4.1   Corporate Organization.
(a)   Allegiance is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and is a bank holding company duly registered under the BHC Act. Allegiance has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. Allegiance is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Allegiance. True and complete copies of the amended and restated certificate of formation of Allegiance, as amended (the “Allegiance Certificate of Formation”) and the amended and restated bylaws of Allegiance (the “Allegiance Bylaws”), in each case as in effect as of the date of this Agreement, have previously been made available by Allegiance to CBTX.
(b)   Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Allegiance, each Subsidiary of Allegiance (an “Allegiance Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization; (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of Allegiance or any Allegiance Subsidiary to pay dividends or distributions except, in the case of Allegiance or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. The deposit accounts of each Allegiance Subsidiary that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 4.1(b) of the Allegiance Disclosure Schedule sets forth a true and complete list of all Allegiance Subsidiaries that would constitute “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC as of the date hereof. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of Allegiance other than the Allegiance Subsidiaries.
4.2   Capitalization.
(a)   The authorized capital stock of Allegiance as of the date of this Agreement consists of 80,000,000 shares of Allegiance Common Stock and 1,000,000 shares of preferred stock, par value $1.00 per share. As of November 1, 2021, there were (i) 20,250,559 shares of Allegiance Common Stock issued and outstanding, including 168,659 shares of Allegiance Common Stock granted in respect of outstanding Allegiance Restricted Stock Awards; (ii) no shares of Allegiance Common Stock held in treasury; (iii) 157,674 shares of Allegiance Common Stock reserved for issuance upon the settlement of outstanding Allegiance PSUs (assuming performance goals are satisfied at the maximum level); (iv) 358,164 shares of Allegiance Common Stock reserved for issuance upon the exercise of outstanding Allegiance Stock Options; (v) 90,540 shares of Allegiance Common Stock reserved for issuance under the ESPP; and (vi) no shares of Allegiance preferred stock issued and outstanding or held by Allegiance in its treasury. As of the date of this Agreement, except as set forth in the immediately preceding sentence, and for changes since November 1, 2021 resulting from the exercise, vesting or settlement of any Allegiance Equity Awards described in the immediately preceding sentence, there are no shares of capital stock or other voting securities or equity interests of Allegiance issued, reserved for issuance or outstanding. All the issued and outstanding shares of Allegiance Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Allegiance may vote. Other than the Allegiance Stock Options, the Allegiance Restricted Stock Awards and the Allegiance PSUs in each case issued prior to the date of this Agreement as described in this Section 4.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti- dilutive rights, or rights of first refusal or similar rights, puts, calls, commitments or agreements of any character to which Allegiance or any Allegiance Subsidiary is a party relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in Allegiance, or contracts, commitments, understandings or arrangements by which Allegiance may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Allegiance or that otherwise obligate Allegiance to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “Allegiance Securities”, and any of the foregoing in respect of Allegiance Subsidiaries, collectively, “Allegiance Subsidiary Securities”). Other than the Allegiance Restricted Stock Awards, the Allegiance Stock Options, the Allegiance PSUs and the ESPP (collectively, the “Allegiance Equity Awards”), no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Allegiance or any Allegiance Subsidiary) are outstanding. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which Allegiance or any Allegiance Subsidiary is a party with respect to the voting or transfer of Allegiance Common Stock, capital stock or other voting or equity securities or ownership interests of Allegiance or granting any shareholder or other person any registration rights.
(b)   Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Allegiance, Allegiance owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the Allegiance Subsidiaries, free and clear of any Liens, and all such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.
(c)   Section 4.2(c) of the Allegiance Disclosure Schedule sets forth a true and complete schedule, as of the date hereof, of the outstanding capital securities (the “Allegiance Trust Preferred Securities”) issued by F&M Bancshares to each of Farmers & Merchants Capital Trust II and Farmers & Merchants Capital Trust III that were assumed by Allegiance in its acquisition of F&M Bancshares on January 1,

2015. Section 4.2(c) of the Allegiance Disclosure Schedule is in the same form as the table included in Note 13 of the Notes to Consolidated Financial Statements included in Allegiance’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021.
(d)   No Allegiance Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
4.3   Authority; No Violation.
(a)   Allegiance has full corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Requisite Allegiance Vote and the adoption and approval of the Bank Merger Agreement by Allegiance as Allegiance Subsidiary Bank’s sole shareholder, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Allegiance. The Board of Directors of Allegiance has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Allegiance and its shareholders, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger), and has directed that this Agreement be submitted to Allegiance’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of two-thirds of the outstanding shares of Allegiance Common Stock entitled to vote on this Agreement (the “Requisite Allegiance Vote”), and subject to the adoption and approval of the Bank Merger Agreement by Allegiance as Allegiance Subsidiary Bank’s sole shareholder, no other corporate proceedings on the part of Allegiance are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Allegiance and (assuming due authorization, execution and delivery by CBTX) constitutes a valid and binding obligation of Allegiance, enforceable against Allegiance in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).
(b)   Neither the execution and delivery of this Agreement by Allegiance, nor the consummation by Allegiance of the transactions contemplated hereby (including the Merger and the Bank Merger), nor compliance by Allegiance with any of the terms or provisions hereof, will (i) violate any provision of the Allegiance Certificate of Formation or the Allegiance Bylaws or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Allegiance or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Allegiance or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Allegiance or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches or defaults that either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on Allegiance.
4.4   Consents and Approvals.   Except for (a) the filing of any required applications, filings, notices and requests for waiver, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices or granting of such waivers, as applicable, (b) the filing of any required applications, filings and notices, as applicable, with the FDIC and the Texas Department of Banking in connection with the Bank Merger, and approval of such applications, filings and notices, (c) the filing of an exit notice with the OCC pursuant to 12 C.F.R. § 5.33(k) with respect to the Bank Merger and the filing of any other required applications, filings or notices with any federal or state banking authorities listed on Section 3.4 of the CBTX Disclosure Schedule or Section 4.4 of the Allegiance Disclosure Schedule and

approval of such applications, filings and notices, (d) the filing of any required applications, filings and notices, as applicable, with the NASDAQ, (e) the filing by CBTX with the SEC of the Joint Proxy Statement and the S-4 in which the Joint Proxy Statement will be included as a prospectus, and the declaration of effectiveness of the S-4, (f) the filing of the Certificate of Merger with the Texas Secretary of State pursuant to the TBOC, (g) the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law and (h) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of CBTX Common Stock pursuant to this Agreement and the approval of the listing of such CBTX Common Stock on the NASDAQ, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Allegiance of this Agreement or (ii) the consummation by Allegiance of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Allegiance has no knowledge of any reason why the necessary regulatory approvals and consents will not be received by Allegiance to permit consummation of the Merger and Bank Merger on a timely basis.
4.5   Reports.   Allegiance and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2019 with any Regulatory Agencies, including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Allegiance. Subject to Section 9.14, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Allegiance and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Allegiance, investigation into the business or operations of Allegiance or any of its Subsidiaries since January 1, 2019, except where such proceedings or investigations would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Allegiance. Subject to Section 9.14, there (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Allegiance or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Allegiance or any of its Subsidiaries since January 1, 2019, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Allegiance.
4.6   Financial Statements.
(a)   The financial statements of Allegiance and its Subsidiaries included (or incorporated by reference) in the Allegiance Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Allegiance and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Allegiance and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount); (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. Since December 31, 2018, no independent public accounting firm of Allegiance has resigned (or informed Allegiance that it intends to resign) or been dismissed as independent public accountants of Allegiance as a result of or in connection with any disagreements with Allegiance on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Allegiance, neither Allegiance nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), and except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Allegiance included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2021 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2021, or in connection with this Agreement and the transactions contemplated hereby.
(c)   The records, systems, controls, data and information of Allegiance and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership of Allegiance or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership that would not reasonably be expected to have a Material Adverse Effect on Allegiance. Allegiance (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Allegiance, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Allegiance by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Allegiance’s outside auditors and the audit committee of Allegiance’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Allegiance’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Allegiance’s internal controls over financial reporting. These disclosures were made in writing by management to Allegiance’s auditors and audit committee and true, correct and complete copies of such disclosures have previously been made available by Allegiance to CBTX. There is no reason to believe that Allegiance’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
(d)   Since January 1, 2019, (i) neither Allegiance nor any of its Subsidiaries, nor, to the knowledge of Allegiance, any director, officer, auditor, accountant or representative of Allegiance or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Allegiance or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Allegiance or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing Allegiance or any of its Subsidiaries, whether or not employed by Allegiance or any of its Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by Allegiance or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Allegiance or any committee thereof or the Board of Directors or similar governing body of any Allegiance Subsidiary or any committee thereof, or to the knowledge of Allegiance, to any director or officer of Allegiance or any Allegiance Subsidiary.
4.7   Broker’s Fees.   With the exception of the engagement of Raymond James & Associates, Inc., neither Allegiance nor any Allegiance Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. Allegiance has made available to CBTX the engagement letter by and between Allegiance and Raymond James & Associates, Inc. related to the Merger and the other transactions contemplated hereunder.
4.8   Absence of Certain Changes or Events.
(a)   Since December 31, 2020, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Allegiance.

(b)   Except in connection with the transactions contemplated by this Agreement, since December 31, 2020, Allegiance and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.
4.9   Legal and Regulatory Proceedings.
(a)   Except as would not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect on Allegiance, neither Allegiance nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of Allegiance, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Allegiance or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b)   Subject to Section 9.14, there is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Allegiance, any of its Subsidiaries or the assets of Allegiance or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its affiliates).
4.10   Taxes and Tax Returns.
(a)   Each of Allegiance and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Allegiance nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of Allegiance and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid (other than Taxes being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with GAAP). Each of Allegiance and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither Allegiance nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax or Tax Return that remains in effect (other than extension or waiver granted in the ordinary course of business).
(b)   Neither Allegiance nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax or Tax Return of Allegiance and its Subsidiaries or Taxes imposed on the assets of Allegiance and its Subsidiaries. Neither Allegiance nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement (i) exclusively between or among Allegiance and its Subsidiaries, or (ii) contained in commercial agreements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes).
(c)   There are no pending or proposed changes in the income Tax accounting methods (including any method for determining reserves for bad debts) of Allegiance or any of its Subsidiaries. Neither Allegiance nor any of its Subsidiaries will be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income for any taxable period ending after the Closing Date as a result of any: (i) adjustment required by a change in method of accounting made prior to the Closing Date; (ii) closing agreement entered into prior to the Closing Date; or (iii) installment sale or open transaction disposition made prior to the Closing Date.
(d)   Since January 1, 2017, neither Allegiance nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return for which the statute of limitations is open (other than a group the common parent of which was Allegiance) or (ii) has any liability for the Taxes of any person (other than Allegiance or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor or by operation of law.

(e)   Neither Allegiance nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither Allegiance nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(f)   Neither Allegiance nor any of its Subsidiaries has taken any action or has knowledge of any facts or circumstances that, in either case, would reasonably be expected to prevent or impede the Merger from being treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code.
4.11   Benefit Plans; Employees.
(a)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Allegiance, each Allegiance Benefit Plan has been established, operated, maintained and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. For purposes of this Agreement, the term “Allegiance Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all equity, equity-related, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination, change in control, retention, employment, consulting, welfare, insurance, medical, dental, disability, cafeteria, flexible spending, dependent care, fringe benefit or other compensation or benefit plans, programs, agreements, contracts, policies, arrangements or remuneration of any kind with respect to which Allegiance, any Subsidiary thereof or any trade or business, whether or not incorporated, which would be deemed a single employer with Allegiance or any of its Subsidiaries pursuant to Section 414(b), (c), (m) or (o) of the Code (an “Allegiance ERISA Affiliate”), is a party or has any current or future obligation or liability (whether actual, contingent or otherwise) or that are sponsored, maintained, contributed to by or required to be contributed to by Allegiance, any of its Subsidiaries, or any Allegiance ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor (or the dependents, beneficiaries or designees of any of the foregoing) of Allegiance, any of its Subsidiaries, or any Allegiance ERISA Affiliate. Section 4.11(a) of the Allegiance Disclosure Schedule lists each Allegiance Benefit Plan.
(b)   Allegiance has made available to CBTX true and complete copies of each material Allegiance Benefit Plan (and all amendments thereto) (or, in the case of an unwritten material Allegiance Benefit Plan, a written summary of the material terms thereof) and the following related documents, to the extent applicable: (i) all summary plan descriptions, amendments, modifications or material supplements; (ii) the most recent annual report (Form 5500) filed with the IRS; (iii) the most recently received IRS determination, advisory or opinion letter; and (iv) the most recently prepared actuarial report.
(c)   The IRS has issued a favorable determination, advisory or opinion with respect to the form of each Allegiance Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Allegiance Qualified Plans”) and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to Allegiance’s knowledge, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Allegiance Qualified Plan or the related trust.
(d)   No Allegiance Benefit Plan is (i) subject to Title IV of ERISA of Section 412 of the Code; (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA; (iii) a multiple employer plan as described in Section 413(d) of the Code; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40)(A) of ERISA.
(e)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Allegiance, no Allegiance Benefit Plan provides for any post-employment, post-retirement or post-service health or medical or life insurance benefits for retired, former or current employees, directors or consultants (or beneficiaries or dependents thereof), except (i) as required by

Section 4980B of the Code; (ii) through the end of the month of termination of employment; or (iii) pursuant to conversion rights at sole expense of converting former employee.
(f)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Allegiance, all contributions required to be made by Allegiance, its Subsidiaries or any Allegiance ERISA Affiliate to any Allegiance Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable by Allegiance, its Subsidiaries or any Allegiance ERISA Affiliate with respect to insurance policies funding any Allegiance Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Allegiance in accordance with GAAP.
(g)   There are no pending or, to Allegiance’s knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits, arbitrations or governmental audits or investigations that have been asserted or instituted, and, to Allegiance’s knowledge, no set of circumstances exists which may reasonably give rise to a claim, lawsuit, arbitration, audit or investigation, against or of the Allegiance Benefit Plans, any fiduciaries thereof with respect to their duties to the Allegiance Benefit Plans or the assets of any of the trusts under any of the Allegiance Benefit Plans that would reasonably be expected to result in any material liability to Allegiance or any of its Subsidiaries.
(h)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Allegiance, none of Allegiance, its Subsidiaries or any Allegiance ERISA Affiliate (or, to Allegiance’s knowledge, any other party) has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) with respect to an Allegiance Benefit Plan that would reasonably be expected to subject any of the Allegiance Benefit Plans or their related trusts, Allegiance, any of its Subsidiaries or any Allegiance ERISA Affiliate to any material Tax, penalty or liability imposed under Section 4975 of the Code or Section 502 of ERISA.
(i)   Except as contemplated by Section 1.7, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result or has resulted in the acceleration of vesting, exercisability, funding or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee, officer, director or other service provider of Allegiance or any of its Subsidiaries, or result in any limitation on the right of Allegiance or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Allegiance Benefit Plan or related trust on or after the Effective Time. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Allegiance or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.
(j)   No Allegiance Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise. Except as would not reasonably be expected to result in material liability to Allegiance, each Allegiance Benefit Plan required to comply with Section 409A of the Code complies in both form and operation therewith.
(k)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Allegiance, there are no pending or, to Allegiance’s knowledge, threatened labor grievances or unfair labor practice claims or charges against Allegiance or any of its Subsidiaries, or any strikes or other labor disputes against Allegiance or any of its Subsidiaries. Neither Allegiance nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Allegiance or any of its Subsidiaries and there are no pending or, to Allegiance’s knowledge, threatened organizing efforts by any union or other group seeking to represent any employees of Allegiance or any of its Subsidiaries.
(l)   Allegiance has provided to CBTX a list of individuals employed by Allegiance or any of its Subsidiaries as of the date hereof, and the following information for each such individual: (i) name;

(ii) title; (iii) hire date; (iv) office location; (v) annual salary or hourly wage rate, as applicable; (vi) incentive compensation; and (vii) total annual compensation. As of the date hereof, all compensation payable to all employees of Allegiance or any of its Subsidiaries for services performed on or prior to the date hereof have been paid in full (or accrued in full on the interim financial statements) and there are no outstanding agreements, understandings or commitments of Allegiance or any of its Subsidiaries with respect to any compensation to employees. Neither Allegiance nor any of its Subsidiaries is a party to an agreement with a professional employer organization or staffing services agency.
(m)   Neither Allegiance nor any of its Subsidiaries has, in the past ninety (90) days, engaged in any employment termination action requiring notice pursuant to WARN Act.
4.12   SEC Reports.   Allegiance has previously made available to CBTX an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since December 31, 2019 by Allegiance pursuant to the Securities Act or the Exchange Act (the “Allegiance Reports”) and (b) communication mailed by Allegiance to its shareholders since December 31, 2019 and prior to the date hereof, and no such Allegiance Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since December 31, 2019, as of their respective dates, all Allegiance Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Allegiance has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or unresolved issued raised by, the SEC with respect to any of the Allegiance Reports.
4.13   Compliance with Applicable Law.
(a)   Allegiance and each of its Subsidiaries hold, and have at all times since December 31, 2020, held, all licenses, registrations, franchises, certificates, variances, permits charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Allegiance, and to the knowledge of Allegiance, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.
(b)   Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Allegiance, Allegiance and each of its Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Allegiance or any of its Subsidiaries, including all laws related to data protection or privacy (including laws relating to the privacy and security of Personal Data), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Allegiance and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by Allegiance and its Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention laws in jurisdictions where Allegiance and its Subsidiaries conduct business.
(c)   Allegiance Subsidiary Bank has a Community Reinvestment Act rating of “satisfactory” or better.
(d)   Allegiance maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any Security Breach. To the knowledge of Allegiance, Allegiance has not experienced any Security Breach that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Allegiance. To the knowledge of Allegiance, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Allegiance.
(e)   Without limitation, none of Allegiance, or any of its Subsidiaries, or to the knowledge of Allegiance, any director, officer, employee, agent or other person acting on behalf of Allegiance or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Allegiance or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Allegiance or any of its Subsidiaries; (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law; (iv) established or maintained any unlawful fund of monies or other assets of Allegiance or any of its Subsidiaries; (v) made any fraudulent entry on the books or records of Allegiance or any of its Subsidiaries; or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Allegiance or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Allegiance or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except in each case as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Allegiance.
(f)   As of the date hereof, Allegiance, Allegiance Subsidiary Bank and each other insured depository institution Allegiance Subsidiary is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary bank regulator).
(g)   Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Allegiance, (i) Allegiance and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Allegiance, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets and results of such fiduciary account.
4.14   Certain Contracts.
(a)   As of the date hereof, neither Allegiance nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral, but excluding any Allegiance Benefit Plan):
(i)   which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)   which contains a provision that materially restricts the conduct of any line of business by Allegiance or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of the Surviving Entity or any of its affiliates to engage in any line of business or in any geographic region;
(iii)   with or to a labor union, labor organization or other employee organization (including any collective bargaining agreement);
(iv)   any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite Allegiance Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Allegiance;
(v)   (A) that relates to the incurrence of indebtedness by Allegiance or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank, securities sold under agreements to repurchase and any contract relating to the Allegiance Trust Preferred Securities, in each case incurred in the ordinary course of business consistent with past practice), or (B) that provides for the guarantee, support, indemnification, assumption or endorsement by Allegiance or any of Allegiance Subsidiary of, or any similar commitment by Allegiance or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the outstanding principal amount of $5,000,000 or more;
(vi)   that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Allegiance or its Subsidiaries, taken as a whole;
(vii)   that alters the at-will employment status of an employee;
(viii)   with independent contractors or consultants providing for payments of at least $250,000 in any twelve (12)-month period or that are not terminable by Allegiance or any of its Subsidiaries on notice of sixty (60) days or less without termination obligations;
(ix)   that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $250,000 per annum (other than any such contracts which are terminable by Allegiance or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice);
(x)   that is a settlement, consent or similar agreement and contains any material continuing obligations of Allegiance or any of its Subsidiaries; or
(xi)   that relates to the acquisition or disposition of any person, business or asset and under which Allegiance or its Subsidiaries have or may have a material obligation or liability.
Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not set forth in the Allegiance Disclosure Schedule, is referred to herein as an “Allegiance Contract.” Allegiance has made available to CBTX true, correct and complete copies of each Allegiance Contract in effect as of the date hereof.
(b)   Each Allegiance Contract is valid and binding on Allegiance or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Allegiance. Allegiance and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each Allegiance Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Allegiance. To the knowledge of Allegiance, each third-party counterparty to each Allegiance Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such Allegiance Contract, except where such noncompliance or nonperformance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Allegiance. Neither Allegiance nor any of its Subsidiaries has knowledge of, or has received notice of, any violation of any Allegiance Contract by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Allegiance. No event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of Allegiance or any of its Subsidiaries or, to the knowledge of Allegiance, any other party thereto, of or under any such Allegiance Contract, except where such breach or default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Allegiance.
4.15   Agreements with Regulatory Agencies.   Subject to Section 9.14, neither Allegiance nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2019, a recipient of any supervisory letter from, or since December 31, 2019, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Allegiance Disclosure Schedule, an “Allegiance Regulatory Agreement”), nor has Allegiance or any of its Subsidiaries been advised in writing or, to the knowledge of Allegiance, threatened since January 1, 2019, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Allegiance Regulatory Agreement.
4.16   Environmental Matters.   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Allegiance, Allegiance and its Subsidiaries are in compliance, and have complied since January 1, 2020, with all Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of Allegiance, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Allegiance or any Allegiance Subsidiary of any liability or obligation arising under any Environmental Law pending or threatened against Allegiance, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Allegiance. To the knowledge of Allegiance, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Allegiance. Allegiance is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, Governmental Entity, Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Allegiance.
4.17   Investment Securities and Commodities.   Each of Allegiance and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to Allegiance’s business on a consolidated basis, free and clear of any Lien, except as set forth in the financial statements included in the Allegiance Reports or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Allegiance or its Subsidiaries. Such securities and commodities are valued on the books of Allegiance in accordance with GAAP in all material respects.
4.18   Real Property.   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Allegiance, Allegiance or an Allegiance Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Allegiance Reports as being owned by Allegiance or an Allegiance Subsidiary or acquired after the date thereof which are material to Allegiance on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Allegiance Owned Properties”), free and clear of all material Liens, except for Permitted Encumbrances and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Allegiance Reports or acquired after the date thereof which are material to Allegiance on a consolidated basis (except for leases that have expired by their terms since the date thereof) (such leasehold estates, collectively with the Allegiance Owned Properties, the “Allegiance Real Property”), free and clear of all material Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of Allegiance, the lessor. There are no pending or, to the knowledge of Allegiance, threatened condemnation proceedings against the Allegiance Real Property.
4.19   Intellectual Property.   Allegiance and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Allegiance: (a) (i) to the knowledge of Allegiance, the use of any Intellectual Property by Allegiance and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Allegiance or any Allegiance Subsidiary acquired the right to use any Intellectual Property, and (ii) no person has asserted in writing to Allegiance that Allegiance or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) to the knowledge of Allegiance, no person is challenging, infringing on or otherwise violating any right of Allegiance or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Allegiance or its Subsidiaries, and (c) neither Allegiance nor any Allegiance Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Allegiance or any Allegiance Subsidiary, and Allegiance and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Allegiance and its Subsidiaries.
4.20   Related Party Transactions.   As of the date hereof, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Allegiance or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Allegiance or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Allegiance Common Stock (or any of such person’s immediate family members or affiliates) (other than Allegiance Subsidiaries) on the other hand, of the type required to be reported in any Allegiance Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been disclosed therein.
4.21   State Takeover Laws.   The Board of Directors of Allegiance has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable Takeover Restrictions. In accordance with Section 10.354 of the TBOC, no appraisal or dissenters’ rights will be available to the holders of Allegiance Common Stock in connection with the Merger.
4.22   Reorganization.   Allegiance has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
4.23   Opinions of Financial Advisors.   Prior to the execution of this Agreement, the Board of Directors of Allegiance has received the opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from Raymond James, to the effect that as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and other matters set forth in the written opinion, the Exchange Ratio pursuant to this Agreement is fair, from a financial point of view, to the holders of Allegiance Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.
4.24   Loan Portfolio.
(a)   As of the date hereof, neither Allegiance nor any of its Subsidiaries is a party to any written or oral Loan in which Allegiance or any Allegiance Subsidiary is a creditor that, as of September 30,

2021, had an outstanding balance of $5,000,000 or more and under the terms of which the obligor was, as of September 30, 2021, over ninety (90) days or more delinquent in payment of principal or interest. Set forth in Section 4.24(a) of the Allegiance Disclosure Schedule is a true, correct and complete list of (A) all the Loans of Allegiance and its Subsidiaries that, as of September 30, 2021, had an outstanding balance of $5,000,000 and were classified by Allegiance as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of Allegiance or any of its Subsidiaries that, as of September 30, 2021, is classified as “Other Real Estate Owned” and the book value thereof.
(b)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Allegiance, each Loan of Allegiance or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Allegiance and its Subsidiaries as secured Loans, has been secured by valid Liens, which have been perfected; and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.
(c)   Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Allegiance, each outstanding Loan of Allegiance or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Allegiance and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.
4.25   Insurance.   Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Allegiance, (a) Allegiance and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Allegiance reasonably has determined to be prudent and consistent with industry practice, and Allegiance and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof; (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Allegiance and its Subsidiaries, Allegiance or the relevant Subsidiary thereof is the sole beneficiary of such policies; (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion; (d) there is no claim for coverage by Allegiance or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither Allegiance nor any of its Subsidiaries has received notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.
4.26   No Investment Advisor Subsidiary.   Neither Allegiance nor any Allegiance Subsidiary provides any investment management, investment advisory or sub-advisory services or is required to register with the SEC as an investment advisor under the Investment Advisers Act.
4.27   No Broker-Dealer Subsidiary.   Neither Allegiance nor any Allegiance Subsidiary is a broker-dealer required to be registered under the Exchange Act with the SEC.
4.28   Allegiance Information.   The information relating to Allegiance and the Allegiance Subsidiaries to be contained in the Joint Proxy Statement and the S-4, and the information relating to Allegiance and the Allegiance Subsidiaries that is provided by Allegiance or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.29   No Other Representations or Warranties.
(a)   Except for the representations and warranties made by Allegiance in this ARTICLE IV, neither Allegiance nor any other person makes any express or implied representation or warranty with respect to Allegiance, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Allegiance hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Allegiance nor any other person makes or has made any representation or warranty to CBTX or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Allegiance, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Allegiance in this ARTICLE IV, any oral or written information presented to CBTX or any of its affiliates or representatives in the course of their due diligence investigation of Allegiance, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)   Allegiance acknowledges and agrees that neither CBTX nor any other person has made or is making any express or implied representation or warranty other than those contained in ARTICLE III.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1   Conduct of Businesses Prior to the Effective Time.   During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the CBTX Disclosure Schedule or the Allegiance Disclosure Schedule), required by law or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), each of Allegiance and CBTX shall, and shall cause each of its respective Subsidiaries to (a) conduct its business in the ordinary course in all material respects; provided, however, that Allegiance or CBTX, as the case may be, shall be permitted to engage in COVID-19 Measures; (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and (c) take no action that would reasonably be expected to adversely affect or delay the ability of either Allegiance or CBTX to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis. For the avoidance of doubt, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CBTX or Allegiance, respectively, either CBTX or Allegiance, as applicable, may take all actions necessary or appropriate to modify, procure, extend, continue or otherwise maintain policies of insurance with such coverages, terms and conditions commensurate with the risk profile of CBTX or Allegiance, as applicable, and, after the Closing, the Surviving Entity. “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other law, directive, guidelines or recommendations by any Governmental Entity (including the Centers for Disease Control and Prevention or the World Health Organization) in relation to, arising out of, in connection with or in response to an epidemic, pandemic or disease outbreak (including COVID-19), or any change in such law, directive, guideline, recommendation or interpretation thereof.
5.2   Forbearances.   During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Allegiance Disclosure Schedule or the CBTX Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, neither Allegiance nor CBTX shall, and neither Allegiance nor CBTX shall permit any of their respective Subsidiaries to, without the prior written consent of the other party to this Agreement (such consent not to be unreasonably withheld, conditioned or delayed):
(a)   other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six (6) months; (ii) the creation of deposit liabilities; (iii) issuances of letters of credit; (iv) purchases of federal funds; (v) sales of certificates of deposit; and (vi) entry into term repurchase agreements for fixed income securities, in each case in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of CBTX or any of its wholly-owned Subsidiaries to CBTX or any of its wholly-owned Subsidiaries, on the one hand, or of

Allegiance or any of its wholly-owned Subsidiaries to Allegiance or any of its wholly-owned Subsidiaries, on the other hand), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;
(b)   adjust, split, combine or reclassify any capital stock;
(c)   make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any CBTX Securities or CBTX Subsidiary Securities, in the case of CBTX, or Allegiance Securities or Allegiance Subsidiary Securities, in the case of Allegiance, except, in each case, (i) regular quarterly cash dividends by CBTX at a rate not in excess of $0.13 per share of CBTX Common Stock and by Allegiance at a rate not in excess of $0.12 per share of Allegiance Common Stock; (ii) dividends paid by any of the Subsidiaries of each of Allegiance and CBTX to Allegiance and CBTX or any of their wholly-owned Subsidiaries, respectively; (iii) dividends provided for and paid on the Allegiance Trust Preferred Securities in accordance with the terms thereof; (iv) the acceptance of shares of CBTX Common Stock or Allegiance Common Stock, as the case may be, as payment for the exercise price of stock appreciation rights or stock options or for withholding Taxes incurred in connection with the exercise of stock appreciation rights or stock options or the vesting or settlement of equity compensation awards, in each case, in accordance with past practice and the terms of the applicable award agreements; or (v) redemptions, purchases or acquisitions of such securities pursuant to any repurchase plan or program approved by the Board of Directors of CBTX or Allegiance, as the case may be, as of the date hereof;
(d)   grant any stock appreciation rights, stock options, restricted stock units, performance units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any CBTX Securities or CBTX Subsidiary Securities, in the case of CBTX, or Allegiance Securities or Allegiance Subsidiary Securities, in the case of Allegiance, other than reasonable grants to any employee or officer (i) in connection with commencement of employment, promotion or change in responsibilities, (ii) in the ordinary course of business consistent with past practice or (iii) by the payment of incentive compensation for completed performance periods based upon corporate performance, the performance of such employee and, if applicable, such employee’s business;
(e)   issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any CBTX Securities or CBTX Subsidiary Securities, in the case of CBTX, or Allegiance Securities or Allegiance Subsidiary Securities, in the case of Allegiance, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any CBTX Securities or CBTX Subsidiary Securities, in the case of CBTX, or Allegiance Securities or Allegiance Subsidiary Securities, in the case of Allegiance, except pursuant to the exercise of stock appreciation rights or stock options or the settlement of equity compensation awards in accordance with their terms;
(f)   sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement;
(g)   except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property or assets of any other person, in each case other than a wholly-owned Subsidiary of CBTX or Allegiance, as applicable;

(h)   in each case except for transactions in the ordinary course of business, terminate, materially amend, or waive any material provision of, any CBTX Contract or Allegiance Contract, as the case may be, or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to CBTX or Allegiance, as the case may be, or enter into any contract that would constitute a CBTX Contract or an Allegiance Contract, as the case may be, if it were in effect on the date of this Agreement;
(i)   except as required under applicable law or the terms of any CBTX Benefit Plan or Allegiance Benefit Plan existing as of the date hereof, as applicable, (i) enter into, establish, adopt, commence participation in, materially amend, cease participation in or terminate any CBTX Benefit Plan or Allegiance Benefit Plan, or any plan, program, agreement, contract, policy or arrangement that would be a CBTX Benefit Plan or an Allegiance Benefit Plan if in effect on the date hereof, other than (x) in the ordinary course of business consistent with past practice and (y) as would not reasonably be expected to materially increase the cost of benefits under any CBTX Benefit Plan, Allegiance Benefit Plan, CBTX Contract or Allegiance Contract, as the case may be; (ii) increase the compensation or benefits payable to any current or former employee, officer, director or individual consultant, other than as set forth in Section 5.2(i) of the CBTX Disclosure Schedule or other than increases to current employees and officers (x) in connection with a promotion or change in responsibilities and to a level consistent with similarly situated peer employees, (y) in the ordinary course of business consistent with past practice or (z) by the payment of incentive compensation for completed performance periods based upon corporate performance, the performance of such employee and, if applicable, such employee’s business; (iii) accelerate the vesting or payment of any equity-based awards or other compensation; (iv) enter into any new, or amend any existing, employment, severance, change in control, retention, collective bargaining agreement or similar agreement or arrangement; or (v) fund any rabbi trust or similar arrangement or in any other way secure the payment of compensation or benefits under any CBTX Benefit Plan, Allegiance Benefit Plan, CBTX Contract or Allegiance Contract, as the case may be;
(j)   except as set forth in Section 5.2(j) of the CBTX Disclosure Schedule or except as set forth in Section 5.2(j) of the Allegiance Disclosure Schedule, as the case may be, settle any material claim, suit, action or proceeding, except involving solely monetary remedies in an amount, individually and in the aggregate, that is not material to CBTX or Allegiance, as applicable, and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries or the Surviving Entity or to the receipt of regulatory approvals for the Merger or the Bank Merger on a timely basis;
(k)   take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(l)   amend its certificate of formation, its bylaws or comparable governing documents of its Subsidiaries that are “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC;
(m)   other than in prior consultation with the other party to this Agreement, materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;
(n)   implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;
(o)   enter into any new line of business or, other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity;
(p)   change or revoke any material Tax election, change an annual Tax accounting period, change any material Tax accounting method, file any material amended Tax Return, enter into any closing or similar agreement with respect to a material amount of Taxes, or settle or compromise any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes;
(q)   merge or consolidate itself or any of its Subsidiaries that are “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries that are “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC;
(r)   take any action that is intended or expected to result in any of the conditions to the Merger set forth in ARTICLE VII not being satisfied, except as may be required by applicable law; or
(s)   agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.
ARTICLE VI
ADDITIONAL AGREEMENTS
6.1   Regulatory Matters.
(a)   Promptly after the date of this Agreement, Allegiance and CBTX shall prepare and file with the SEC the Joint Proxy Statement, and CBTX shall prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. Allegiance and CBTX, as applicable, shall use reasonable best efforts to make such filings within forty-five (45) days of the date of this Agreement. Each of Allegiance and CBTX shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filings, and to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, and Allegiance and CBTX shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders. CBTX shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Allegiance shall furnish all information concerning Allegiance and the holders of Allegiance Common Stock as may be reasonably requested in connection with any such action.
(b)   The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings and in the case of the applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, use their reasonable best efforts to make them within forty-five (45) days of the date of this Agreement, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Allegiance and CBTX shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Allegiance or CBTX, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity, including the Joint Proxy Statement, the S-4 and any other filing made in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein, and each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences, in each case subject to applicable law. As used in this Agreement, the term “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, orders and approvals (and the expiration or termination of all statutory waiting periods in respect thereof) (i) from the Federal Reserve Board, the FDIC, the Texas

Department of Banking, the OCC and (ii) set forth in Section 3.4 or Section 4.4 that are necessary to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger) or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Entity.
(c)   Each party shall use its reasonable best efforts to respond to any request for information and resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing contained herein shall be deemed to require Allegiance or CBTX or any of their respective Subsidiaries, and neither Allegiance nor CBTX nor any of their respective Subsidiaries shall be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with (i) the settlement of the FinCEN Matter with FinCEN or the OCC, or (ii) obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities that in the case of either (i) or (ii) would reasonably be expected to have a Material Adverse Effect on the Surviving Entity and its Subsidiaries, taken as a whole, after giving effect to the Merger (a “Materially Burdensome Regulatory Condition”).
(d)   Allegiance and CBTX shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Allegiance, CBTX or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.
(e)   Each of Allegiance and CBTX agrees, as to itself and its Subsidiaries, as applicable, that the information relating to it and its Subsidiaries or that is provided by it or its Subsidiaries or their respective representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any Regulatory Agency or Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement and the S-4 (except for such portions thereof that relate only to the other party or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the Securities Act, as applicable, and the rules and regulations thereunder.
(f)   Allegiance and CBTX shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained, or that the receipt of any such approval will be materially delayed.
6.2   Access to Information; Confidentiality.
(a)   Subject to Section 9.14, upon reasonable notice and subject to applicable laws, each of Allegiance and CBTX, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time the conversion or consolidation of systems and business operations generally, and, during such period, each of Allegiance and CBTX shall, and shall cause its respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that Allegiance or CBTX, as the case may be, is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Neither Allegiance nor CBTX nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of

Allegiance’s or CBTX’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)   Each of Allegiance and CBTX shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement dated January 12, 2021 between Allegiance and CBTX, as amended (the “Confidentiality Agreement”).
(c)   No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
6.3   Shareholders’ Approvals.   Each of Allegiance and CBTX shall call a meeting of its shareholders (the “Allegiance Meeting” and the “CBTX Meeting,” respectively) to be held as soon as reasonably practicable after the S-4 is declared effective, for the purpose of obtaining (a) the Requisite Allegiance Vote and the Requisite CBTX Vote required in connection with this Agreement and the Merger and (b) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of shareholders in connection with the approval of a merger agreement or the transactions contemplated thereby, and each of Allegiance and CBTX shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date. Each of Allegiance and CBTX and their respective Boards of Directors shall use its reasonable best efforts to obtain from the shareholders of Allegiance and CBTX, as applicable, the Requisite Allegiance Vote and the Requisite CBTX Vote, as applicable, including by communicating to the respective shareholders of Allegiance and CBTX its recommendation (and including such recommendation in the Joint Proxy Statement) that, in the case of Allegiance, the shareholders of Allegiance approve this Agreement (the “Allegiance Board Recommendation”), and in the case of CBTX, that the shareholders of CBTX approve this Agreement (the “CBTX Board Recommendation”), and each of Allegiance and CBTX and their respective Boards of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the Allegiance Board Recommendation, in the case of Allegiance, or the CBTX Board Recommendation, in the case of CBTX; (ii) fail to make the Allegiance Board Recommendation, in the case of Allegiance, or the CBTX Board Recommendation, in the case of CBTX, in the Joint Proxy Statement; (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal; (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the Allegiance Board Recommendation, in the case of Allegiance, or the CBTX Board Recommendation, in the case of CBTX, in each case within ten (10) business days (or such fewer number of days as remains prior to the Allegiance Meeting or the CBTX Meeting, as applicable) after an Acquisition Proposal is made public or any request by the other party to do so; or (v) publicly propose to do any of the foregoing (any of the foregoing a “Recommendation Change”). However, subject to Section 8.1 and Section 8.2, if the Board of Directors of Allegiance or CBTX, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Allegiance Board Recommendation or the CBTX Board Recommendation, as applicable, such Board of Directors may, in the case of Allegiance, prior to the receipt of the Requisite Allegiance Vote, and in the case of CBTX, prior to the receipt of the Requisite CBTX Vote, submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event such Board of Directors may communicate the basis for its lack of a recommendation to its shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that such Board of Directors may not take any actions under this sentence unless it (A) gives the other party at least four (4) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (B) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Allegiance Board Recommendation or CBTX Board Recommendation, as the case may be. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3. Allegiance or CBTX shall adjourn or postpone the Allegiance Meeting or the CBTX Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Allegiance Common Stock or CBTX Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting CBTX or Allegiance, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite CBTX Vote or the Requisite Allegiance Vote, and subject to the terms and conditions of this Agreement (including the immediately preceding sentence), CBTX or Allegiance, as applicable, shall continue to use reasonable best efforts to solicit proxies from its shareholders in order to obtain the Requisite CBTX Vote or the Requisite Allegiance Vote, respectively.
Notwithstanding anything to the contrary herein, but subject to the obligation to adjourn or postpone such meeting as set forth in the immediately preceding sentence, unless this Agreement has been terminated in accordance with its terms, (x) the Allegiance Meeting shall be convened and this Agreement shall be submitted to the shareholders of Allegiance at the Allegiance Meeting and (y) the CBTX Meeting shall be convened and this Agreement shall be submitted to the shareholders of CBTX at the CBTX Meeting, and nothing contained herein shall be deemed to relieve either Allegiance or CBTX of such obligation.
6.4   Legal Conditions to Merger.   Subject in all respects to Section 6.1 of this Agreement, each of Allegiance and CBTX shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in ARTICLE VII hereof, to consummate the transactions contemplated by this Agreement, (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by CBTX or Allegiance or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement, and (c) to obtain the tax opinions referenced in Section 7.2(c) and Section 7.3(c), including by executing and delivering representations contained in the Allegiance Tax Certificate and the CBTX Tax Certificate, reasonably satisfactory in form and substance to Allegiance’s and CBTX’s counsel.
6.5   Stock Exchange Listing.   CBTX shall cause the shares of CBTX Common Stock to be issued in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.
6.6   Employee Matters.
(a)   Commencing on the Effective Time and ending on December 31, 2022 (or the date of termination of the applicable Continuing Allegiance Employee, if earlier), unless otherwise mutually determined by Allegiance and CBTX prior to the Closing, the Surviving Entity shall provide the employees of Allegiance and its Subsidiaries who, at the Effective Time, are employed by the Surviving Entity or any of its Subsidiaries (the “Continuing Allegiance Employees”) (i) base salary or base wage rate and bonus opportunity, in each case, no less than in effect immediately prior to the Effective Time and (ii) benefits that are substantially comparable, in the aggregate, to the benefits provided to such Continuing Allegiance Employees by Allegiance and its Subsidiaries immediately prior to the Effective Time.

(b)   Commencing on the Effective Time and ending on December 31, 2022 (or the date of termination of the applicable Continuing CBTX Employee, if earlier), unless otherwise mutually determined by Allegiance and CBTX prior to the Closing, the Surviving Entity shall provide the employees of CBTX and its Subsidiaries who, at the Effective Time, are employed by the Surviving Entity or any of its Subsidiaries (the “Continuing CBTX Employees”, and together with the Continuing Allegiance Employees, the “Continuing Employees”) (i) base salary or base wage rate and bonus opportunity, in each case, no less than in effect immediately prior to the Effective Time and (ii) benefits that are substantially comparable, in the aggregate, to the benefits provided to such Continuing CBTX Employees by CBTX and its Subsidiaries immediately prior to the Effective Time.
(c)   Prior to the Closing Date, Allegiance and CBTX shall cooperate in reviewing, evaluating and analyzing the Allegiance Benefit Plans and the CBTX Benefit Plans with a view towards developing appropriate new benefit plans with respect to employees of the Surviving Entity and its Subsidiaries (“New Benefit Plans”), which New Benefit Plans will, to the extent permitted by applicable law, and among other things, (i) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities, and (ii) not discriminate between Continuing Allegiance Employees, on the one hand, and Continuing CBTX Employees, on the other hand. Notwithstanding the foregoing, Allegiance and CBTX agree that any Continuing Employee who, during the period commencing on the Closing Date and ending on December 31, 2022, is involuntarily terminated other than for cause by the Surviving Entity or any of its respective Subsidiaries will be provided with severance pay and benefits pursuant to a severance program to be mutually agreed between Allegiance and CBTX prior to the Effective Time. Notwithstanding the foregoing, except as otherwise provided expressly in this Agreement, nothing herein shall require the Surviving Entity to continue, suspend or terminate any Allegiance Benefit Plan or CBTX Benefit Plan.
(d)   With respect to any CBTX Benefit Plan or New Benefit Plan in which a Continuing Allegiance Employee becomes eligible to participate on or after the Effective Time, the Surviving Entity shall and shall cause its Subsidiaries to: (i) use reasonable best efforts to (A) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Continuing Allegiance Employee and his or her eligible dependents under such plan, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Allegiance Benefit Plan, and (B) provide such Continuing Allegiance Employee and his or her eligible dependents with credit for any co-payments or deductibles paid during the plan year in which participation under the plan commences in satisfying any applicable deductible or out-of-pocket requirements, if and to the same extent that such credit was given under the analogous Allegiance Benefit Plan prior to the Effective Time; and (ii) recognize all service of such Continuing Allegiance Employee with Allegiance and its Subsidiaries (and their respective predecessors, if applicable) for purposes of eligibility to participate, vesting (other than vesting with respect to equity-based and incentive compensation), and benefit accrual to the same extent such service was recognized under the analogous Allegiance Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply (x) to the extent it would result in duplication of benefits for the same period of services, (y) for purposes of any defined benefit pension or similar plan or any plan that provides retiree welfare benefits, or (z) to any plan that is a frozen plan or provides grandfathered benefits.
(e)   With respect to any Allegiance Benefit Plan or New Benefit Plan which a Continuing CBTX Employee becomes eligible to participate on or after the Effective Time, the Surviving Entity shall and shall cause its Subsidiaries to: (i) use reasonable best efforts to (A) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Continuing CBTX Employee and his or her eligible dependents under such plan, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous CBTX Benefit Plan, and (B) provide such Continuing CBTX Employee and his or her eligible dependents with credit for any co-payments or deductibles paid during the plan year in which participation under the plan commences in satisfying any applicable deductible or out-of-pocket requirements, if and to the same extent that such credit was given under the analogous CBTX Benefit Plan prior to the Effective Time; and (ii) recognize all service of such Continuing CBTX Employee with CBTX and its Subsidiaries (and their respective predecessors, if applicable) for purposes of eligibility to participate, vesting

(other than vesting with respect to equity-based and incentive compensation), and benefit accrual to the same extent such service was recognized under the analogous CBTX Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply (x) to the extent it would result in duplication of benefits for the same period of services, (y) for purposes of any defined benefit pension or similar plan or any plan that provides retiree welfare benefits, or (z) to any plan that is a frozen plan or provides grandfathered benefits.
(f)   The Surviving Entity agrees to honor (i) all Allegiance Benefit Plans in accordance with their terms, (ii) all CBTX Benefit Plans in accordance with their terms, and (iii) all accrued but unused vacation and other paid time off of the Continuing Employees.
(g)   With respect to service provided by applicable employees for the portion of calendar year 2022 following the Closing, the Surviving Entity shall continue to permit benefit accruals and deferrals for purposes of that certain Executive Nonqualified Excess Plan (with respect to applicable Continuing Employees) (the “Excess Plan”) and of those certain Executive Deferred Compensation Agreements (with respect to applicable employees of pre-Merger CBTX Bank) (the “Deferred Compensation Arrangements”), but only with respect to Deferred Compensation Arrangements that have not been frozen as to active participation. Effective with respect to years beginning on and after January 1, 2023, the Surviving Entity shall cause (i) benefit accruals and deferrals under the Deferred Compensation Agreements to cease, to the extent not previously ceased, with respect to any service provided on or after January 1, 2023 (but contributions and deferrals during calendar year 2023 with respect to amounts earned in calendar year 2022 shall be permitted), with amounts deferred thereunder payable in accordance with the terms of the Deferred Compensation Arrangements, and (ii) unless determined otherwise by the Surviving Entity in accordance with the immediately following sentence, benefit accruals and deferrals under the Excess Plan to cease with respect to any service provided on or after January 1, 2023 (but contributions and deferrals during calendar year 2023 with respect to amounts earned in calendar year 2022 shall be permitted), with amounts deferred thereunder payable in accordance with the terms of the Excess Plan. Effective for calendar years beginning on or after January 1, 2023, the Surviving Company shall implement a deferred compensation plan for select employees thereof (which shall include both then-current executives who are Continuing Employees and then-current executives who were executives of pre-Merger CBTX Bank), which plan may take the form of the Excess Plan, as it may be amended with respect to prospective accruals and deferrals, or such other plan or arrangement as the Surviving Company determines to implement.
(h)   Prior to the Closing Date, Allegiance and CBTX shall cooperate in reviewing, evaluating and analyzing the Allegiance Bank 401(k) & Profit Sharing Plan (the “Allegiance 401(k) Plan”) and the CommunityBank of Texas, N.A. 401(k) Plan (the “CBTX 401(k) Plan”) and make a mutual determination as to whether one or both of the Allegiance 401(k) Plan and the CBTX 401(k) Plan will continue to be maintained by the Surviving Entity immediately following the Effective Time (the “Continuing 401(k) Plan(s)”) and, if either the Allegiance 401(k) Plan or the CBTX 401(k) Plan is to be terminated prior to the Closing, which one will be terminated (such plan, the “Terminated 401(k) Plan”). If it is determined that either the Allegiance 401(k) Plan or the CBTX 401(k) Plan shall be the Terminated 401(k) Plan, the Board of Directors (or an appropriate committee thereof) of Allegiance or CBTX, as applicable, shall adopt resolutions and take such corporate action as is necessary or appropriate to terminate the Terminated 401(k) Plan, effective as of the day prior to the Closing Date and contingent upon the occurrence of the Effective Time. In such case, Allegiance or CBTX, as applicable, shall provide the other party with evidence that the Terminated 401(k) Plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by the other party) not later than two (2) days immediately preceding the Closing Date and (ii) the employees who participated in the Terminated 401(k) Plan immediately prior to the Closing and who continue in employment immediately after the Closing shall be eligible to participate, effective as immediately after the Closing, in the Continuing 401(k) Plan. Allegiance and CBTX shall take any and all actions as may be required, including amendments to the Allegiance 401(k) Plan and/or the CBTX 401(k) Plan, to permit the employees participating in the Terminated 401(k) Plan to make rollover contributions from the Terminated 401(k) Plan to the Continuing 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans) or a combination thereof in an amount equal to the full account balance distributed to such employee from the Terminated 401(k) Plan.
(i)   Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Allegiance or CBTX or any of their Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Entity, Allegiance, CBTX or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Entity, Allegiance, CBTX or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Allegiance or CBTX or any of their Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause, or for no reason. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Allegiance Benefit Plan, CBTX Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Entity or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Allegiance Benefit Plan, CBTX Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of Allegiance or CBTX or any of their Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
6.7   Indemnification; Directors’ and Officers’ Insurance.
(a)   From and after the Effective Time, the Surviving Entity shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the extent (subject to applicable law) such persons are indemnified as of the date of this Agreement by Allegiance pursuant to the Allegiance Certificate of Formation, the Allegiance Bylaws, the governing or organizational documents of any Allegiance Subsidiary and any indemnification agreements in existence as of the date hereof and disclosed in Section 6.7(a) of the Allegiance Disclosure Schedule, each present and former director, officer or employee of Allegiance and its Subsidiaries (collectively, the “Allegiance Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director, officer or employee of Allegiance or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement.
(b)   CBTX and Allegiance shall cooperate to obtain at or prior to the Effective Time a six (6)-year “tail” policy under Allegiance’s existing directors’ and officers’ insurance policy with a substantially comparable insurer providing equivalent coverage and amounts containing terms and conditions that are no less advantageous to the insured as the current policies of directors’ and officers’ liability insurance maintained by Allegiance.
(c)   The obligations of the Surviving Entity, Allegiance or CBTX under this Section 6.7 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Allegiance Indemnified Party without the prior written consent of the affected Allegiance Indemnified Party.
(d)   The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Allegiance Indemnified Party and his or her heirs and representatives. If the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other person or engages in any similar transaction, then in each such case, the Surviving Entity will cause proper provision to be made so that the successors and assigns of the Surviving Entity will expressly assume the obligations set forth in this Section 6.7.
6.8   Additional Agreements.   In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between an Allegiance Subsidiary, on the one hand, and a CBTX Subsidiary, on the other hand) or to vest the Surviving

Entity with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger or the Bank Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by CBTX.
6.9   Advice of Changes.   Allegiance and CBTX shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it or (ii) that it believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in ARTICLE VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or Section 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or Section 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.9 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.
6.10   Shareholder Litigation.   Each party shall give the other party prompt notice of any shareholder litigation against such party or its directors or officers relating to the transactions contemplated by this Agreement, and shall give the other party the opportunity to participate (at such other’s party’s expense) in the defense or settlement of any such litigation. Each party shall give the other the right to review and comment on all filings or responses to be made by such party in connection with any such litigation, and will in good faith take such comments into account. No party shall agree to settle any such litigation without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the other party shall not be obligated to consent to any settlement which does not include a full release of such other party and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Entity or any of its affiliates.
6.11   Corporate Governance.
(a)   Prior to the Effective Time, the Board of Directors of CBTX shall take all actions necessary to adopt the CBTX Bylaw Amendment and to effect the requirements referenced therein that are to be effected as of the Effective Time. CBTX shall take all action necessary to cause, effective as of the Effective Time and in accordance with the CBTX Bylaw Amendment, the Board of Directors of the Surviving Entity to consist, as of the Effective Time, of fourteen (14) directors (i) seven (7) of whom shall be persons designated by CBTX and (ii) seven (7) of whom shall be persons designated by Allegiance. The directors designated by CBTX shall be selected from among the current directors of CBTX as of the date hereof (each a “CBTX Director”), which shall include CBTX’s current Chairman, President and Chief Executive Officer, and the directors designated by Allegiance shall be selected from among the current directors of Allegiance as of the date hereof (each an “Allegiance Director”), which shall include Allegiance’s current Chief Executive Officer. Effective as of the Effective Time, the CBTX Directors, on the one hand, and the Allegiance Directors, on the other hand, shall be, as nearly evenly as is practicably possible, evenly apportioned among the different classes of the Board of Directors of the Surviving Entity such that one class of the Board of Directors shall consist of two CBTX Directors and two Allegiance Directors, one class of the Board of Directors shall consist of three (3) CBTX Directors and two Allegiance Directors, and one class of the Board of Directors shall consist of two CBTX Directors and three (3) Allegiance Directors; provided that CBTX’s current Chairman, President and Chief Executive Officer and Allegiance’s current Chief Executive Officer shall each be in the same class of the Board of Directors of the Surviving Entity.
(b)   In accordance with the CBTX Bylaw Amendment, CBTX shall take all actions necessary to cause the Board of Directors of the Surviving Entity to have the following four standing committees as of the Effective Time and shall maintain: (i) Audit Committee; (ii) Compensation Committee; (iii) Corporate Governance and Nominating Committee; and (iv) Risk Committee (collectively, the “Committees”). For a period of three (3) years beginning on the Effective Time (i) the Committees shall be maintained, (ii) two Committees shall be chaired by a CBTX Director (or successor thereof) and two Committees shall be chaired by an Allegiance Director (or successor thereof), and (iii) the membership of each Committee shall be apportioned as evenly as possible between CBTX Directors and Allegiance Directors.
(c)   Within one hundred eighty (180) days following the Effective Time, the Board of Directors of the Surviving Entity shall elect a Lead Director in accordance with the CBTX Bylaws, as amended by the CBTX Bylaw Amendment.
(d)   In accordance with the CBTX Bylaw Amendment, effective as of the Effective Time, (i) CBTX’s current Chairman, President and Chief Executive Officer shall continue to serve as Chief Executive Officer of the Surviving Entity, and (ii) Allegiance’s current Chief Executive Officer shall serve as Executive Chairman of the Surviving Entity.
(e)   The Surviving Entity, and CBTX and Allegiance prior to the Effective Time, as applicable, shall take all action necessary to cause Ramon A. Vitulli, III to be appointed as the Chief Executive Officer of Allegiance Subsidiary Bank effective as of the effective time of the Bank Merger.
(f)   Following the date hereof and in preparation for the Closing, Allegiance and CBTX shall cooperate in good faith to (i) develop, and make recommendations for approval by the Board of Directors of the Surviving Entity effective from and after the Effective Time with respect to, any advisable changes to the corporate governance guidelines for the Surviving Entity to reflect best practices of Allegiance, CBTX and otherwise, (ii) determine the name of the Surviving Entity to be effective as of the Effective Time, (iii) determine the name of Allegiance Subsidiary Bank to be effective as of the effective time of the Bank Merger, and (iv) determine the size and composition of the initial board of directors of Allegiance Subsidiary Bank to be effective as of the effective time of the Bank Merger.
(g)   The certificate of formation and bylaws of Allegiance Subsidiary Bank will be amended effective as of the effective time of the Bank Merger as necessary to be consistent in all respects with the foregoing provisions of this Section 6.11.
6.12   Acquisition Proposals.
(a)   Each party agrees that it will not, and will cause each of its Subsidiaries and its and their respective officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal; (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal; (iii) provide any confidential or nonpublic information or data to, have or participate in any discussions with any person relating to any Acquisition Proposal; or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.11(a)) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite Allegiance Vote, in the case of Allegiance, or the Requisite CBTX Vote, in the case of CBTX, a party receives an unsolicited bona fide written Acquisition Proposal, such party may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal if the Board of Directors of such party concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, such party shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party. Each party will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than CBTX or

Allegiance, as applicable, with respect to any Acquisition Proposal. Each party will promptly (within twenty-four (24) hours) advise the other party following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide the other party with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or Acquisition Proposal, and will keep the other party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Each party shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. As used in this Agreement, “Acquisition Proposal” shall mean, with respect to Allegiance or CBTX, as applicable, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of a party and its Subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party; (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party; or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the party.
(b)   Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.
6.13   Public Announcements.   CBTX and Allegiance agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the parties. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance or (ii) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 6.13.
6.14   Change of Method.   CBTX and Allegiance shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the transactions contemplated by this Agreement (including the provisions of ARTICLE I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the Exchange Ratio or the number of shares of CBTX Common Stock received by holders of Allegiance Common Stock in exchange for each share of Allegiance Common Stock; (ii) have a material adverse effect on the Tax treatment of Allegiance’s shareholders or CBTX’s shareholders pursuant to this Agreement; (iii) have a material adverse effect on the Tax treatment of Allegiance or CBTX pursuant to this Agreement; or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.1.
6.15   Restructuring Efforts.   If either CBTX or Allegiance shall have failed to obtain the Requisite CBTX Vote or the Requisite Allegiance Vote at the duly convened CBTX Meeting or Allegiance Meeting, as applicable, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions provided for herein (it being understood that neither party shall have any obligation to alter or change any material terms, including the Exchange Ratio or the amount or kind of the consideration to be issued to holders of the capital stock of Allegiance as provided for in this Agreement, or any term that would have a material adverse effect on the Tax treatment of the transactions contemplated hereby, in a manner adverse to such party or its shareholders) and/or resubmit this Agreement and the transactions contemplated hereby (or as restructured pursuant to this Section 6.15) to its respective shareholders for approval.
6.16   Takeover Restrictions.   None of CBTX, Allegiance or their respective Boards of Directors shall take any action that would cause any Takeover Restriction to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Restriction now or hereafter in effect. If any Takeover Restriction may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of its Board of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Restriction on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Restriction.
6.17   Treatment of Certain Indebtedness.
(a)   Upon the Effective Time, CBTX shall assume the due and punctual performance and observance of the covenants to be performed by Allegiance in connection with the (i) Allegiance Trust Preferred Securities, which consist of junior subordinated debentures with an aggregate original principal amount of $11.3 million and a current carrying value of $9.7 million at September 30, 2021 and (ii) $60.0 million aggregate principal amount of Fixed-to-Floating Rate Subordinated Notes due October 1, 2029. In connection therewith, Allegiance and CBTX shall cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, officer’s certificates or other documents, and the parties hereto shall cooperate and use reasonable best efforts to provide any opinion of counsel to the trustee thereof, required to make such assumption effective as of the Effective Time.
(b)   Prior to the Effective Time, CBTX and Allegiance shall cooperate with each other and use their reasonable best efforts to terminate at the Effective Time either the Second Amended and Restated Loan Agreement between CBTX, as borrower, and Frost Bank, as lender, dated as of December 13, 2019 (the “CBTX Credit Agreement”) or the Credit Agreement by and among Allegiance, as borrower, and Prosperity Bank, as lender, dated as of December 22, 2014 (the “Allegiance Credit Agreement”). Promptly after the date of this Agreement, Allegiance and CBTX shall agree whether to terminate the CBTX Credit Agreement or the Allegiance Credit Agreement (such credit facility to be terminated, the “Terminated Credit Agreement”). Thereafter, CBTX or Allegiance, as applicable (the “Terminated Credit Agreement Party”) shall deliver all notices and take all other actions to facilitate the termination at the Effective Time of all commitments in respect of the Terminated Credit Agreement and the repayment in full on the Closing Date of all obligations, and releases of all Liens securing obligations, in respect of the indebtedness thereunder; provided, that the Terminated Credit Agreement Party shall provide any funds required to effect all such repayments at or prior to the Closing. In furtherance and not in limitation of the foregoing, the Terminated Credit Agreement Party shall use commercially reasonable efforts to deliver to the other party to this Agreement at least two business days prior to the Closing Date an executed payoff letter with respect to the Terminated Credit Agreement in form and substance customary for transactions of this type, which payoff letter shall, among other things, include the payoff amount.
6.18   Exemption from Liability Under Section 16(b).   Allegiance and CBTX agree that, in order to most effectively compensate and retain Allegiance Insiders, both prior to and after the Effective Time, it is desirable that Allegiance Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Allegiance Common Stock into shares of CBTX Common Stock in the Merger and the conversion of Allegiance Equity Awards into corresponding CBTX Equity Awards in the Merger consistent with Section 1.7 of this Agreement, and for that compensatory and retentive purpose agree to the provisions of this Section 6.18.

Allegiance shall deliver to CBTX in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of Allegiance subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Allegiance Insiders”), and the Board of Directors of CBTX and of Allegiance, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of Allegiance) any dispositions of Allegiance Common Stock or Allegiance Equity Awards by the Allegiance Insiders, and (in the case of CBTX) any acquisitions of CBTX Common Stock or CBTX Equity Awards by any Allegiance Insiders who, immediately following the Merger, will be officers or directors of the Surviving Entity subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.
6.19   Certain Tax Matters.
(a)   Each of Allegiance and CBTX shall, and shall cause their respective Subsidiaries to, take all actions reasonably necessary to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, including by reporting consistently for all U.S. federal, state, and local income Tax or other purposes. Without limiting the generality of the foregoing, neither Allegiance, CBTX, nor any of their respective Subsidiaries shall take any action, or fail to take any action, that would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
(b)   Each of Allegiance and CBTX will cooperate with one another to facilitate the issuance of the opinions of counsel referred to in Section 7.2(c) and Section 7.3(c). In connection therewith, (i) Allegiance shall deliver to each such counsel a duly executed certificate containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render the opinion described in Section 7.2(c) and Section 7.3(c), as applicable (the “Allegiance Tax Certificate”) and (ii) the CBTX shall deliver to each such counsel a duly executed certificate containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render the opinion described in Section 7.2(c) and Section 7.3(c), as applicable (the “CBTX Tax Certificate”). Each of Allegiance and CBTX will comply, to the extent reasonably expected to be necessary to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code, and with all covenants contained in the Allegiance Tax Certificate and CBTX Tax Certificate, respectively.
(c)   Each of Allegiance and CBTX further agrees, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other person that it is legally entitled to obtain as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated hereby.
(d)   Each of Allegiance and CBTX shall promptly notify the other of the receipt of any written notice of any pending or threatened Tax proceeding or claim against or with respect to Allegiance or CBTX, as the case may be, or any of their respective Subsidiaries.
(e)   Without limiting the provisions of this Section 6.19, Allegiance and CBTX shall comply with the recordkeeping and information reporting requirements set forth in Treasury Regulation Section 1.368-3.
ARTICLE VII
CONDITIONS PRECEDENT
7.1   Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a)   Shareholder Approvals.   This Agreement shall have been approved by the shareholders of Allegiance by the Requisite Allegiance Vote. This Agreement, the issuance of CBTX Common Stock in the Merger and the CBTX Certificate Amendment shall have been approved by the shareholders of CBTX by the Requisite CBTX Vote.
(b)   NASDAQ Listing.   The shares of CBTX Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.
(c)   Regulatory Approvals.   (i) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.
(d)   S-4.   The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued, and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.
(e)   No Injunctions or Restraints; Illegality.   No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement.
7.2   Conditions to Obligations of Allegiance.   The obligation of Allegiance to effect the Merger is also subject to the satisfaction, or waiver by Allegiance, at or prior to the Effective Time, of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of CBTX set forth in Section 3.2(a) and Section 3.8(a) (in each case after giving effect to the lead-in to ARTICLE III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of CBTX set forth in Section 3.1(a), Section 3.1(b) (but only with respect to CBTX Subsidiary Bank), Section 3.2(b) (but only with respect to CBTX Subsidiary Bank), Section 3.3(a) and Section 3.7 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to ARTICLE III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of CBTX set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to ARTICLE III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on CBTX or the Surviving Entity. Allegiance shall have received a certificate dated as of the Closing Date and signed on behalf of CBTX by the Chief Executive Officer or the Chief Financial Officer of CBTX to the foregoing effect.
(b)   Performance of Obligations of CBTX.   CBTX shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, including, but not limited to, the covenant to take all actions necessary to adopt the CBTX Bylaw Amendment and the resolutions referenced therein and to effect the requirements referenced therein that are to be effected as of the Effective Time, and Allegiance shall have received a certificate dated as of the Closing Date and signed on behalf of CBTX by the Chief Executive Officer or the Chief Financial Officer of CBTX to such effect.
(c)   Federal Tax Opinion.   Allegiance shall have received the opinion of Bracewell LLP, in form and substance reasonably satisfactory to Allegiance, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in the Allegiance Tax Certificate and the CBTX Tax Certificate, reasonably satisfactory in form and substance to such counsel.
(d)   Investigation.   With respect to the investigation of the BSA/AML Program of CBTX Bank by the Financial Crimes Enforcement Network of the U.S. Department of Treasury (“FinCEN”) pending as of the date hereof (the “FinCEN Matter”), the FinCEN Matter has been settled with FinCEN and all monetary penalties assessed or issued by FinCEN or the OCC shall have been paid or accrued by CBTX Bank.
7.3   Conditions to Obligations of CBTX.   The obligation of CBTX to effect the Merger is also subject to the satisfaction, or waiver by CBTX, at or prior to the Effective Time of the following conditions:
(a)   Representations and Warranties.   The representations and warranties of Allegiance set forth in Section 4.2(a) and Section 4.8(a) (in each case, after giving effect to the lead-in to ARTICLE IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of Allegiance set forth in Section 4.1(a), Section 4.1(b) (but only with respect to Allegiance Subsidiary Bank), Section 4.2(b) (but only with respect to Allegiance Subsidiary Bank), Section 4.3(a) and Section 4.7 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to ARTICLE IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Allegiance set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to ARTICLE IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Allegiance. CBTX shall have received a certificate dated as of the Closing Date and signed on behalf of Allegiance by the Chief Executive Officer or the Chief Financial Officer of Allegiance to the foregoing effect.
(b)   Performance of Obligations of Allegiance.   Allegiance shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and CBTX shall have received a certificate dated as of the Closing Date and signed on behalf of Allegiance by the Chief Executive Officer or the Chief Financial Officer of Allegiance to such effect.
(c)   Federal Tax Opinion.   CBTX shall have received the opinion of Norton Rose Fulbright US LLP, in form and substance reasonably satisfactory to CBTX, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon and may incorporate by reference representations and covenants, including those contained in the Allegiance Tax Certificate and CBTX

Tax Certificate, and such other information reasonably requested by and provided to it by Allegiance and/or CBTX for purposes of rendering such opinion.
ARTICLE VIII
TERMINATION AND AMENDMENT
8.1   Termination.   This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite CBTX Vote or the Requisite Allegiance Vote:
(a)   by mutual written consent of Allegiance and CBTX;
(b)   by either Allegiance or CBTX if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;
(c)   by either Allegiance or CBTX if the Merger shall not have been consummated on or before August 2, 2022 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein; provided, however, that if the conditions to the Closing set forth in Section 7.1(c) or Section 7.1(e) (to the extent related to a Requisite Regulatory Approval) have not been satisfied or waived on or prior to such date but all other conditions to Closing set forth in Article VII have been satisfied or waived (other than those conditions that by their nature can only be satisfied or waived at the Closing (so long as such conditions are reasonably capable of being satisfied)), the Termination Date will be automatically extended to October 31, 2022, and such date, as so extended, shall be the “Termination Date”;
(d)   by either Allegiance or CBTX (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of CBTX, in the case of a termination by Allegiance, or Allegiance, in the case of a termination by CBTX, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Allegiance, or Section 7.3, in the case of a termination by CBTX, and which is not cured within forty-five (45) days following written notice to CBTX, in the case of a termination by Allegiance, or Allegiance, in the case of a termination by CBTX, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);
(e)   by CBTX prior to such time as the Requisite Allegiance Vote is obtained, if (i) Allegiance or the Board of Directors of Allegiance shall have made a Recommendation Change or (ii) Allegiance or the Board of Directors of Allegiance shall have breached its obligations under Section 6.3 or Section 6.11(a) in any material respect; or
(f)   by Allegiance prior to such time as the Requisite CBTX Vote is obtained, if (i) CBTX or the Board of Directors of CBTX shall have made a Recommendation Change or (ii) CBTX or the Board of Directors of CBTX shall have breached its obligations under Section 6.3 or Section 6.11(a) in any material respect.
(g)   by Allegiance, if (i) the civil money penalties assessed against CBTX Bank by FinCEN and the OCC in the FinCEN Matter exceed, in the aggregate, the top end of the range disclosed in CBTX’s September 30, 2021 10-Q filed with the SEC by 0.67% of the combined market capitalization of

Allegiance and CBTX as of market close on November 3, 2021, as reported by NASDAQ, or (ii) if the condition set forth in Section 7.2(d) is not satisfied (or waived by Allegiance in its sole discretion) by May 31, 2022.
8.2   Effect of Termination.
(a)   In the event of termination of this Agreement by either Allegiance or CBTX as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Allegiance, CBTX, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b) (Access to Information; Confidentiality), Section 6.13 (Public Announcements), this Section 8.2 and ARTICLE IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Allegiance nor CBTX shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.
(b)   In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal (i) shall have been communicated to or otherwise made known to the Board of Directors or senior management of CBTX or shall have been made directly to the shareholders of CBTX or (ii) any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the CBTX Meeting) an Acquisition Proposal, in each case with respect to CBTX and (A) (x) thereafter this Agreement is terminated by either Allegiance or CBTX pursuant to Section 8.1(c) without the Requisite CBTX Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.3 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by Allegiance pursuant to Section 8.1(d) as a result of a willful breach, and (B) prior to the date that is twelve (12) months after the date of such termination, CBTX enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then CBTX shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Allegiance, by wire transfer of same-day funds, a fee equal to $32,500,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(c), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”
(c)   In the event that this Agreement is terminated by Allegiance pursuant to Section 8.1(f), then CBTX shall pay Allegiance, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.
(d)   In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall (i) have been communicated to or otherwise made known to the Board of Directors or senior management of Allegiance or shall have been made directly to the shareholders of Allegiance or (ii) any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Allegiance Meeting) an Acquisition Proposal, in each case with respect to Allegiance and (A) (x) thereafter this Agreement is terminated by either Allegiance or CBTX pursuant to Section 8.1(c) without the Requisite Allegiance Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.2 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by CBTX pursuant to Section 8.1(d) as a result of a willful breach, and (B) prior to the date that is twelve (12) months after the date of such termination, Allegiance enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Allegiance shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay CBTX the Termination Fee by wire transfer of same-day funds; provided, that for purposes of this Section 8.2(d), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”
(e)   In the event that this Agreement is terminated by CBTX pursuant to Section 8.1(e), then Allegiance shall pay CBTX, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination.

(f)   In the event that this Agreement is terminated by Allegiance pursuant to Section 8.1(g), then CBTX shall pay to Allegiance, by wire transfer of same-day funds, an amount equal to all of Allegiance’s documented expenses incident to the negotiation, preparation, execution, delivery and performance of this Agreement, including in respect of Allegiance’s legal and financial advisors (the “Expense Reimbursement”) within two (2) days of delivery to CBTX of such documented expenses; provided, however, that the Expense Reimbursement shall not exceed $1,000,000 in the aggregate.
(g)   Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages to the extent permitted herein, in no event shall either party be required to pay the Termination Fee more than once.
(h)   Each of Allegiance and CBTX acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Allegiance or CBTX, as the case may be, fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee, the Expense Reimbursement or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including attorneys’ fees and expenses) in connection with such suit. In addition, if Allegiance or CBTX, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in The Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full.
ARTICLE IX
GENERAL PROVISIONS
9.1   Amendment.   Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite Allegiance Vote or the Requisite CBTX Vote; provided, however, that after the receipt of the Requisite Allegiance Vote or the Requisite CBTX Vote, there may not be, without further approval of the shareholders of Allegiance or CBTX, as applicable, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of each of the parties hereto.
9.2   Extension; Waiver.   At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto; (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by such other party pursuant hereto and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided, however, that after the receipt of the Requisite Allegiance Vote or the Requisite CBTX Vote, there may not be, without further approval of the shareholders of Allegiance or CBTX, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
9.3   Nonsurvival of Representations, Warranties and Agreements.   None of the representations, warranties, obligations, covenants and agreements in this Agreement (or in any certificate delivered pursuant to this Agreement) shall survive the Effective Time, except for Section 6.6(a) and for those other obligations, covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.
9.4   Expenses.   Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint

Proxy Statement and all filing and other fees paid to Governmental Entities in connection with the Merger and the other transactions contemplated hereby shall be borne equally by Allegiance and CBTX.
9.5   Notices.   All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)
if to CBTX, to:

CBTX, Inc.
9 Greenway Plaza, Suite 110
Houston, Texas 77046
Attention: Robert R. Franklin, Jr., Chairman, President and Chief
Executive Officer
E-mail: [REDACTED]
With a copy (which shall not constitute notice) to:
Chet A. Fenimore
Fenimore Kay Harrison LLP
812 San Antonio Street, Suite 600
Austin, Texas 78701
Email: cfenimore@fkhpartners.com
and
Michael G. Keeley
Norton Rose Fulbright US LLP
2200 Ross Avenue, Suite 3600
Dallas, Texas 75201
Email: mike.keeley@nortonrosefulbright.com
and
(b)
if to Allegiance, to:

Allegiance Bancshares, Inc.
8847 West Sam Houston Parkway, N., Suite 200
Houston, Texas 77040
Attention: Steven F. Retzloff
Email: [REDACTED]
With a copy (which shall not constitute notice) to:
Jason M. Jean
Bracewell LLP
711 Louisiana St., Suite 2300
Houston, Texas 77002
Email: jason.jean@bracewell.com
and
Joshua T. McNulty
Bracewell LLP
1445 Ross Avenue, Suite 3800
Dallas, Texas 75202
Email: josh.mcnulty@bracewell.com
9.6   Interpretation.   The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of CBTX means the actual knowledge of any of the officers of CBTX listed on Section 9.6 of the CBTX Disclosure Schedule, and the “knowledge” of Allegiance means the actual knowledge of any of the officers of Allegiance listed on Section 9.6 of the Allegiance Disclosure Schedule. As used herein, (i) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature; (ii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person; and (iii) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives at least one (1) day prior to the date hereof, (b) included in the virtual data room of a party at least one (1) day prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR at least one (1) day prior to the date hereof. The CBTX Disclosure Schedule and the Allegiance Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. Nothing contained herein shall require any party or person to take any action in violation of applicable law.
9.7   Counterparts.   This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
9.8   Entire Agreement.   This Agreement (including the documents and instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
9.9   Governing Law; Jurisdiction.   THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF EACH OF THE PARTIES SUBJECT TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS. IN ADDITION, EACH PARTY: (A) SUBMITS TO THE EXCLUSIVE PERSONAL JURISDICTION OF THE STATE OF TEXAS, COUNTY OF HARRIS, OR IF IT CAN ACQUIRE JURISDICTION, IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS — HOUSTON DIVISION, AND APPELLATE COURTS THEREOF, IN THE EVENT THAT ANY DISPUTE (WHETHER IN CONTRACT, TORT OR OTHERWISE) ARISES OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY; (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT; (C) AGREES THAT IT WILL NOT BRING ANY PROCEEDING RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY COURT OTHER THAN THE ABOVE-NAMED COURTS; AND (D) AGREES THAT IT WILL NOT SEEK TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, THAT: (I) ANY SUCH PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM; (II) ANY SUCH PROCEEDING SHOULD BE TRANSFERRED OR REMOVED TO ANY COURT OTHER THAN ONE OF THE ABOVE-NAMED COURTS; (III) ANY SUCH PROCEEDING SHOULD BE STAYED BY REASON OF THE PENDENCY OF SOME OTHER PROCEEDING IN ANY COURT OTHER THAN ONE OF THE ABOVE-NAMED COURTS; OR (IV) THIS AGREEMENT OR THE SUBJECT MATTER HEREOF MAY NOT BE ENFORCED IN OR BY THE ABOVE-NAMED COURTS.
9.10   Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE

COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.
9.11   Assignment; Third-Party Beneficiaries.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
9.12   Specific Performance.   The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the specific terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.
9.13   Severability.   Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
9.14   Confidential Supervisory Information.   Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. For purposes of clarity, a representation relating to receipt of regulatory approvals on a timely basis shall not be given, or continue to be given, to the extent the reason for it no longer continuing to be accurate involves such confidential supervisory information. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentences apply.

9.15   Delivery by Electronic Transmission.   This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
CBTX, INC.
By:
/s/ Robert R. Franklin, Jr.

Name:
Robert R. Franklin, Jr.

Title:
Chairman, President and Chief
Executive Officer

[Signature Page to Agreement and Plan of Merger]

ALLEGIANCE BANCSHARES, INC.
By:
/s/ Steven F. Retzloff

Name:
Steven F. Retzloff

Title:
Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex B
FORM OF VOTING AGREEMENT
THIS VOTING AGREEMENT (the “Voting Agreement”), dated as of [•], 2021, is executed by and among Allegiance Bancshares, Inc., a Texas corporation (“Allegiance”), CBTX, Inc., a Texas corporation (“CBTX”), and the other persons who are signatories hereto (referred to herein individually as a “Shareholder” and collectively as the “Shareholders”).
WHEREAS, concurrently herewith, Allegiance and CBTX (individually, a “Party” and collectively, the “Parties”) are entering into that certain Agreement and Plan of Merger dated as of the date hereof, by and between CBTX and Allegiance (as such agreement may be amended or supplemented from time to time, the “Merger Agreement”), pursuant to which Allegiance will merge with and into CBTX, with CBTX as the surviving entity (the “Merger”);
WHEREAS, the Merger Agreement provides that all of the issued and outstanding shares of common stock, par value $1.00 per share, of Allegiance (subject to certain exceptions as described in the Merger Agreement) (“Allegiance Stock”) will be exchanged for the right to receive shares of common stock, par value $0.01 per share, of CBTX (“CBTX Stock”) and other such consideration as set forth in the Merger Agreement;
WHEREAS, as a condition and inducement to the Parties’ willingness to enter into the Merger Agreement, each member of the board of directors of Allegiance and CBTX and certain officers of each of Allegiance, CBTX, Allegiance Bank, a Texas-chartered state bank and wholly owned subsidiary of Allegiance, and CommunityBank of Texas, National Association, a federally-chartered national association and wholly owned subsidiary of CBTX, in each case as set forth following their name on the Shareholder signature page hereto, has agreed to vote his or her shares of Allegiance Stock or CBTX Stock, as applicable, in favor of approval of the Merger Agreement and the transactions contemplated thereby; and
WHEREAS, CBTX and Allegiance are relying on this Voting Agreement in incurring expenses in reviewing each other’s business, in preparing a proxy statement/prospectus, in proceeding with the filing of applications for regulatory approvals and in undertaking other actions necessary for the consummation of the Merger.
NOW, THEREFORE, in consideration of the substantial expenses that the Parties will incur in connection with the transactions contemplated by the Merger Agreement and to induce each Party to execute the Merger Agreement and to proceed to incur such expenses, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby, severally and not jointly, agree as follows:
1.   For purposes of this Voting Agreement, the following terms are defined as follows:
(a)   “Company” means, with respect to a Shareholder of Allegiance Stock, Allegiance, and, with respect to a Shareholder of CBTX Stock, CBTX;
(b)   “Shareholder Meeting” means, with respect to a Shareholder of Allegiance Stock, the Allegiance special meeting of shareholders referred to in Section 6.3 of the Merger Agreement, and, with respect to a Shareholder of CBTX Stock, the CBTX special meeting of shareholders referred to in Section 6.3 of the Merger Agreement; and
(c)   “Company Stock” means, with respect to a Shareholder of Allegiance Stock, Allegiance Stock, and, with respect to a Shareholder of CBTX Stock, CBTX Stock.
2.   Each of the Shareholders hereby severally, but not jointly, represents and warrants to each of Allegiance and CBTX that such Shareholder is the registered owner or beneficial owner of, or has full voting power with respect to, the number of shares of Company Stock set forth below such Shareholder’s name on the Shareholder signature page to this Voting Agreement (the “Shares”). While this Voting Agreement is in effect, each Shareholder shall not, directly or indirectly, (a) sell or otherwise dispose of or encumber (except for pledges and similar encumbrances in effect on the date hereof, which may be maintained, renewed, extended or otherwise modified on terms and conditions substantially the same as in effect as of the date hereof) prior to the record date of the Shareholder Meeting any or all of his or her Shares or (b) deposit any shares of Company Stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of Allegiance Stock or CBTX Stock, as applicable, or grant any proxy with respect thereto, other than to other members of the board of directors of Allegiance or CBTX, as applicable, for the purpose of voting to approve the Merger Agreement and the transactions contemplated thereby; provided, however, that the following transfers shall be permitted: (v) the sale, disposition or use of shares of Allegiance Stock or CBTX Stock, as applicable, for the payment or other satisfaction of withholding Taxes (as defined in the Merger Agreement) incurred in the connection with the exercise, vesting, or settlement of Allegiance Equity Awards or CBTX Equity Awards, in each case, in accordance with past practice and the terms of applicable equity compensation plans and associated award agreements, (w) transfers to any member of the Shareholder’s family, subject to the transferee agreeing in writing to be bound by the terms of this Voting Agreement, (x) transfers for estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to the transferee agreeing in writing to be bound by the terms of this Voting Agreement, (y) transfers to any other shareholder of Allegiance or CBTX, as applicable, who has executed a copy of this Voting Agreement on the date hereof, and (z) such transfers as the Company may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.
3.   Each Shareholder hereby agrees during the term of this Voting Agreement to vote the Shares, and any additional shares of Company Stock or other voting securities of the Company acquired by such Shareholder after the date hereof, (a) in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby at the Shareholder Meeting and (b) against approval of any Acquisition Proposal (as defined in the Merger Agreement) made in opposition to or competition with such proposals (an “Opposing Proposal”) presented at the Shareholder Meeting or any other meeting of shareholders held prior or subsequent to the Shareholder Meeting. If there has been a modification or amendment to the Merger Agreement that reduces the Merger Consideration (as defined in the Merger Agreement), other than any adjustment to the Merger Consideration provided for in the Merger Agreement, then this Section 3 shall be inapplicable.
4.   Each Shareholder shall not invite or seek any Opposing Proposal, support (or publicly suggest that anyone else should support) any Opposing Proposal that may be made, or ask the board of directors of the Company to consider, support or seek any Opposing Proposal or otherwise take any action designed to make any Opposing Proposal more likely. None of the Shareholders shall meet or otherwise communicate with any Person (as defined in the Merger Agreement) that makes or is considering making an Opposing Proposal or any representative of such Person after becoming aware that the Person has made or is considering making an Opposing Proposal. Each Shareholder shall promptly advise the Company of each contact the Shareholder or any of the Shareholder’s representatives may receive from any Person relating to any Opposing Proposal or otherwise indicating that any Person may wish to participate or engage in any transaction arising out of any Opposing Proposal and will provide the Company with all information Allegiance or CBTX, as applicable, reasonably requests that is available to the Shareholder regarding any such Opposing Proposal or possible Opposing Proposal. Each Shareholder will not make any claim or join in any litigation alleging that the board of directors of the Company is required to consider, endorse or support any Opposing Proposal or to invite or seek any Opposing Proposal. Each Shareholder shall not take any other action that is reasonably likely to make consummation of the Merger less likely or to impair either Party’s ability to exercise any of the rights granted by the Merger Agreement.
5.   Each Shareholder acknowledges that Allegiance and CBTX are relying on this Voting Agreement in preparing a joint proxy statement/prospectus, in proceeding with the filing of applications for regulatory approvals and in undertaking other actions necessary for the consummation of the Merger. Each Shareholder and the Company acknowledge that the performance of this Voting Agreement is intended to benefit each of Allegiance and CBTX.
6.   This Voting Agreement shall continue in effect until the earlier to occur of (a) the termination of the Merger Agreement in accordance with its terms or (b) the consummation of the Merger.
7.   Nothing in this Voting Agreement shall be deemed to restrict any of the Shareholders from taking any action in the capacity of a director or officer (if applicable) of the Company that such Shareholder shall believe is necessary to fulfill the Shareholder’s duties and obligations as a director or officer (if applicable). Each Shareholder is executing this Voting Agreement solely in the Shareholder’s capacity as a shareholder of the Company.
8.   Each Shareholder has the legal capacity, power and authority to enter into and perform all of the Shareholder’s obligations under this Voting Agreement. This Voting Agreement has been duly and validly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms except as the enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors rights. If the Shareholder is married and his or her Shares constitute community property, this Voting Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Shareholder’s spouse, enforceable against such spouse in accordance with its terms.
9.   This Voting Agreement may not be modified, amended, altered or supplemented with respect to a particular Shareholder, except upon the execution and delivery of a written agreement executed by Allegiance, CBTX, and the Shareholder.
10.   This Voting Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.
11.   This Voting Agreement, together with the Merger Agreement and the agreements contemplated thereby, embody the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein. This Voting Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter contained herein.
12.   All notices, requests, demands and other communications required or permitted hereby shall be in writing and shall be deemed to have been duly given if delivered by hand or mail, certified or registered mail (return receipt requested) with postage prepaid to the addresses of the parties hereto set forth below their signature on the signature pages hereof or to such other address as any party may have furnished to the others in writing in accordance herewith.
13.   Each Shareholder recognizes and acknowledges that a breach by the Shareholder of any covenants or agreements contained in this Voting Agreement will cause each of Allegiance and CBTX to sustain damages for which they would not have an adequate remedy at law for money damages, and therefore the parties hereto agree that, in the event of any such breach, either Allegiance or CBTX, as the case may be, shall be entitled to seek the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief, without the necessity of posting bond or proving actual damages, in addition to any other remedy to which it may be entitled, at law or in equity.
14.   From time to time, at a Party’s request and without further consideration, each Shareholder shall execute and deliver such additional documents reasonably requested by such Party as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Voting Agreement.
15.   This Voting Agreement and the relations among the parties hereto arising from this Voting Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any principles of conflicts of law.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Voting Agreement as of the date above written.
ALLEGIANCE:
ALLEGIANCE BANCSHARES, INC.
By:
Name:
Title:
Address: Attention:
[Signature Page to Voting Agreement]

CBTX:
CBTX, INC.
By:
Name:
Title:
Address: Attention:
[Signature Page to Voting Agreement]

ALLEGIANCE SHAREHOLDERS:
Address for Shareholder:
Name of Shareholder: [•] Number of Shares: [•]

Spouse
[Shareholder Signature Page to Voting Agreement]

CBTX SHAREHOLDERS:
Address for Shareholder:
Name of Shareholder: [•] Number of Shares: [•]

Spouse
[Shareholder Signature Page to Voting Agreement]

Annex C
FORM OF DIRECTOR SUPPORT AGREEMENT
THIS DIRECTOR SUPPORT AGREEMENT (this “Agreement”), dated as of November 5, 2021 (the “Execution Date”), is made and entered into by and among, Allegiance Bancshares, Inc., a Texas corporation (“Allegiance”), CBTX, Inc., a Texas corporation (“CBTX”), and                  , an individual residing in the State of                   (the “Undersigned”).
WHEREAS, concurrently herewith, Allegiance and CBTX are entering into that certain Agreement and Plan of Merger, dated as of the date hereof, by and between CBTX and Allegiance (as such agreement may be amended or supplemented from time to time, the “Merger Agreement”), pursuant to which, among other things, Allegiance will merge with and into CBTX, with CBTX continuing as the legal surviving entity (the “Merger”);
WHEREAS, in connection with the transactions contemplated by the Merger Agreement, CommunityBank of Texas, National Association, a federally-chartered national association and wholly-owned subsidiary of CBTX (“CBTX Bank”), will merge with Allegiance Bank, a Texas-chartered state bank and wholly-owned subsidiary of Allegiance (“Allegiance Bank” and together with Allegiance, CBTX and CBTX Bank, the “Transaction Parties” and each a “Transaction Party”), with Allegiance Bank continuing as the legal surviving entity (the “Surviving Bank”);
WHEREAS, the term “Surviving Entity” as used in this Agreement with respect to time periods after the day and time the Merger is completed pursuant to the terms of the Merger Agreement (the “Effective Time”) shall mean the Surviving Entity of the Merger as such term is defined in the Merger Agreement;
WHEREAS, the Undersigned is a director of Allegiance or a director of CBTX, and, as a director of Allegiance or CBTX, as applicable, has had access to (i) certain Confidential Information (as defined below), including, without limitation, information concerning business, relationships between such Transaction Party and their respective subsidiaries, vendors and customers and competitors and competition; and (ii) trade secrets, customer goodwill and proprietary information of a Transaction Party and their respective businesses that constitute a substantial asset to be acquired by the Surviving Entity;
WHEREAS, the Undersigned recognizes that Allegiance’s and CBTX’s willingness to enter into the Merger Agreement is dependent on the Undersigned entering into this Agreement (including the anti-piracy/non-solicitation/non-competition covenants below) and therefore this Agreement is incident thereto; and
WHEREAS, any capitalized term not defined herein shall have the meaning set forth in the Merger Agreement.
NOW, THEREFORE, for the new Confidential Information the Undersigned will be provided and for other good and valuable consideration contained herein and in the Merger Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.   Director Support.   The Undersigned agrees to use his or her best efforts to refrain from harming the goodwill of any of the Transaction Parties, the Surviving Entity and the Surviving Bank and their respective subsidiaries, and their respective customer and client relationships during the term of this Agreement.
2.   Non-Disclosure Obligations.   The Undersigned agrees that he or she will not make any unauthorized disclosure, directly or indirectly, of any Confidential Information of the Transaction Parties, the Surviving Entity or the Surviving Bank to third parties, or make any use thereof, directly or indirectly. The Undersigned also agrees that he or she shall deliver promptly to the applicable Transaction Party, the Surviving Entity or the Surviving Bank at any time at the reasonable request of such Transaction Party, the Surviving Entity or the Surviving Bank, without retaining any copies, all documents and other material in the Undersigned’s possession at that time relating, directly or indirectly, to any Confidential Information or other information of such Transaction Party, the Surviving Entity or the Surviving Bank, as applicable, or Confidential Information or other information regarding third parties, learned in such person’s position as a director, officer or shareholder of any of the Transaction Parties.

For purposes of this Agreement, “Confidential Information” means and includes the Transaction Parties,’ the Surviving Entity’s or the Surviving Bank’s confidential and/or proprietary information and/or trade secrets, including those of their respective subsidiaries, that have been and/or will be developed or used and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, but is not limited to, the: information regarding past, current and prospective customers and investors and business affiliates, employees, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures, pricing, and pricing techniques, including contact names, services provided, pricing, type and amount of services used; financial data; pricing strategies and price curves; positions; plans or strategies for expansion or acquisitions; budgets; research; financial and sales data; trading methodologies and terms; communications information; evaluations, opinions and interpretations of information and data; marketing and merchandising techniques; electronic databases; models and the output from same; specifications; computer programs; contracts; bids or proposals; technologies and methods; training methods and processes; organizational structure; personnel information, including compensation and bonuses; payments or rates paid to consultants or other service providers; other such confidential or proprietary information; and notes, analysis, compilations, studies, summaries, and other material prepared by or for any of the Transaction Parties, the Surviving Entity or the Surviving Bank or any of their respective subsidiaries containing or based, in whole or in part, on any information included in any of the foregoing. The term “Confidential Information” does not include any information that (i) at the time of disclosure or thereafter is generally available to and known to the public, other than by a breach of this Agreement by the disclosing party; (ii) was available to the disclosing party, prior to disclosure by the Transaction Parties, the Surviving Entity or the Surviving Bank, on a non-confidential basis from a source other than the Undersigned and is not known by the Undersigned, after reasonable investigation, to be subject to any fiduciary, contractual or legal obligations of confidentiality; or (iii) was independently acquired or developed by the Undersigned without violating any obligations of this Agreement. The Undersigned acknowledges that each of the Transaction Parties’ respective businesses are highly competitive, that this Confidential Information constitutes valuable, special and unique assets to be acquired by the Surviving Entity in the Merger and constitutes existing valuable, special, and unique assets held by the each of the Transaction Parties pre-Merger, and that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to each of the Transaction Parties.
3.   Non-Competition Obligations.   The Undersigned agrees that, for the period beginning on the Execution Date and continuing until the date that is two (2) years after the Effective Time of the Merger (the “Non-Competition Period”), the Undersigned will not, except as a director of Allegiance or CBTX or as an officer of a Transaction Party (as the case may be) prior to the Effective Time of the Merger, in any capacity, directly or indirectly:
a)
compete or engage, anywhere in the geographic area comprised of the fifty (50) mile radius surrounding the locations of CBTX Bank or Allegiance Bank (including Surviving Bank banking centers that were formerly locations of CBTX Bank at the Effective Time) (the “Market Area”), in a business as a federally insured depository institution;

b)
take any action to invest in, own, manage, operate, control, participate in, be employed or engaged by, be a director of, or otherwise be connected in any manner with any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body (each a “Person”) engaging in a business similar to that of the Transaction Parties, the Surviving Entity or the Surviving Bank anywhere within the Market Area. Notwithstanding the foregoing, the Undersigned is permitted hereunder to own, directly or indirectly, up to one percent (1%) of the issued and outstanding securities of any publicly traded financial institution conducting business in the Market Area;

c)
(i) call on, service or solicit competing business from customers of the Transaction Parties, the Surviving Entity or the Surviving Bank, as applicable, or any of their respective affiliates if, within the twelve (12) months before the date of this Agreement, the Undersigned had or made contact with the customer, or had access to information and files about the customer or (ii) interfere with or damage (or attempt to interfere with or damage) any relationship between any of the Transaction Parties, the Surviving Entity or the Surviving Bank, as applicable, or any of its or their respective affiliates and any such customer; or
d)
call on, solicit or induce any employee of the Transaction Parties, the Surviving Entity or the Surviving Bank, as applicable, or any of their respective affiliates whom the Undersigned had contact with, knowledge of, or association with in the course of service with Allegiance and/or Allegiance Bank or of CBTX and/or CBTX Bank, as the case may be (whether as an employee or a contractor), to terminate his or her employment from or contract with such Transaction Party, the Surviving Entity or the Surviving Bank, as applicable, or any of its or their respective affiliates, and will not assist any other Person in such activities.

4.   Non-Competition Covenant Reasonable.   The Undersigned acknowledges that the restrictions imposed by this Agreement are legitimate, reasonable and necessary to protect Allegiance and CBTX’s combination into the Surviving Entity and the goodwill thereof. The Undersigned acknowledges that the scope and duration of the restrictions contained herein are reasonable in light of the time that the Undersigned has been engaged in the business of Allegiance and/or Allegiance Bank or of CBTX and/or CBTX Bank, as applicable, and the Undersigned’s relationship with the customers of Allegiance and/or Allegiance Bank or of CBTX and/or CBTX Bank, as the case may be. The Undersigned further acknowledges that the restrictions contained herein are not burdensome to the Undersigned in light of the other opportunities that remain open to the Undersigned. Moreover, the Undersigned acknowledges that he or she has and will have other means available to him or her for the pursuit of his or her livelihood after the Effective Time of the Merger.
5.   Consideration.   In consideration for the above obligations of the Undersigned, in addition to those matters set forth in the Recitals to this Agreement, the Transaction Parties, as applicable, agree to provide the Undersigned with access to new Confidential Information relating to such Transaction Party’s business, which will become the Surviving Entity’s business after the Effective Time of the Merger, in a greater quantity and/or expanded nature than that already provided to the Undersigned. The Undersigned also will have access to, or knowledge of, new Confidential Information of third parties, such as actual and potential customers, suppliers, partners, joint venturers, investors, financing sources, etc., of certain of the Transaction Parties prior to the Merger and certain of the Transaction Parties after the Effective Time of the Merger.
6.   Injunctive Relief and Additional Remedies.   The Undersigned acknowledges that the injury that would be suffered by Allegiance, CBTX or the Surviving Entity as a result of a breach of the provisions of this Agreement (including any provision of Section 3) would be irreparable and that an award of monetary damages to Allegiance, CBTX or the Surviving Entity, as the case may be, for such a breach would be an inadequate remedy. Consequently, each of Allegiance, CBTX and the Surviving Entity will have the right, in addition to any other rights it may have, to seek specific performance, to obtain injunctive relief to restrain any proposed or actual breach or threatened breach or otherwise to specifically enforce any provision of this Agreement without the obligation to post bond or other security in seeking such relief. Such equitable remedies are in addition to the right to obtain compensatory and punitive damages, and attorney’s fees, and, notwithstanding Allegiance’s, CBTX’s or the Surviving Entity’s, as applicable, right to so seek damages, the Undersigned waives any defense that an adequate remedy for Allegiance, CBTX or the Surviving Entity, as applicable, exists under law. If the Undersigned, on the one hand, or Allegiance, CBTX or the Surviving Entity, on the other hand, must bring suit to enforce this Agreement, the prevailing party shall be entitled to recover its attorneys’ fees and costs related thereto.
7.   Extension of Restrictive Covenant Period.   In the event that Allegiance, CBTX or the Surviving Entity shall file a lawsuit in any court of competent jurisdiction alleging a breach of Section 3 of this Agreement by the Undersigned and Allegiance, CBTX or the Surviving Entity, as applicable, is successful on the merits of such lawsuit, then any time period set forth in this Agreement including the time periods set forth in Section 3, will be extended one month for each month the Undersigned was in breach of this Agreement, so that the Surviving Entity, Allegiance or CBTX is provided the benefit of the full Non-Competition Period.
8.   Effectiveness of this Agreement.   This Agreement shall become effective on the Execution Date. This Agreement shall automatically terminate and be of no further force or effect if (a) the Merger Agreement is not executed on or prior to the Execution Date, or (b) the Merger Agreement (once executed) is terminated in accordance with its terms and the Merger does not occur.
9.   Waiver.   The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.
10.   Successors and Assigns.   This Agreement shall be binding upon and shall inure to the benefit of Allegiance, CBTX and their respective successors and assigns, including, without limitation, any successor by merger, consolidation or stock purchase of Allegiance, CBTX and any Person that acquires all or substantially all of the assets of Allegiance or CBTX.
11.   Notices.   All notices, consents, waiver, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by electronic mail, provided, that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and electronic mail addresses set forth below (or to such other address or to such other Person as any party hereto has last designated by notice to the other parties in accordance herewith):
If to Allegiance:
Allegiance Bancshares, Inc.
8847 West Sam Houston Parkway, N., Suite 200
Houston, Texas 77040
Attention: Steven F. Retzloff
Email: [REDACTED]

With a copy to:
Bracewell LLP
1445 Ross Avenue, Suite 3800
Dallas, Texas 75202
Attention: Mr. Joshua T. McNulty
Email: josh.mcnulty@bracewell.com
If to CBTX:
CBTX, Inc.
9 Greenway Plaza, Suite 110
Houston, Texas 77046
Attention: Robert R. Franklin, Jr., Chairman, President and Chief Executive Officer
E-mail: [REDACTED]
With copies to:
Fenimore Kay Harrison & Ford, LLP
812 San Antonio Street, Suite 600
Austin, Texas 78701
Attention: Mr. Chet A. Fenimore
Email: cfenimore@fkhpartners.com
If to the Undersigned:
At the address set forth under the Undersigned’s signature page hereto.
12.   Entire Agreement; Amendment.   This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.
13.   Governing Law.   This Agreement and any claim, controversy or dispute arising under or related in any way to this Agreement and/or the interpretation and enforcement of the rights and duties of the parties hereunder or related in any way to the foregoing, shall be governed by and construed in accordance with the internal, substantive laws of the State of Texas applicable to agreements entered into and to be performed solely within such state without giving effect to the principles of conflict of laws thereof.
14.   Jurisdiction.   Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the courts of the State of Texas, County of Harris, or, if it has or can acquire jurisdiction, in a United States District Court of the Southern District of Texas located in Houston, Texas, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world. Notwithstanding the foregoing a party may commence any action or proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.
15.   Section Headings, Construction.   The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.
16.   Severability.   If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. If any restriction in this Agreement is held invalid or unenforceable by any court of competent jurisdiction, it is the intention of the parties that the restrictions be reformed by such court in such a manner that protects the business and Confidential Information of each the Transaction Parties and the Surviving Entity to the maximum extent permissible.
17.   Representation by Counsel; Interpretation.   Each party to this Agreement acknowledges that it has had the opportunity to be represented by counsel in the negotiation, preparation, and execution of this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law, including, but not limited to, the doctrine of contra proferentem, or any legal decision which would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.
18.   Counterparts.   This Agreement may be executed in multiple counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.
CBTX:
CBTX, INC.
By:
Name:
Title:
[Signature Page to Director Support Agreement]

ALLEGIANCE:
ALLEGIANCE BANCSHARES, INC.
By:
Name:
Title:
[Signature Page to Director Support Agreement]

UNDERSIGNED:

Name:
Notice address:

Email:
[Signature Page to Director Support Agreement]

Annex D
FORM OF
SECOND AMENDED AND RESTATED CERTIFICATE
OF FORMATION OF CBTX, INC.
ARTICLE I
NAME
The name of the corporation is CBTX, Inc. (the “Corporation”). The Corporation is a for-profit corporation. The file number issued to the Corporation by the Secretary of State is 800765321. The date of formation of the Corporation was January 26, 2007.
ARTICLE II
REGISTERED AGENT
The address of the registered office of the Corporation is c/o Capitol Corporate Services, Inc., 206 E 9th Street, Suite No. 1300, Austin, Texas 78701, and the name of its registered agent at such address is Capitol Services, Inc.
ARTICLE III
PURPOSE AND DURATION
The purpose for which the Corporation is organized is the transaction of any or all lawful business for which a for-profit corporation may be organized under the Texas Business Organizations Code, as such may be amended from time to time (the “TBOC”).
ARTICLE IV
CAPITAL STOCK
A.
Authorized Shares.   The Corporation is authorized to issue two classes of shares designated “Common” and “Preferred.” The aggregate number of shares of all classes which the Corporation is authorized to issue is 150,000,000, consisting of (i) 140,000,000 Common shares, having a par value of $0.01 per share (“Common Shares”), and (ii) 10,000,000 Preferred shares, having a par value of $0.01 per share (“Preferred Shares”).

B.
Preferred.   The Board of Directors is hereby expressly authorized, by resolution or resolutions from time to time adopted, to provide, out of the unissued Preferred Shares, for the issuance of one or more series of Preferred Shares. Before any shares of any such series are issued, the Board of Directors shall fix and state, and hereby is expressly empowered to fix, by resolution or resolutions, the relative rights and preferences of the shares of each such series, and the qualifications, limitations, or restrictions thereon, including, but not limited to, determination of any of the following:

1.
the designation of such series, and the number of shares to constitute such series;

2.
whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be full or limited;

3.
the dividends, if any, payable on such series, and at what rates, whether any such dividends shall be cumulative, and if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of this class;

4.
whether the shares of such series shall be subject to redemption by the Corporation, and, if so, the times, prices and other terms and conditions of such redemption;

5.
the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution, or winding up of the Corporation;

6.
whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

7.
whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of this class or any other class or classes of securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

8.
the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Shares or shares of stock of any other class or any other series of this class;

9.
the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of this class or of any other class; and

10.
any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof.

The relative rights and preferences of each series of Preferred Shares, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series of Preferred Shares at any time outstanding; provided, that all shares of any one series of Preferred Shares shall be identical in all respects with all other shares of such series. Any of the designations, preferences, limitations, or relative rights, including the voting rights, of any series of shares may be dependent upon facts ascertainable outside the Certificate of Formation, provided that the manner in which such facts operate upon the designations, preferences, and relative rights, including the voting rights, of such series of shares is clearly set forth in the Certificate of Formation. The Board of Directors may increase the number of Preferred Shares designated for any existing series by a resolution adding to such series authorized and unissued Preferred Shares not designated for any other series. The Board of Directors may decrease the number of Preferred Shares designated for any existing series by a resolution subtracting from such series unissued Preferred Shares designated for such series, and the shares so subtracted shall become authorized, unissued, and undesignated Preferred Shares.
C.
Voting and Dividends.   Each holder of Common Shares shall be entitled to one vote for each Common Share held of record on all matters on which shareholders generally are entitled to vote. Subject to applicable law and the rights of the Preferred Shares and any other class or series of stock having a preference as to dividends over the Common Shares then outstanding, dividends may be paid on the Common Shares out of assets legally available for dividends, but only at such times and in such amounts as the Board of Directors shall determine and declare. Subject to applicable law, upon the dissolution, liquidation or winding up of the Corporation, after any preferential amounts to be distributed to the holders of the Preferred Shares and any other class or series of stock having a preference over the Common Shares then outstanding have been paid or declared and set apart for payment, the holders of the Common Shares shall be entitled to receive all the remaining assets of the Corporation available for distribution to its shareholders ratably in proportion to the number of shares held by them, respectively.

D.
No Cumulative Voting.   The right to accumulate votes in the election of directors or cumulative voting by any shareholder is hereby expressly denied.

E.
No Preemptive Rights.   No shareholder of this Corporation shall, by reason of his holding shares of any class of stock of this Corporation, have any preemptive or preferential right to purchase or subscribe for any shares of any class of stock of this Corporation, now or hereafter to be authorized (or any notes, debentures, bonds or other securities convertible into or carrying options, warrants or rights to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares or such notes, debentures, bonds or other securities would adversely affect the dividend or voting rights of any such shareholder), other than such rights, if any, as the Board of Directors, at its discretion, from time to time may grant, and at such price as the Board of Directors at its discretion may fix; and the Board of Directors may issue shares of any class of stock of this Corporation or any notes, debentures, bonds or other securities convertible into or carrying options, or warrants or rights to purchase shares of any class without offering any such shares of any class of such notes, debentures, bonds or other securities, either in whole or in part, to the existing shareholders of any class.
ARTICLE V
WRITTEN CONSENT OF SHAREHOLDERS
Any action required by the TBOC to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by all of the shareholders entitled to vote with respect to the action that is the subject of the consent.
ARTICLE VI
DIRECTORS
A.
Powers.   The property, business and affairs of the Corporation and all corporate powers shall be managed by the Board of Directors, subject to any limitation imposed by statute, the Certificate of Formation or the Bylaws.

B.
Number of Directors.   The number of directors shall be fixed and determined from time to time by resolution of the Board of Directors at any annual, regular, or special meeting, provided that any decrease in the number of directors does not shorten the time of any incumbent director. Directors need not be residents of the State of Texas. The number of directors currently constituting the Board of Directors is fourteen.

C.
Classes of Directors.   The Board of Directors shall be divided into three classes, as nearly equal in number as possible, designated as Class I, Class II and Class III. In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equal as possible.

D.
Term of Offices.   Each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which such director was elected; provided, however, that each director initially elected to Class I shall serve for an initial term expiring at the Corporation’s first annual meeting of shareholders following the effectiveness of this provision; each director initially elected to Class II shall serve for an initial term expiring at the Corporation’s second annual meeting of shareholders following the effectiveness of this provision; and each director initially elected to Class III shall serve for an initial term expiring at the Corporation’s third annual meeting of shareholders following the effectiveness of this provision; provided further, that the term of each director shall continue until the election and qualification of a successor and be subject to such director’s earlier death, resignation or removal.

The initial division of the Board of Directors following the effectiveness of this provision shall be as follows:
The Class I directors shall initially consist of the following individuals, and their term shall expire at the annual meeting of shareholders to be held in 2023:
Name	Address
William E. Wilson Jr.	9 Greenway Plaza, Suite 110 Houston, Texas 77046
John Beckworth	9 Greenway Plaza, Suite 110 Houston, Texas 77046
Joseph B. Swinbank	9 Greenway Plaza, Suite 110 Houston, Texas 77046
Fred S. Robertson	9 Greenway Plaza, Suite 110 Houston, Texas 77046

The Class II directors shall initially consist of the following individuals, and their term shall expire at the annual meeting of shareholders to be held in 2024:
Name	Address
John E. Williams	9 Greenway Plaza, Suite 110 Houston, Texas 77046
Jon-Al Duplantier	9 Greenway Plaza, Suite 110 Houston, Texas 77046
William S. Nichols, III	9 Greenway Plaza, Suite 110 Houston, Texas 77046
Joe E. Penland, Sr.	9 Greenway Plaza, Suite 110 Houston, Texas 77046
George Martinez	9 Greenway Plaza, Suite 110 Houston, Texas 77046
The Class III directors shall initially consist of the following individuals, and their term shall expire at the annual meeting of shareholders to be held in 2025:
Name	Address
Steven F. Retzloff	9 Greenway Plaza, Suite 110 Houston, Texas 77046
Robert R. Franklin, Jr.	9 Greenway Plaza, Suite 110 Houston, Texas 77046
Reagan A. Reaud	9 Greenway Plaza, Suite 110 Houston, Texas 77046
Frances H. Jeter	9 Greenway Plaza, Suite 110 Houston, Texas 77046
Michael A. Havard	9 Greenway Plaza, Suite 110 Houston, Texas 77046

E.
Resignation.   A director may resign at any time on written notice to the Board of Directors or to the Chairman of the Board. A director’s resignation is effective when the notice is delivered unless the notice specifies a later effective date.

F.
Election of Directors.   Directors shall be elected by a plurality of the voting power of the shares entitled to vote who are present, in person or by proxy, at any such meeting and entitled to vote on the election of directors.

ARTICLE VII
SPECIAL MEETINGS
Special meetings of the shareholders for any purpose or purposes may be called by (A) the Chairman of the Board or (B) a majority of the entire Board of Directors. In addition, a special meeting of the shareholders shall be called at the request in writing of shareholders owning 50% or more of the issued and outstanding shares of the Corporation entitled to vote at such meeting by the Chairman of the Board or the Secretary. Such request for a special meeting shall state the purpose or purposes of the proposed meeting, which purpose or purposes shall be stated in the notice of the meeting. Business transacted at any special meeting of shareholders shall be limited to the purposes stated in the notice. Notwithstanding anything set forth in the Certificate of Formation to the contrary, at a special meeting requested by the shareholders of the Corporation, only the Corporation and the shareholders who participated in the written meeting request may propose any item for consideration or nominate directors for election at such meeting.

ARTICLE VIII
AMENDMENT OF BYLAWS
The Board of Directors of the Corporation may alter, amend, or repeal the bylaws of the Corporation or may adopt new bylaws. The shareholders of the Corporation shall not have the power to alter, amend, or repeal the bylaws of the Corporation or adopt new bylaws.
ARTICLE IX
LIABILITIES OF DIRECTORS
No director of the Corporation will have any liability to the Corporation or its shareholders for monetary damages for any act or omission by the director in the director’s capacity as a director of the Corporation, except that this provision does not eliminate or limit the liability of a director to the extent the director is found liable under applicable law for:
A.
a breach of the director’s duty of loyalty to the Corporation or its shareholders;

B.
an act or omission not in good faith that constitutes a breach of duty of the director to the Corporation or that involves intentional misconduct or a knowing violation of law;

C.
a transaction from which the director received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the director’s duties; or

D.
an act or omission for which the liability of the director is expressly provided for by an applicable statute.

If the TBOC is amended to authorize action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the TBOC as so amended. Any repeal or modification of this Article shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification.
ARTICLE X
INDEMNIFICATION
A.
Right to Indemnification.   The Corporation shall indemnify and hold harmless, to the greatest extent permitted by applicable law, any director or officer of the Corporation, any former director or officer of the Corporation, or any current or former delegate of the Corporation who was, is, or is threatened to be made a respondent in any proceeding because the person is or was a director, officer or delegate of the Corporation from and against all expenses actually incurred by such person in connection with such proceeding, and such indemnification shall continue as to a person who has ceased to be a director, officer, or delegate of the Corporation and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article shall be a contract right. The right to indemnification conferred by this Article shall, to the extent permitted by the TBOC, include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. The Corporation may, by action of the Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors, officers, and delegates. The terms “delegate,” “expenses,” and “enterprise” shall have the meaning given to them in the Section 8.001 of the TBOC, or any successor provision thereto. Nothing in this Article shall be construed as a limitation on any rights of the Corporation to indemnify or insure any person that is otherwise permitted by applicable law.

B.
Insurance.   The Corporation may, in its discretion, purchase or procure or establish and maintain insurance or another arrangement to indemnify and hold harmless an existing or former director, delegate, officer, employee, or agent against any liability: asserted against and incurred by the person in that capacity, or arising out of the person’s status in that capacity.

C.
Non-Exclusivity.   The power to indemnify or obtain insurance provided in this Article shall be cumulative and non-exclusive of any other power of the Board of Directors, the Corporation, or any rights to which such a person or entity may be entitled by law, the Certificate of Formation, the bylaws of the Corporation, contract, other agreement, vote, or otherwise. Any repeal or modification of this Article shall be prospective only, and shall not adversely affect any right of a person to indemnification by the Corporation existing at the time of such repeal or modification.

D.
Validity.   Notwithstanding any provision of this Article to the contrary, all indemnification payments must be consistent with the requirements of Section 18(k) of the Federal Deposit Insurance Act and the implementing regulations thereunder. The invalidity of any provision of this Article will not affect the validity of the remaining provisions of this Article.

Annex E
FORM OF
CBTX, INC.
2022 OMNIBUS INCENTIVE PLAN
(adopted by the Company’s Board of Directors on January 23, 2022)
(approved by the Company’s shareholders on [•], 2022)
1.   Purpose; Background.   The purpose of the CBTX, Inc. 2022 Omnibus Incentive Plan (the “Plan”), is to provide an additional incentive to selected officers, employees, non-employee directors and consultants of the Company and its Subsidiaries whose contributions are essential to the growth and success of the Company’s business, and to attract and retain competent and dedicated persons whose efforts will contribute to and promote the long-term growth and profitability of the Company. To accomplish such purposes, the Plan provides that the Company may grant Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock Bonuses, Other Stock-Based Awards, Cash Awards, Performance Awards or any combination of the foregoing.
2.   Definitions.   Wherever the following terms are used they will have the meanings set forth below, unless the context clearly indicates otherwise:
(a)   “Administrator” means the Board, or, if and to the extent the Board delegates such responsibility, the Committee.
(b)   “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. An entity is an Affiliate of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.
(c)   “Award” means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Stock Bonus, Other Stock-Based Award, Cash Award or Performance Award, together with any other right or interest granted under the Plan to a Participant.
(d)   “Award Agreement” means the writing evidencing an Award or a notice of an Award delivered to a Participant by the Company.
(e)   “Bank” means Allegiance Bank, a Texas banking association, and its successors.
(f)   “Beneficial Owner” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act, as amended from time to time.
(g)   “Board” means the Company’s Board of Directors.
(h)   “Cash Award” means an Award granted under Section 13 of the Plan.
(i)   “Change of Control” means, except as otherwise provided in an Award Agreement, the occurrence of any of the following after the Effective Date:
(i)   A transaction or series of related transactions (other than an offering of Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any Person directly or indirectly becomes the Beneficial Owner of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;
(ii)   During any twenty-four (24) consecutive month period, the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority of the Board; provided, however, that an individual who becomes a member of the Board subsequent to the beginning of the twenty-four (24) month period will be deemed to have satisfied such twenty-four (24) month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds (2/3) of the directors who then qualified as Incumbent Directors;

(iii)   The consummation of a sale or disposition of all or substantially all the Company’s assets in one or a series of related transactions, other than (A) such a sale, disposition or lease to an entity, 50% or more of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale or disposition or (B) the distribution directly to the Company’s shareholders (in one distribution or a series of related distributions) of all of the stock of one or more Subsidiaries of the Company that represent substantially all of the Company’s assets;
(iv)   The consummation of a merger, consolidation or other reorganization of the Company, except a merger, consolidation or other reorganization of the Company immediately following which the shareholders of the Company immediately prior to such event continue to directly or indirectly own more than fifty percent (50%) of the combined voting power of the voting securities of the Company or the surviving entity in substantially the same proportion as their ownership of the Company immediately prior to such merger, consolidation or other reorganization of the Company;
(v)   A subsidiary of the Company operating as a Texas banking association is merged or consolidated into, or otherwise acquired by, an entity other than a wholly-owned subsidiary of the Company; or
(vi)   The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.
Notwithstanding the foregoing, in no event shall the Merger or the transactions occurring in connection therewith constitute a Change of Control and if a Change of Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A of the Code, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event described in subsection (i), (ii), (iii) or (iv) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).
The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change of Control has occurred pursuant to the above definition, the date of the occurrence of such Change of Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change of Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.
(j)   “Code” means the Internal Revenue Code of 1986, as amended. Any reference herein to a section of the Code includes any successor provision to such section.
(k)   “Committee” means a committee of one or more directors designated by the Board to administer this Plan, and, to the extent the Board determines it is appropriate for Awards under the Plan to qualify for the exemption available under Rule 16b-3, will be a committee or subcommittee of the Board composed of two or more members, each of whom is a “non-employee director” within the meaning of Rule 16b-3.
(l)   “Company” means CBTX, Inc., and, where appropriate, each of its Affiliates and successors.
(m)   “Deferred Stock Unit” means a right granted to a Participant under Section 10 to receive shares of Stock (or the cash equivalent if the Committee so provides) at a future time as determined by the Committee, or as determined by the Participant within guidelines established by the Committee in the case of voluntary deferral elections.
(n)   “Effective Date” means the date on which this Plan becomes effective, as set forth in Section 37.
(o)   “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p)   “Fair Market Value” means, with respect to Stock as of any specified date, (i) if the Stock is traded on a national securities exchange, the closing price of the Stock on the immediately preceding date (or if no sales occur on that date, on the last preceding date on which such sales of the Stock are so reported); (ii) if the Stock is not traded on a national securities exchange but is traded over the counter, the average between the reported high and low or closing bid and asked prices of the Stock on the most recent date on which Stock was publicly traded; (iii) if the Stock is not publicly traded, the amount determined by the Administrator in its discretion in such manner as it deems appropriate; or (iv) if the specified date is the date of an initial public offering of Stock, the offering price under such initial public offering. In all events, Fair Market Value will be determined pursuant to a method that complies with the requirements of Section 409A of the Code.
(q)   “Incentive Stock Option” or “ISO” means an Option that is intended to qualify for special Federal income tax treatment pursuant to Sections 421 and 422 of the Code, and which is so designated in the applicable Award Agreement.
(r)   “Merger” has the meaning given in Section 37.
(s)   “Non-Employee Director” means a member of the Board who is not an employee of the Company or any of its subsidiaries.
(t)   “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.
(u)   “Officer” has the meaning given in Section 3(b).
(v)   “Option” means a right granted to a Participant under Section 7 to purchase Stock at a specified price during specified time periods.
(w)   “Other Stock-Based Award” means an Award granted to a Participant under Section 12.
(x)   “Participant” means, as of a specified date, a person who holds an Award that is outstanding as of such specified date.
(y)   “Performance Award” means any Award, granted to a Participant under Section 14, the exercise, payment, vesting, or settlement of which is contingent (in whole or in part) upon attainment during a Performance Period of Performance Goals specified by the Administrator.
(z)   “Performance Criteria” means the one or more criteria that the Administrator will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following, as determined by the Administrator: (i) earnings, including one or more of operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, adjusted EBITDA, economic earnings, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) earnings (as defined in (i), above) as a percentage of revenues; (iii) pre-tax income, after-tax income or adjusted net income; (iv) earnings per share (basic or diluted); (v) operating profit; (vi) revenue, revenue growth or rate of revenue growth; (vii) return on assets (gross or net), return on investment, return on capital, or return on equity; (viii) returns on sales or revenues; (ix) operating expenses; (x) stock price appreciation; (xi) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (xii) implementation or completion of critical projects or processes; (xiii) total shareholder return; (xiv) cumulative earnings per share growth; (xv) operating margin or profit margin; (xvi) cost targets, reductions and savings, productivity and efficiencies; (xvii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, goals relating to acquisitions, divestitures, joint ventures and/or similar transactions and/or goals relating to budget comparisons; (xviii) working capital; (xix) book value; (xx) customer satisfaction; (xxi) any other measures of performance selected by the Administrator; and (xxii) any combination of, or a specified increase or decrease in, any of the foregoing. Such performance goals may be measured on a generally accepted accounting principles (GAAP) or non-GAAP basis, and be based solely by reference to the performance of the Company as a whole or any subsidiary, division, business segment or business unit of the Company, or any combination thereof or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to a peer group of other comparable companies, or as compared to the performance of a published or special index deemed applicable by the Administrator, including by not limited to, the Standard & Poor’s 500 Stock Index or any other market index. Unless otherwise stated in an Award Agreement a performance goal need not be based on an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria).
(aa)   “Performance Goals” means, for a Performance Period, the one or more goals established by the Administrator for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. The Administrator is authorized to make appropriate adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated Performance Goals; (iii) to exclude the effects of changes to generally accepted accounting principles; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; (v) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (vi) to exclude the dilutive effects of acquisitions or joint ventures; (vii) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (viii) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends; (ix) to exclude the effects of stock based compensation and/or the award of an annual cash incentive under the Company’s annual incentive program; (x) to exclude the effect of any other unusual, non-recurring gain or loss or other extraordinary item; and (xi) to make other appropriate adjustments selected by the Administrator.
(bb)   “Performance Period” means the period of time selected by the Administrator over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Administrator.
(cc)   “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term will not include (i) the Company or any Subsidiary thereof, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary thereof, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.
(dd)   “Prior Allegiance Plans” means the Allegiance Bancshares, Inc. 2015 Stock Awards and Incentive Plan, as amended, the Allegiance Bancshares, Inc. 2019 Amended and Restated Stock Awards and Incentive Plan, as amended, and the Post Oak Bancshares, Inc. Stock Option Plan, as amended.
(ee)   “Prior CBTX Plans” means the CBTX, Inc. 2017 Omnibus Incentive Plan, as amended, and the CBFH, Inc. 2014 Stock Option Plan, as amended.
(ff)   “Prior Plans” means the Prior CBTX Plans and the Prior Allegiance Plans.
(gg)   “Restricted Stock” means Stock granted to a Participant under Section 9, that is subject to certain restrictions and to a risk of forfeiture.
(hh)   “Restricted Stock Unit” means an unfunded and unsecured right granted to a Participant under Section 10, to receive Stock, cash or a combination thereof at the end of a specified period, which right is subject to certain restrictions and to a risk of forfeiture.

(ii)   “Rule 16b-3” means Rule 16b-3, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act, applicable to the Plan and Participants.
(jj)   “Securities Act” means the Securities Act of 1933, as amended.
(kk)   “Stock” means the Company’s common stock, par value $10.00 per share.
(ll)   “Stock Appreciation Right” or “SAR” means a right to receive, upon exercise thereof, the excess of (i) the Fair Market Value of one share of Stock on the date of exercise over (ii) the exercise price of the SAR.
(mm)   “Stock Bonus” means a bonus payable in fully vested shares of Stock granted pursuant to Section 11.
(nn)   “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which: (A) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (B) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof; provided, however, that with respect to Incentive Stock Options, the term “Subsidiary” shall mean only a “subsidiary corporation” of the Company (as such term is defined in Section 424(f) of the Code and determined in accordance with Section 421 of the Code); and provided further, that with respect to Nonqualified Stock Options and Stock Appreciation Rights, the term “Subsidiary” shall mean only a corporation or other entity in a chain of corporations and/or other entities in which the Company has a “controlling interest” within the meaning of Treas. Reg. §1.414(c)-2(b)(2)(i), but using the threshold of 50% ownership wherever 80% appears. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing member, general partner or analogous controlling Person of such limited liability company, partnership, association or other business entity.
For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.
3.   Administration.
(a)   Administration by the Administrator.   The Plan shall be administered by the Administrator. The Administrator shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority (i) to the extent not inconsistent with the Plan, prescribe, amend and rescind rules and regulations relating to the Plan including rules governing its own operations, (ii) make all determinations necessary or advisable in administering the Plan, (iii) correct any defect, supply any omission, reconcile any inconsistency in the Plan, and construe and interpret the Plan and Award Agreements, (iv) determine the Fair Market Value of Awards, (v) approve forms of Award Agreements for use under the Plan, (vi) grant Awards and determine who will receive Awards, when such Awards will be granted and the terms of such Awards, including setting forth provisions with regard to the termination of a recipient’s employment or service, (vii) determine whether an Option will be an Incentive Stock Option or a Nonqualified Option, (viii) subject to the limitation of Section 3(d), accelerate the time or times at which an Award becomes vested, unrestricted or may be exercised, (ix) subject to the limitation of Section 3(d), waive or amend any goals, restrictions or conditions set forth in an Award Agreement, unless otherwise provided in the Award Agreement, (x) amend the terms of any outstanding Award Agreement or Award, including the discretionary authority to extend the post-termination exercise period of Awards, provided that any amendment that would adversely affect the Participant’s rights under an outstanding Award shall not be made without the Participant’s written consent (provided, that an amendment shall not be treated as adversely affecting the rights of the Participant if the amendment causes an Incentive Stock Option to become a Nonqualified Option or if the amendment is made to the minimum extent necessary to avoid the adverse tax consequences of Section 409A of the Code), (xi) allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares or cash to be issued upon exercise or vesting of an Award up to the number of Shares or cash having a Fair Market Value equal to the amount required to be withheld based on any amount up to the minimum supplemental income tax rate in the applicable jurisdiction, (xii) allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to the Participant under an Award; and (xiii) impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under an Award, including without limitation, (A) restrictions under an insider trading policy, and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers.
The determinations of the Administrator will be final, binding and conclusive. By accepting any Award under the Plan, each Participant and each person claiming under or through him or her will be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Plan by the Administrator.
(b)   Delegation to an Officer.   The Board may delegate to one or more officers of the Company (within the meaning of Section 16 of the Exchange Act) (an “Officer”) the authority to do one or both of the following: (i) designate employees who are not Officers to be recipients of Options, SARs and Restricted Stock (and, to the extent permitted by applicable law, other Awards) and, to the extent permitted by applicable law, the terms of such Awards; and (ii) determine the number of shares of Stock to be subject to such Awards granted to such employees; provided, however, that the Board resolutions regarding such delegation will specify the total number of shares of Stock that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself. Any such Awards will be granted on the form of Award Agreement most recently approved for use by the Administrator, unless otherwise provided in the resolutions approving the delegation of authority. The Board may not delegate authority to an Officer who is acting solely in the capacity of an Officer (and not also as a member of the Board) to determine the Fair Market Value of the Stock pursuant to Section 2(q)(iii).
(c)   Indemnification.   In addition to such other rights of indemnification as they may have as Directors or members of the Administrator, and to the extent allowed by applicable law, the Administrator shall be indemnified by the Company against the reasonable expenses, including attorneys’ fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which the Administrator may be party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted under the Plan, and against all amounts paid by the Administrator in settlement thereof (provided, however, that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid by the Administrator in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Administrator did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the Company, or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that within 60 days after the institution of any such action, suit or proceeding, such Administrator shall, in writing, offer the Company the opportunity at its own expense to handle and defend such action, suit or proceeding.
(d)   Minimum Vesting Requirements.   Except as provided in Section 15(b), no Award may vest (or, if applicable, be exercisable) until at least 12 months following the date of grant of the Award; provided, however, that (i) the Committee may provide that such minimum vesting restrictions may lapse or be waived in connection with or following a Participant’s death, Disability, termination of service or Change in Control, (ii) shares of Stock up to 5% of the shares reserved for issuance under the Plan (as provided in Section 4(a)) may be issued pursuant to Awards that do not meet such vesting (and, if applicable, exercisability) requirements, and (iii) for purposes of Awards granted to Non-Employee

Directors, a vesting period shall be deemed to be one year if the Awards are granted to Non-Employee Directors in connection with their election or reelection to the Board at an annual meeting of shareholders and the awards vest on the first day of the month in which the next annual meeting of the Company’s shareholders is held, so long as the period between such meetings is not less than 50 weeks.
(e)   Dividends and Dividend Equivalents.   Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Stock subject to an Award, as determined by the Administrator and contained in the applicable Award Agreement; provided, however, that (i) no dividends or dividend equivalents may be paid with respect to any such shares before the date such shares have vested under the terms of such Award Agreement, (ii) any dividends or dividend equivalents that are credited with respect to any such shares will be subject to all of the terms and conditions applicable to such shares under the terms of such Award Agreement (including, but not limited to, any vesting conditions), and (iii) any dividends or dividend equivalents that are credited with respect to any such shares will be forfeited to the Company on the date, if any, such shares are forfeited to or repurchased by the Company due to a failure to meet any vesting conditions under the terms of such Award Agreement.
4.   Stock Subject to Plan.
(a)   Total Shares Available.   The maximum number of shares of Stock reserved for issuance under the Plan shall be (a) 2,000,000 shares (subject to adjustment as provided by Section 14(c)) plus (b) any shares of Stock to be issued upon the exercise of Options issued in substitution of outstanding Allegiance Options pursuant to Section 4(e). The shares of Stock that may be delivered pursuant to Awards may be authorized but unissued Stock or authorized and issued Stock held in the Company’s treasury, or otherwise acquired for purposes of the Plan. From and after the effectiveness of this Plan, the Company will not grant awards under the Prior Plans; however, stock option awards previously granted under the Prior Allegiance Plans that are assumed by the Company in connection with the Merger will be adjusted (in accordance with Sections 424 or 409A of the Code, as applicable) to reflect the right to purchase shares of Stock and will remain subject to the terms of the Prior Allegiance Plans and applicable stock option award agreements.
(b)   Annual Limit on Awards to Non-Employee Directors.   No Non-Employee Director may receive Awards under the Plan with an aggregate grant date fair value that, when combined with cash compensation received for service as a Non-Employee Director, exceeds $500,000 value (described below) in a calendar year, increased to $750,000 in the calendar year of his or her initial services as a Non-Employee Director. Awards granted to an individual while he or she was serving in the capacity as an employee or while he or she was a consultant but not a Non-Employee Director will not count for purposes of the limitations set forth in this Section 4(b). All Awards to Non-Employee Directors shall be made pursuant to an Award Agreement.
(c)   Adjustment for Change in Capitalization.   In the event that any special or extraordinary dividend or other extraordinary distribution is declared (whether in the form of cash, Stock, or other property), or there occurs any recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange or other similar corporate transaction or event, the Administrator shall adjust, as it deems necessary or appropriate, (i) the number and kind of shares of stock which may thereafter be issued in connection with Awards, (ii) the number and kind of shares of stock or other property, including cash, issued or issuable in respect of outstanding Awards, (iii) the exercise price, grant price or purchase price relating to any Award, and (iv) the limitation set forth in Section 4(a) and (f); provided, that, with respect to Incentive Stock Options, such adjustment shall be made in accordance with Section 424 of the Code; and provided further that no such adjustment shall cause any Award hereunder which is or becomes subject to Section 409A of the Code to fail to comply with the requirements of such section.
(d)   Reuse of Shares.
(i)   Shares Available for Subsequent Issuance.   The following shares of Stock will become available again for issuance under the Plan: (A) any shares subject to an Award that are not issued because such Award or any portion thereof expires or otherwise terminates without all of the shares covered by such Award having been issued; (B) any shares subject to an Award that are not issued because such Award or any portion thereof is settled in cash; and (C) any shares issued pursuant to an Award that are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required for the vesting of such shares.
(ii)   Shares Not Available for Subsequent Issuance.   The following shares of Stock will not become available again for issuance under the Plan: (A) any shares that are reacquired or withheld (or not issued) by the Company to satisfy the exercise, strike or purchase price of an Award (including any shares subject to such award that are not delivered because such award is exercised through a reduction of shares subject to such award (i.e., “net exercised”)); (B) any shares that are reacquired or withheld (or not issued) by the Company to satisfy a tax withholding obligation in connection with an Award; (C) any shares repurchased by the Company on the open market with the proceeds of the exercise, strike or purchase price of an Award; and (D) in the event that a SAR granted under the Plan is settled in shares of Stock, the gross number of shares of Stock subject to such SAR.
(e)   Assumption/Substitution of Awards by the Company.   The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise (including, for avoidance of doubt, in connection with the Merger), by either; (i) granting an Award under this Plan in substitution of such other company’s award; or (ii) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the Exercise Price and the number and nature of shares of Stock issuable upon exercise or settlement of any such Award will be adjusted appropriately pursuant to Section 424(a) of the Code and/or Section 409A of the Code, as applicable). In the event the Company elects to grant a new Option in substitution rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price. Substitute Awards shall not be deducted from the number of shares of Stock authorized for grant under the Plan or authorized for grant to a Participant in a calendar year.
(f)   Incentive Stock Option Limit.   Subject to the share reserve in Section 4(a) and Section 4(c) relating to capitalization adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options will be 2,000,000 shares.
5.   Eligibility.   The individuals who shall be eligible to receive Awards under the Plan shall be such employees of the Company and its Subsidiaries (including officers of the Company and its Subsidiaries, whether or not they are directors of the Company), consultants to the Company and Non-Employee Directors as the Administrator shall select from time to time. The grant of an Award hereunder in any year to any individual shall not entitle such individual to a grant of an Award in any future year or to have any Award in any future year with the same terms.
6.   Awards Under the Plan; Award Agreement.   The Administrator may grant Awards in such amounts and with such terms and conditions as the Administrator shall determine, subject to the provisions of the Plan. Each Award granted under the Plan (except an unconditional Stock Bonus) shall be evidenced by an Award Agreement which shall contain such provisions as the Administrator may in its sole discretion deem necessary or desirable and which are not in conflict with the terms of the Plan. By accepting an Award, a Participant shall be deemed to agree that the Award shall be subject to all of the terms and provisions of the Plan and the applicable Award Agreement.
7.   Options.   The Administrator is authorized to grant Options to eligible individuals on the following terms and conditions:
(a)   Identification of Options.   Each Option shall be clearly identified in the applicable Award Agreement as either an Incentive Stock Option or a Nonqualified Stock Option.

(b)   Exercise Price.   Each Award Agreement with respect to an Option shall set forth the amount per share (the “option exercise price”) payable by the Participant to the Company upon exercise of the Option. The option exercise price shall be equal to or greater than the Fair Market Value of a share of Stock on the date of grant. Other than with respect to an adjustment described in Section 4(c), in no event shall the exercise price of an Option be reduced following the grant of an Option, nor shall an Option be cancelled in exchange for a replacement Option with a lower exercise price or in exchange for another type of Award or cash payment without shareholder approval.
(c)   Term and Exercise of Options.
(i)   Each Option shall become exercisable at the time or times determined by the Administrator and set forth in the applicable Award Agreement. At the time of grant of an Option, the Administrator may impose such restrictions or conditions to the exercisability of the Option as it, in its absolute discretion, deems appropriate, including, but not limited to, achievement of Performance Goals. Subject to Section 7(d) hereof, the Administrator shall determine and set forth in the applicable Award Agreement the expiration date of each Option, which shall be no later than the tenth anniversary of the date of grant of the Option.
(ii)   An Option shall be exercised by delivering the form of notice of exercise provided by the Company or in such other form as approved by the Company. Payment for shares of Stock purchased upon the exercise of an Option shall be made on the effective date of such exercise by one or a combination of the following means, subject to any Company insider trading policy (including blackout periods): (A) in cash or by personal check acceptable to the Company, certified check, bank cashier’s check or wire transfer; (B) in shares of Stock owned by the Participant and valued at their Fair Market Value on the effective date of such exercise; (C) broker assisted cashless exercise or net exercise; or (D) by any such other method as the Administrator may from time to time authorize in its sole discretion. Except as authorized by the Administrator, any payment in shares of Stock shall be effected by the delivery of such shares to the Secretary of the Company (or his designee), duly endorsed in blank or accompanied by stock powers duly executed in blank, together with any other documents and evidences as the Secretary of the Company shall require.
(iii)   Shares of Stock purchased upon the exercise of an Option shall, as determined by the Administrator, be evidenced by a book entry record or certificate issued in the name of or for the account of the Participant or other individual entitled to receive such shares, and delivered to the Participant or such other individual as soon as practicable following the effective date on which the Option is exercised.
(d)   Provisions Relating to Incentive Stock Options.   Incentive Stock Options may only be granted to employees of the Company and its Subsidiaries, in accordance with the provisions of Section 422 of the Code. To the extent that the aggregate Fair Market Value of shares of Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under the Plan and any other stock option plan of the Company or a Subsidiary shall exceed $100,000, such Options shall be treated as Nonqualified Stock Options to the extent of such excess. For purposes of this Section 7(d), Fair Market Value shall be determined as of the date on which each such Incentive Stock Option is granted. No Incentive Stock Option may be granted to an individual if, at the time of the proposed grant, such individual owns (or is deemed to own under the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company unless (A) the exercise price of such Incentive Stock Option is at least 110% of the Fair Market Value of a share of Stock at the time such Incentive Stock Option is granted and (B) such Incentive Stock Option is not exercisable after the expiration of five years from the date such Incentive Stock Option is granted.
(e)   Effect of Termination of Employment (or Provision of Services).   Except as may otherwise be provided in the applicable Award Agreement, and subject to the Administrator’s authority under Section 3 hereof:
(i)   In the event that the employment of a Participant with the Company and its Subsidiaries (or the Participant’s service to the Company and its Subsidiaries) shall terminate for any reason other than death or disability, each Option granted to such Participant that is outstanding and exercisable as of the date of such termination shall remain exercisable for the 90-day period immediately following such termination, but in no event following the expiration of its term, and any Option that is not exercisable as of the date of such termination shall be terminated for no consideration at the time of such termination.
(ii)   In the event that the employment of a Participant with the Company and its Subsidiaries (or the Participant’s service to the Company and its Subsidiaries) shall terminate on account of the Participant’s death or disability, each Option granted to such Participant that is outstanding and exercisable as of the date of such termination shall remain exercisable for the one-year period immediately following such termination, but in no event following the expiration of its term, and any Option that is not exercisable as of the date of such termination shall be terminated for no consideration at the time of such termination.
(f)   Leave of Absence.   In the case of any Participant on an approved leave of absence, the Administrator may make such provision respecting the continuance of the Option while in the employ or service of the Company as it may deem equitable, except that in no event may an Option be exercised after the expiration of its term.
(g)   No Repricing.   Except as otherwise provided in Section 4(c), without the prior approval of the shareholders of the Company: (i) the exercise price of an Option may not be reduced, directly or indirectly; (ii) an Option may not be cancelled in exchange for cash in an amount, or other Awards with a value, that exceeds the excess, if any, of the Fair Market Value of the shares of Stock subject to the Option at the time of the cancellation or exchange over the exercise price of such Option, or for Options or SARs with an exercise price that is less than the exercise price of the original Option, except as permitted in accordance with Section 15(d); and (iii) the Company may not repurchase an Option for value (in cash, substitutions, cash buyouts, or otherwise) from a Participant if the current Fair Market Value of the Stock underlying the Option is lower than the exercise price of the Option.
8.   Stock Appreciation Rights.
(a)   Grant; Term.   A Stock Appreciation Right may be granted in connection with an Option, either at the time of grant or, with respect to a Nonqualified Stock Option, at any time thereafter during the term of the Option, or may be granted unrelated to an Option. At the time of grant of a Stock Appreciation Right, the Administrator may impose such restrictions or conditions to the exercisability of the Stock Appreciation Right as it, in its absolute discretion, deems appropriate, including, but not limited to, achievement of Performance Goals. The term of a Stock Appreciation Right granted without relationship to an Option shall not exceed ten years from the date of grant. In addition, the exercise price of a Stock Appreciation Right shall be equal to or greater than the Fair Market Value of a share of Stock on the date of grant.
(b)   Tandem Awards.   A Stock Appreciation Right related to an Option shall require the holder, upon exercise, to surrender such Option with respect to the number of shares as to which such Stock Appreciation Right is exercised, in order to receive payment of any amount computed pursuant to Section 8(c). Such Option will, to the extent surrendered, then cease to be exercisable. Subject to such rules and restrictions as the Administrator may impose, a Stock Appreciation Right granted in connection with an Option will be exercisable at such time or times, and only to the extent that a related Option is exercisable.
(c)   Exercise.   Upon the exercise of a Stock Appreciation Right whether related or unrelated to an Option, the holder will be entitled to receive payment of an amount determined by multiplying:
(i)   the excess of the Fair Market Value of a share of Stock on the date of exercise of such Stock Appreciation Right over the exercise price of the Stock Appreciation Right, by
(ii)   the number of shares as to which such Stock Appreciation Right is exercised.
(d)   Limitations.   Notwithstanding subsection (c) above, the Administrator may place a limitation on the amount payable upon exercise of a Stock Appreciation Right. Any such limitation must be determined as of the date of grant and noted in the applicable Award Agreement.

(e)   Form of Settlement.   Payment of the amount determined under subsection (c) above may be made solely in whole shares of Stock valued at their Fair Market Value on the date of exercise of the Stock Appreciation Right or alternatively, in the sole discretion of the Administrator, solely in cash or a combination of cash and shares, in each case as set forth in the applicable Award Agreement. If the Administrator decides that payment will be made in shares of Stock, and the amount payable results in a fractional share, payment for the fractional share will be made in cash.
(f)   No Repricing.   Except as otherwise provided in Section 4(c), without the prior approval of the shareholders of the Company: (i) the exercise price of a SAR may not be reduced, directly or indirectly, (ii) a SAR may not be cancelled in exchange for cash in an amount, or other Awards with a value, that exceeds the excess, if any, of the Fair Market Value of the shares of Stock subject to the SAR at the time of the cancellation or exchange over the exercise price of such SAR, or for Options or SARs with an exercise price that is less than the exercise price of the original SAR, except as permitted in accordance with Section 15, and (iii) the Company may not repurchase a SAR for value (in cash, substitutions, cash buyouts, or otherwise) from a Participant if the current Fair Market Value of the Stock underlying the SAR is lower than the exercise price of the SAR.
9.   Restricted Stock.
(a)   Price.   At the time of the grant of shares of Restricted Stock, the Administrator shall determine the price, if any, to be paid by the Participant for each share of Restricted Stock subject to the Award.
(b)   Vesting Date.   At the time of the grant of shares of Restricted Stock, the Administrator shall establish a vesting date or vesting dates with respect to such shares. The Administrator may divide such shares into classes and assign a different vesting date for each class. Provided that all conditions to the vesting of a share of Restricted Stock are satisfied, and subject to Section 9(g), upon the occurrence of the vesting date with respect to a share of Restricted Stock, such share shall vest and the restrictions of Section 9(d) shall lapse.
(c)   Conditions to Vesting.   At the time of the grant of shares of Restricted Stock, the Administrator may impose such restrictions or conditions to the vesting of such shares as it, in its absolute discretion, deems appropriate, including, but not limited to, achievement of Performance Goals. The Administrator may also provide that the vesting or forfeiture of shares of Restricted Stock may be based upon the achievement of, or failure to achieve, certain Performance Goals and may provide for partial vesting of Restricted Stock in the event that the maximum level of performance is not met if the minimum level of performance has been equaled or exceeded.
(d)   Restrictions on Transfer Prior to Vesting.   Prior to the vesting of a share of Restricted Stock, such Restricted Stock may not be transferred, assigned or otherwise disposed of, and no transfer of a Participant’s rights with respect to such Restricted Stock, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted.
(e)   Voting Rights.   Participants holding shares of Restricted Stock may exercise full voting rights with respect to those shares.
(f)   Issuance of Certificates.   The Administrator may, upon such terms and conditions as it determines, provide that (i) a certificate or certificates representing the shares of Restricted Stock shall be registered in the Participant’s name and bear an appropriate legend specifying that such shares are not transferable and are subject to the provisions of the Plan and the restrictions, terms and conditions set forth in the applicable Award Agreement, (ii) such certificate or certificates shall be held in escrow by the Company on behalf of the Participant until such shares become vested or are forfeited or (iii) the Participant’s ownership of the Restricted Stock shall be registered by the Company in book entry form.
(g)   Consequences of Vesting.   Upon the vesting of a share of Restricted Stock pursuant to the terms hereof, the restrictions of Section 9(d) shall lapse with respect to such share. Following the date on which a share of Restricted Stock vests, the Company shall, as determined by the Administrator, make a book entry record of such share or cause to be delivered to the Participant to whom such share was granted, a certificate evidencing such share, either of which may bear a restrictive legend, if the Administrator determines such a legend to be appropriate.
(h)   Effect of Termination of Employment (or Provision of Services).   Except as may otherwise be provided in the applicable Award Agreement, and subject to the Administrator’s authority under Section 3 hereof, upon the termination of a Participant’s employment with the Company and its Subsidiaries (or the Participant’s service to the Company and its Subsidiaries) for any reason, any and all shares to which restrictions on transferability apply (and all dividends accumulated with respect thereto) shall be immediately forfeited for no consideration by the Participant and transferred to, and reacquired by, the Company. In the event of a forfeiture of shares pursuant to this section, the Company shall repay to the Participant (or the Participant’s estate) any amount paid by the Participant for such shares.
10.   Restricted Stock Units.
(a) Vesting Date.   At the time of the grant of Restricted Stock Units, the Administrator shall establish a vesting date or vesting dates with respect to such units. The Administrator may divide such units into classes and assign a different vesting date for each class. Provided that all conditions to the vesting of the Restricted Stock Units imposed pursuant to Section 10(c) are satisfied, and subject to Section 10(d), upon the occurrence of the vesting date with respect to the Restricted Stock Units, such units shall vest.
(b)   Benefit Upon Vesting.   Unless otherwise provided in an Award Agreement, upon the vesting of Restricted Stock Units, the Participant shall be paid, within 30 days of the date on which such units vest, an amount, in cash and/or shares of Stock, as determined by the Administrator. In the case of Awards denominated in shares of Stock, the amount per Restricted Stock Unit shall be equal to the sum of (i) the Fair Market Value of a share of Stock on the date on which such Restricted Stock Unit vests and (ii) the aggregate amount of cash dividends paid with respect to a share of Stock during the period commencing on the date on which the Restricted Stock Unit was granted and terminating on the date on which such unit vests. In the case of Awards denominated in cash, the amount per Restricted Stock Unit shall be equal to the cash value of the Restricted Stock Unit on the date on which such Restricted Stock Unit vests.
(c)   Conditions to Vesting.   At the time of the grant of Restricted Stock Units, the Administrator may impose such restrictions or conditions to the vesting of such units as it, in its absolute discretion, deems appropriate, including, but not limited to, achievement of Performance Goals.
(d)   Effect of Termination of Employment (or Provision of Services).   Except as may otherwise be provided in the applicable Award Agreement, and subject to the Administrator’s authority under Section 3 hereof, Restricted Stock Units that have not vested, together with any dividend equivalents deemed to have been credited with respect to such unvested units, shall be forfeited for no consideration upon the Participant’s termination of employment (or upon cessation of such Participant’s services to the Company) for any reason.
11.   Stock Bonuses.   In the event that the Administrator grants a Stock Bonus, the shares of Stock constituting such Stock Bonus shall, as determined by the Administrator, be evidenced by a book entry record or a certificate issued in the name of the Participant to whom such grant was made and delivered to such Participant as soon as practicable after the date on which such Stock Bonus is payable. For avoidance of doubt, the authority of the Administrator to make Stock Bonuses shall be subject to the limitation set forth in Section 3(c).
12.   Other Stock-Based Awards.   Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Stock, including but not limited to dividend equivalents, may be granted either alone or in addition to other Awards (other than in connection with Options or Stock Appreciation Rights) under the Plan. Subject to the provisions of the Plan, the Administrator shall have sole and complete authority to determine the individuals to whom and the time or times at which such Other Stock-Based Awards shall be granted, the number of shares of Stock to be granted pursuant to such Other Stock-Based Awards, or the manner in which such Other Stock-Based Awards shall be settled (e.g., in shares of Stock or cash), or the conditions to the vesting and/or payment or settlement of such Other Stock-Based Awards

(which may include, but not be limited to, achievement of Performance Goals) and all other terms and conditions of such Other Stock-Based Awards.
13.   Cash Awards.   The Administrator may grant awards that are payable solely in cash, as deemed by the Administrator to be consistent with the purposes of the Plan, and such Cash Awards shall be subject to the terms, conditions, restrictions and limitations determined by the Administrator, in its sole discretion, from time to time. Cash Awards may be granted with value and payment contingent upon the achievement of Performance Goals.
14.   Performance Awards.
(a)   Performance Conditions.   The right of a Participant to exercise an Award, vest in an Award, or receive a grant or settlement of an Award, and the timing thereof, may be subject to (in whole or in part) such Performance Goals as may be specified by the Administrator at the time of grant set forth in the Award Agreement evidencing such grant.
(b)   Performance Award Pool.   The Administrator may establish a Performance Award pool, which will be an unfunded pool, for purposes of measuring performance of the Company in connection with Performance Awards. The amount of such Performance Award pool will be based upon the achievement of a Performance Goal or Performance Goals during the given Performance Period, as specified by the Administrator. The Administrator may specify the amount of the Performance Award pool as a percentage of any of such criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such criteria.
15.   Change of Control Provisions.   Unless otherwise provided by the Administrator or in the applicable Award Agreement or otherwise, and subject to Section 4(c), in the event of a Change of Control:
(a)   Any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all outstanding Awards or may substitute similar stock awards for any or all outstanding Awards (including, but not limited to, awards to acquire the same consideration paid to the shareholders of the Company pursuant to the Change of Control), and any reacquisition or repurchase rights held by the Company in respect of Stock issued pursuant to any outstanding Awards may be assigned by the Company to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company). For clarity, in the event of a Change of Control, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may choose to assume or continue only a portion of an outstanding Award, to substitute a similar stock award for only a portion of an outstanding Award, or to assume or continue, or substitute similar stock awards for, the outstanding Awards held by some, but not all, Participants. The terms of any such assumption, continuation or substitution will be set by the Board.
(b)   With respect to each outstanding Award that is not assumed or substituted in connection with a Change of Control, immediately upon the occurrence of the Change in Control, (i) such Award shall become fully vested and exercisable, (ii) the restrictions, payment conditions, and forfeiture conditions applicable to any such Award granted shall lapse, and (iii) any performance conditions imposed with respect to such Award shall be deemed to be achieved at target performance levels.
(c)   For purposes of this Section 15, an Award shall be considered assumed or substituted for if, following the Change of Control, the Award is of substantially comparable value and remains subject to the same terms and conditions that were applicable to the Award immediately prior to the Change of Control except that, if the Award related to shares of Stock, the Award instead confers the right to receive common stock of the acquiring or ultimate parent entity.
(d)   Notwithstanding any other provision of the Plan, in the event of a Change of Control, except as would otherwise result in adverse tax consequences under Section 409A of the Code, the Administrator may, in its discretion, provide that each Award shall, immediately upon the occurrence of a Change of Control, be cancelled in exchange for a payment in cash or securities in an amount equal to (i) the excess of the consideration paid per share of Stock in the Change of Control over the exercise or purchase price (if any) per share of Stock subject to the Award multiplied by (ii) the number of shares of Stock granted under the Award. For clarity, such payment may be zero if the consideration paid per share of Stock is equal to or less than the exercise price or purchase price (if any) per share of Stock subject to the Award.
16.   Rights as a Shareholder.   No individual shall have any rights as a shareholder with respect to any shares of Stock covered by or relating to any Award until the date of record issuance of such shares of Stock in the books of the Company or the issuance of a stock certificate with respect to such shares. Except for adjustments provided in Section 4(c), no adjustment to any Award shall be made for dividends or other rights for which the record date occurs prior to the date such stock certificate is issued.
17.   No Employment Rights; No Right to Award.   Nothing contained in the Plan or any Award Agreement shall confer upon any individual any right with respect to the continuation of employment by or provision of services to the Company or interfere in any way with the right of the Company, subject to the terms of any separate agreement to the contrary, at any time to terminate such employment or service or to increase or decrease the compensation of such individual. No individual shall have any claim or right to receive an Award hereunder. The Administrator’s granting of an Award to a Participant at any time shall neither require the Administrator to grant any other Award to such Participant or other individual at any time nor preclude the Administrator from making subsequent grants to such Participant or any other individual.
18.   Minimum Regulatory Capital Requirements.   Notwithstanding any provision of this Plan or any agreement to the contrary, Awards granted under the Plan will expire or be forfeited, to the extent not exercised or settled, within forty-five (45) days following the receipt of notice from the Company’s and/or the Bank’s primary federal or state regulator (“Regulator”) that (i) the Company and/or the Bank has not maintained its minimum capital requirements (as determined by the Regulator); and (ii) the Regulator is requiring termination or forfeiture of the Awards. Upon receipt of such notice from the Regulator, the Company and/or the Bank will promptly notify each Participant that such Awards have become fully exercisable and vested to the full extent of the grant and that the Participant must exercise the Award or the Award must be settled, as applicable, prior to the end of the 45-day period or such earlier period as may be specified by the Regulator or the Participant will forfeit such Awards. In case of forfeiture, no Participant will have a cause of action, of any kind or nature, with respect to the forfeiture against the Company, the Bank or any parent or Subsidiary. None of the Company, the Bank, or any parent or Subsidiary will be liable to any Participant due to the failure or inability of the Company and/or the Bank to provide adequate notice to the Participant.
19.   Securities Matters and Regulations.
(a)   Notwithstanding anything herein to the contrary, the obligation of the Company to sell or deliver Stock with respect to any Award granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Administrator. The Administrator may require, as a condition of the issuance and delivery of certificates evidencing shares of Stock pursuant to the terms hereof, that the recipient of such shares make such agreements and representations, and that such certificates bear such legends, as the Administrator, in its sole discretion, deems necessary or advisable.
(b)   Each Award is subject to the requirement that, if at any time the Administrator determines that the listing, registration or qualification of Stock issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the grant of an Award or the issuance of Stock, no such Award shall be granted or payment made or Stock issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Administrator.
(c)   In the event that the disposition of Stock acquired pursuant to the Plan is not covered by a then current registration statement under the Securities Act and is not otherwise exempt from such registration, such Stock shall be restricted against transfer to the extent required by the Securities Act or regulations thereunder, and the Administrator may require a Participant receiving Stock pursuant to the Plan, as a condition precedent to receipt of such Stock, to represent to the Company in writing that the Stock acquired by such Participant is acquired for investment only and not with a view to distribution.
20.   Withholding Taxes.
(a)   Prior to any relevant taxable or tax withholding events in connection with the Awards under this Plan, the Company, a Subsidiary or an Affiliate, as applicable, employing the Participant, may require the Participant to pay or make adequate arrangements satisfactory to the Company with respect to any or all applicable U.S. federal, state, local, and international income tax, social insurance, payroll tax, fringe benefits tax, payment on account and other tax-related items related to the Participant’s participation in this Plan and legally applicable to the Participant (collectively, “Tax-Related Obligations”) prior to the delivery of shares of Stock pursuant to exercise or settlement of any Award. Whenever payments in satisfaction of Awards granted under this Plan are to be made in cash, such payment will be net of an amount sufficient to satisfy applicable withholding obligations for Tax-Related Obligations. Unless otherwise determined by the Administrator, the Fair Market Value of the shares of Stock used or withheld to satisfy Tax-Related Obligations will be determined as of the date that the taxes are required to be withheld.
(b)   Whenever shares of Stock are to be delivered pursuant to an Award, a Participant may elect, subject to any Company insider trading policy (including blackout periods), to satisfy the Tax-Related Obligations by (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable shares of Stock having a Fair Market Value equal to the Tax-Related Obligations to be withheld, or (iii) any other method permitted by applicable law and approved by the Administrator. Such shares shall be valued at their Fair Market Value on the date of which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash. Such a withholding election may be made with respect to all or any portion of the shares to be delivered pursuant to an Award. The Company may withhold or account for these Tax-Related Obligations by considering applicable statutory withholding rates or other applicable withholding rates, including maximum rates for the applicable tax jurisdiction to the extent consistent with applicable laws.
21.   Notification of Election Under Section 83(b) of the Code.   If any Participant shall, in connection with the acquisition of shares of Stock under the Plan, make the election permitted under Section 83(b) of the Code, such Participant shall notify the Company of such election within 10 days of filing notice of the election with the Internal Revenue Service and shall provide a copy of such filing notice to the Company.
22.   Notification Upon Disqualifying Disposition Under Section 421(b) of the Code.   Each Award Agreement with respect to an Incentive Stock Option shall require the Participant to notify the Company of any disposition of shares of Stock issued pursuant to the exercise of such Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions) within 10 days of such disposition.
23.   Amendment or Termination of the Plan; Amendment of Award Agreements.   The Board may, at any time, suspend or terminate the Plan or revise or amend it in any respect whatsoever. Nothing herein shall restrict the Administrator’s ability to exercise its discretionary authority pursuant to Section 3 and Section 4 which discretion may be exercised without amendment to the Plan. The Administrator may, at any time, amend an Award Agreement in any respect whatsoever. Notwithstanding the foregoing, no action hereunder may, without the consent of a Participant, reduce the Participant’s rights under any outstanding Award and shareholder approval shall be required for any such action if and to the extent such approval is required in order to comply with applicable law or stock exchange listing requirement.
24.   Transferability of Awards.
(a)   General.   No Award (or any rights and obligations thereunder) may be sold, exchanged, transferred or assigned, whether voluntarily or involuntarily, other than by will or by the laws of descent and distribution, and all such Awards (and any rights thereunder) will be exercisable during the life of the Participant only by the Participant or the Participant’s legal representative. Notwithstanding the preceding sentence, the Administrator may permit, under such terms and conditions that it deems appropriate in its sole discretion, (i) that a Participant may transfer an Award in whole or in part without payment of consideration to a member of the Participant’s immediate family, to a trust established for the benefit of a member of the Participant’s immediate family, or to a partnership whose only partners are members of the Participant’s immediate family, or (ii) that except as prohibited by Rule 16b-3, a Participant may transfer all or a portion of an Award to a person for which the Participant is entitled to a deduction for a “charitable contribution” under Section 170(a)(i) of the Code, provided in either case that no further transfer by such permitted transferee will be permitted, and provided further that the exercise of the Award remains the power and responsibility of the Participant or his or her legal representative. Any sale, exchange, transfer or assignment in violation of the provisions of this Section 24 will be null and void. All of the terms and conditions of this Plan and the Award Agreements will be binding upon any permitted successors and assigns.
(b)   Transfers Upon Death.   Upon the death of a Participant, outstanding Awards granted to such Participant may be exercised only by the executor or administrator of the Participant’s estate or by an individual who shall have acquired the right to such exercise by will or by the laws of descent and distribution. No transfer of an Award by will or the laws of descent and distribution shall be effective to bind the Company unless the Administrator shall have been furnished with (i) written notice thereof and with a copy of the will and/or such evidence as the Administrator may deem necessary to establish the validity of the transfer and (ii) an agreement by the transferee to comply with all the terms and conditions of the Award that are or would have been applicable to the Participant and to be bound by the acknowledgments made by the Participant in connection with the grant of the Award.
25.   Expenses and Receipts.   The expenses of the Plan shall be paid by the Company. Any proceeds received by the Company in connection with any Award may be used for general corporate purposes.
26.   Term of Plan.   Unless earlier terminated by the Board pursuant to Section 23, the right to grant Awards under the Plan shall terminate on the tenth anniversary of the Effective Date. Awards outstanding at Plan termination shall remain in effect according to their terms and the provisions of the Plan.
27.   Participant Rights.   No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment for Participants.
28.   Unfunded Status of Awards.   The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give any such Participant any rights that are greater than those of a general creditor of the Company.
29.   No Fractional Shares.   No fractional shares of Stock shall be issued or delivered pursuant to the Plan. The Administrator shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.
30.   Beneficiary.   A Participant may file with the Administrator a written designation of a beneficiary on such form as may be prescribed by the Administrator and may, from time to time, amend or revoke such designation. If no designated beneficiary survives the Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary. If a Participant designates his or her spouse as a beneficiary and such Participant later becomes divorced or legally separated from that spouse, such beneficiary designation shall be deemed automatically rescinded upon such event.
31.   Paperless Administration.   In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.
32.   Severability.   If any provision of the Plan is held to be invalid or unenforceable, the other provisions of the Plan shall not be affected but shall be applied as if the invalid or unenforceable provision had not been included in the Plan.

33.   Applicable Law.   Except to the extent preempted by any applicable federal law, the Plan shall be construed and administered in accordance with the laws of the State of Texas without reference to its principles of conflicts of law.
34.   Clawback.   Notwithstanding any other provisions in this Plan, any Award which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).
35.   Section 409A Compliance.   The Plan as well as payments and benefits under the Plan are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Code, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment with the Company for purposes of the Plan and no payment shall be due to the Participant under the Plan or any Award until the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Any payments described in the Plan that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Each payment in a series of installment payments shall be treated as a separate payment. Notwithstanding anything to the contrary in the Plan, to the extent that any Awards are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A of the Code, the settlement and payment of such awards shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code. The Company makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Section 409A of the Code or otherwise result in any particular tax treatment and makes no representation or guarantee that Section 409A of the Code will not apply to any such payment or benefit or that any particular tax treatment will (or will not) apply to such payment or benefit. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code or otherwise.
36.   Correction of Errors.   Notwithstanding anything in this Plan or an Award Agreement to the contrary, the Administrator may amend an Award, to take effective retroactively or otherwise, as deemed necessary or advisable for the purpose of correcting errors occurring in connection with the grant or documentation of an Award, including rescinding an Award erroneously granted, including, but not limited to, an Award erroneously granted to an individual who is not eligible to receive on an Award on the date of grant of the Award. By accepting an Award under the Plan, each Participant agrees to any amendment made pursuant to this Section 36 to any Award made under the Plan without further consideration or action.
37.   Effective Date.   Unless earlier terminated by the Board, the Plan will become effective upon the consummation of the transactions contemplated by that certain Agreement and Plan of Merger entered into on November 5, 2021, by and among the Company and Allegiance Bancshares, Inc. (the “Merger,” and the date that the Plan becomes effective, the “Effective Date”), subject to the approval of the Company’s shareholders, and will remain in effect until the tenth anniversary of the earlier of (i) the date the Board adopted the Plan or (ii) the date the Company’s shareholders approved the Plan, but Awards previously granted may extend beyond that date in accordance with the Plan. If the Plan is not approved by the Company’s shareholders, the Plan will not become effective, and no Awards will be granted under the Plan.

Annex F
FORM OF AMENDMENT TO
SECOND AMENDED AND RESTATED BYLAWS OF CBTX, INC.
The Second Amended and Restated Bylaws (the “Bylaws”) of CBTX, Inc. (the “Corporation”) shall be amended as follows, effective as of the Effective Time (as such term is defined in the Agreement and Plan of Merger, dated as of November 5, 2021, by and between the Corporation and Allegiance Bancshares, Inc.:
1.
Section 3.04 of the Bylaws is amended to conform to the provisions of the Certificate of Formation regarding classes of directors and terms of offices. Section 3.04 of the Bylaws is hereby amended and restated, in its entirety, to read as follows:

3.04   Classes of Directors; Term of Offices.
(a)   The Board of Directors shall be divided into three classes, as nearly equal in number as possible, designated as Class I, Class II and Class III. In case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equal as possible.
(b)   Each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which such director was elected; provided, however, that each director initially elected to Class I shall serve for an initial term expiring at the Corporation’s first annual meeting of shareholders following the effectiveness of this provision; each director initially elected to Class II shall serve for an initial term expiring at the Corporation’s second annual meeting of shareholders following the effectiveness of this provision; and each director initially elected to Class III shall serve for an initial term expiring at the Corporation’s third annual meeting of shareholders following the effectiveness of this provision; provided further, that the term of each director shall continue until the election and qualification of a successor and be subject to such director’s earlier death, resignation or removal.
(c)   Directors shall be elected by a plurality of the voting power of the shares entitled to vote who are present, in person or by proxy, at any such meeting and entitled to vote on the election of directors.
2.
Section 4.01 of the Bylaws is amended to add the offices of Chairman of the Board and Chief Executive Officer as mandatory offices of the Corporation. Section 4.01 of the Bylaws is hereby amended and restated, in its entirety, to read as follows:

4.01   Election, Number, Qualifications.   The officers of the Corporation shall be elected annually by the Board of Directors at the first meeting of the Board of Directors held after each annual meeting of shareholders and shall consist of a Chairman of the Board, a Chief Executive Officer, a President and a Secretary. In its discretion, the Board of Directors may also elect a Vice Chairman, a Treasurer, one or more Executive Vice Presidents, Senior Vice Presidents or Vice Presidents, one or more Assistant Secretaries and Assistant Treasurers and such other officers and assistant officers and agents as it shall deem necessary, who shall hold their offices for such terms and shall have such authority and exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors by resolution not inconsistent with these Bylaws. Two or more offices may be held by the same person. In its discretion, the Board of Directors may choose not to fill any office for any period as it may deem advisable, except that the offices of Chairman of the Board, Chief Executive Officer, President and Secretary shall be filled as expeditiously as possible. In the event of an officer’s absence or inability to act in his official capacity as an officer of the Corporation, the Board of Directors may delegate the duties of such officer to any other officer or Director.
3.
Section 8.01 of the Bylaws is amended to change the exclusive forum to Harris County, Texas. Section 8.01 of the Bylaws is hereby amended and restated, in its entirety, to read as follows:

8.01   Exclusive Forum.   Unless the Corporation consents in writing to the selection of an alternative forum for the following purposes, any state or federal court located in Harris County in the State of Texas shall be the sole and exclusive forum for (a) any actual or purported derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, or other employee or agent of the Corporation to the Corporation or the Corporation’s shareholders or creditors, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (c) any action asserting a claim against the Corporation or any current or former director, officer, or other employee or agent of the Corporation arising pursuant to any provision of the TBOC, the Certificate of Formation, or the Bylaws of the Corporation (as any of the foregoing may be amended from time to time), or (d) any action asserting a claim against the Corporation or any current or former director, officer, or other employee or agent of the Corporation as governed by the internal affairs doctrine, including any action to interpret, apply, enforce or determine the validity of any provision of the TBOC, the Certificate of Formation, or the Bylaws of the Corporation (as any of the foregoing may be amended from time to time).
4.
A new Article IX shall be added to the Bylaws, as follows:

ARTICLE IX — CERTAIN GOVERNANCE MATTERS
9.02.   Interpretations; Definitions.   The following definitions apply to this Article IX and otherwise as applicable in these Bylaws:
(a)   “Effective Time” shall have the meaning set forth in the Agreement and Plan of Merger, dated as of November 5, 2021, by and between Legacy CBTX and Legacy Allegiance, as it may have been amended, restated, supplemented or otherwise modified from time to time.
(b)   “Entire Board of Directors” shall mean the total authorized number of directors on the Board of Directors of the Corporation without giving effect to vacancies.
(c)   “Legacy Allegiance” shall mean Allegiance Bancshares, Inc., a Texas corporation, which has merged with and into the Corporation effective as of the Effective Time.
(d)   “Legacy Allegiance Directors” shall mean (i) the directors of the Corporation as of the Effective Time who were directors of Legacy Allegiance as of immediately prior to the Effective Time, and (ii) directors of the Corporation who were subsequently appointed or nominated and elected to fill a vacancy created by the cessation of service of a Legacy Allegiance Director pursuant to this Article IX.
(e)   “Legacy CBTX” shall mean CBTX, Inc., a Texas corporation, as in existence immediately prior to the Effective Time.
(f)   “Legacy CBTX Directors” shall mean (i) the directors of the Corporation as of the Effective Time who were directors of Legacy CBTX as of immediately prior to the Effective Time, and (ii) any directors of the Corporation who were subsequently appointed or nominated and elected to fill a vacancy created by the cessation of service of a Legacy CBTX Director pursuant to this Article IX.
(g)   “Specified Period” shall mean the period beginning at the Effective Time and ending on the three (3) year anniversary of the Effective Time.
9.03.   Chief Executive Officer; Executive Chairman; Independent Lead Director.
(a)   Effective as of the Effective Time, (i) Robert R. Franklin, Jr. shall serve as the Chief Executive Officer and a Director, and (ii) Steven F. Retzloff shall serve as the Executive Chairman and a Director. The Corporation may enter into or amend appropriate agreements or arrangements with Mr. Franklin and Mr. Retzloff in connection with the subject matter of this Article IX.
(b)   During the Specified Period, (i) any removal of any of the individuals serving in the capacities set forth in Section 9.03(a) above from, or failure to appoint, re-elect or re-nominate any of them to, any such positions, (ii) any amendment or modification to any employment or similar agreement with any of them to the extent such amendment or modification would materially and adversely affect such individual, or (iii) any termination of their employment by the Corporation or any subsidiary of the Corporation shall, in each case, require the affirmative vote of at least seventy-five percent (75%) of the Entire Board of Directors.
(c)   Within one hundred eighty (180) days following the Effective Time, the Board of Directors shall, by the affirmative vote of at least seventy-five percent (75%) of the Entire Board of Directors, select an independent director from among the Legacy CBTX Directors and the Legacy Allegiance Directors as the lead independent director (the “lead director”) of the Board of Directors of the Corporation. During the Specified Period, any removal of the individual serving in the capacity of the lead director from, or failure to appoint, re-elect or re-nominate such individual to, the position of lead director, shall, in each case, require the affirmative vote of at least seventy-five percent (75%) of the Entire Board of Directors.
9.04.   Composition of the Board of Directors; Vacancies and Removal.
(a)   During the Specified Period, the Entire Board of Directors shall be comprised of fourteen (14) directors, of which seven (7) shall be the Legacy CBTX Directors (one of whom, as of the Effective Time, shall be Robert R. Franklin, Jr.) and seven (7) shall be the Legacy Allegiance Directors (one of whom, as of the Effective Time, shall be Steven F. Retzloff).
(b)   The Legacy CBTX Directors and the Legacy Allegiance Directors shall be, as nearly evenly as is practicably possible, evenly apportioned among the different classes of the Board of Directors of the Corporation such that one class of the Board of Directors shall consist of two (2) Legacy CBTX Directors and two Legacy Allegiance Directors, one class of the Board of Directors shall consist of three (3) Legacy CBTX Directors and two (2) Legacy Allegiance Directors, and one class of the Board of Directors shall consist of two (2) Legacy CBTX Directors and three (3) Legacy Allegiance Directors; provided that Robert R. Franklin, Jr. and Steven F. Retzloff shall each be in the same class of the Board of Directors of the Corporation with a term expiring at the third succeeding annual meeting of shareholders following the Effective Time.
(c)   From and after the Effective Time through the second (2nd) anniversary of the Effective Time, no vacancy on the Board of Directors of the Corporation created by the cessation of service of a director shall be filled by the Board of Directors and the Board of Directors shall not nominate any individual to fill such vacancy, unless (i) such individual would be an independent director of the Corporation (unless such predecessor director was not an independent director), (ii) in the case of a vacancy created by the cessation of service of a Legacy CBTX Director, not less than a majority of the Legacy CBTX Directors have approved the appointment or nomination (as applicable) of the individual appointed or nominated (as applicable) to fill such vacancy, in which case the Legacy Allegiance Directors shall vote to approve the appointment or nomination (as applicable) of such individual, and (iii) in the case of a vacancy created by the cessation of service of a Legacy Allegiance Director, not less than a majority of the Legacy Allegiance Directors have approved the appointment or nomination (as applicable) of the individual appointed or nominated (as applicable) to fill such vacancy, in which case the Legacy CBTX Directors shall vote to approve the appointment or nomination (as applicable) of such individual; provided that any such appointment or nomination pursuant to clause (ii) or (iii) shall be made in accordance with applicable law and the rules of the Nasdaq Stock Market, LLC (or other national securities exchange on which the Corporation’s securities are listed).
(d)   From and after the Effective Time through the second (2nd) anniversary of the Effective Time, subject to applicable law, newly created directorships resulting from any increase in the authorized number of directors may be filled only by the affirmative vote of at least seventy-five percent (75%) of the remaining directors, even though less than a quorum of the Board of Directors, and in the event that there is only one director remaining in office, by such sole remaining director, and directors so chosen shall hold office until such director’s successor shall have been duly elected and qualified.

9.05.   Committees.
(a)   During the Specified Period, (i) the Board of Directors shall have and maintain as standing committees an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee, and a Risk Committee, (ii) the membership of each such committee shall be, as practicably as possible, evenly divided between Legacy CBTX Directors and Legacy Allegiance Directors, and (iii) the chairpersons of two such committees shall be designated from among the Legacy CBTX Directors and the chairpersons of two such committees shall be designated from among the Legacy Allegiance Directors.
(b)   During the Specified Period, any removal of a director from a committee of the Corporation or as chairperson of a committee, or failure to appoint, re-elect or re-nominate any of them to, any such positions, shall require the affirmative vote of at least seventy-five percent (75%) of the Entire Board of Directors.
(c)   During the Specified Period, the Board of Directors may by resolution (which, during the Specified Period, shall require the affirmative vote of at least seventy-five percent (75%) of the Entire Board of Directors) establish any committees not expressly contemplated by these Bylaws composed of directors as they may determine to be necessary or appropriate for the conduct of business of the Corporation and may prescribe the composition, duties and procedures thereof.
(d)   At any time during the Specified Period in which an Executive Committee is in existence, each of Robert R. Franklin, Jr. and Steven F. Retzloff shall serve as a member of the Executive Committee.
(e)   Notwithstanding anything to the contrary in these Bylaws, during the Specified Period, no committee (including, for the avoidance of doubt, any Executive Committee, to the extent such a committee is in existence) shall be permitted to take any action, and the Board of Directors shall not delegate to any committee the power to take any action, that, if taken by the Board of Directors, would require the affirmative vote of at least seventy-five percent (75%) of the Entire Board of Directors pursuant to this Article IX.
9.06.   Certain Actions.   During the Specified Period, each of the following shall require the affirmative vote of at least seventy-five percent (75%) of the Entire Board of Directors:
(a)   the Corporation entering into a “fundamental business transaction” (as defined in Section 1.002 of the TBOC);
(b)   an amendment to the Certificate of Formation or the Bylaws of the Corporation;
(c)   a change in the authorized number of directors of the Corporation;
(d)   issuances of securities of the Corporation, other than (i) upon the conversion of options, warrants or other securities of the Corporation convertible into common stock, (ii) as dividends or distributions on outstanding securities of the Corporation, (iii) upon a stock split or other subdivision of securities of the Corporation, (iv) to directors, officers, employees or consultants of the Corporation or its affiliates as part of an equity compensation plan or as fees, commissions or compensation for services rendered or otherwise, or (v) to an employee stock ownership plan or other qualified defined contribution or benefit plan;
(e)   a disposition of material assets of the Corporation;
(f)   the Corporation entering into an affiliate transaction (as contemplated by Sections 23A and 23B of the Federal Reserve Act and the implementing regulations thereunder);
(g)   incurrence of indebtedness of the Corporation; or
(h)   approval of a stock repurchase program.
9.07.   Headquarters.   Effective as of and from the Effective Time, the corporate headquarters of the Corporation shall be located in Houston, Texas.

9.08.   Conflicts; Amendments.
(a)   During the Specified Period, in the event of any inconsistency between any provision of this Article IX and any other provision of these Bylaws or the Corporation’s other constituent documents, the provisions of this Article IX shall control.
(b)   During the Specified Period, the provisions of this Article IX and any other provision of these Bylaws that sets forth the authority and responsibility of the Chief Executive Officer or the Executive Chairman, may be modified, amended or repealed, and any Bylaw provision or other resolution inconsistent with this Article IX may be adopted, by the Board of Directors only by (and any of the foregoing, or any corresponding modification, amendment, repeal or inconsistent provision of the Corporation’s other constituent documents, may be proposed or recommended by the Board of Directors for approval by the shareholders of the Corporation) an affirmative vote of at least seventy-five percent (75%) of the Entire Board of Directors.

Annex G
November 5, 2021
Board of Directors
CBTX, Inc.
9 Greenway Plaza
Suite 110
Houston, Texas 77046
Dear Members of the Board:
We have acted as your financial advisor in connection with the proposed merger (the “Transaction”) of Allegiance Bancshares, Inc. (the “Counterparty”) with and into CBTX, Inc. (the “Company”). You have requested that we provide our opinion (the “Opinion”) as investment bankers as to whether the Exchange Ratio (as defined below) in the Transaction is fair to the common stockholders of the Company (solely in their capacity as such, the “Shareholders”) from a financial point of view.
Pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and between the Company and the Counterparty, and subject to the terms, conditions and limitations set forth therein, we understand that, subject to potential adjustments as described in the Agreement, each outstanding share of the Counterparty’s common stock shall be converted into the right to receive 1.4184 shares of the Company’s common stock (the “Exchange Ratio”). The terms and conditions of the Transaction are more fully set forth in the Agreement.
In connection with developing our Opinion we have:
(i)
reviewed certain publicly available financial statements and reports regarding the Company and the Counterparty;

(ii)
reviewed certain audited financial statements regarding the Company and the Counterparty;

(iii)
reviewed certain internal financial statements, management reports and other financial and operating data concerning the Company and the Counterparty prepared by management of the Company and the Counterparty, respectively;

(iv)
reviewed, on a pro forma basis, in reliance upon financial projections and other information and assumptions concerning the Company and the Counterparty provided by the management teams of the Company and the Counterparty, respectively, the effect of the Transaction on the balance sheet, capitalization ratios, earnings and tangible book value both in the aggregate and, where applicable, on a per share basis of the Company;

(v)
reviewed the reported prices and trading activity for the common stock of the Company and the Counterparty;

(vi)
compared the financial performance of the Company and the Counterparty with that of certain other publicly-traded companies and their securities that we deemed relevant to our analysis of the Transaction;

(vii)
reviewed the most recent draft of the Agreement and related documents provided to us by the Company;

(viii)
discussed with management of the Company and the Counterparty the operations of and future business prospects for the Company and the Counterparty and the anticipated financial consequences of the Transaction to the Company and the Counterparty;

November 5, 2021

(ix)
assisted in your deliberations regarding the material terms of the Transaction and your negotiations with the Counterparty; and

(x)
performed such other analyses and provided such other services as we have deemed appropriate.

We have relied on the accuracy and completeness of the information, financial data and financial forecasts provided to us by the Company and the Counterparty and of the other information reviewed by us in connection with the preparation of our Opinion, and our Opinion is based upon such information. We have not independently verified or undertaken any responsibility to independently verify the accuracy or completeness of any of such information, data or forecasts. The managements of the Company and the Counterparty have assured us that they are not aware of any relevant information that has been omitted or remains undisclosed to us. We have not assumed any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of the Company or of the Counterparty, and we have not been furnished with any such evaluations or appraisals; nor have we evaluated the solvency or fair value of the Company or of the Counterparty under any laws relating to bankruptcy, insolvency or similar matters. We have not assumed any obligation to conduct any physical inspection of the properties, facilities, assets or liabilities (contingent or otherwise) of the Company or Counterparty. We have not received or reviewed any individual loan or credit files nor have we made an independent evaluation of the adequacy of the allowance for loan and lease losses of the Company or the Counterparty. We have not made an independent analysis of the effects of the COVID-19 pandemic or related market developments or disruptions, or of any other disaster or adversity, on the business or prospects of the Company or the Counterparty. With respect to the financial forecasts prepared by the Company and the Counterparty, including the forecasts of potential cost savings and potential synergies, we have also assumed that such financial forecasts have been reasonably prepared and reflect the best currently available estimates and judgments of the management of the Company and the Counterparty as to the future financial performance of the Company and the Counterparty and provide a reasonable basis for our analysis. We recognize that such financial forecasts are based on numerous variables, assumptions and judgments that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions) and that actual results could vary significantly from such forecasts, and we express no opinion as to the reliability of such financial projections and estimates or the assumptions upon which they are based.
As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. We are familiar with the Company and the Counterparty. We issue periodic research reports regarding the business and prospects of the Company and the Counterparty, and we make a market in the stock of the Company and the Counterparty. We serve as financial adviser to the Company in connection with the Transaction, and we are entitled to receive from the Company reimbursement of our expenses and a fee for our services as financial adviser to the Company, a significant portion of which is contingent upon the consummation of the Transaction. We are also entitled to receive a fee from the Company for providing our Opinion to the Board of Directors of the Company. The Company has also agreed to indemnify us for certain liabilities arising out of our engagement, including certain liabilities that could arise out of our providing this Opinion letter. We expect to pursue future investment banking services assignments with the participants in this Transaction. In the ordinary course of business, Stephens Inc. and its affiliates and employees at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt, equity or derivative securities of any participants in the Transaction.
We are not legal, accounting, regulatory, or tax experts, and we have relied solely, and without independent verification, on the assessments of the Company and its other advisors with respect to such matters. We have assumed, with your consent, that the Transaction will not result in any materially adverse legal, regulatory, accounting or tax consequences for the Company or its shareholders and that any reviews of legal, accounting, regulatory or tax issues conducted as a result of the Transaction will be resolved favorably to the Company and its shareholders. We do not express any opinion as to any tax or other consequences that might result from the Transaction.

November 5, 2021

The Opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on the date hereof, and on the information made available to us as of the date hereof. It should be understood that subsequent developments may affect this Opinion and that we do not have any obligation to update, revise or reaffirm this Opinion or otherwise comment on events occurring after the date hereof. We further note that the current volatility and disruption in the credit and financial markets relating to, among other things, the COVID-19 pandemic, may or may not have an effect of the Company or the Counterparty, and we are not expressing an opinion as to the effects of such volatility or such disruption on the Transaction or any party to the Transaction. We further express no opinion as to the prices at which shares of the Counterparty’s or Company’s common stock may trade at any time subsequent to the announcement of the Transaction.
In connection with developing this Opinion, we have assumed that, in all respects material to our analyses:
(i)
the Transaction and any related transactions will be consummated on the terms of the latest draft of the Agreement provided to us, without material waiver or modification;

(ii)
the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct;

(iii)
each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

(iv)
all conditions to the completion of the Transaction will be satisfied within the time frames contemplated by the Agreement without any waivers;

(v)
that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the Transaction and any related transactions, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the Transaction to the Company;

(vi)
there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company or the Counterparty since the date of the most recent financial statements made available to us, and that no legal, political, economic, regulatory or other development has occurred that will adversely impact the Company or the Counterparty; and

(vii)
the Transaction will be consummated in a manner that complies with applicable law and regulations.

This Opinion is directed to, and is for the use and benefit of, the Board of Directors of the Company (in its capacity as such) solely for purposes of assisting with its evaluation of the Transaction. Our Opinion does not address the merits of the underlying decision by the Company to engage in the Transaction, the merits of the Transaction as compared to other alternatives potentially available to the Company or the relative effects of any alternative transaction in which the Company might engage, nor is it intended to be a recommendation to any person or entity as to any specific action that should be taken in connection with the Transaction, including with respect to how to vote or act with respect to the Transaction. This Opinion is not intended to confer any rights or remedies upon any other person or entity. In addition, except as explicitly set forth in this letter, you have not asked us to address, and this Opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company. We have not been asked to express any opinion, and do not express any opinion, as to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or to any group of such officers, directors or employees, whether relative to the compensation to other shareholders of the Company or otherwise.

November 5, 2021

Our Fairness Opinion Committee has approved the Opinion set forth in this letter. Neither this Opinion nor its substance may be disclosed by you to anyone other than your advisors without our written permission. Notwithstanding the foregoing, this Opinion and a summary discussion of our underlying analyses and role as financial adviser to the Company may be included in communications to shareholders of the Company, provided that this Opinion letter is reproduced in its entirety, and we approve of the content of such disclosures prior to any filing, distribution or publication of such shareholder communications and prior to distribution of any amendments thereto.
Based on the foregoing and our general experience as investment bankers, and subject to the limitations, assumptions and qualifications stated herein, we are of the opinion, on the date hereof, that the Exchange Ratio in the Transaction is fair to the Shareholders from a financial point of view.
Very truly yours,
/s/ Stephens Inc.

STEPHENS INC.

Annex H
November 5, 2021
Board of Directors
Allegiance Bancshares, Inc.
8847 West Sam Houston Parkway, North Suite 200
Houston, TX 77040
Members of the Board of Directors:
We understand that Allegiance Bancshares, Inc. (the “Company”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”) by and between CBTX, Inc. (“CBTX”) and the Company, pursuant to which, among other things, the Company will be merged with and into CBTX (the “Merger”), with CBTX continuing as the surviving corporation. The Agreement further provides that, in connection with the Merger, each issued and outstanding share of common stock, par value $1.00 per share (“Allegiance Common Stock”), of the Company, except for shares of Allegiance Common Stock (the “Exception Shares”) owned by CBTX or the Company (in each case other than shares of Allegiance Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by CBTX or the Company in respect of debts previously contracted), will be converted into the right to receive 1.4184 shares (the “Exchange Ratio”) of common stock, par value $0.01 per share (“CBTX Common Stock”), of CBTX. The Board of Directors of the Company (the “Board”) has requested that Raymond James & Associates, Inc. (“Raymond James”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Exchange Ratio in the Merger pursuant to the Agreement is fair from a financial point of view to the holders of Allegiance Common Stock (other than Exception Shares).
In connection with our review of the proposed Merger and the preparation of this Opinion, we have, among other things:
1.
reviewed the financial terms and conditions set forth in the draft, dated November 5, 2021, of the Agreement;

2.
reviewed certain information related to the historical condition (including capitalization) and prospects of the Company and CBTX, as made available to Raymond James by or on behalf of the Company and CBTX, including, but not limited to, (a) financial projections relating to the Company prepared and provided to us by the management of the Company as further extrapolated by the management of the Company (the “Company Projections”), (b) financial projections relating to CBTX prepared and provided to, or otherwise reviewed with, us by the management and other representatives of CBTX (the “CBTX Projections”) and (c) certain forecasts and estimates of potential cost savings and other financial adjustments expected to result from the Merger prepared and provided to us by the management of the Company (the “Financial Adjustments”);

3.
reviewed the Company’s and CBTX’s (a) audited financial statements for the fiscal years ended December 31, 2020, December 31, 2019 and December 31, 2018; and (b) unaudited financial statements for the three-month periods ended September 30, 2021, June 30, 2021 and March 31, 2021;

4.
reviewed the Company’s and CBTX’s recent public filings and certain other publicly available information regarding the Company and CBTX;

Board of Directors
Allegiance Bancshares, Inc.
November 5, 2021

5.
reviewed the financial and operating performance of the Company, CBTX and certain other selected public companies that we deemed to be relevant;

6.
reviewed the current and historical market prices and trading volume for Allegiance Common Stock and for CBTX Common Stock, and the current market prices of the publicly traded securities of certain other companies that we deemed to be relevant;

7.
compared the relative contributions of the Company and CBTX to certain financial statistics of the combined company on a pro forma basis;

8.
reviewed certain potential pro forma financial effects of the Merger on earnings per share, capitalization and financial ratios of the Company;

9.
conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate;

10.
reviewed a certificate addressed to Raymond James from a member of senior management of the Company regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Raymond James by or on behalf of the Company; and

11.
discussed with members of the senior management of each of the Company and CBTX certain information relating to the foregoing and any other matters which we have deemed relevant to our inquiry including, but not limited to, the past and current business operations of the Company and CBTX and the financial condition and future prospects and operations of the Company and CBTX.

With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of the Company or otherwise reviewed by or discussed with us, and we have undertaken no duty or responsibility to, nor did we, independently verify any of such information. Furthermore, we have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or CBTX is a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company or CBTX is a party or may be subject. With your consent, this Opinion does not address or otherwise account for the potential effects of any such litigations, actions, claims or investigations or possible assertions, except to the extent reflected in the financial projections reviewed by us. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company or CBTX.
With respect to the Company Projections, the Financial Adjustments, and any other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that they have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of the Company as to the matters addressed thereby. With respect to the CBTX Projections, we have, with your consent, assumed that they have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of CBTX as to the matters addressed thereby. At your direction, we have assumed that the Company Projections, the CBTX Projections, and the Financial Adjustments are a reasonable basis upon which to evaluate the Company, CBTX and the Merger and at your direction we have relied upon the Company Projections, the CBTX Projections, and the Financial Adjustments for purposes of our analyses and this Opinion. We express no opinion with respect to the Company Projections, the CBTX Projections, or the Financial Adjustments or the assumptions on which they are based.

Board of Directors
Allegiance Bancshares, Inc.
November 5, 2021

We have assumed that the final form of the Agreement will not differ from the draft reviewed by us in any respect material to our analyses or this Opinion, and that the Merger will be consummated in accordance with the terms of the Agreement without waiver or amendment of any conditions thereto. Furthermore, we have assumed, in all respects material to our analyses, that the representations and warranties of each party contained in the Agreement are true and correct and that each such party will perform all of the covenants and agreements required to be performed by it under the Agreement without being waived. We have relied upon and assumed, without independent verification, that (i) the Merger will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the contemplated benefits of the Merger, CBTX or the Company that would be material to our analyses or this Opinion.
Our opinion is based upon market, economic, financial and other circumstances and conditions existing, and the information made available to us as of November 4, 2021, and we assume no responsibility to update this opinion for developments occurring or coming to our attention after the date hereof. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or CBTX since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that have not been disclosed to us that would make any of the information reviewed by us incomplete or misleading in any material respect.
We express no opinion as to the underlying business decision of the Company or the Board to effect the Merger, the structure or tax consequences of the Merger or the availability or advisability of any alternatives to the Merger. We provided financial advice to the Company with respect to the proposed Merger. We did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the Merger. In connection with our engagement as the Company’s financial advisor, we were not authorized to, and we did not, solicit indications of interest with respect to a transaction involving the Company. This letter does not express any opinion as to what the value of shares of CBTX Common Stock actually will be when issued in the Merger or the prices at which shares of CBTX Common Stock or Allegiance Common Stock may trade at any time. We have assumed that the shares of CBTX Common Stock to be issued in the Merger to the holders of Allegiance Common Stock will be listed on the NASDAQ Global Select Market.
Our opinion is limited to the fairness, from a financial point of view, to the holders of Allegiance Common Stock (other than the Exception Shares) of the Exchange Ratio in the Merger pursuant to the Agreement. We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board to approve or consummate the Merger. Furthermore, no opinion, counsel or interpretation is intended by Raymond James on matters that require legal, accounting, regulatory or tax advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Company, on the fact that the Company has been assisted by legal, accounting and tax advisors and we have, with the consent of the Company, relied upon and assumed the accuracy and completeness of the assessments by the Company and its advisors as to all legal, regulatory, accounting and tax matters with respect to the Company, CBTX and the Merger, including, without limitation, that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We are not experts in generally accepted accounting principles (GAAP) in general or specifically regarding the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowances for loan and lease losses or any other reserves, or otherwise, and we have not independently verified such allowances or reserves or reviewed or examined any individual loan or credit files. We assumed, with your consent, that the allowance for loan and lease losses and other reserves (i) set forth in the financial statements of the

Board of Directors
Allegiance Bancshares, Inc.
November 5, 2021

Company and CBTX are adequate to cover such losses, (ii) will be adequate on a pro forma basis for the combined entity and (iii) comply fully with applicable law, regulatory policy and sound banking practices as of the date of such financial statements.
In arriving at this Opinion, we did not consider and we express no opinion on the fairness of the amount or nature of any compensation to be paid or payable to any of the Company’s officers, directors or employees, or class of such persons, whether relative to the Exchange Ratio or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (1) the fairness of the Merger (or any aspect thereof) to the holders of any class of securities, creditors, or other constituencies of the Company, or to any other party, except and only to the extent expressly set forth in the last sentence of this Opinion or (2) the fairness of the Merger to any one class or group of the Company’s or any other party’s security holders or other constituencies vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the Merger amongst or within such classes or groups of security holders or other constituents). We are not expressing any opinion as to the impact of the Merger on the solvency or viability of the Company or CBTX or the ability of the Company or CBTX to pay their respective obligations when they come due.
The delivery of this opinion was approved by an opinion committee of Raymond James.
Raymond James has been engaged by the Company to render financial advisory services to the Company in connection with the proposed Merger and will receive a fee for such services, a substantial portion of which is contingent upon consummation of the Merger. Raymond James will also receive a fee upon the delivery of this Opinion, which is not contingent upon the completion of the Merger or on the conclusion reached herein. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement.
In the ordinary course of our business, Raymond James may trade in the securities of the Company and CBTX for its own account or for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. In the two years preceding the date of this letter, Raymond James has (i) acted as an intermediary to the Company in executing repurchases of Allegiance Common Stock, for which Raymond James received fees and (ii) engaged in certain trading activity with Allegiance Bank, a subsidiary of the Company, for which Raymond James earned income. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to the Company, CBTX and other participants in the Merger in the future, for which Raymond James may receive compensation.
It is understood that this letter is for the information of the Board (solely in each director’s capacity as such) in evaluating the proposed Merger and does not constitute a recommendation to the Board or any shareholder of the Company or CBTX regarding how the Board or any such shareholder should act or vote with respect to the proposed Merger, whether to enter into a voting agreement with respect to the proposed Merger or any other matter. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any party. This Opinion may not be disclosed, reproduced, quoted, summarized, referred to at any time, in any manner, or used for any other purpose, nor shall any references to Raymond James or any of its affiliates be made, without our prior written consent, except that this Opinion may be disclosed in and filed with a proxy statement used in connection with the Merger that is required to be filed with the Securities and Exchange Commission, provided that this Opinion is quoted in full in such proxy statement together with a description reasonably acceptable to Raymond James.

Board of Directors
Allegiance Bancshares, Inc.
November 5, 2021

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger pursuant to the Agreement is fair, from a financial point of view, to the holders of Allegiance Common Stock (other than the Exception Shares).
Very truly yours,
/s/ Raymond James & Associates, Inc.

RAYMOND JAMES & ASSOCIATES, INC.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers
The TBOC permits a corporation to indemnify a director who was, is or is threatened to be a named defendant or respondent in a proceeding as a result of the performance of his duties if such person acted in good faith and, in the case of conduct in the person’s official capacity as a director, in a manner he reasonably believed to be in the best interests of the corporation and, in all other cases, that the person’s conduct was not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, that such person had no reasonable cause to believe his conduct was unlawful. The TBOC further permits a corporation to eliminate in its charter all monetary liability of the corporation’s directors to the corporation or its shareholders for conduct in performance of such director’s duties. CBTX’s amended and restated certificate of formation provides that its directors are not liable to CBTX or its shareholders for monetary damages for an act or omission in their capacity as a director, except that there will be no limitation of liability to the extent the director has been found liable under applicable law for: (i) breach of the director’s duty of loyalty owed to CBTX or CBTX’s shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to CBTX or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which the director received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the director’s duties; or (iv) an act or omission for which the liability of the director is expressly provided for by an applicable statute.
Sections 8.101 and 8.103 of the TBOC provide that a corporation may indemnify a person who was, is or is threatened to be a named defendant or respondent in a proceeding because the person is or was a director only if a determination is made that such indemnification is permissible under the TBOC: (i) by a majority vote of the directors who at the time of the vote are disinterested and independent, regardless of whether such directors constitute a quorum; (ii) by a majority vote of a board committee designated by a majority of disinterested and independent directors and consisting solely of disinterested and independent directors; (iii) by special legal counsel selected by the board of directors or a committee of the board of directors as set forth in (i) or (ii); (iv) by the shareholders in a vote that excludes the shares held by directors who are not disinterested and independent; or (v) by a unanimous vote of the shareholders.
Section 8.104 of the TBOC provides that the corporation may pay or reimburse, in advance of the final disposition of the proceeding, reasonable expenses incurred by a present director who was, is or is threatened to be made a named defendant or respondent in a proceeding after the corporation receives a written affirmation by the director of his good faith belief that he has met the standard of conduct necessary for indemnification under Section 8.101 and a written undertaking by or on behalf of the director to repay the amount paid or reimbursed if it is ultimately determined that he has not met that standard or if it is ultimately determined that indemnification of the director is not otherwise permitted under the TBOC. Section 8.105 also provides that reasonable expenses incurred by a former director or officer, or a present or former employee or agent of the corporation, who was, is or is threatened to be made a named defendant or respondent in a proceeding may be paid or reimbursed by the corporation, in advance of the final disposition of the action, as the corporation considers appropriate.
Section 8.105 of the TBOC provides that a corporation may indemnify and advance expenses to a person who is not a director, including an officer, employee or agent of the corporation as provided by: (i) the corporation’s governing documents; (ii) an action by the corporation’s governing authority; (iii) resolution by the shareholders; (iv) contract; or (v) common law. As consistent with Section 8.105, a corporation may indemnify and advance expenses to persons who are not directors to the same extent that a corporation may indemnify and advance expenses to directors.
Further, CBTX’s amended and restated certificate of formation and amended and restated bylaws provide that CBTX must indemnify its directors and officers to the fullest extent authorized by law. CBTX is also expressly required to advance certain expenses to its directors and officers. CBTX may also purchase insurance on behalf of an existing or former officer, employee, director or agent against any liability asserted against and incurred by that person in such capacity, or arising out of that person’s status in such capacity. CBTX believes that these indemnification provisions and the directors’ and officers’ insurance are useful to attract and retain qualified directors and executive officers.

CBTX is party to indemnification agreements with each of its directors and certain of its officers. The indemnification agreements provide, among other things, for indemnification to the fullest extent permitted by law and CBTX’s amended and restated certificate of formation and amended and restated bylaws against (i) any and all direct and indirect liabilities and reasonable expenses, including judgments, fines, penalties, interest and amounts paid in settlement of any claim with CBTX’s approval and reasonable counsel fees and disbursements, (ii) any liability pursuant to a loan guarantee, or otherwise, for any of CBTX’s indebtedness and (iii) any liabilities incurred as a result of acting on behalf of CBTX (as a fiduciary or otherwise) in connection with an employee benefit plan. The indemnification agreements provide for the advancement or payment of expenses to the indemnitee and for reimbursement to CBTX if it is found that such indemnitee is not entitled to such indemnification under applicable law and CBTX’s amended and restated certificate of formation and amended and restated bylaws.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling CBTX under any of the foregoing provisions, in the opinion of the SEC, that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Finally, CBTX’s ability to provide indemnification to its directors and officers is limited by federal banking laws and regulations, including, but not limited to, 12 U.S.C. 1828(k).
Item 21.   Exhibits and Financial Statement Schedules
(a)   The following exhibits are filed herewith or incorporated herein by reference:
Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of November 5, 2021, by and between Allegiance Bancshares, Inc. and CBTX, Inc. (attached as Annex A to the joint proxy statement/prospectus forming a part of this Registration Statement).
3.1	First Amended and Restated Certificate of Formation of CBTX, Inc. (incorporated by reference to Exhibit 3.1 to CBTX, Inc.’s Form S-1 filed with the Commission on October 13, 2017, File No. 333-220930).
3.2	Second Amended and Restated Bylaws of CBTX, Inc. (incorporated by reference to Exhibit 3.2 to CBTX, Inc.’s Form S-1 filed with the Commission on October 13, 2017, File No. 333-220930).
3.3	Form of Second Amended and Restated Certificate of Formation of CBTX, Inc. (attached as Annex D to the joint proxy statement/prospectus forming a part of this Registration Statement).
3.4	Form of Amendment to Second Amended and Restated Bylaws of CBTX, Inc. (attached as Annex E to the joint proxy statement/prospectus forming a part of this Registration Statement).
5.1	Opinion of Norton Rose Fulbright US LLP as to validity of the securities being registered.*
8.1	Opinion of Norton Rose Fulbright US LLP regarding certain U.S. income tax aspects of the merger.*
8.2	Opinion of Bracewell LLP regarding certain U.S. income tax aspects of the merger.*
10.1	Form of CBTX, Inc. 2022 Omnibus Incentive Plan (attached as Annex E to the joint proxy statement/prospectus forming a part of this Registration Statement).
21.1	Subsidiaries of CBTX, Inc. (incorporated by reference to Exhibit 21.1 to CBTX, Inc.’s Form 10-K filed with the Commission on February 26, 2021).
23.1	Consent of Consent of Grant Thornton LLP.
23.2	Consent of Crowe LLP.
23.3	Consent of Norton Rose Fulbright US LLP (included as part of its opinion filed as Exhibit 5.1).*
23.4	Consent of Norton Rose Fulbright US LLP (included as part of its opinion filed as Exhibit 8.1).*

Exhibit No.	Description
23.5	Consent of Bracewell LLP (included as part of its opinion filed as Exhibit 8.2).*
24.1	Powers of Attorney of Directors and Officers of CBTX, Inc. (included on the signature page of this Registration Statement and incorporated herein by reference).
99.1	Form of Proxy of CBTX, Inc.*
99.2	Form of Proxy of Allegiance Bancshares, Inc.*
99.3	Consent of Stephens Inc.
99.4	Consent of Raymond James & Associates, Inc.
99.5	Consent of John Beckworth to be named as a director.
99.6	Consent of Jon-Al Duplantier to be named as a director.
99.7	Consent of Frances H. Jeter to be named as a director.
99.8	Consent of George Martinez to be named as a director.
99.9	Consent of William S. Nichols, III to be named as a director.
99.10	Consent of Steven F. Retzloff to be named as a director.
99.11	Consent of Fred S. Robertson to be named as a director.

*
To be filed by amendment.

Item 22.   Undertakings
The undersigned Registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and (iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
(5)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)
That every prospectus (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)
To respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; this includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(9)
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(10)
Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on January 24, 2022.
CBTX, Inc.
By:	/s/ Robert R. Franklin, Jr. Name: Robert R. Franklin, Jr.
Title: Chairman, President and Chief Executive Officer
BE IT KNOWN BY THESE PRESENT: Each of the undersigned directors and officers, has made, constituted, and appointed, and does hereby make, constitute, and appoint each of Robert R. Franklin, Jr. and Justin M. Long, with full power of substitution, his or her true and lawful attorneys-in-fact, for him or her and in his or her name, place and stead to affix his or her signature as director or officer or both, as the case may be, of the registrant, to any and all registration statements and amendments thereto (including post-effective amendments) and to file the same, with all exhibits thereto, and other documents in connection therewith, relating to the registration under the Securities Act of 1933 of the shares of common stock, par value $0.01 per share, of CBTX, issuable in connection with the merger of CBTX and Allegiance, and to file with the Securities and Exchange Commission, granting unto such attorney-in-fact full power and authority to do and perform every act and thing whatsoever necessary to be done in the premises, as fully as he or she might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on January 24, 2022.
Signature	Title
/s/ Robert R. Franklin, Jr. (Robert R. Franklin, Jr.)	Chairman, President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ Robert T. Pigott, Jr. (Robert T. Pigott, Jr.)	Senior Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ Michael A. Havard (Michael A. Havard)	Director
/s/ Tommy W. Lott (Tommy W. Lott)	Director
(Glen W. Morgan)	Director
/s/ J. Pat Parsons (J. Pat Parsons)	Vice Chairman and Director
/s/ Joe E. Penland, Sr. (Joe E. Penland, Sr.)	Director

Signature	Title
/s/ Reagan A. Reaud (Reagan A. Reaud)	Director
/s/ Joseph B. Swinbank (Joseph B. Swinbank)	Director
/s/ Sheila G. Umphrey (Sheila G. Umphrey)	Director
/s/ John E. Williams, Jr. (John E. Williams, Jr.)	Director
/s/ William E. Wilson, Jr. (William E. Wilson, Jr.)	Director